   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 CONECTIV, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    4931                                   51 0377417
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                                800 King Street
                           Wilmington, Delaware 19899
                            Attn: Barbara S. Graham
                                 (302) 429-3448
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                   Barbara S. Graham                                        Michael J. Barron
                President and Secretary                               Vice President and Treasurer
                    Conectiv, Inc.                                           Conectiv, Inc.
                    800 King Street                                       6801 Black Horse Pike
              Wilmington, Delaware 19899                           Egg Harbor Township, NJ 08234-4130
                    (302) 429-3448                                           (609) 645-4411

         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                         ------------------------------

                                   COPIES TO:

                Douglas W. Hawes, Esq.                                    James M. Cotter, Esq.
                 Steven H. Davis, Esq.                                  Vincent Pagano, Jr., Esq.
        LeBoeuf, Lamb, Greene & MacRae, L.L.P.                         Simpson Thacher & Bartlett
                 125 West 55th Street                                     425 Lexington Avenue
               New York, New York 10019                                 New York, New York 10017

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. The issuance of securities shall occur when all other conditions to the merger of DS Sub, Inc. (a Delaware corporation and a wholly owned transitory subsidiary of the Registrant established solely to effectuate such merger) with and into Delmarva Power & Light Company (the "Delmarva Merger") and the merger of Atlantic Energy, Inc., a New Jersey corporation, with and into the Registrant (the "Atlantic Merger" and, together with the Delmarva Merger, the "Mergers") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") described in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement, have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED               BE REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)       FEE(2)(3)
Common Stock, par value $.01 per share              100,557,607 shares
Class A Common Stock, par value $.01 per share       6,619,257 shares     NOT APPLICABLE      NOT APPLICABLE       $653,004.84

(1) Based on the estimated number of shares of Common Stock and Class A Common Stock which may be issued in the Mergers.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the proposed maximum aggregate offering price of (i) the average of the high and low prices of the common stock of Delmarva Power & Light Company, as reported on the New York Stock Exchange, Inc. Composite Tape on December 20, 1996, times the estimated number of shares of common stock of Delmarva Power & Light Company to be converted in the Delmarva Merger into shares of Common Stock of the Registrant, plus (ii) the average of the high and low prices of the common stock of Atlantic Energy, Inc., as reported on the New York Stock Exchange, Inc. Composite Tape on December 20, 1996, times the estimated number of shares of common stock of Atlantic Energy, Inc. to be converted in the Atlantic Merger into shares of Common Stock and Class A Common Stock of the Registrant.

(3) Filing Fee of $439,223.74 was paid to the Commission on October 11, 1996 in connection with the filing of the preliminary joint proxy material of Delmarva Power & Light Company and Atlantic Energy, Inc. The balance of the filing fee for this Registration Statement, $213,781.10, is filed herewith.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [LOGO]

HOWARD E. COSGROVE

CHAIRMAN OF THE BOARD, PRESIDENT

AND CHIEF EXECUTIVE OFFICER

                                                               December 26, 1996

To the Stockholders of
  Delmarva Power & Light Company:

    You are cordially invited to attend a Special Meeting (the "Special Meeting") of holders of common stock of Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva"), which will be held at the Holiday Inn, 800 King Street, Wilmington, Delaware 19899 on Thursday, January 30, 1997 at 10:00 a.m., local time.

    At this important meeting, the holders of Delmarva Common Stock will be asked to approve an Agreement and Plan of Merger, dated as of August 9, 1996 as amended and restated as of December 26, 1996 (the "Merger Agreement"), among Delmarva, Atlantic Energy, Inc., a New Jersey corporation ("Atlantic"), Conectiv, Inc., a newly formed Delaware corporation (the "Company"), and DS Sub, Inc., a newly formed Delaware corporation and wholly owned transitory subsidiary of the Company established solely to effectuate a merger into Delmarva ("DS Sub"). The Merger Agreement provides for the merger of DS Sub into Delmarva and for the merger of Atlantic into the Company (together, "Mergers"). As a result of the Mergers, the Company will become the parent of Delmarva and all of Atlantic's subsidiaries including Atlantic City Electric Company ("ACE"). The holders of Delmarva Common Stock will also be asked to approve the Company Incentive Compensation Plan (the "Company Plan"), which upon consummation of the Mergers will replace Delmarva's Long-Term Incentive Plan and an existing plan of Atlantic's, subject to approval by stockholders.

    Upon consummation of the Mergers, with certain limitations:

        (a) each issued and outstanding share of the common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock") will be converted into one share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"); and

        (b) each issued and outstanding share of common stock, no par value, of Atlantic (the "Atlantic Common Stock") will be converted into 0.75 shares of Company Common Stock and 0.125 shares of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock").

Following the Mergers the common stockholders of Delmarva and Atlantic will both become common stockholders of the Company.

    Based on the conversion ratios set forth in the Merger Agreement and the capitalization of Delmarva and Atlantic as of September 30, 1996, (i) the holders of Delmarva Common Stock and Atlantic Common Stock would have held approximately 60.6% and 39.4%, respectively, of the Company Common Stock and
(ii) the holders of the Atlantic Common Stock would have held all of the Class A Common Stock representing 30% of the earnings of the Company attributable to the current regulated utility business of ACE in excess of $40 million per year, that would have been outstanding had the Mergers been consummated as of such date.

    The accompanying Joint Proxy Statement/Prospectus and the Annexes thereto contain a summary description of the Mergers followed by a more detailed discussion of the Mergers, including the reasons for, and the benefits of, the Mergers. Because a summary is not, by its nature, complete, stockholders are urged to read the Joint Proxy Statement/Prospectus and Annexes in their entirety.

    As described in greater detail in the Joint Proxy Statement/Prospectus, Delmarva and Atlantic share a common vision of the future and a similar view of the strategic path necessary to succeed in the competitive marketplace. Both companies believe the Mergers will provide opportunities to achieve benefits for their stockholders, customers, employees and communities that would not be available were they to remain separate companies.

    Approval of the Merger Agreement by stockholders of Delmarva and Atlantic entitled to vote thereon is a condition to the consummation of the Mergers. If the Merger Agreement is approved and adopted by the stockholders of Delmarva and Atlantic, the Mergers will be consummated only after certain regulatory approvals are received and other conditions are satisfied or waived. It is presently anticipated that this will take approximately 12 to 18 months from the date of the Merger Agreement.

    YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE COMPANY PLAN, BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF DELMARVA AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE COMPANY PLAN AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE COMPANY PLAN.

    Common stockholders of record at the close of business on December 18, 1996 will be entitled to one vote for each share. For the Mergers to be approved, the Merger Agreement must be approved by the holders of more than two-thirds of the outstanding shares of Delmarva Common Stock entitled to vote, voting together as a single class. The affirmative vote of the holders of a majority of Delmarva Common Stock present in person or by proxy and entitled to vote is required for approval of the Company Incentive Compensation Plan. Your vote is important no matter how many shares you hold.

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED, POSTAGE-PAID ENVELOPE. You may revoke your proxy in writing if you so desire at any time before it is voted. If you do attend the Special Meeting, you may vote in person, whether or not you have sent in your proxy.

    IF YOU DO NOT VOTE AT THE SPECIAL MEETING AND DO NOT SEND IN YOUR PROXY, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGERS.

    Promptly after the Mergers, a letter of transmittal will be mailed to each holder of record of shares of Delmarva Common Stock. PLEASE DO NOT SEND YOUR DELMARVA COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AT THIS TIME. Later, you will receive the letter of transmittal, which will include instructions as to the procedure to be used in exchanging your Delmarva Common Stock certificates for the common stock certificates of the Company.

    Holders of the Preferred Stock and Preferred Stock--$25 Par of Delmarva (collectively, the "Delmarva Preferred Stock") are not entitled to vote on the Mergers. The Delmarva Preferred Stock will remain outstanding following consummation of the Mergers and the rights and preferences of the Delmarva Preferred Stock will not be affected by the Mergers. No series of Delmarva Preferred Stock will have appraisal rights in connection with the Delmarva Merger. See "The Mergers--Appraisal Rights" in the Joint Proxy Statement/Prospectus.

                                          Yours very truly,

                                                       [LOGO]

                                          Howard E. Cosgrove

                                            Chairman, President and

                                            Chief Executive Officer

                                                                    [LOGO]

                                                               December 26, 1996

Dear Fellow Stockholder:

    I am pleased to send you the enclosed Joint Proxy Statement/Prospectus describing the details of Atlantic Energy's Agreement and Plan of Merger with Delmarva Power & Light Company.

    After carefully reviewing the enclosed material, I urge you to cast your vote by marking, signing and dating the enclosed proxy and returning it promptly in the accompanying envelope.

    I also invite you to attend a special meeting of Atlantic Energy stockholders on Thursday, January 30, 1997, at 3:00 p.m. at the Frank Guaracini, Jr. Fine & Performing Arts Center at Cumberland County College, Sherman Avenue and College Drive, Vineland, New Jersey 08360. At this important meeting, our stockholders will be asked to approve the Agreement and Plan of Merger. You will also be asked to approve the Conectiv, Inc. Incentive Compensation Plan (the "Company Plan"), which upon consummation of the Mergers will replace Atlantic's Equity Incentive Plan and an existing plan of Delmarva's, subject to approval by stockholders. Votes cast by mail will be tallied at the meeting. The Joint Proxy Statement/ Prospectus provides a detailed account of the matters that will be acted upon at the meeting. Even if you plan to attend, we suggest that you mail in your proxy to expedite the voting process.

    OUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE COMPANY PLAN AND BELIEVES THEY ARE IN THE BEST INTEREST OF ATLANTIC ENERGY AND ITS STOCKHOLDERS. OUR BOARD, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, THE COMPANY PLAN AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE COMPANY PLAN.

WHY WE SUPPORT THE MERGER WITH DELMARVA POWER

    Simply stated, the merger will place us in a stronger position to compete in the energy services industry.

    As described in greater detail in the Joint Proxy Statement/Prospectus, Atlantic Energy and Delmarva have remarkably similar visions for the kind of companies we want to be and the strategic paths we must follow to achieve success. Both companies believe that in order to succeed we must have competitive rates, offer innovative service choices, have large customer bases and have access to even larger consumer markets. Our proposed merger with Delmarva will significantly strengthen our position in all of these critical areas while providing benefits to our stockholders, customers, employees and communities. Finally, we strongly believe that combining forces now is a natural fit and a wise strategic move for our respective companies.

KEY TERMS OF THE TRANSACTION

    - As a result of the merger contemplated by the Merger Agreement, all of Atlantic Energy's subsidiaries, including Atlantic City Electric Company ("ACE"), and Delmarva Power and all of its subsidiaries will become subsidiaries of a new holding company.

    - For each full share of Atlantic Energy Common Stock you own, you will receive 0.75 shares of Common Stock of the new holding company (par value $0.01 per share) and 0.125 shares of Class A Common Stock of the new holding company (par value $0.01 per share).

    - Based on the stock conversion ratios established in the merger agreement and the capitalization of the two companies as of September 30, 1996, Atlantic Energy stockholders would hold 39.4% of the total shares outstanding of the new holding company Common Stock if the merger were consummated on such date. This new holding company Common Stock will represent the equity interest in the new holding company represented by the business of Delmarva, the nonregulated businesses of ACE, the first $40 million of the annual earnings attributable to the current regulated business of ACE and 70% of such earnings in excess of the first $40 million.

    - Atlantic Energy's common stockholders will receive all of the outstanding shares of the Class A Common Stock representing 30% of the earnings of the new holding company attributable to the current regulated utility business of ACE in excess of $40 million per year, and Atlantic Energy and Delmarva have determined that dividends on the Class A stock will be based on this amount after the "Initial Period" described below. Such amounts for the fiscal year ended December 31, 1995 and the 12-month period ended September 30, 1996 are set forth in the accompanying Joint Proxy Statement/Prospectus under "Description of the Company's Capital Stock." Accordingly, the Class A stock is intended to apportion a greater share of the business results, growth prospects and the risks associated with the regulated utility business of ACE to Atlantic Energy's stockholders. Together with the interest in such earnings represented by the Company Common Stock, Atlantic Energy stockholders will retain more than half of the benefits and risks related to earnings of the current regulated utility business of ACE in excess of $40 million per year. See the Joint Proxy Statement/Prospectus under "Description of the Company's Capital Stock." The Class A stock will not, however, have any specific rights or claims against the businesses, assets or liabilities of ACE. Both classes of common stock of the new holding company are expected to be listed on the New York Stock Exchange.

    - We anticipate that the initial annual dividend for the new holding company Common Stock will be $1.54 per share, the same annual dividend both companies now pay. The Merger Agreement provides that, subject to declaration by the Board of the new holding company and its obligation to react to the financial condition and regulatory environment of the new holding company and its results, the new holding company will pay an annual dividend of $3.20 per share on the Class A Common Stock until the earlier of July 1, 2001 or the end of the twelfth calendar quarter following the calendar quarter in which the mergers are consummated (the "Initial Period"). Accordingly, during the Initial Period it is expected that the current Atlantic stockholders will receive an aggregate dividend of $1.555 for each Atlantic share they currently hold. See "Description of the Company's Capital Stock--Common Stock--Dividends" and "The Company Following the Mergers--Dividend Policies" in the accompanying Joint Proxy Statement/Prospectus."

Please refer to the accompanying Joint Proxy Statement/Prospectus for the complete details of the Class A Common Stock, the new holding company Common Stock and the proposed merger.

    Once again I encourage you to promptly complete and return your proxy. Your vote is important no matter how many shares you own. For the Merger Agreement to be approved, it must receive the affirmative vote of at least a majority of all votes cast by holders of Atlantic Energy Common Stock. For the Company Plan to be approved, it must receive the affirmative vote of a majority of all votes cast by holders of Atlantic Energy Common Stock. Please be aware that if you should change your mind after casting your proxy, you may revoke it in writing any time or choose to vote your shares personally upon request if you attend the meeting. The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of Atlantic common stock with respect to these matters. Stockholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, the terms and conditions thereof and the transactions contemplated thereby and of the Company Plan.

    In addition to receiving formal approval of the merger from our respective stockholders, as described in the accompanying Joint Proxy Statement/Prospectus, Atlantic Energy and Delmarva must secure numerous consents from state, federal and regulatory bodies. We anticipate that this approval process will take approximately 12 to 18 months to successfully complete from our August 1996 announcement date. Promptly following the completion of the mergers, we will mail you a formal notice. The notice will include instructions on how to exchange your Atlantic Energy Common Stock Certificates for Company Common Stock certificates and Class A Common Stock certificates. PLEASE DO NOT SEND YOUR CERTIFICATES WITH THE ENCLOSED PROXY CARD.

    On behalf of Atlantic Energy's Board of Directors, I thank you for taking the time to consider and vote upon this important issue.

                                          Very truly yours,

                                                       [LOGO]

                         DELMARVA POWER & LIGHT COMPANY

                                800 King Street

                           Wilmington, Delaware 19899

                                 (302) 429-3011

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 30, 1997

HOWARD E. COSGROVE

CHAIRMAN OF THE BOARD, PRESIDENT

AND CHIEF EXECUTIVE OFFICER
                                                               December 26, 1996

To the Stockholders of

  Delmarva Power & Light Company:

    You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Delmarva Power & Light Company ("Delmarva"), to be held at the Holiday Inn, 800 King Street, Wilmington, Delaware 19899 on Thursday, January 30, 1997 at 10:00 a.m., local time.

    The purposes of the Special Meeting are:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 9, 1996 as amended and restated as of December 26, 1996 (the "Merger Agreement"), among Delmarva, Atlantic Energy, Inc., a New Jersey corporation ("Atlantic"), Conectiv, Inc., a newly formed Delaware corporation (the "Company"), and DS Sub, Inc., a newly formed Delaware corporation and wholly owned transitory subsidiary of the Company established solely to effectuate a merger with and into Delmarva ("DS Sub"), which provides for the merger of DS Sub with and into Delmarva (the "Delmarva Merger") and the merger of Atlantic with and into the Company (the "Atlantic Merger") (the Delmarva Merger and the Atlantic Merger, together referred to herein as the "Mergers"), and whereby, with certain limitations: (a) each issued and outstanding share of the common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock") will be converted into the right to receive one share of Company Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"); (b) each issued and outstanding share of common stock, no par value, of Atlantic (the "Atlantic Common Stock") will be converted into the right to receive 0.75 shares of Company Common Stock and 0.125 shares of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"); and (c) the common stockholders of Delmarva and Atlantic will become common stockholders of the Company, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. To consider and vote upon a proposal to approve the Company Incentive Compensation Plan.

    3. To transact such other business related to matters incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournment or adjournments thereof.

    Based on the conversion ratios set forth in the Merger Agreement and the capitalization of Delmarva and Atlantic as of September 30, 1996, (i) the holders of Delmarva Common Stock and Atlantic Common Stock would have held approximately 60.6% and 39.4%, respectively, of the Company Common Stock and
(ii) the holders of the Atlantic Common Stock would have held all of the Class A Common Stock representing 30% of the earnings of the Company attributable to the current regulated utility business of Atlantic City Electric Company in excess of $40 million per year that would have been outstanding, had the Mergers been consummated as of such date.

    The close of business on December 18, 1996, has been fixed by the Board of Directors as the time for determining the holders of Delmarva Common Stock entitled to vote at this meeting.

    Please date, sign and mail the enclosed proxy as promptly as possible in the enclosed return envelope. Stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire. If you do not vote at the Special Meeting and do not send in your proxy, it will have the same effect as if you voted against the Mergers.

                                      Yours very truly,

                                                    [SIG]

Whether or not you expect to be present at the Special Meeting, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. You may revoke your proxy in writing if you so desire at any time before it is voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, Georgeson & Company Inc. at (800) 223-2064.

                             ATLANTIC ENERGY, INC.

                             6801 Black Horse Pike

                       Egg Harbor Township, NJ 08234-4130

                                 (609) 645-4420

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 30, 1997

                                                               December 26, 1996

To the Stockholders of Atlantic Energy, Inc.

    A Special Meeting (the "Special Meeting") of holders of common stock of Atlantic Energy, Inc., a New Jersey corporation ("Atlantic"), will be held on Thursday, January 30, 1997 at 3:00 p.m. at The Frank Guaracini, Jr. Fine & Performing Arts Center at Cumberland County College, Sherman Avenue and College Drive, Vineland, New Jersey 08360 for the following purposes.

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 9, 1996 as amended and restated as of December 26, 1996 (the "Merger Agreement") among Atlantic, Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva"), Conectiv, Inc., a newly formed Delaware corporation (the "Company"), and DS Sub, Inc., a newly formed Delaware corporation and wholly owned transitory subsidiary of the Company established solely to effectuate a merger with and into Delmarva ("DS Sub"). The Merger Agreement provides for the merger of Atlantic with and into the Company (the "Atlantic Merger") and the merger of DS Sub with and into Delmarva (the "Delmarva Merger") (the Atlantic and the Delmarva Merger, together the "Mergers"), and whereby with certain limitations, (a) each issued and outstanding share of common stock, no par value, of Atlantic (the "Atlantic Common Stock") will be converted into the right to receive 0.75 of one share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), and 0.125 of one share of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"); (b) each issued and outstanding share of the common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock") will be converted into the right to receive one share of Company Common Stock; and (c) the common stockholders of Delmarva and Atlantic will become common stockholders of the Company, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. To consider and vote upon a proposal to approve the Company Incentive Compensation Plan.

    3. To transact such other business related to matters incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournment or adjournments thereof.

    Based on the conversion ratios set forth in the Merger Agreement and the capitalization of Atlantic and Delmarva as of September 30, 1996, (i) the holders of Atlantic Common Stock and Delmarva Common Stock would have held approximately 39.4% and 60.6%, respectively, of the Company Common Stock and
(ii) the holders of the Atlantic Common Stock would have held 100% of the Class A Common Stock representing 30% of the earnings of the Company attributable to the current regulated utility business of Atlantic City Electric Company in excess of $40 million per year that would have been outstanding, had the Mergers been consummated as of such date.

    Stockholders of record at the close of business on December 18, 1996 will be entitled to notice of and to vote at the Special Meeting or at any adjournment or adjournments thereof. EVEN IF YOU NOW EXPECT TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED AS PROMPTLY AS POSSIBLE TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED, POSTAGE-PAID ENVELOPE.

    If you do attend the Special Meeting, you may vote in person if you so desire.

                                      By order of the Board of Directors,

                                                   [SIG]

                                      James E. Franklin II

                                      SECRETARY

Whether or not you expect to be present at the Special Meeting, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. You may revoke your proxy in writing if you so desire at any time before it is voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, Georgeson & Company Inc. at (800) 223-2064.

                             JOINT PROXY STATEMENT
                                       OF
                         DELMARVA POWER & LIGHT COMPANY
                                      AND
                             ATLANTIC ENERGY, INC.
                               ------------------

                                   PROSPECTUS
                                       OF
                                 CONECTIV, INC.
                                  COMMON STOCK
                                      AND
                              CLASS A COMMON STOCK
                             ---------------------

       SPECIAL MEETING OF STOCKHOLDERS OF DELMARVA POWER & LIGHT COMPANY
                         TO BE HELD ON JANUARY 30, 1997

            SPECIAL MEETING OF STOCKHOLDERS OF ATLANTIC ENERGY, INC.
                         TO BE HELD ON JANUARY 30, 1997

    Conectiv, Inc., a Delaware corporation (the "Company"), has filed a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company and Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Company to be issued (in the case of the Company Common Stock) in connection with the merger (the "Delmarva Merger") of DS Sub, Inc., a Delaware corporation and a wholly owned transitory subsidiary of the Company established solely to effectuate such merger ("DS Sub"), with and into Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva"), and (in the case of the Company Common Stock and the Class A Common Stock) in connection with the merger (the "Atlantic Merger") of Atlantic Energy, Inc., a New Jersey corporation ("Atlantic"), with and into the Company (the Atlantic Merger and the Delmarva Merger are referred to herein, together, as the "Mergers"), all as more fully described below. The Company will be a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). This Joint Proxy Statement/Prospectus is being furnished in connection with the Special Meeting of Stockholders of Delmarva and the Special Meeting of Stockholders of Atlantic. This Joint Proxy Statement/Prospectus also constitutes the prospectus of the Company filed as a part of the Registration Statement. See "Available Information."

    All information herein with respect to Delmarva has been furnished by Delmarva, all information herein with respect to Atlantic has been furnished by Atlantic, and all information herein with respect to the Company has been furnished by the Company.

    SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED BY STOCKHOLDERS IN CONNECTION WITH THE MERGERS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Joint Proxy Statement/Prospectus is December 26, 1996. This Joint Proxy Statement/ Prospectus is first being mailed to the stockholders of Delmarva and Atlantic on or about December 27, 1996.

MATTERS RELATING TO THE MERGERS

    STOCKHOLDER MEETINGS. At the Delmarva Special Meeting (the "Delmarva Meeting"), scheduled to be held on January 30, 1997, and the Atlantic Special Meeting (the "Atlantic Meeting"), scheduled to be held on January 30, 1997, common stockholders of Delmarva and Atlantic, respectively, will consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of August 9, 1996 as amended and restated as of December 26, 1996 (the "Merger Agreement"), among Delmarva, Atlantic, the Company and DS Sub and the transactions contemplated thereby, pursuant to which, among other things: (i) DS Sub will be merged with and into Delmarva in the Delmarva Merger, with Delmarva to be the surviving corporation; (ii) Atlantic will be merged with and into the Company in the Atlantic Merger, with the Company to be the surviving corporation; and (iii) Delmarva and Atlantic City Electric Company, a wholly owned subsidiary of Atlantic ("ACE"), will become wholly owned subsidiaries of the Company. In addition, at the Delmarva Meeting and the Atlantic Meeting, common stockholders of Delmarva and Atlantic, respectively, will consider and vote upon a proposal to approve the Company Incentive Compensation Plan (the "Company Plan").

    CONVERSION AND CANCELLATION OF SHARES UPON CONSUMMATION OF THE
MERGERS.  Upon consummation of the Mergers, pursuant to the Merger Agreement:

    - Each issued and outstanding share of Delmarva Common Stock, par value $2.25 per share ("Delmarva Common Stock") (other than shares of Delmarva Common Stock that are owned by Delmarva as treasury stock or by Atlantic or by any wholly owned subsidiary of Delmarva or Atlantic), will be converted into the right to receive one fully paid and nonassessable share of Company Common Stock. Each share of Delmarva Common Stock that is owned by Delmarva as treasury stock or by Atlantic or any wholly owned subsidiary of Delmarva or Atlantic will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

    - Each issued and outstanding share of Atlantic common stock, no par value per share ("Atlantic Common Stock") (other than shares of Atlantic Common Stock that are owned by Atlantic as treasury stock or by Delmarva or by any wholly owned subsidiary of Atlantic or Delmarva), will be converted into the right to receive 0.75 fully paid and nonassessable shares of Company Common Stock and 0.125 fully paid and nonassessable shares of the Class A Common Stock. Each share of Atlantic Common Stock owned by Atlantic as treasury stock or by Delmarva or any wholly owned subsidiary of Atlantic or Delmarva will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

    - All shares of capital stock of the Company issued and outstanding immediately prior to the Mergers will be cancelled without consideration and will cease to exist.

    Upon consummation of the Mergers, each certificate representing Delmarva Common Stock and Atlantic Common Stock issued and outstanding prior to the Mergers, other than any shares that will not be converted as described above, will represent instead the right to receive the shares of Company Common Stock and, in the case of Atlantic Common Stock, Class A Common Stock and cash in lieu of fractional shares into which those issued and outstanding shares will be converted. Upon conversion, all such shares of Delmarva Common Stock and Atlantic Common Stock will be cancelled without consideration and cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender of the certificate, without interest, the shares of Company Common Stock and, in the case of Atlantic Common Stock, Class A Common Stock. Each share of Preferred Stock (par value $100 per share) and each share of Preferred Stock--$25 Par of Delmarva (together, the "Delmarva Preferred Stock") outstanding at the time of the consummation of the Mergers will remain outstanding preferred stock of Delmarva and the rights and preferences of the Delmarva Preferred Stock will not be affected by the Mergers.

    No person is authorized to give any information or to make any representation concerning matters covered by this Joint Proxy Statement/Prospectus other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

    Each of Delmarva, Atlantic and ACE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material and other information concerning both Delmarva and Atlantic may be inspected at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc. (the "Philadelphia Exchange"), 1900 Market Street, Philadelphia, Pennsylvania 19103 and, in the case of Atlantic, the Pacific Stock Exchange, Inc. (the "Pacific Exchange"), 301 Pine Street, San Francisco, California 94104. Certain of such reports, proxy statements and other information filed by Delmarva, Atlantic or ACE are also available on the Internet at the SEC's World Wide Web site at http:// www.sec.gov.

    The Company has filed with the SEC under the Securities Act a Registration Statement with respect to the shares of Company Common Stock and the Class A Common Stock issuable in the Mergers. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Summaries of the contracts or documents referred to herein are summaries of the material provisions thereof and are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such summary being qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

    This Joint Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available upon request from, in the case of documents relating to Delmarva, Donald P. Connelly, Secretary, Delmarva Power & Light Company, 800 King Street, Wilmington, Delaware 19899 (Tel: (302) 429-3011), and, in the case of documents relating to Atlantic and ACE, James E. Franklin II, Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130 (Tel:
(609) 645-4420). In order to ensure timely delivery of the documents, any request should be made by five business days before the date of the meeting.

    Delmarva and Atlantic hereby undertake to provide without charge to each person, including any beneficial owner of Delmarva Common Stock or Atlantic Common Stock to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below that have been or may be incorporated in this Joint Proxy Statement/Prospectus by reference. Requests for such documents should be directed to the persons indicated above.

    The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

        1. Delmarva Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-1405) (the "Delmarva 1995 Form 10-K");

        2. Delmarva Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (File No. 1-1405) (the
    "Delmarva 1996 Forms 10-Q");

        3. Delmarva Current Reports on Form 8-K dated February 22, 1996, May 29, 1996, July 23, 1996 and August 9, 1996 (File No. 1-1405);

        4. Delmarva Proxy Statement dated April 26, 1996, for the 1996 Annual Meeting of Stockholders held on May 30, 1996;

        5. Atlantic Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-9760) (the "Atlantic 1995 Form 10-K");

        6. Atlantic Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and on Form 10-Q/A for the quarter ended September 30, 1996 (File No. 1-9760) (the "Atlantic 1996 Forms 10-Q");

        7. Atlantic Current Reports on Form 8-K dated February 23, 1996, May 29, 1996, June 26, 1996, July 25, 1996, August 13, 1996 and October 23, 1996
    (File No. 1-9760); and

        8. Atlantic Proxy Statement dated March 15, 1996, for the 1996 Annual Meeting of Stockholders held on April 24, 1996.

        9. ACE Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-3559) (the "ACE 1995 Form 10-K");

        10. ACE Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and on Form 10-Q/A for the quarter ended September 30, 1996 (File No. 1-3559) (the "ACE 1996 Forms 10-Q");

    All documents filed by Delmarva, Atlantic and ACE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Delmarva Meeting on January 30, 1997, and any adjournment or adjournments thereof, or the Atlantic Meeting on January 30, 1997, and any adjournment or adjournments thereof, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................        iii
INCORPORATION BY REFERENCE................................................................................         iv
TABLE OF CONTENTS.........................................................................................          v
INDEX OF DEFINED TERMS....................................................................................         ix
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS...............................................................          1
  The Parties.............................................................................................          1
    The Company...........................................................................................          1
    Delmarva..............................................................................................          1
    Atlantic..............................................................................................          1
  Risk Factors............................................................................................          1
  Stockholder Meetings....................................................................................          1
    Delmarva..............................................................................................          1
    Atlantic..............................................................................................          2
  Required Vote...........................................................................................          2
  The Mergers.............................................................................................          3
  Exchange of Stock Certificates..........................................................................          4
  Conversion Ratios for Delmarva Common Stock and Atlantic Common Stock...................................          5
  Company Incentive Compensation Plan.....................................................................          5
  Background of the Mergers...............................................................................          5
  Reasons for the Mergers.................................................................................          5
  Recommendations of the Boards of Directors..............................................................          6
    Delmarva..............................................................................................          6
    Atlantic..............................................................................................          6
  Opinions of Investment Bankers..........................................................................          6
    Delmarva..............................................................................................          6
    Atlantic..............................................................................................          6
  Conflicts of Interest of Certain Persons in the Mergers.................................................          7
    Directorships.........................................................................................          7
    Severance Agreements..................................................................................          7
    Employee Plans........................................................................................          7
    Indemnification.......................................................................................          7
  Certain Federal Income Tax Consequences.................................................................          7
  Accounting Treatment....................................................................................          8
  Appraisal Rights........................................................................................          8
  Regulatory Matters......................................................................................          8
  Conditions to the Mergers...............................................................................          9
  Rights to Terminate, Amend or Waive Conditions..........................................................          9
  Common Equity of the Company............................................................................         10
  Dividends...............................................................................................         12
  Comparison of Corporate Charters and Rights of Security Holders.........................................         13
  Selected Information Concerning Delmarva and Atlantic...................................................         13
  The Company Following the Mergers.......................................................................         13
RISK FACTORS..............................................................................................         14
  Risk Factors Associated with the Dual Class Common Equity Structure.....................................         14
  Risk Factors Associated with Each Class of Common Stock.................................................         18
  Risk Factors Associated with the Class A Common Stock...................................................         19
  Risk Factors Associated with the Company Common Stock...................................................         21
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..........................................................         23
  Selected Historical Financial Data......................................................................         23
  Selected Unaudited Pro Forma Combined Financial Data and Comparative Per Share Data.....................         25
  Comparative Earnings, Dividends and Book Values Per Share of Common Stock and Class A Common Stock......         26
  Comparative Per Share Prices of Delmarva Common Stock and Atlantic Common Stock.........................         28

                                                                                                              PAGE
                                                                                                            ---------
MEETINGS, VOTING AND PROXIES..............................................................................         29
  Delmarva Meeting........................................................................................         29
  Atlantic Meeting........................................................................................         30
THE MERGERS...............................................................................................         33
  Background of the Mergers...............................................................................         33
  Reasons for the Mergers.................................................................................         40
  Recommendations of the Boards of Directors..............................................................         41
    Delmarva..............................................................................................         41
    Atlantic..............................................................................................         43
  Opinion of Financial Advisor to Delmarva................................................................         44
  Opinion of Financial Advisor to Atlantic................................................................         48
  Conflicts of Interest of Certain Persons in the Mergers.................................................         53
  Employee Plans, Severance Arrangements and Agreements...................................................         53
  The Company Benefit Plans...............................................................................         57
  Certain Federal Income Tax Consequences.................................................................         58
  Accounting Treatment....................................................................................         60
  Stock Exchange Listing of Company Capital Stock.........................................................         60
  Federal Securities Law Consequences.....................................................................         60
  Appraisal Rights........................................................................................         60
REGULATORY MATTERS........................................................................................         61
  Antitrust Considerations................................................................................         61
  Federal Power Act.......................................................................................         61
  Public Utility Holding Company Act of 1935..............................................................         61
  Nuclear Regulatory Commission...........................................................................         62
  Delaware Public Service Commission......................................................................         62
  Virginia State Corporation Commission...................................................................         62
  New Jersey Board of Public Utilities....................................................................         63
  Pennsylvania Public Utility Commission..................................................................         63
  Maryland Public Service Commission......................................................................         63
  Effects of Certain Regulatory Trends....................................................................         63
  Other Regulatory Matters................................................................................         65
THE MERGER AGREEMENT......................................................................................         66
  The Mergers.............................................................................................         66
  Consummation of the Mergers.............................................................................         66
  Representations and Warranties..........................................................................         67
  Certain Covenants.......................................................................................         68
  No Solicitation of Transactions.........................................................................         69
  Company Board of Directors..............................................................................         70
  Indemnification.........................................................................................         70
  Conditions to the Mergers...............................................................................         71
  Benefit Plans...........................................................................................         72
  Termination.............................................................................................         72
  Termination Fees........................................................................................         73
  Expenses................................................................................................         74
  Amendment and Waiver....................................................................................         74

                                                                                                              PAGE
                                                                                                            ---------
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK................................................................         75
  General.................................................................................................         75
  Preferred Stock.........................................................................................         75
  Common Stock............................................................................................         75
  Intergroup Interest.....................................................................................         79
  Conversion and Redemption of the Class A Common Stock...................................................         82
  Notice and Other Provisions with Respect to Conversion and Redemption of the Class A Common Stock.......         85
  Allocation of Consideration Between the Company Common Stock and the Class A Common Stock in a
    Subsequent Merger or Consolidation....................................................................         87
  Voting..................................................................................................         87
  Liquidation Rights......................................................................................         88
  Determinations by the Company Board.....................................................................         88
  No Preemptive Rights....................................................................................         88
  Certain Definitions.....................................................................................         88
  Stock Exchange Listing..................................................................................         96
  Anti-Takeover Provisions................................................................................         96
COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS...........................................         98
  Delmarva................................................................................................         98
  Atlantic................................................................................................        103
APPROVAL OF THE COMPANY INCENTIVE COMPENSATION PLAN.......................................................        108
  Objective...............................................................................................        108
  Shares Available Under the Plan.........................................................................        108
  Termination.............................................................................................        108
  Administration..........................................................................................        108
  Participation...........................................................................................        109
  Section 162(m) Compliance...............................................................................        109
  Awards..................................................................................................        110
  Effect of Change in Control.............................................................................        111
  Tax Withholding.........................................................................................        112
  Federal Income Tax Consequences.........................................................................        112
  New Plan Benefits.......................................................................................        113
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................................................        114
CONECTIV, INC. CONSOLIDATED BALANCE SHEET.................................................................        139
SELECTED INFORMATION CONCERNING DELMARVA AND ATLANTIC.....................................................        141
  Business of Delmarva....................................................................................        141
  Business of Atlantic....................................................................................        141
  Prior Relationship Between Delmarva and Atlantic........................................................        142
  Salem Nuclear Generating Station........................................................................        142
THE COMPANY FOLLOWING THE MERGERS.........................................................................        145
  Management of the Company...............................................................................        145
  Operations of the Company...............................................................................        147
  Dividend Policies.......................................................................................        148
  Financial Statements....................................................................................        148
  Name of the Company.....................................................................................        148
EXPERTS...................................................................................................        149
LEGAL MATTERS.............................................................................................        149
STOCKHOLDER PROPOSALS.....................................................................................        149

                                                                                                              PAGE
                                                                                                            ---------
ANNEX I       MERGER AGREEMENT........................................................        I-1
ANNEX II      FAIRNESS OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH                      II-1
                INCORPORATED..........................................................
ANNEX III     FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED...................      III-1
ANNEX IV      THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.....................       IV-1
ANNEX V       THE COMPANY'S RESTATED BYLAWS...........................................        V-1
ANNEX VI      ILLUSTRATION OF CERTAIN CLASS A COMMON STOCK TERMS......................       VI-1
ANNEX VII     COMPANY INCENTIVE COMPENSATION PLAN.....................................      VII-1

                             INDEX OF DEFINED TERMS

                                                                                                                PAGE
                                                                                                                -----
1935 Act...................................................................................................           i
1992 Act...................................................................................................          33
Abernathy..................................................................................................          38
ACE........................................................................................................          ii
ACE 1995 Form 10-K.........................................................................................          iv
ACE 1996 Forms 10-Q........................................................................................          iv
ACE Charter................................................................................................          18
ACE Common Stock...........................................................................................          18
ACE Preferred Stock........................................................................................          18
AEE........................................................................................................         141
AEII.......................................................................................................         141
Antitrust Division.........................................................................................          61
Atlantic...................................................................................................           i
Atlantic 1995 Form 10-K....................................................................................          iv
Atlantic 1996 Forms 10-Q...................................................................................          iv
Atlantic Board.............................................................................................           2
Atlantic Bylaws............................................................................................          30
Atlantic Charter...........................................................................................         103
Atlantic Common Stock......................................................................................          ii
Atlantic Conversion Ratio..................................................................................          66
Atlantic Meeting...........................................................................................          ii
Atlantic Merger............................................................................................           i
Atlantic Record Date.......................................................................................           2
Atlantic Utility Group.....................................................................................          88
Atlantic Utility Group Available Dividend Amount...........................................................          90
Atomic Energy Act..........................................................................................           8
Class A Common Stock.......................................................................................           i
Code.......................................................................................................          49
Common Shares Trust........................................................................................          67
Common Stock...............................................................................................          75
Company....................................................................................................           i
Company Bylaws.............................................................................................          17
Company Charter............................................................................................          11
Company Common Stock.......................................................................................           i
Company Net Income (Loss) Attributable to the Atlantic Utility Group.......................................          90
Company Net Income (Loss) Attributable to the Residual Group...............................................          91
Company Plan...............................................................................................          ii
Convertible Securities.....................................................................................          91
D&T Consulting Group.......................................................................................          37
Delmarva...................................................................................................           i
Delmarva 1995 Form 10-K....................................................................................          iv
Delmarva 1996 Forms 10-Q...................................................................................          iv
Delmarva Board.............................................................................................           2
Delmarva Bylaws............................................................................................          29
Delmarva Charter...........................................................................................          18
Delmarva Common Stock......................................................................................          ii
Delmarva Conversion Ratio..................................................................................          66
Delmarva LTIP..............................................................................................          29

                                                                                                                PAGE
                                                                                                                -----
Delmarva Meeting...........................................................................................          ii
Delmarva Merger............................................................................................           i
Delmarva Preferred Stock...................................................................................          ii
Delmarva Record Date.......................................................................................           2
DGCL.......................................................................................................           3
Disposition................................................................................................          91
DPSC.......................................................................................................          62
DS Sub.....................................................................................................           i
Effective Date.............................................................................................          91
Effective Time.............................................................................................           3
Exchange Act...............................................................................................         iii
Exchange Agent.............................................................................................           4
Fair Value.................................................................................................          91
FERC.......................................................................................................           8
Final Order................................................................................................          71
Fraction...................................................................................................          80
FTC........................................................................................................          61
Group......................................................................................................          14
HSR Act....................................................................................................           8
Indemnified Party..........................................................................................          70
Initial Period.............................................................................................          19
Intergroup Interest........................................................................................          80
Intergroup Interest Fraction...............................................................................          91
IRS........................................................................................................           8
ISO........................................................................................................         110
LeBoeuf/NJ.................................................................................................          35
LeBoeuf/NY.................................................................................................          34
Market Capitalization......................................................................................          92
Market Value...............................................................................................          92
Market Value Ratio of the Class A Common Stock to the Company Common Stock.................................          92
Merger Agreement...........................................................................................          ii
Mergers....................................................................................................           i
Merrill Lynch..............................................................................................           6
Morgan Stanley.............................................................................................           6
MPSC.......................................................................................................          63
Net Proceeds...............................................................................................          93
NJBCA......................................................................................................           3
NJBPU......................................................................................................          11
NorthBridge................................................................................................          36
Notional Fixed Charge......................................................................................          10
NRC........................................................................................................           8
Number of Shares Issuable with Respect to the Intergroup Interest..........................................          93
NYSE.......................................................................................................         iii
Out-of-Pocket Expenses.....................................................................................          73
Outstanding Atlantic Utility Fraction......................................................................          94
Pacific Exchange...........................................................................................         iii
Philadelphia Exchange......................................................................................         iii
Potter Anderson............................................................................................          35
PPUC.......................................................................................................          63
Preferred Stock............................................................................................          75

                                                                                                                PAGE
                                                                                                                -----
PSE&G......................................................................................................         142
Publicly Traded............................................................................................          94
Registration Statement.....................................................................................           i
Related Business Transaction...............................................................................          94
Residual Group.............................................................................................          94
Residual Group Available Dividend Amount...................................................................          95
Salem......................................................................................................         142
SEC........................................................................................................           i
Securities Act.............................................................................................           i
Simpson Thacher............................................................................................          34
SAR........................................................................................................         110
Target Party...............................................................................................          74
Time-Weighted Market Price.................................................................................          96
Trading Day................................................................................................          96
VSCA.......................................................................................................           3
VSCC.......................................................................................................           3

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGERS AND RELATED INFORMATION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES. STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES IN THEIR ENTIRETY.

THE PARTIES

    THE COMPANY. The Company is a Delaware corporation that was created to become a holding company for Delmarva, ACE and the other subsidiaries of Delmarva and Atlantic following the Mergers. The Company will be a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). See "The Company Following the Mergers." It has, and prior to the consummation of the Mergers will have, no operations except as contemplated by the Merger Agreement. See "The Merger Agreement." As of the date of this Joint Proxy Statement/ Prospectus, 50% of the outstanding capital stock of the Company is owned by each of Delmarva and Atlantic. The principal executive offices of the Company are located at 800 King Street, Wilmington, Delaware 19899. Upon the consummation of the Mergers, the name of the Company will be changed to "Conectiv."

    DELMARVA. Delmarva is an investor owned public utility that provides electric and gas service. Delmarva provides electric service to approximately 437,500 retail and wholesale customers in Delaware, ten primarily Eastern Shore counties in Maryland, and the Eastern Shore area of Virginia in an area consisting of about 6,000 square miles with a population of approximately 1.1 million. Delmarva provides gas service to approximately 98,000 retail and transportation customers in an area consisting of about 275 square miles with a population of approximately 470,000 in northern Delaware, including the City of Wilmington. The principal executive offices of Delmarva are located at 800 King Street, Wilmington, Delaware 19899 and its telephone number is (302) 429-3011.

    ATLANTIC. Atlantic is a public utility holding company as defined in the 1935 Act and has claimed an exemption from substantially all of the provisions of the 1935 Act pursuant to Section 3(a) of the 1935 Act. Atlantic is the parent of Atlantic City Electric Company, a New Jersey corporation ("ACE"), which is a public utility primarily engaged in the generation, transmission, distribution and sale of electric energy. ACE provides electric service to approximately 473,000 customers in a service territory encompassing approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. The principal executive offices of Atlantic are located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234 and its telephone number is (609) 645-4500.

RISK FACTORS

    For a description of the risk factors to be considered by stockholders in connection with the Mergers, see "Risk Factors."

STOCKHOLDER MEETINGS

    DELMARVA. At the Delmarva Meeting and any adjournment or adjournments thereof, the holders of Delmarva Common Stock will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby and (ii) a proposal to approve the Company Incentive Compensation Plan (the "Company Plan," the provisions of which are set forth in Annex VII to this Joint Proxy Statement/Prospectus), approval of which has been recommended by the Delmarva Board and the Company Board. See "Meetings, Voting and Proxies--Delmarva Meeting."

    The Delmarva Meeting is scheduled to be held at 10:00 a.m., local time, on January 30, 1997, at the Holiday Inn, 800 King Street, Wilmington, Delaware 19899. The Board of Directors of Delmarva (the "Delmarva Board") has fixed the close of business on December 18, 1996 as the record date (the "Delmarva Record Date") for the determination of holders of Delmarva Common Stock entitled to notice of, and to vote at, the Delmarva Meeting.

    The Delmarva Board, by a unanimous vote of all of the directors, has approved the Merger Agreement and the Company Plan and the transactions contemplated therein and recommends that holders of Delmarva Common Stock vote FOR approval of the Merger Agreement and the Company Plan. Certain members of the Delmarva Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers" and "The Mergers--Employee Plans, Severance Arrangements and Agreements."

    ATLANTIC. At the Atlantic Meeting and any adjournment or adjournments thereof, the holders of Atlantic Common Stock will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby and (ii) a proposal to approve the Company Plan, approval of which has been recommended by the Atlantic Board and the Company Board. See "Meetings, Voting and Proxies--Atlantic Meeting."

    The Atlantic Meeting is scheduled to be held at 3:00 p.m., local time, on January 30, 1997, at the Frank Guaracini, Jr. Fine & Performing Arts Center at Cumberland County College, Sherman Avenue and College Drive, Vineland, New Jersey 08360. The Board of Directors of Atlantic (the "Atlantic Board") has fixed the close of business on December 18, 1996 as the record date (the "Atlantic Record Date") for the determination of holders of Atlantic Common Stock entitled to notice of, and to vote at, the Atlantic Meeting.

    The Atlantic Board, by unanimous vote, has approved the Merger Agreement and, by unanimous vote of all of the directors present, the Company Plan and the transactions contemplated therein and recommends that holders of Atlantic Common Stock vote FOR approval of the Merger Agreement and the Company Plan. Certain members of the Atlantic Board will become directors and/or employees of the Company following the consummation of the Mergers and/or may be entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers" and "The Mergers--Employee Plans, Severance Arrangements and Agreements."

REQUIRED VOTE

    The affirmative vote of the holders of more than two-thirds of all votes entitled to be cast by all holders of Delmarva Common Stock is required for the approval of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of Delmarva Common Stock present in person or by proxy and entitled to vote is required to approve the Company Plan. On the Delmarva Record Date, 60,754,568 shares of Delmarva Common Stock were outstanding and entitled to vote. As of the Delmarva Record Date, directors, executive officers and their affiliates owned less than 1% of the issued and outstanding shares of Delmarva Common Stock. See "Meetings, Voting and Proxies-- Delmarva Meeting."

    The affirmative vote of a majority of all votes cast by the holders of Atlantic Common Stock is required for the approval of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of at least a majority of all votes cast by all holders of Atlantic Common Stock entitled to vote is required to approve the Company Plan. On the Atlantic Record Date, 52,704,052 shares of Atlantic Common Stock were outstanding and entitled to vote. As of the Atlantic Record Date, directors, executive officers and their affiliates owned less than 1% of the issued and outstanding shares of Atlantic Common Stock. See "Meetings, Voting and Proxies--Atlantic Meeting."

THE MERGERS

    The Merger Agreement provides for: (i) the merger of DS Sub with and into Delmarva in the Delmarva Merger; (ii) the merger of Atlantic with and into the Company in the Atlantic Merger; (iii) the cancellation of the Delmarva Common Stock owned by Delmarva, any subsidiary of Delmarva, Atlantic or any subsidiary of Atlantic; (iv) the cancellation of the Atlantic Common Stock owned by Atlantic, any subsidiary of Atlantic, Delmarva or any subsidiary of Delmarva;
(v) the conversion of shares of Delmarva Common Stock issued and outstanding immediately prior to the consummation of the Delmarva Merger (except shares that are cancelled) into shares of Company Common Stock; (vi) the conversion of all issued and outstanding shares of Atlantic Common Stock (except shares that are cancelled) into shares of Company Common Stock, Class A Common Stock and cash in lieu of fractional shares; (vii) the conversion of all issued and outstanding shares of common stock of DS Sub into shares of Delmarva Common Stock; and
(viii) the cancellation of all shares of capital stock of the Company that are issued and outstanding immediately prior to the Mergers. As a result of the Mergers, holders of Delmarva Common Stock and Atlantic Common Stock will become holders of Company Common Stock and, in the case of Atlantic Common Stock, Class A Common Stock. Each share of Delmarva Preferred Stock outstanding at the time of the consummation of the Mergers will remain outstanding as preferred stock of Delmarva and the rights and preferences of the Delmarva Preferred Stock will not be affected by the Mergers. See "The Merger Agreement--The Mergers."

    Pursuant to the Merger Agreement: (a) in connection with the Delmarva Merger, (i) a certificate of merger complying with the General Corporation Law of the State of Delaware (the "DGCL") will be executed by Delmarva and filed with the Secretary of State of the State of Delaware and (ii) articles of merger complying with the Virginia Stock Corporation Act ("VSCA") will be executed by Delmarva and filed with the Virginia State Corporation Commission (the "VSCC"); and (b) in connection with the Atlantic Merger, (i) a certificate of merger complying with the DGCL will be executed by the Company and filed with the Secretary of State of the State of Delaware and (ii) a certificate of merger complying with the New Jersey Business Corporation Act (the "NJBCA") will be executed by Atlantic and the Company and filed with the Secretary of State of the State of New Jersey, each on the second business day immediately following the satisfaction or waiver of all conditions to the Mergers, or at such other time as both Delmarva and Atlantic will agree. The Mergers will become effective simultaneously and at the time specified in the respective certificates and articles of merger for the Mergers. The "Effective Time" means the time and date that the Delmarva Merger and the Atlantic Merger become effective. See "The Merger Agreement--The Mergers." The Company will become a holding company required to be registered under the 1935 Act. See "Regulatory Matters--Public Utility Holding Company Act of 1935."

    The relationship among the Company, Delmarva, Atlantic and the direct subsidiaries of Delmarva and Atlantic before and after the Mergers are illustrated, respectively, in the following diagrams:

                               BEFORE THE MERGERS

                                 [LOGO]

                             FOLLOWING THE MERGERS

                                     [LOGO]

    As illustrated in the diagrams, upon consummation of the Mergers (i) Delmarva will become a direct, wholly owned subsidiary of the Company and Delmarva's subsidiaries will become indirect subsidiaries of the Company and
(ii) Atlantic will cease to exist and Atlantic's direct subsidiaries, including ACE, will become direct subsidiaries of the Company.

EXCHANGE OF STOCK CERTIFICATES

    On or before the consummation of the Mergers, the Company will deposit with a bank, trust company or other agent selected by Delmarva and Atlantic (the "Exchange Agent") certificates representing shares of Company Common Stock and Class A Common Stock to effect the conversion of Delmarva Common

Stock or Atlantic Common Stock, as the case may be, into Company Common Stock and, in the case of Atlantic Common Stock, Class A Common Stock.

    As soon as practicable after the consummation of the Mergers, the Exchange Agent will mail, to each holder of record of Delmarva Common Stock or Atlantic Common Stock eligible for exchange at the consummation of the Mergers, transmittal instructions advising the holder of the procedure for surrendering Delmarva Common Stock certificates or Atlantic Common Stock certificates for Company Common Stock certificates and, in the case of Atlantic Common Stock, Class A Common Stock certificates. Holders of certificates that prior to the consummation of the Mergers represented shares of Delmarva Common Stock or Atlantic Common Stock will not be entitled to vote or receive any payment of dividends or other distributions on or payment for any fractional shares of Company Common Stock or Class A Common Stock until such certificates are delivered for exchange. See "The Merger Agreement--The Mergers."

CONVERSION RATIOS FOR DELMARVA COMMON STOCK AND ATLANTIC COMMON STOCK

    Each share of Delmarva Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the Delmarva Merger, be converted into the right to receive one share of Company Common Stock. Each share of Atlantic Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the Atlantic Merger, be converted into the right to receive 0.75 shares of Company Common Stock and 0.125 shares of Class A Common Stock. Fractional shares of Company Common Stock and Class A Common Stock will not be issued. Holders of Atlantic Common Stock eligible for exchange will receive cash in lieu of fractional shares. See "The Merger Agreement--Consummation of the Mergers."

COMPANY INCENTIVE COMPENSATION PLAN

    Subsequent to the execution of the Merger Agreement, Delmarva and Atlantic, as the stockholders of the Company, determined that it would be in the best interests of the Company for the Company to adopt the Company Plan, which upon consummation of the Mergers will replace the Delmarva Long-Term Incentive Plan (the "Delmarva LTIP") and Atlantic's Equity Incentive Plan, subject to approval by stockholders. The Delmarva Board and the Atlantic Board each approved the Company Plan as of December 12, 1996, which by its terms is subject to the approval of the stockholders of Delmarva and Atlantic. The Company Plan is a comprehensive cash and stock compensation plan providing for the grant of annual incentive awards, as well as long-term incentive awards such as restricted stock, stock options, stock appreciation rights, performance units and dividend equivalents, and any other types of awards as the committee of the Board which will administer the Company Plan (the "Company Plan Committee") deems appropriate. The maximum number of shares of Company Common Stock available for issuance under the Company Plan is 5,000,000. The Delmarva Board and the Atlantic Board determined to recommend that the respective stockholders of Delmarva and Atlantic vote FOR approval of the Company Plan. For a description of the Company Plan, see "The Mergers--The Company Benefit Plans" and "Approval of the Company Incentive Compensation Plan."

BACKGROUND OF THE MERGERS

    For a description of the background of the Mergers, see "The
Mergers--Background of the Mergers."

REASONS FOR THE MERGERS

    Delmarva and Atlantic share a common vision of the future as well as a similar view of the strategic path necessary to succeed in the competitive marketplace and believe that the Mergers will provide opportunities to achieve benefits for their respective stockholders, customers, employees and communities that would not be available if they were to remain separate companies. The benefits to be achieved through the Mergers include: increased scale; cost savings; competitive prices and services; and a more balanced customer base. In addition, the combined companies will have increased financial flexibility and greater access to the regional market. For a more detailed description of the reasons for the Mergers, see "The Mergers--Reasons for the Mergers."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    DELMARVA. The Delmarva Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined to recommend that the stockholders of Delmarva vote FOR approval of the Merger Agreement. The Delmarva Board approved the Merger Agreement after consideration of a number of factors, which are described under the heading "The Mergers--Recommendations of the Boards of Directors--Delmarva." Certain of the members of the Delmarva Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. Therefore, such directors have interests in the Merger Agreement that are in addition to the interests of stockholders of Delmarva generally and that could potentially represent conflicts of interest. The Delmarva Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Mergers-- Conflicts of Interest of Certain Persons in the Mergers" and "The Mergers--Employee Plans, Severance Arrangements and Agreements."

    ATLANTIC. The Atlantic Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined to recommend that the stockholders of Atlantic vote FOR approval of the Merger Agreement. The Atlantic Board approved the Merger Agreement after consideration of a number of factors, which are described under the heading "The Mergers--Recommendations of the Boards of Directors--Atlantic." Certain of the members of the Atlantic Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. Therefore, such directors have interests in the Merger Agreement that are in addition to the interests of stockholders of Atlantic generally and that could potentially represent conflicts of interest. The Atlantic Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers" and "The Mergers--Employee Plans, Severance Arrangements and Agreements."

OPINIONS OF INVESTMENT BANKERS

    DELMARVA. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered to the Delmarva Board its written opinions dated August 9, 1996 and December 26, 1996, each to the effect that, as of the date of each such opinion, the Delmarva Conversion Ratio (as defined herein under "The Merger Agreement--Consummation of the Mergers") contemplated by the Merger Agreement is fair to Delmarva and its stockholders from a financial point of view. The written opinion of Merrill Lynch dated December 26, 1996 is attached to this Joint Proxy Statement/Prospectus as Annex II and should be read in its entirety. For a description of the matters considered and assumptions made by Merrill Lynch in reaching its opinions and the fees received and to be received by Merrill Lynch, see "The Mergers--Opinion of Financial Advisor to Delmarva" and Annex II.

    ATLANTIC. Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered to the Atlantic Board its oral opinion on August 9, 1996, which was confirmed in written opinions dated August 9, 1996 and December 26, 1996, to the effect that, as of the respective dates of such opinions and based upon the procedures and subject to the assumptions described therein, the Atlantic Conversion Ratio (as defined herein under "The Merger Agreement--Consummation of the Mergers") taking into account the Delmarva Conversion Ratio is fair to the holders of Atlantic Common Stock from a financial point of view. The written opinion of Morgan Stanley dated December 26, 1996 is attached to this Joint Proxy Statement/ Prospectus as Annex III and should be read in its entirety. For a description of matters considered and assumptions made by Morgan Stanley in reaching its opinions and the fees received and to be received by Morgan Stanley, see "The Mergers--Opinion of Financial Advisor to Atlantic" and Annex III.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS

    DIRECTORSHIPS. The Merger Agreement provides that the Delmarva Board will be entitled to nominate ten members to the Company Board and the Atlantic Board will be entitled to nominate eight members to the Company Board. Each member of the Delmarva Board and the Atlantic Board serving in such capacity immediately prior to the Effective Time will be given the opportunity to serve on the Company Board. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers--Board of Directors."

    SEVERANCE AGREEMENTS. The Delmarva Board and the Atlantic Board have each adopted agreements providing for severance benefits to the respective Delmarva and Atlantic employees designated as parties to such agreements. The agreements will be binding on the Company. A total of 48 Delmarva employees and 13 Atlantic employees are parties to such agreements. If payments under such agreements to all eligible employees were required to be made on the date of this Joint Proxy Statement/Prospectus, the aggregate cost to Delmarva would be approximately $16.6 million, and the aggregate cost to Atlantic (including the cost of early vesting under employee plans) would be approximately $22.4 million. See "The Mergers--Employee Plans, Severance Arrangements and Agreements."

    EMPLOYEE PLANS. Under certain benefit plans, severance arrangements and other employee agreements maintained, or entered into, by Delmarva and Atlantic, certain benefits may become vested, and certain payments may become payable, in connection with the Mergers. The cost resulting from early vesting of benefits of Delmarva and Atlantic employees who have severance agreements is included in the severance costs described in the preceding paragraph. See "The Mergers--Employee Plans, Severance Arrangements and Agreements."

    INDEMNIFICATION. From and after the Effective Time, the Company will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of Delmarva and Atlantic against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement arising out of actions or omissions occurring at or prior to or after the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "The Merger Agreement--Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    A condition precedent to consummation of the Mergers is the receipt of opinions of counsel substantially to the effect that the Mergers will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") or an exchange under Section 351 of the Code. Assuming the Mergers so qualify, then for federal income tax purposes (i) no gain or loss will be recognized by Atlantic, Delmarva or the Company as a result of the Mergers, (ii) holders of Delmarva Common Stock whose shares are converted into Company Common Stock and holders of Atlantic Common Stock whose shares are converted into Company Common Stock and Class A Common Stock in the Mergers will recognize no gain or loss as a result of the conversion (except with respect to Atlantic stockholders, who generally will recognize gain or loss to the extent they receive cash in lieu of fractional shares) and (iii) the holding period and basis applicable to shares of Company Common Stock and Class A Common Stock received in the Mergers will be the same as the holding period and basis attributable to the Delmarva Common Stock or Atlantic Common Stock that was converted into Company Common Stock and Class A Common Stock in the Mergers (reduced by any amount allocable to a fractional share interest in Company Common Stock and Class A Common Stock for which cash is received). Although it is the opinion of Simpson Thacher & Bartlett that the Class A Common Stock will be treated as stock of the Company for federal income tax purposes, there are no federal income tax regulations, court decisions or published Internal Revenue Service ("IRS") rulings bearing directly on this issue. If the Class A Common Stock were determined not to be stock of the Company, the receipt of the Class A Common Stock in the Atlantic Merger would be taxable to the Atlantic Stockholders. See "The Mergers--Certain Federal Income Tax Consequences."

    EACH DELMARVA AND ATLANTIC STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGERS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    The Mergers will be accounted for under the purchase method of accounting for financial reporting purposes. See "The Mergers--Accounting Treatment."

APPRAISAL RIGHTS

    Dissenters' or other appraisal rights are not available to holders of Delmarva Common Stock, Delmarva Preferred Stock or Atlantic Common Stock in connection with the transactions contemplated by the Merger Agreement. See "The Mergers--Appraisal Rights."

REGULATORY MATTERS

    The approvals of the SEC under the 1935 Act, the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as well as the approvals of the Delaware, Virginia, Maryland, New Jersey and Pennsylvania utility commissions under applicable state laws and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are required to consummate the Mergers. See "Regulatory Matters."

    Upon consummation of the Mergers, the Company must register as a holding company under the 1935 Act. The 1935 Act imposes restrictions on the operations of registered holding company systems. Among these are requirements that securities issuances, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of interests in any other business be approved by the SEC. The 1935 Act also limits the ability of registered holding companies to engage in nonutility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities. Delmarva, Atlantic and the Company recognize that the divestiture of the existing gas operations of Delmarva and certain nonutility operations of Delmarva and Atlantic is a possibility under the new registered holding company structure, but the Company will request in its 1935 Act application that it be allowed to retain the gas utility operations of Delmarva and the nonutility operations of Delmarva and Atlantic or, in the alternative, that the question of divestiture be deferred. If divestiture is ultimately required, the SEC historically has allowed companies sufficient time to accomplish divestiture in a manner that protects stockholder value. See "Regulatory Matters--Public Utility Holding Company Act of 1935."

    For a discussion of certain regulatory trends and potential effects on Delmarva, ACE and the Company, see "Regulatory Matters--Effects of Certain Regulatory Trends."

CONDITIONS TO THE MERGERS

    The obligations of Delmarva and Atlantic to consummate the Mergers are subject to the satisfaction of certain conditions, including: the approval of the stockholders of each of Delmarva and Atlantic; the absence of any restraining order, injunction or applicable law or regulation preventing or prohibiting the Mergers; the effectiveness of the Registration Statement; the approval of the listing on the NYSE of the Company Common Stock and the Class A Common Stock upon official notice of issuance; the receipt of all material statutory approvals as final orders, without such approvals having a material adverse effect on Delmarva or Atlantic; the expiration or termination of the applicable waiting period under the HSR Act; the performance of the agreements and covenants required to be performed under the Merger Agreement in all material respects; the accuracy of the representations and warranties set forth in the Merger Agreement in all material respects; the absence of any material adverse effect on the business, operations or results of operations of Delmarva or Atlantic; the receipt of material third party consents; the receipt by each of Delmarva and Atlantic of an officer's certificate from the other relating to the satisfaction of conditions in the Merger Agreement; the receipt of tax opinions; and the receipt of certain agreements from affiliates within the meaning of SEC Rule 145, if any, of Delmarva and Atlantic. See "The Merger Agreement--Conditions to the Mergers."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

    The Merger Agreement may be terminated under certain circumstances, including: by mutual written consent of the Delmarva Board and the Atlantic Board; by Delmarva or Atlantic if the Mergers are not consummated by 18 months after the signing of the Merger Agreement (or by 30 months after the signing of the Merger Agreement under certain conditions described under "The Merger Agreement--Termination"); by Delmarva or Atlantic if the requisite stockholder approvals are not obtained; by Delmarva or Atlantic if a law, order, rule or regulation is issued or adopted that has the effect of prohibiting the Mergers, or if any final and nonappealable action by a court of competent jurisdiction prohibits either of the Mergers; in connection with a third-party acquisition proposal by the recipient of the third-party acquisition proposal, if the Board of Directors of the party receiving the acquisition proposal determines in good faith that acceptance of the acquisition proposal is necessary for the Board of Directors to act consistent with its fiduciary duties; by Delmarva or Atlantic if there occurs a material breach of the Merger Agreement by the other party that is not cured within 20 days after receipt of notice; or by Delmarva or Atlantic if the other party shall not have complied with certain agreements and covenants or if its Board of Directors withdraws or modifies in an adverse manner or does not reaffirm upon request its recommendation to its stockholders in favor of the Merger Agreement and the transactions contemplated thereby or recommends a different acquisition proposal than contemplated by the parties; or by Delmarva or Atlantic if a third party acquires greater than 50% of the voting power of the other party or certain changes in the composition of the board of the other party occur.

    The Merger Agreement requires certain fees to be paid upon termination of the Merger Agreement under certain circumstances. The aggregate termination fees under these provisions may not exceed $40 million (including out-of-pocket expenses of up to $10 million). See "The Merger Agreement--Termination Fees."

    The Merger Agreement may be amended by Delmarva or Atlantic pursuant to action by the Delmarva Board and the Atlantic Board, respectively, at any time before or after its approval by the holders of Delmarva Common Stock and Atlantic Common Stock, respectively, but after any such approval no amendment may be made that alters or changes (i) the amount or kind of shares, securities or cash to be received or exchanged for or on the conversion of shares of Delmarva or Atlantic, (ii) the terms or conditions of the Merger Agreement if such alterations or changes, alone or in the aggregate, would adversely affect the rights of the holders of any class or series of stock of Delmarva or Atlantic or (iii) the certificate of incorporation of the Company or Delmarva, except for alterations or changes that could otherwise be adopted by the Company Board without the further approval of such stockholders. See "The Merger Agreement--Amendment and Waiver."

    At any time prior to the Effective Time, the time of performance of any obligation or other acts may be extended or any inaccuracies in the representations and warranties or conditions to a party's obligation to consummate the Mergers under the Merger Agreement may be waived by the other parties thereto.

COMMON EQUITY OF THE COMPANY

    The common equity of the Company will be divided into two classes: the Company Common Stock and the Class A Common Stock. The use of two classes of common stock is designed to address the difference in Delmarva's and Atlantic's evaluations of the growth prospects of, and uncertainties associated with deregulation of, the regulated electric utility business of Atlantic. Upon the consummation of the Mergers, the Company Common Stock will be issued both to the holders of the Delmarva Common Stock and to the holders of the Atlantic Common Stock and the Class A Common Stock will be issued to the holders of the Atlantic Common Stock, thereby giving the current holders of Atlantic Common Stock a proportionately greater opportunity to share in the growth prospects of, and a proportionately greater exposure to the uncertainties associated with deregulation of, the regulated electric utility business of Atlantic.

    The principal advantage of this structure is that it addresses the concerns of the managements of both Delmarva and Atlantic and allows the respective stockholders of Delmarva and Atlantic to gain the level of exposure to the growth prospects of, and uncertainties associated with deregulation of, the regulated electric utility business of Atlantic that the respective managements have deemed advisable. The level of such exposure is reflected primarily by (i) the amount of the Notional Fixed Charge (defined below) ($40 million), (ii) the percentage of equity interest in the Company attributable to the Atlantic Utility Group represented by the outstanding Class A Common Stock (30%) and
(iii) the percentages of Company Common Stock and Class A Common Stock issued to the Atlantic stockholders (39.4% and 100%) and to the Delmarva stockholders (60.6% and 0%). Through the ownership of 39.4% of the Company Common Stock, the Atlantic stockholders will have the benefit of 27.6% (39.4% of 70%) of the interest in the earnings attributable to the current regulated utility business of ACE in excess of $40 million per year as well as a 39.4% of the interest in the first $40 million of such earnings. Accordingly, together with the 30% interest in such earnings represented by the Class A Common Stock, Atlantic stockholders will retain more than half the benefits and risks related to such business. Such exposure will be realized by the respective stockholders to the extent that dividends on the Class A Common Stock will actually be based on, and to the extent that the market price of the Class A Common Stock will actually reflect, the earnings of the Atlantic Utility Group in excess of the Notional Fixed Charge, which are subject to significant uncertainties. The principal disadvantage of this structure is that it creates a complex capital structure for the Company which could have an adverse effect on the trading market for the shares of both the Class A Common Stock and the Company Common Stock. See "Risk Factors--Risk Factors Associated with the Class A Common Stock--No Assurance as to Market Price of Class A Common Stock" and "--Risk Factors Associated with the Company Common Stock--No Assurance as to Market Price of Company Common Stock." For a discussion of risk factors associated with this dual class capital structure, see "Risk Factors--Risk Factors Associated with the Dual Class Common Equity Structure."

    The Class A Common Stock will at the time of the consummation of the Mergers represent 30% of the interest in the Company attributable to the Atlantic Utility Group (as defined below), subject to a $40 million per annum charge (the "Notional Fixed Charge") described below. This is primarily due to the fact that the Company intends to base the amount of dividends on the Class A Common Stock on the earnings of the Atlantic Utility Group in excess of the Notional Fixed Charge, although the Company Board generally has discretion to examine all relevant considerations, including factors affecting the Company overall, in determining such amount. Delmarva and Atlantic have determined that certain businesses, assets and liabilities of ACE described below will be "attributed to," or included in, the Atlantic Utility

Group for purposes of determining such Group's earnings in excess of the Notional Fixed Charge. However, holders of the Class A Common Stock will, like the holders of Company Common Stock, be common stockholders of the Company, will not have any specific rights or claims against such businesses, assets and liabilities, including upon liquidation of the Company, other than as common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. In addition, funds representing the earnings of the Atlantic Utility Group will not necessarily be held in any segregated accounts of such Group. See "Risk Factors--Risk Factors Associated with the Dual Class Common Equity Structure--Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses."

    The Atlantic Utility Group will include the interest of the Company at the Effective Time in ACE, and solely those lines of business in which ACE was engaged as of August 9, 1996, and the assets and liabilities attributable to those lines of business, and which as of August 9, 1996 were: price regulated by the New Jersey Board of Public Utilities (the "NJBPU"); directly related to the supply of electricity (generation and purchase of electricity) or the delivery of electricity (transmission and distribution of electricity); and a line of business for which ACE has a franchise; all of the foregoing as further qualified by the Restated Certificate of Incorporation of the Company (the "Company Charter"), the provisions of which are set forth in Annex IV to this Joint Proxy Statement/Prospectus.

    The Company Common Stock will represent the interest in the Company that is not represented by the Class A Common Stock. This will include (i) the interest in the businesses, assets and liabilities of the Company other than those of the Atlantic Utility Group and (ii) the interest in the Company attributable to the Atlantic Utility Group that is not represented by the outstanding shares of Class A Common Stock but is retained by the Company through its "Intergroup Interest" in the Atlantic Utility Group and through the Notional Fixed Charge.

    Upon consummation of the Mergers, the Intergroup Interest will represent 70% of the interest in the Company attributable to the Atlantic Utility Group. Following the Mergers the Intergroup Interest will be subject to increase or decrease under the circumstances specified in the Company Charter. Should the 70% Intergroup Interest increase or decrease, the Class A Common Stock's 30% proportionate interest in the interest in the Company attributable to the Atlantic Utility Group will correspondingly decrease or increase accordingly.

    Dividends on the Company Common Stock will be based on (i) the earnings of the Company other than those of the Atlantic Utility Group, (ii) earnings of the Atlantic Utility Group in proportion to the Intergroup Interest and (iii) earnings of the Atlantic Utility Group up to the amount of the Notional Fixed Charge.

    The market prices of the Company Common Stock and the Class A Common Stock after the consummation of the Mergers would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Residual Group (as defined under "Description of the Company's Capital Stock--Certain Definitions") and the Atlantic Utility Group (each a "Group" and, together, the "Groups"), investors' expectations for the Groups, trading volumes, the regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the Company Common Stock and the Class A Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses. There is no present intention on the part of Delmarva and Atlantic for the Company to issue any shares of Class A Common Stock following consummation of the Mergers.

    See "Description of the Company's Capital Stock--Common Stock," "--The Class A Common Stock, the Atlantic Utility Group and the Notional Fixed Charge," "--Dividends," "--Intergroup Interest,"
"--Liquidation Rights," "--Certain Definitions--Atlantic Utility Group" and Annex IV to this Joint Proxy Statement/Prospectus.

    It is expected that the Company Common Stock and the Class A Common Stock will be listed on the NYSE.

DIVIDENDS

    It is anticipated that following the Mergers the Company will initially pay dividends on the Company Common Stock at the rate of $1.54 per annum, subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition, capital requirements and other relevant considerations. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and the Company reserves the right to increase or decrease the dividend on the Company Common Stock as may be required by law or contract or as may be determined by the Company Board, in its discretion, to be advisable. For a description of certain restrictions on the Company's ability to pay dividends on Company Common Stock, see "Description of the Company's Capital Stock."

    Subject to declaration by the Company Board and the obligation of the Company Board to consider the financial condition and regulatory environment of the Company and the results of its operations, the dividends declared and paid on the Class A Common Stock will be maintained at a level of $3.20 per share per annum until the earlier of July 1, 2001, or the end of the twelfth calendar quarter following the calendar quarter in which the Effective Time occurs (the "Initial Period"). Thereafter, it is the intention of the Company, subject to declaration by the Company Board and the obligation of the Company Board to consider the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Class A Common Stock in an amount (the amount of such dividends to include the amount credited to the Intergroup Interest as described under "Description of the Company's Capital Stock--Intergroup Interest--Adjustments in Connection with Various Transactions--Dividends") equal to 90% of the Company Net Income Attributable to the Atlantic Utility Group, subject to the fact that if the annual dividends paid on the Class A Common Stock during the Initial Period (including the amount credited to the Intergroup Interest as aforesaid) shall have exceeded 100% of the Company Net Income Attributable to the Atlantic Utility Group during such period, the Company Board may consider such fact in determining the amount of future dividends, if any, on the Class A Common Stock. There can be no assurance that the Company's earnings attributable to the Atlantic Utility Group will be sufficient to cover dividends on the Class A Common Stock during the Initial Period. DIVIDENDS ON THE CLASS A COMMON STOCK WILL NOT BE CUMULATIVE.

    The Company Net Income Attributable to the Atlantic Utility Group for the fiscal year ended December 31, 1995 and the 12-month period ended September 30, 1996 would have been $44.1 million and $31.8 million (I.E., $84.1 million and $71.8 million minus the $40 million Notional Fixed Charge), respectively. The Company Net Income Attributable to the Atlantic Utility Group for these same periods would have been $57.6 million and $49.1 million (I.E., $97.6 million and $89.1 million minus the $40 million Notional Fixed Charge), respectively, not taking into account the higher than expected costs associated with the Salem Nuclear Generating Station described under "Selected Information Concerning Delmarva and Atlantic--Salem Nuclear Generating Station" and the effects of foregone recovery of certain fuel costs under the Southern New Jersey Economic Initiative, which are not expected to recur, and the effects of abnormal weather.

    The dividend policies with respect to the Class A Common Stock and the Company Common Stock are and will be subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition and capital requirements and other relevant considerations, including regulatory considerations. See "Description of the Company's Capital Stock--Common Stock--Dividends--Dividend Policies."

COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS

    As a result of the Mergers, holders of Delmarva Common Stock and Atlantic Common Stock who receive shares of Company Common Stock and, in the case of holders of Atlantic Common Stock, Class A Common Stock will become stockholders of the Company and will have certain rights as stockholders of the Company different from those they had as stockholders of Delmarva or Atlantic. For comparisons of the DGCL to the NJBCA and the VSCA and of the provisions in the articles or certificate of incorporation and bylaws of Delmarva, Atlantic and the Company governing the rights of stockholders of Delmarva, Atlantic and the Company, see "Comparison of Corporate Charters and Rights of Security Holders."

SELECTED INFORMATION CONCERNING DELMARVA AND ATLANTIC

    For recent developments with respect to the Salem Nuclear Generating Station and other information concerning Delmarva and Atlantic, see "Selected Information Concerning Delmarva and Atlantic."

THE COMPANY FOLLOWING THE MERGERS

    Following the consummation of the Mergers, the Company will maintain its corporate headquarters and principal executive offices in Wilmington, Delaware, and the Company will maintain a significant presence in New Jersey. After the consummation of the Mergers, the Company will provide charitable contributions and community support within the service areas of Delmarva and Atlantic and each of their subsidiaries at levels substantially comparable to historical levels of charitable contributions and community support provided by Delmarva and Atlantic prior to the consummation of the Mergers. The business of the Company will be to operate as a holding company for its utility subsidiaries and various nonutility subsidiaries. See "The Company Following the Mergers."

    Following the consummation of the Mergers, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of Delmarva or Atlantic and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's right to enforce them in accordance with their terms (including any reserved right to amend, modify, suspend, revoke or terminate them). The Company will take all action necessary so that, after the consummation of the Mergers, the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva and the Equity Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic will be terminated, replaced or amended to provide for the issue and sale of Company Common Stock in place of Delmarva Common Stock or Atlantic Common Stock, as the case may be, under such plans. See "The Merger Agreement--Benefit Plans."

    Both the holders of Company Common Stock and the holders of Class A Common Stock will receive the consolidated financial statements of the Company. Since upon consummation of the Mergers the financial results of ACE will be substantially identical to the financial results for the Atlantic Utility Group, the notes to the consolidated financial statements of the Company will at such time include condensed financial information of ACE, including a reconciliation of ACE's Income Available to Common Stockholders to the Earnings Applicable for Class A Common Stock. Complete financial statements of ACE will continue to be filed under the Exchange Act and will be available to stockholders upon request.

                                  RISK FACTORS

    Stockholders should carefully consider the following factors, in addition to the other information contained elsewhere in this Joint Proxy
Statement/Prospectus, the Annexes hereto and the documents incorporated by reference or otherwise referred to herein, in connection with the Mergers.

RISK FACTORS ASSOCIATED WITH THE DUAL CLASS COMMON EQUITY STRUCTURE

    STOCKHOLDERS OF ONE COMPANY; FINANCIAL EFFECTS ON ONE BUSINESS COULD AFFECT OTHER BUSINESSES. Notwithstanding the attribution of assets and liabilities, equity and items of income and expense between the Atlantic Utility Group and the Residual Group (each as defined under "Description of the Company's Capital Stock--Certain Definitions"; each a "Group" and, together, the "Groups"), the capital structure of the Company contemplated by the Merger Agreement will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of Company Common Stock and of Class A Common Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from either Group that affect the Company's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial condition of the other Group and the market price of both the Company Common Stock and the Class A Common Stock.

    The financial condition of each Group will principally reflect the financial condition of the businesses included therein. However, the Residual Group's financial condition will reflect the fact that the Residual Group will hold an undivided interest in the individual businesses, assets and liabilities of the Atlantic Utility Group equal to the Intergroup Interest Fraction, which at the consummation of the Mergers will equal 70%. See "Description of the Company's Capital Stock--Intergroup Interest."

    LIMITED SEPARATE STOCKHOLDER RIGHTS; EFFECTS ON VOTING POWER. From and after the consummation of the Mergers, holders of Company Common Stock and Class A Common Stock would not be provided any rights specifically related to their corresponding Groups or have any right to vote on matters as a separate class, other than (i) as set forth in the Company Charter and described under "Description of the Company's Capital Stock--Common Stock" and (ii) separate voting rights in limited circumstances as required by the DGCL. Separate meetings for the holders of Company Common Stock or Class A Common Stock would not be held.

    From and after the consummation of the Mergers, holders of Company Common Stock, Class A Common Stock and any preferred stock, par value $.01 per share, of the Company (the "Preferred Stock") having general voting rights would vote as one class on all matters coming before any meeting of stockholders and would not have any separate class voting rights except in limited circumstances as required by the DGCL and as provided in the Company Charter in the case of any Preferred Stock. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would alter or change the powers, preferences or special rights of such class so as to affect them adversely. The DGCL does not provide for any other separate voting rights of a class of capital stock (other than with respect to a change in par value or an increase or decrease in the authorized shares of such class).

    Certain matters on which holders of Company Common Stock and of Class A Common Stock would vote together as a single class could involve a divergence or the appearance of a divergence of interests between the holders of Company Common Stock and the holders of Class A Common Stock. For example, the Company Charter does not require that a merger or consolidation of the Company requiring the approval of the Company's stockholders be approved by a separate vote of holders of either class of Common Stock. As a result, if holders of any one or more classes of Common Stock that possess the requisite voting power vote to approve the merger or consolidation, the merger or consolidation could be consummated even if the holders of a majority of some other class of Common Stock vote against the merger or consolidation. See "--Potential Divergence of Interests and Requirement to Act on Behalf of

Company and All Stockholders" and "--Management and Allocation Policies Not Formulated; Policies Subject to Revision." The holders of Common Stock will not be entitled to cumulative votes for the election of directors. Except as may otherwise be required by the laws of the State of Delaware, the holders of Company Common Stock and the holders of Class A Common Stock will vote as one class for all purposes. Neither the holders of Company Common Stock nor the holders of Class A Common Stock will have any rights to vote as a separate class on any matters submitted to a vote at a meeting of stockholders except with respect to certain limited class voting rights provided under the DGCL.

    If the Merger Agreement is approved by the stockholders of Delmarva and Atlantic and the Mergers are consummated, the Class A Common Stock will have one vote per share and the Company Common Stock will have one vote per share. Based on the shares of Delmarva Common Stock and Atlantic Common Stock outstanding as of the close of business on September 30, 1996, the Company Common Stock would represent approximately 94.2%, and the Class A Common Stock would represent approximately 5.8%, of the voting power of all classes entitled to vote on matters presented to stockholders. See "Description of Company's Capital Stock--Voting."

    POTENTIAL DIVERGENCE OF INTERESTS AND REQUIREMENT TO ACT ON BEHALF OF COMPANY AND ALL STOCKHOLDERS. In certain instances where the interests of the holders of Company Common Stock and the holders of Class A Common Stock may diverge or appear to diverge, the Company Board will be required to act on behalf of the Company and its stockholders taken as a whole. As further discussed below, examples include determinations by the Company Board to (i) convert each outstanding share of Class A Common Stock into shares of Company Common Stock, (ii) approve the disposition of all or substantially all of the properties and assets of the Atlantic Utility Group, (iii) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group, (iv) allocate the proceeds of issuances of Class A Common Stock either to the Residual Group in reduction in the Intergroup Interest or to the Atlantic Utility Group, (v) pay or omit to pay dividends on Company Common Stock or Class A Common Stock or (vi) approve transactions involving the transfer of funds or assets from one Group to the other Group or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to the other Group. When making decisions with regard to matters with respect to which the holders of the Company Common Stock and the holders of the Class A Common Stock would have potentially divergent interests, the Company Board would act in accordance with the terms of the Company Charter, its fiduciary duties and, to the extent applicable and consistent with its fiduciary duties, the management and accounting policies, if any, adopted by the Company Board as discussed under "The Company Following the Mergers--Management of the Company." See "--Fiduciary Duties of the Company Board Are to All Stockholders Regardless of Class."

    ALLOCATION OF RESOURCES AND FINANCIAL SUPPORT; PURSUIT OF OPERATIONAL STRATEGIES. The Company Board could from time to time allocate resources and financial support to or pursue operational strategies through one Group instead of the other Group. The decision to allocate resources and financial support to one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its business strategies. Any such decision may favor one Group at the expense of the other. For example, the decision to obtain funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies. All such decisions will be made by the Company Board in its good faith business judgment and in accordance with procedures and policies adopted by the Company Board from time to time, including the policies described under "The Company Following the Mergers-- Certain Management Policies," to ensure that such decisions will be made in a manner consistent with the best interests of the Company and all of its stockholders, including both the holders of the Class A Common Stock and the holders of the Company Common Stock. Following the Effective Time, the Audit Committee of the Company Board will be charged with the responsibility of advising the Company Board with respect to certain intercompany transactions and other fiduciary matters that may relate to the Class A Common Stock. See "The Company Following the Mergers--Management of the Company."

    FIDUCIARY DUTIES OF THE COMPANY BOARD ARE TO ALL STOCKHOLDERS REGARDLESS OF CLASS. Under Delaware law, the Company Board has a duty to act with due care and in the best interests of the Company as a whole and the entire body of stockholders, including the holders of Company Common Stock and Class A Common Stock. Although the Company is not aware of any precedent concerning the manner in which principles of Delaware law would be applied in the context of a capital structure involving multiple classes or series of capital stock the rights of which include terms designed to reflect the separate performance of specified businesses, principles of Delaware law provide that a board of directors must act in accordance with its good faith business judgment of the corporation's best interests, taking into consideration the interests of the entire body of stockholders regardless of class or series. Under these principles of Delaware law and the "business judgment rule," a good faith determination made by a disinterested and adequately informed Company Board with respect to any matter having a disparate impact upon the holders of Company Common Stock and the holders of Class A Common Stock would be a defense to any challenge to such a determination. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above or may fashion new principles of Delaware law, in order to decide such a case, which would be a case of first impression. There may arise circumstances involving a divergence of interests in which the Company Board is held to have properly discharged its responsibilities to act with due care and in the best interests of the Company and the entire body of stockholders but in which holders of either the Company Common Stock or the Class A Common Stock consider themselves to be disadvantaged relative to the other class. In such a case, such holders would not have any remedy under Delaware law with respect to the circumstances giving rise to the divergence of interests.

    Disproportionate ownership interests of members of the Company Board in the Company Common Stock and the Class A Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See "-- Potential Divergence of Interests." The existing benefit plans of Delmarva and Atlantic will be converted to plans of the Company that will provide for the issuance of Company Common Stock and not Class A Common Stock. See "The Company Following the Mergers--Operations of the Company" and "Approval of the Company Incentive Compensation Plan." Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of Company Common Stock and Class A Common Stock were disproportionate or had disparate values.

    MANAGEMENT AND ALLOCATION POLICIES NOT FORMULATED; POLICIES SUBJECT TO REVISION. Except for the provision contained in the Merger Agreement pursuant to which the Audit Committee of the Company Board will advise the Company Board with respect to certain intercompany transactions and other fiduciary matters that may be related to the Class A Common Stock (see "The Company Following the Mergers--Management of the Company"), Delmarva and Atlantic have determined not to adopt specific management and allocation policies with respect to cash management, corporate expenses, allocation of assets and liabilities and inter-Group transactions at the present time. Rather than develop policies at this time, the Company Board intends to exercise from time to time its judgment, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisers, and how to assess which available alternative is in the best interests of the Company and all of its stockholders. Delmarva and Atlantic believe the advantages of retaining board flexibility to address circumstances as they arise outweigh any perceived advantages that may derive from the adoption of policies at the present time.

    Any management and allocation policies with respect to cash management, corporate expenses, allocation of assets and inter-Group transactions adopted by the Company Board will be required to conform to federal and state regulations, which extensively regulate the operations of the Company and its affiliates and which may impose procedural, substantive, record keeping, accounting and other requirements on the Company in connection with such matters. See "The Company Following the Mergers-- Management of the Company."

    After management and allocation policies, if any, are adopted, any and all of them could be modified or rescinded by the Company Board, in its sole discretion, without the approval of stockholders. Any determination to modify or rescind such policies, or to adopt other policies in their place, including any such decision that could have disparate effects upon holders of Company Common Stock or Class A Common Stock, would be made by the Company Board as set forth under "-- Fiduciary Duties of the Company Board Are to All Stockholders Regardless of Class." See "The Company Following the Mergers--Management of the Company."

    LIMITATIONS ON POTENTIAL ACQUISITION OF A GROUP. If each Group were a separate publicly held corporation, any person interested in acquiring such corporation without negotiation with management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. Although approval and consummation of the Mergers would authorize issuance of the Class A Common Stock that is intended to reflect the performance of the Atlantic Utility Group and the Company Common Stock that is intended to reflect the performance of the Residual Group, a person interested in acquiring only one Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company, including the Company Common Stock and the Class A Common Stock. See "Description of the Company's Capital Stock--Voting."

    ABSENCE OF APPROVAL RIGHTS WITH RESPECT TO FUTURE ISSUANCES OF AUTHORIZED SHARES. Following consummation of the Mergers, the authorized but unissued shares of capital stock would be available for issuance from time to time by the Company at the sole discretion of the Company Board for any proper corporate purpose. Such issuances could include shares of Company Common Stock or (although there is no present intention to issue any such shares) shares of Class A Common Stock, as well as the issuance of such shares upon the conversion or exercise of securities of the Company that are convertible into or exercisable or exchangeable for such shares. The approval of the stockholders of the Company will not be sought by the Company for the issuance of authorized but unissued shares of Company Common Stock or Class A Common Stock (or the reissuance of previously issued shares that have been reacquired by the Company) or securities of the Company that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the Company Board or required by applicable law, regulation or stock exchange requirements. The authorized capital stock of the Company, as of the time of the consummation of the Mergers, will consist of (i) 160 million shares of common stock, of which 150 million shares will be designated as Company Common Stock and 10 million shares will be designated as Class A Common Stock, and (ii) 20 million shares of Preferred Stock.

    ANTI-TAKEOVER CONSIDERATIONS. The Company Charter and the bylaws of the Company (the "Company Bylaws"), the existence of the Class A Common Stock, the DGCL, various state public utility regulatory statutes and the Public Utility Holding Company Act of 1935, as amended (the "1935 Act") may serve to discourage or make more difficult a change in control of the Company without the support of the Company Board or without meeting various other conditions. Charter and bylaw provisions that may discourage or make more difficult a change in control of the Company include the authorization of the Company Board to issue additional shares of Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series without further action by the Company's stockholders, certain procedures required in connection with the nomination of directors of the Company and the other provisions described under "Description of the Company's Capital Stock--Anti-Takeover Provisions." The existence of the Class A Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different classes of Common Stock and the effects of actions the Company might take such as causing a conversion of the Class A Common Stock. In addition, to the extent the relative market values of the Company Common Stock and the Class A Common Stock fluctuate, a potential acquiror may be able to acquire relatively more or less voting power for the same consideration depending on which class of Common Stock is purchased. The Company is subject to Section 203 of the DGCL, which, in general, prohibits a "business combination" between a corporation and an "interested stockholder" unless certain conditions are met. In addition, certain acquisitions of outstanding voting shares would require prior approval of state regulatory authorities pursuant to applicable state public utility regulatory statutes and of the SEC pursuant to the 1935 Act. See "Regulatory Matters." The provisions of the Company Charter and the Company Bylaws, the existence of the Class A Common Stock and provisions of the DGCL, various state utility regulatory statutes and the 1935 Act could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control. See "Description of the Company's Capital Stock--Anti-Takeover Provisions."

RISK FACTORS ASSOCIATED WITH EACH CLASS OF COMMON STOCK

    NO ASSURANCE OF PAYMENT OF DIVIDENDS ON THE COMMON STOCK. Although the Merger Agreement sets forth a dividend policy with respect to the Class A Common Stock, and Delmarva and Atlantic have announced a dividend policy for the Company Common Stock at the time of the consummation of the Mergers, such dividend policies are and will be subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition and capital requirements and other relevant considerations, including regulatory considerations. Such policies, moreover, are not contained within the Company Charter, which is the instrument that establishes the terms of the Common Stock. See "Description of the Company's Capital Stock--Common Stock--Dividends--Dividend Policies" and "The Company Following the Mergers--Dividend Policies." Any dividends on the Company Common Stock and the Class A Common Stock that may be declared by the Company Board will be payable out of the lesser of (i) the funds of the Company legally available for such purpose, which are determined on the basis of the entire Company, and (ii) the Residual Group Available Dividend Amount and the Atlantic Utility Group Available Dividend Amount, respectively. See "Description of the Company's Capital Stock--Common Stock--Dividends--Available Amounts." The Company's ability to pay dividends will depend primarily upon the ability of its subsidiaries, including Delmarva and ACE, to pay dividends or otherwise transfer funds to it. Financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Such charter provisions include the provisions in the Restated Certificate and Articles of Incorporation, as amended, of Delmarva (the "Delmarva Charter") and in the Certificate of Incorporation, as amended, of ACE (the "ACE Charter") that, respectively, preclude the payment of dividends on Delmarva Common Stock and the common stock, $3.00 par value, of ACE (the "ACE Common Stock") if there are any arrearages in payment of dividends on the Delmarva Preferred Stock or on the ACE preferred stock (the "ACE Preferred Stock"). Under the 1935 Act, the SEC has the power to preclude the payment of dividends by Delmarva and ACE to the Company or to preclude the payment of dividends by the Company under certain circumstances. Any net losses of the Company (without regard to whether such losses arose from any specific Group), any dividends or distributions on, or repurchases of, the Company Common Stock or the Class A Common Stock, and any dividends on, and certain repurchases of Company Preferred Stock, will reduce the funds of the Company legally available for payment of dividends on both the Company Common Stock and the Class A Common Stock. Subject to limitations of the DGCL and the Company Charter, the Company Board may declare and pay dividends on Company Common Stock and Class A Common Stock in equal or unequal amounts, or may decide not to declare and pay such dividends, notwithstanding the relationship between the Residual Group Available Dividend Amount and the Atlantic Utility Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of, the Company Common Stock or the Class A Common Stock or any other factor. See "Description of the Company's Capital Stock-- Common Stock--Dividends--Dividend Policies."

    DISPOSITION OF GROUP ASSETS WITHOUT STOCKHOLDER APPROVAL. As long as the assets of a Group represent less than substantially all of the properties and assets of the Company, the Company Board may approve sales and other dispositions of any amount of the properties and assets of such Group without stockholder approval, since under the DGCL and the Company Charter stockholder approval is required only for a sale or other disposition of all or substantially all of the properties and assets of the Company as a whole. The proceeds from any such disposition would be assets attributed to such Group and used for its benefit.

RISK FACTORS ASSOCIATED WITH THE CLASS A COMMON STOCK

    NO ASSURANCE OF PAYMENT OF DIVIDENDS ON THE CLASS A COMMON STOCK. The Merger Agreement provides, subject to declaration by the Company Board and the obligation of the Company Board to react to the financial condition and regulatory environment of the Company and its results of operations, that the dividends declared and paid on the Class A Common Stock will be maintained at a level of $3.20 per share per annum until the earlier of July 1, 2001 or the end of the twelfth calendar quarter following the calendar quarter in which the Mergers are consummated (the "Initial Period"). It is the intention of the Company after the Initial Period to pay dividends on Class A Common Stock (the amount of such dividends to include the amount credited to the Intergroup Interest as described below under "Description of the Company's Capital Stock--Intergroup Interest--Adjustments in Connection with Various Transactions--Dividends") at a rate equal to 90% of the Company's earnings attributable to the Atlantic Utility Group in excess of an amount equal to $40,000,000 per annum (the "Notional Fixed Charge"). The anticipated dividend rate for the Initial Period of $3.20 per annum would imply, at a payout ratio of 90%, that Company Net Income Attributable to the Atlantic Utility Group exceeded $3.56 per outstanding share of Class A Common Stock. There can be no assurance that the Atlantic Utility Group will have sufficient earnings after the Initial Period to maintain a $3.20 per share dividend rate for the Class A Common Stock. Furthermore, the Merger Agreement provides that if and to the extent that the annual dividends paid on the Class A Common Stock during the Initial Period (including the amount credited to the Intergroup Interest as aforesaid) shall have exceeded 100% of Company Net Income Attributable to the Atlantic Utility Group during such period, the Company Board may consider such fact in determining the appropriate annual dividend rate on the Class A Common Stock following the Initial Period. DIVIDENDS ON THE CLASS A COMMON STOCK WILL NOT BE CUMULATIVE. See "Description of the Company's Capital Stock-- Common Stock--Dividends--Dividend Policies."

    CONVERSION OF CLASS A COMMON STOCK INTO COMPANY COMMON STOCK AT THE OPTION OF THE COMPANY. The Company Board could, in its sole discretion, determine to convert each outstanding share of Class A Common Stock into shares of Company Common Stock (i) at any time at a premium that will decline over four years from 25% to 10% or (ii) following a dividend or partial redemption undertaken in connection with a disposition of all or substantially all of the properties and assets of the Atlantic Utility Group. Such determination could be made at a time when either or both the Company Common Stock and the Class A Common Stock may be considered to be overvalued or undervalued. In addition, any such conversion at any such premium would dilute the interests in the Company of the holders of Company Common Stock and could preclude holders of both classes of Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant business group. In determining whether to convert Class A Common Stock into the Company Common Stock, the Company Board would act in accordance with its good faith business judgment that any such conversion is in the best interests of the Company and all of its stockholders, including both the holders of the Class A Common Stock and the holders of the Company Common Stock. The Company cannot predict the impact on the market prices of the Company Common Stock or the Class A Common Stock of its ability to effect any such conversion or the effect, if any, that the exercise by the Company of such conversion right would have on the market price of the Company Common Stock or the Class A Common Stock prevailing at such time. See "--Risk Factors Associated with the Dual Class Common Equity Structure--Potential Divergence of Interests and Requirement to Act on Behalf of Company and All Stockholders" and "Description of the Company's Capital Stock--Conversion and Redemption of the Class A Common Stock."

    NO ASSURANCE AS TO MARKET PRICE OF CLASS A COMMON STOCK. Because there has been no prior market for the Class A Common Stock of the Company, there can be no assurance as to the market price of the Class A Common Stock following the consummation of the Mergers. Accordingly, there can be no assurance that the combined market values of the Company Common Stock and the Class A Common Stock held by an Atlantic stockholder after the consummation of the Mergers will equal or exceed the market value of the Atlantic Common Stock held by such stockholder prior to such time. See "Selected Historical and Unaudited Pro Forma Financial Data--Comparative Per Share Prices of Delmarva Common Stock and Atlantic Common Stock."
    The market prices of the Class A Common Stock after the consummation of the Mergers would be determined in the trading markets and could be influenced by many factors, including the results of the Atlantic Utility Group, investors' expectations for the Atlantic Utility Group, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the Class A Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses. There is no present intention on the part of Delmarva and Atlantic for the Company to issue any shares of Class A Common Stock following consummation of the Mergers. Financial effects of the Atlantic Utility Group that affect the Company's consolidated results of operations or financial condition could affect the market prices of the Class A Common Stock. In addition, the Company cannot predict the impact of certain terms of the Class A Common Stock on their market price, such as (i) basing the consideration to be paid, if all or substantially all of the properties and assets of the Atlantic Utility Group are sold in a Disposition, on the Net Proceeds of such Disposition, (ii) the ability of the Company to convert Class A Common Stock into Company Common Stock or (iii) the discretion of the Company Board to make various determinations with respect to the Atlantic Utility Group and the Class A Common Stock.

    The possibility that the Company's earnings attributable to the Atlantic Utility Group will not be sufficient to maintain the dividend rate that the Company intends to pay during the Initial Period, and therefore, the possibility that the dividend rate payable on the Class A Common Stock will be reduced after the Initial Period by a material amount, may have an adverse impact on the market price of the Class A Common Stock. In addition, because the earnings of the Company attributable to the Atlantic Utility Group out of which dividends on the Class A Common Stock will be paid are calculated after deduction of the Notional Fixed Charge, a small change in the earnings of the Company attributable to the Atlantic Utility Group may have a disproportionately large impact, on a percentage basis, on the earnings available to pay dividends on the Class A Common Stock. As a result, the market price of the Class A Common Stock may be more volatile than the market price of the Company Common Stock.

    The earnings of the Company attributable to the Atlantic Utility Group are dependent on a number of factors, many of which are beyond the control of the Company. These factors include the growth in demand for electric power in the areas served by the Atlantic Utility Group and the scope and timing of regulatory changes that would allow other suppliers of electric power to serve customers in the areas served by the Atlantic Utility Group. Because the Atlantic Utility Group's average cost of power is above-market, changes in the regulatory environment that allow lower cost suppliers of power to compete with the Atlantic Utility Group without a corresponding non-bypassable charge having been allowed by the regulatory authorities may have an adverse impact on the Company's earnings attributable to the Atlantic Utility Group.

    In connection with payments of dividends on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group will be credited and the Atlantic Utility Group will be charged an amount reflecting the Intergroup Interest. See "Description of the Company's Capital Stock--Intergroup Interest" and "--Dividends." In the event the businesses attributable to the Atlantic Utility Group do not make a cash payment to the Residual Group in the amount of such credit and charge at the time a dividend is paid on the Class A Common Stock, the Company may account for the credit and charge in a number of possible ways. For instance, the Company could treat the amount effectively as a loan from the

Residual Group to the Atlantic Utility Group, on which interest would be payable. Alternatively, the Company could also adjust for the credit and the charge by reducing the Outstanding Atlantic Utility Fraction and increasing the Intergroup Interest Fraction.

    POTENTIAL ADVERSE EFFECTS OF POSSIBLE DISPOSITION OF ASSETS ATTRIBUTABLE TO THE ATLANTIC UTILITY GROUP. The terms of the Class A Common Stock provide that if the Company and/or its subsidiaries were to dispose of all or substantially all of the properties and assets attributable to the Atlantic Utility Group, other than in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business and other than in connection with the disposition of all or substantially all of the assets of the Company, the Company would be required, at its option, either to (i) distribute to holders of Class A Common Stock an amount equal to their proportionate interest in the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of Class A Common Stock or (ii) convert outstanding shares of Class A Common Stock into shares of the corresponding series of Company Common Stock at a conversion ratio based on 110% of the average daily ratio of the Market Value of a share of Class A Common Stock to the Market Value of a share of Company Common Stock over a specified period following such Disposition. In addition, the Company Charter will not require the Company Board to select the option that would result in the distribution with the highest value to the holders of the Class A Common Stock or with the smallest effect on the Company Common Stock. The Company Board would select an option based upon its good faith business judgment that such option is in the best interests of the Company and all of its stockholders, including both the holders of the Class A Common Stock and the holders of the Company Common Stock. "Net Proceeds" means the proceeds of such Disposition after payment of or provision for certain specified costs, including taxes to be paid by the Company in respect of the Disposition or such dividend or redemption, transaction costs and liabilities and other obligations (including obligations in respect of preferred stock) attributed to the Atlantic Utility Group. If the Atlantic Utility Group were a separate independent company and its shares were acquired by another person, certain of those costs, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such a separate independent company in connection with such a stock acquisition might be greater than the Fair Value of the Net Proceeds that would be received by holders of Class A Common Stock if all or substantially all of the properties and assets of the Atlantic Utility Group were sold. In addition, no assurance can be given that the Net Proceeds per share of Class A Common Stock to be received in connection with a Disposition of all or substantially all of the properties and assets of the Atlantic Utility Group will be equal to or more than the market value per share of Class A Common Stock prior to or after announcement of such Disposition. See "-- Conversion of Class A Common Stock into Company Common Stock at the Option of the Company" and "--No Assurance as to Market Price of Class A Common Stock" and "Description of the Company's Capital Stock--Conversion and Redemption of the Class A Common Stock."

RISK FACTORS ASSOCIATED WITH THE COMPANY COMMON STOCK

    NO ASSURANCE AS TO MARKET PRICE OF COMPANY COMMON STOCK. Because there has been no prior market for the Company Common Stock, there can be no assurance as to the market price of the Company Common Stock following the consummation of the Mergers. Accordingly, there can be no assurance that the combined market values of the Company Common Stock and the Class A Common Stock held by an Atlantic stockholder after the consummation of the Mergers will equal or exceed the market value of the Atlantic Common Stock held by such stockholder prior to such time or that the market value of the Company Common Stock held by a Delmarva stockholder after the consummation of the Mergers will equal or exceed the market value of the Delmarva Common Stock held by such stockholder prior to such time. See "Selected Historical and Unaudited Pro Forma Financial Data--Comparative Per Share Prices of Delmarva Common Stock and Atlantic Common Stock."
    The market price of the Company Common Stock after the consummation of the Mergers would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Groups, investors' expectations for the Groups, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the Company Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses. Financial effects of the Groups that affect the Company's consolidated results of operations or financial condition could affect the market prices of the Company Common Stock. In addition, the Company cannot predict the impact of certain terms of the Company Common Stock and the Class A Common Stock on the market price of the Company Stock such as (i) basing the consideration to be paid, if all or substantially all of the properties and assets of the Atlantic Utility Group are sold in a Disposition, on the Net Proceeds of such Disposition, (ii) the ability of the Company to convert Class A Common Stock into Company Common Stock or (iii) the discretion of the Company Board to make various determinations with respect to the Groups and the Company Common Stock and Class A Common Stock.

    NO COMPANY CHARTER PROVISION GOVERNING DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE RESIDUAL GROUP'S PROPERTIES AND ASSETS. The Company Charter does not contain provisions relating to a disposition of all or substantially all of the properties and assets of the Residual Group comparable to those relating to a Disposition of all or substantially all of the properties and assets of the Atlantic Utility Group discussed above under "--Risk Factors Associated with the Class A Common Stock--Potential Adverse Effects of Possible Disposition of Assets of the Atlantic Utility Group." See "Description of Company's Capital Stock--Conversion and Redemption of the Class A Common Stock." The appropriate disposition of proceeds, if any, in the case of a disposition of all or substantially all of the properties and assets of the Residual Group would be subject to determination by the Company Board in accordance with the Company Charter and in the exercise of its fiduciary duties. See "--Risk Factors Associated with the Dual Class Common Equity Structure--Fiduciary Duties of the Company Board Are to All Stockholders Regardless of Class."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following tables contain the (1) selected historical consolidated financial data, including certain historical per share data, for Delmarva and Atlantic and (2) selected unaudited pro forma combined financial data, including pro forma combined per share data, for the Company. The selected historical financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of Delmarva and Atlantic as presented in their respective 1995 Forms 10-K and 1996 Forms 10-Q, which are incorporated by reference herein. See "Available Information" and "Incorporation by Reference." The selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial statements and related notes thereto of the Company, which are set forth elsewhere in this Joint Proxy Statement/Prospectus.

SELECTED HISTORICAL FINANCIAL DATA

    The selected historical consolidated financial data for Delmarva and Atlantic for each year in the five-year period ended December 31, 1995 have been derived from the audited financial statements of Delmarva and Atlantic, respectively. The selected historical financial data for Delmarva and Atlantic for the nine months ended September 30, 1996 and 1995, have been derived from the unaudited financial statements of Delmarva and Atlantic, respectively, which, in the opinion of the management of both companies, reflect all adjustments, including only normal recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. The results for such interim periods do not necessarily indicate the results for the full fiscal year.

                         DELMARVA POWER & LIGHT COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                               ------------------------  -----------------------------------------------------
                                   1996         1995       1995       1994       1993       1992       1991
                               -------------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
  Operating revenues.........      $834,579    $753,893   $995,103   $991,021   $970,607   $864,044   $855,821
  Income from continuing
    operations...............        94,503      97,566    117,488    108,310(a)   111,076    98,526(b)    80,506
  Net income.................        94,503      97,566    117,488    108,310(a)   111,076    98,526(b)    93,236(c)
  Earnings applicable to
    common stock.............        87,210      90,089    107,546     98,940(a)   101,074    90,177(b)    85,259(c)
  Earnings per average share
    of common stock from
    continuing operations....         $1.44       $1.50      $1.79      $1.67(a)     $1.76     $1.69(b)     $1.44
  Earnings per average share
    of common stock..........         $1.44       $1.50      $1.79      $1.67(a)     $1.76     $1.69(b)     $1.69(c)
  Dividends declared per
    share of common stock....        $1.155      $1.155      $1.54      $1.54      $1.54      $1.54      $1.54


                                                                             DECEMBER 31,
                               SEPTEMBER 30,             -----------------------------------------------------
                                   1996                    1995       1994       1993       1992       1991
                               -------------             ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
  Total assets...............    $2,898,111              $2,866,685 $2,669,785 $2,592,479 $2,374,793 $2,263,718
  Long-term debt and capital
    lease obligations........       848,953(d)             874,672(d)   794,218(d)   759,703(d)   813,468(d)   799,483(d)
  Book value per common share
    outstanding..............        $15.48                 $15.20     $14.85     $14.66     $13.77     $13.42

------------------------

(a) The 1994 early retirement offer reduced net income and earnings per share by $10.7 million and $0.18, respectively.

(b) The 1992 settlement of the Peach Bottom lawsuit increased net income and earnings per share by $11.4 million and $0.21, respectively.

(c) The 1991 one-time cumulative effect of a change in accounting for unbilled revenues increased net income and earnings per share by $12.7 million and $0.25, respectively.

(d) Excludes variable rate demand bonds classified as current liabilities and amounts due within one year.

                             ATLANTIC ENERGY, INC.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                 --------------------  -----------------------------------------------------
                                   1996       1995       1995       1994       1993       1992       1991
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
  Operating revenues...........   $752,968   $727,543   $953,137   $913,039   $865,675   $816,825   $808,374
  Net income...................     58,352     70,782     81,768     76,113(a)    95,297(b)    86,210(c)    85,635
  Earnings per average share of
    common stock...............      $1.11      $1.34      $1.55      $1.41(a)     $1.80(b)     $1.67(c)     $1.75
  Dividends declared per share
    of common stock............     $1.155     $1.155      $1.54      $1.54     $1.535     $1.515     $1.495

                                                                         DECEMBER 31,
                                      SEPTEMBER 30,  -----------------------------------------------------
                                          1996         1995       1994       1993       1992       1991
                                      -------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
  Total assets......................    $2,679,681   $2,620,896 $2,545,555 $2,487,508 $2,219,338 $2,151,416
  Preferred stock subject to
    mandatory redemption............        90,000(d)   114,750(d)   149,250(d)   173,750(d)   190,250(d)   191,300(d)
  Long-term debt and capital lease
    obligations.....................       866,805(d)   870,083(d)   819,399(d)   810,508(d)   680,085(d)   617,900(d)
  Book value per common share
    outstanding.....................        $15.42      $15.48     $15.56     $15.62     $15.17     $14.84

------------------------

(a) The 1994 employee separation costs reduced net income and earnings per share by $17.3 million and $0.32, respectively.

(b) The 1993 nonrecurring charges for reorganization activities reduced net income and earnings per share by $5.4 million and $0.10, respectively.

(c) The 1992 settlement of the Peach Bottom lawsuit increased net income and earnings per share by $7.7 million and $0.15, respectively.

(d) Excludes amounts due within one year.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND COMPARATIVE PER SHARE
  DATA

    The following selected unaudited pro forma combined financial data combine the historical consolidated balance sheets and statements of operations of Delmarva and Atlantic for the same periods, after giving effect to the Mergers under the purchase method of accounting and assuming that the Mergers had been effective for all periods presented. Pro forma per share data for Company Common Stock give effect to the conversion of each share of Delmarva Common Stock into one share of Company Common Stock and the conversion of each share of Atlantic Common Stock into 0.75 of one share of Company Common Stock and 0.125 of one share of Class A Common Stock. This data does not reflect any cost savings or other synergies anticipated by management as a result of the Mergers. See "The Merger Agreement--The Mergers." The selected unaudited pro forma combined financial data are not necessarily indicative of the actual operating outcomes or financial position that would have resulted had the Mergers been consummated on the dates for which the Mergers are being given effect and should not be construed as necessarily indicative of future operating results or financial position. The following information is based on the unaudited pro forma combined statements of income and balance sheet presented below in this Joint Proxy Statement/Prospectus (see "Unaudited Pro Forma Combined Financial Statements").

                                  THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           PRO FORMA
                                                                             -------------------------------------
                                                                                NINE MONTHS
                                                                                   ENDED            YEAR ENDED
                                                                             SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                                             ------------------  -----------------
INCOME STATEMENT DATA
  Operating revenues.......................................................        $1,587,547         $1,948,240
  Net income...............................................................           144,407            187,567
  Earnings applicable to common stock......................................           134,828            173,736
  Earnings applicable to Class A common stock..............................             9,579             13,831
  Earnings per average share of common stock...............................             $1.35              $1.74
  Earnings per average share of Class A common stock.......................             $1.45              $2.10
  Dividends declared per share of common stock.............................            $1.155              $1.54
  Dividends declared per share of Class A common stock.....................             $2.40              $3.20

                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
BALANCE SHEET DATA
  Total assets................................................................................        $5,774,342
  Preferred stock of subsidiaries subject to mandatory redemption.............................           183,950
  Long-term debt and capital lease obligations, net of current maturities.....................         1,715,758
  Book value per share outstanding............................................................            $17.53

COMPARATIVE EARNINGS, DIVIDENDS AND BOOK VALUES PER SHARE OF COMMON STOCK AND
  CLASS A COMMON STOCK

                                                                                 NINE MONTHS
                                                                                    ENDED             YEAR ENDED
                                                                             SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                                                             -------------------  -------------------
EARNINGS PER AVERAGE SHARE OF COMMON STOCK
  The Company
    Pro forma (a)..........................................................       $    1.35            $    1.74
  Delmarva
    Historical.............................................................            1.44                 1.79
    Equivalent pro forma (b)...............................................            1.35                 1.74
  Atlantic
    Historical.............................................................            1.11                 1.55
    Equivalent pro forma (c)...............................................            1.01                 1.31
EARNINGS PER AVERAGE SHARE OF CLASS A COMMON STOCK
  The Company
    Pro forma (a)..........................................................            1.45                 2.10
  Atlantic
    Equivalent pro forma (d)...............................................            1.45                 2.10
EQUIVALENT PRO FORMA EARNINGS PER SHARE TO BE RECEIVED BY ATLANTIC COMMON
 STOCKHOLDERS FOR EACH SHARE OF ATLANTIC COMMON STOCK (E)..................            1.19                 1.57
DIVIDENDS PER SHARE OF COMMON STOCK
  The Company
    Pro forma (a)..........................................................           1.155                 1.54
  Delmarva
    Historical.............................................................           1.155                 1.54
    Equivalent pro forma (b)...............................................           1.155                 1.54
  Atlantic
    Historical.............................................................           1.155                 1.54
    Equivalent pro forma (c)...............................................           0.866                1.155
DIVIDENDS PER SHARE OF CLASS A COMMON STOCK
  The Company
    Pro forma (a)..........................................................            2.40                 3.20
  Atlantic
    Equivalent pro forma (d)...............................................            2.40                 3.20
EQUIVALENT PRO FORMA DIVIDENDS PER SHARE TO BE RECEIVED BY ATLANTIC COMMON
 STOCKHOLDERS FOR EACH SHARE OF ATLANTIC COMMON STOCK (E)..................           1.166                1.555


                                                                                                  SEPTEMBER 30, 1996
                                                                                                  -------------------
BOOK VALUE PER SHARE OUTSTANDING
  The Company
    Pro forma (a)..........................................................                            $   17.53
  Delmarva
    Historical.............................................................                                15.48
    Equivalent pro forma...................................................                                17.53
  Atlantic
    Historical.............................................................                                15.42
    Equivalent pro forma...................................................                                17.53

--------------------------
(a) The Company pro forma financial data are based on the unaudited pro forma combined statements of income and balance sheet presented below in this Joint Proxy Statement/Prospectus (see "Unaudited Pro Forma Combined Financial Statements").

(b) Delmarva equivalent pro forma earnings and dividends per share of common stock are equal to the Company equivalent combined amounts because each share of Delmarva Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Company Common Stock.

(c) Atlantic equivalent pro forma earnings and dividends per share of common stock are based upon the Company equivalent combined amount multiplied by the exchange ratio of 0.75 share of Company Common Stock for each one share of Atlantic Common Stock outstanding immediately prior to the Effective Time.

(d) Atlantic equivalent pro forma earnings and dividends per share of Class A Common Stock are equal to the Company equivalent combined amounts because the Class A Common Stock is to be exchanged solely for Atlantic Common Stock outstanding immediately prior to the Effective Time.

(e) Equivalent pro forma earnings and dividends per share of Common Stock and Class A Common Stock to be received by Atlantic common stockholders in exchange for each share of Atlantic Common Stock are computed based on the conversion ratios as follows:

                                                                            NINE
                                                                        MONTHS ENDED            YEAR ENDED
                                                                     SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                                                    ---------------------  ---------------------
EARNINGS PER AVERAGE SHARE:
------------------------------------------------------------------
Earnings per average share of Common Stock
The Company
    Pro forma.....................................................        $    1.35              $    1.74
Atlantic's conversion ratio for Company
    Common Stock..................................................             0.75                   0.75
                                                                             ------                 ------
Subtotal..........................................................        $    1.01              $    1.31
                                                                             ------                 ------
Earnings per average share of Class A Common Stock
  The Company
    Pro forma.....................................................        $    1.45              $    2.10
Atlantic's conversion ratio for Class A Common Stock..............            0.125                  0.125
                                                                             ------                 ------
Subtotal..........................................................        $    0.18              $    0.26
                                                                             ------                 ------
Equivalent pro forma earnings per share of Common Stock and Class
  A Common Stock to be received by Atlantic common stockholders
  for each share of Atlantic Common Stock.........................        $    1.19              $    1.57
                                                                             ------                 ------
                                                                             ------                 ------


DIVIDENDS PER AVERAGE SHARE:
------------------------------------------------------------------
Dividends per average share of Common Stock
  The Company
    Pro forma.....................................................        $   1.155              $    1.54
Atlantic's conversion ratio for Company
  Common Stock....................................................             0.75                   0.75
                                                                             ------                 ------
Subtotal..........................................................        $   0.866              $   1.155
                                                                             ------                 ------
Dividends per average share of Class A Common Stock
  The Company
    Pro forma.....................................................        $    2.40              $    3.20
Atlantic's conversion ratio for Class A Common Stock..............            0.125                  0.125
                                                                             ------                 ------
Subtotal..........................................................        $    0.30              $    0.40
                                                                             ------                 ------
Equivalent pro forma dividends per share of Common Stock and Class
  A Common Stock to be received by Atlantic common stockholders
  for each share of Atlantic Common Stock.........................        $   1.166              $   1.555
                                                                             ------                 ------
                                                                             ------                 ------

COMPARATIVE PER SHARE PRICES OF DELMARVA COMMON STOCK AND ATLANTIC COMMON STOCK

    The Delmarva and Atlantic Common Stocks are listed on the NYSE and the Philadelphia Stock Exchange, and the Atlantic Common Stock is also listed on the Pacific Stock Exchange. The following table presents, for the calendar quarters indicated, the dividends paid and the high and low sales prices of Delmarva Common Stock and Atlantic Common Stock as reported on the NYSE--Composite Transactions, in each case based on published financial sources.

                                                                             DELMARVA                       ATLANTIC
                                                                -----------------------------------  ----------------------
                                                                   HIGH        LOW       DIVIDENDS      HIGH        LOW
                                                                ----------  ----------  -----------  ----------  ----------
1994
  First Quarter...............................................  $      235/8 $      201/2  $ 0.38 1/2 $      213/4 $      197/8
  Second Quarter..............................................         21          167/8    0.38 1/2        211/2        163/8
  Third Quarter...............................................         20          173/4    0.38 1/2        195/8        161/8
  Fourth Quarter..............................................         191/4        175/8    0.38 1/2        181/4        16
1995
  First Quarter...............................................         20          177/8    0.38 1/2        19          173/4
  Second Quarter..............................................         211/4        191/8    0.38 1/2        195/8        177/8
  Third Quarter...............................................         23          191/2    0.38 1/2        197/8        181/8
  Fourth Quarter..............................................         235/8        217/8    0.38 1/2        201/8        19
1996
  First Quarter...............................................         235/8        21     0.38 1/2         20          165/8
  Second Quarter..............................................         213/8        191/8    0.38 1/2        183/4        16
  Third Quarter...............................................         211/4        20     0.38 1/2         181/2        17
  Fourth Quarter (a)..........................................         211/4        197/8    0.38 1/2        181/4        173/8


                                                                DIVIDENDS
                                                                ----------
1994
  First Quarter...............................................   $0.38 1/2
  Second Quarter..............................................    0.38 1/2
  Third Quarter...............................................    0.38 1/2
  Fourth Quarter..............................................    0.38 1/2
1995
  First Quarter...............................................    0.38 1/2
  Second Quarter..............................................    0.38 1/2
  Third Quarter...............................................    0.38 1/2
  Fourth Quarter..............................................    0.38 1/2
1996
  First Quarter...............................................    0.38 1/2
  Second Quarter..............................................    0.38 1/2
  Third Quarter...............................................    0.38 1/2
  Fourth Quarter (a)..........................................    0.38 1/2

------------------------
(a) Through the close of business on December 20, 1996.

    On August 9, 1996, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the closing price per share was $20 5/8 for the Delmarva Common Stock and $17 1/8 for the Atlantic Common Stock, as reported on the NYSE--Composite Transactions.

    On December 20, 1996, the closing price per share was $20 for the Delmarva Common Stock and $17 3/8 for the Atlantic Common Stock, as reported on the NYSE--Composite Transactions.

    The market prices of Delmarva Common Stock and Atlantic Common Stock are subject to fluctuation. As a result, Delmarva and Atlantic stockholders are urged to obtain current market quotations for Delmarva Common Stock and Atlantic Common Stock.

    The equivalent market value per share for Atlantic Common Stock is based on the market value of the securities of the Company received for each share of Atlantic Common Stock outstanding immediately prior to the consummation of the Mergers. The portion of the equivalent market value related to the exchange of each share of Atlantic Common Stock for 0.75 of one share of Company Common Stock is $15.47 based on the August 9, 1996 closing price per share of Delmarva Common Stock of $20 5/8. The portion of the equivalent market value related to the exchange of each share of Atlantic Common Stock for 0.125 of one share of Class A Common Stock is not determinable since there will not be a market for the Class A Common Stock until it is issued in conjunction with the Mergers.

                          MEETINGS, VOTING AND PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to (i) the stockholders of Delmarva in connection with the solicitation of proxies by the Delmarva Board from the holders of Delmarva Common Stock for use at the Delmarva Meeting and (ii) the stockholders of Atlantic in connection with the solicitation of proxies by the Atlantic Board from the holders of Atlantic Common Stock for use at the Atlantic Meeting, each to consider and vote on proposals to approve the Merger Agreement and the transactions contemplated thereby and to adopt the Company Plan.

DELMARVA MEETING

    PURPOSE OF DELMARVA MEETING. The purpose of the Delmarva Meeting is to consider and vote upon the proposal to approve the Merger Agreement, pursuant to which the holders of Delmarva Common Stock and the holders of Atlantic Common Stock will become holders of Company Common Stock and, in the case of holders of Atlantic Common Stock, Class A Common Stock upon the completion of the Delmarva Merger and the Atlantic Merger, respectively, and to vote on the Company Incentive Compensation Plan (the "Company Plan"), which upon consummation of the Mergers will replace the Delmarva Power & Light Company Long-Term Incentive Plan (the "Delmarva LTIP") and Atlantic's Equity Incentive Plan, subject to approval by stockholders. The Delmarva Board is not aware, as of the date of this Joint Proxy Statement/Prospectus, of any other matters that may properly come before the Delmarva Meeting. The bylaws of Delmarva, as amended (the "Delmarva Bylaws"), provide that only business within the purposes described in the notice of the Delmarva Meeting may be conducted at the Delmarva Meeting. The enclosed form of proxy authorizes the voting of shares represented by proxy on all other matters that may properly come before the Delmarva Meeting and any adjournment or adjournments thereof. If any other matter incident to the conduct of the Delmarva Meeting properly came before the Delmarva Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

    THE DELMARVA BOARD, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE COMPANY PLAN AND RECOMMENDS THAT HOLDERS OF DELMARVA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE COMPANY PLAN.

    In considering the recommendation of the Delmarva Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Delmarva Board will become directors and/or employees of the Company following consummation of the Mergers and/or be or become entitled to severance benefits as a result of the Mergers and therefore, such directors may have interests in the Mergers that are in addition to the interests of stockholders of Delmarva generally and that could potentially represent conflicts of interest. The Delmarva Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

    DATE, PLACE AND TIME; RECORD DATE. The Delmarva Meeting is scheduled to be held on January 30, 1997 at 10:00 a.m., local time, at the Holiday Inn, 800 King Street, Wilmington, Delaware 19899. Holders of record of Delmarva Common Stock at the close of business on the Delmarva Record Date (December 18, 1996) will be entitled to notice of and to vote at the Delmarva Meeting or any adjournment or adjournments thereof. A list of stockholders of record entitled to vote at the Delmarva Meeting will be available for inspection by holders of Delmarva Common Stock at Delmarva's principal business office at 800 King Street, Wilmington, Delaware 19899, prior to the Delmarva Meeting. The list will also be available on the day of the Delmarva Meeting at the meeting site. Holders of record of shares of Delmarva Common Stock at the close of business on the Delmarva Record Date will also be entitled to vote at the Delmarva Meeting on the proposal to adopt the Company Plan.

    VOTING RIGHTS. Each share of Delmarva Common Stock entitles its holder to one vote with respect to the Merger Agreement and the Company Plan.

    A majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Delmarva Meeting. Abstentions and broker nonvotes are counted as present for establishing a quorum. The affirmative vote of the holders of more than two-thirds of all votes entitled to be cast by all holders of Delmarva Common Stock is required for approval of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of Delmarva Common Stock present in person or by proxy and entitled to vote is required for approval of the Company Plan. Under the DGCL and the VSCA, in determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as a vote against approval of the Merger Agreement; abstentions will have the same effect as a vote against approval of the Company Plan, and brokers who do not receive specific instructions are entitled to vote on the Company Plan.

    On the Delmarva Record Date, 60,754,568 shares of Delmarva Common Stock were outstanding and entitled to vote. As of the Delmarva Record Date, directors, executive officers and their affiliates owned less than 1% of the issued and outstanding shares of Delmarva Common Stock.

    PROXIES. Holders of Delmarva Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the Delmarva stockholder authorizes the persons named therein to vote all of such Delmarva stockholder's shares on his or her behalf. All completed Delmarva proxies returned will be voted in accordance with the instructions indicated in the proxies. If no contrary instructions are given, the Delmarva proxies will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby and FOR the Company Plan. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (i) by delivery to the Secretary of Delmarva at 800 King Street, Wilmington, Delaware 19899 on or before the taking of the vote at the Delmarva Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Delmarva Common Stock or (ii) by attending the Delmarva Meeting and voting in person. Attendance at the Delmarva Meeting will not in itself constitute a revocation of a proxy.

    Delmarva will bear the cost of the solicitation of proxies for the Delmarva Meeting, except that Delmarva and Atlantic will share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Expenses." Proxies may be solicited by certain officers and employees of Delmarva or its subsidiaries by mail, telephone, personally or by other communications without compensation apart from their normal salaries. Delmarva has retained Georgeson & Company Inc. to assist in soliciting proxies from Delmarva stockholders, including brokers accounts, at a fee for such services of approximately $50,000 and reasonable out-of-pocket expenses.

    The Delmarva Meeting may be adjourned one or more times to another date and/or place for any purpose (including, without limitation, for the purpose of soliciting additional proxies).

ATLANTIC MEETING

    PURPOSE OF ATLANTIC MEETING. The purpose of the Atlantic Meeting is to consider and vote upon the proposal to approve the Merger Agreement, pursuant to which the holders of Atlantic Common Stock and the holders of Delmarva Common Stock will become holders of Company Common Stock and, in the case of holders of Atlantic Common Stock, Class A Common Stock upon the completion of the Atlantic Merger and the Delmarva Merger, respectively, and to vote on the Company Plan, which upon consummation of the Mergers will replace Atlantic's Equity Incentive Plan and the Delmarva LTIP, subject to approval by stockholders. The Atlantic Board is not aware, as of the date of this Joint Proxy Statement/Prospectus, of any other matters that may properly come before the Atlantic Meeting. The bylaws of Atlantic (the "Atlantic Bylaws") provide that only business within the purposes described in the notice of the Atlantic

Meeting may be conducted at the Atlantic Meeting. The enclosed form of proxy authorizes the voting of shares represented by proxy on all other matters that may properly come before the Atlantic Meeting and any adjournment or adjournments thereof. If any other matter incident to the conduct of the Atlantic Meeting properly came before the Atlantic Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

    THE ATLANTIC BOARD, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE COMPANY PLAN AND RECOMMENDS THAT HOLDERS OF ATLANTIC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE COMPANY PLAN.

    In considering the recommendation of the Atlantic Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Atlantic Board will become directors and/or employees of the Company following consummation of the Mergers and/or be or become entitled to severance benefits as a result of the Mergers and therefore, such directors may have interests in the Mergers that are in addition to the interests of stockholders of Atlantic generally and that could potentially represent conflicts of interest. The Atlantic Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

    DATE, PLACE AND TIME; RECORD DATE. The Atlantic Meeting is scheduled to be held on January 30, 1997 at 3:00 p.m., local time, at the Frank Guaracini, Jr. Fine & Performing Arts Center at Cumberland County College, Sherman Avenue and College Drive, Vineland, New Jersey 08360. Holders of record of Atlantic Common Stock at the close of business on the Atlantic Record Date (December 18, 1996) will be entitled to notice of and to vote at the Atlantic Meeting or any adjournment or adjournments thereof. A list of stockholders of record entitled to vote at the Atlantic Meeting will be available for inspection by holders of Atlantic Common Stock at Atlantic's principal business office at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234, prior to the Atlantic Meeting. The list will also be available on the day of the Atlantic Meeting at the meeting site. Holders of record of shares of Atlantic Common Stock at the close of business on the Atlantic Record Date will also be entitled to vote at the Atlantic Meeting on the proposal to adopt the Company Plan.

    VOTING RIGHTS. Each share of Atlantic Common Stock entitles its holder to one vote with respect to the Merger Agreement and the Company Plan.

    A majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Atlantic Meeting. Abstentions and broker nonvotes are counted as present for establishing a quorum. The affirmative vote of the holders of at least a majority of all votes cast by all holders of Atlantic Common Stock entitled to vote is required for approval of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of at least a majority of all votes cast by all holders of Atlantic Common Stock entitled to vote is required for approval of the Company Plan. Abstentions and broker nonvotes are not counted in determining approval of the Merger Agreement; abstentions are not counted in determining approval of the Company Plan, and brokers who do not receive specific instructions are entitled to vote on the Company Plan.

    On the Atlantic Record Date, 52,704,052 shares of Atlantic Common Stock were outstanding and entitled to vote. As of the Atlantic Record Date, directors, executive officers and their affiliates owned less than 1% of the issued and outstanding shares of Atlantic Common Stock.

    PROXIES. Holders of Atlantic Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the Atlantic stockholder authorizes the persons named therein to vote all of such Atlantic stockholder's shares on his or her behalf. All completed Atlantic proxies returned will be voted in accordance with the instructions indicated in the proxies. If no contrary instructions are given, the Atlantic proxies will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby and FOR the Company Plan. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (i) by delivery to the Secretary of Atlantic at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234 on or before the taking of the vote at the Atlantic Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Atlantic Common Stock or (ii) by attending the Atlantic Meeting and voting in person. Attendance at the Atlantic Meeting will not in itself constitute a revocation of a proxy.

    Atlantic will bear the cost of the solicitation of proxies for the Atlantic Meeting, except that Atlantic and Delmarva will share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Expenses." Proxies may be solicited by certain officers and employees of Atlantic or its subsidiaries by mail, telephone, personally or by other communications without compensation apart from their normal salaries. Atlantic has retained Georgeson & Company Inc. to assist in soliciting proxies from Atlantic stockholders, including brokers accounts, at a fee for such services of approximately $30,000 and reasonable out-of-pocket expenses.

    The Atlantic Meeting may be adjourned one or more times to another date and/or place for any purpose (including, without limitation, for the purpose of soliciting additional proxies).

                                  THE MERGERS

BACKGROUND OF THE MERGERS

    In this section, there are references to the following groups (comprising the persons listed):

    DELMARVA WORKING GROUP:

    Between March 28 and April 26, 1996--Barbara S. Graham, Senior Vice President, Treasurer and Chief Financial Officer (lead); Paul Gerritsen, Vice President; Philip S. Reese, General Manager-- Marketing (elected Vice President effective May 30, 1996); Thomas S. Shaw, Senior Vice President; and David M. Velazquez, Manager of Strategic Planning.

    Between April 26 and July 3, 1996--During this period, the Delmarva working group was expanded to include: Randall V. Griffin, Senior Counsel; Daniel G. Tavani, Engineer, Business Unit Planning/Analyst; and Gary M. Zibinski, Manager of Financial Analysis.

    Between July 3 and August 9, 1996--During this period, the Delmarva working group was expanded to include: Donald E. Cain, Vice President; Peter F. Clark, Assistant General Counsel; Joseph W. Ford, Senior Vice President; James P. Lavin, Comptroller and Chief Accounting Officer; Michael Ratchford, General Manager, Communications and Community Relations; and Dale G. Stoodley, Vice President and General Counsel.

    ATLANTIC EXECUTIVE COMMITTEE:

    Jerrold L. Jacobs, Chairman of the Board and Chief Executive Officer; Michael J. Chesser, President and Chief Operating Officer (effective July 1,
1996), Senior Vice President (until July 1, 1996); Michael J. Barron, Vice President and Chief Financial Officer; James E. Franklin II, Vice President, Secretary and General Counsel; Meredith I. Harlacher, Jr., Vice President--Power System; Henry K. Levari, Vice President--External Affairs; Marilyn T. Powell, Vice President--Marketing; Scott B. Ungerer, Vice President--Enterprise; Ernest
L. Jolly, Vice President--Human Resources and Transformation; and Robert L. Aveyard, Director, Information Technology and Communications Services.

    ATLANTIC WORKING GROUP:

    Between April 3 and July 3, 1996--Michael J. Barron, Vice President and Chief Financial Officer (lead); James E. Franklin II, Vice President, Secretary and General Counsel; Meredith I. Harlacher, Jr., Vice President; Henry K. Levari, Vice President; Christopher Moschella, Manager of Business Planning; and Louis M. Walters, Treasurer.

    Between July 3 and August 9, 1996--During this period, the Atlantic working group was expanded to include: Robert L. Aveyard, Director, Information Technology and Communications Services; Joseph M. Castaldi, Manager of External Affairs; Neely D. Crowley, Supervisor of Communications/Public Relations; Nancy
J. Cunningham, Manager of Corporate Development; Louis A. DeCicco, Manager of Bulk Power Marketing; Frank E. DiCola, Vice President (AEE); Gary L. Hanson, Controller (ACE); Ernest L. Jolly, Vice President; Robert K. Marshall, Manager of Finance and Treasury Operations; Marilyn T. Powell, Vice President; and Deborah L. Turner-Fox, Manager of Human Resources.

    Atlantic and Delmarva are neighboring utilities that have had a variety of working relationships on a wide range of matters over many years. These included joint minority ownership in a number of electric production facilities and co-membership in the Pennsylvania-New Jersey-Maryland Interconnection Association, a regional power pool.

    The Energy Policy Act of 1992 (the "1992 Act"), which enhanced the authority of the Federal Energy Regulatory Commission (the "FERC") to order electric utilities to provide transmission service, has prompted new developments in the electric utility industry. The 1992 Act also created a new class of power producers, exempt wholesale generators, which are exempt from regulation under the 1935 Act. This exemption has increased the number of entrants into the wholesale electric generation market and so increased competition in the wholesale segment of the electric utility industry. Pursuant to its authority under the 1992 Act, the FERC issued a number of orders in specific cases commencing in December 1993 directing utilities to provide transmission services. The FERC's actions have increased the availability of transmission services, thus creating significant competition in the wholesale power market. Other developments have resulted from policies at the SEC, which has liberalized its interpretation and administration of the 1935 Act in ways that have made mergers between utility companies less burdensome, thereby facilitating the creation of larger industry competitors. Moreover, regulatory bodies in a number of states have initiated proceedings to review the basic structure of the industry, and such activity has led industry observers to anticipate the advent of retail competition on a significant scale within the electric utility industry.

    In the fall of 1995, following a number of general discussions between Atlantic's senior management and its financial advisors and legal counsel, among others, regarding the potential strategic value of acquisitions, alliances and mergers in the restructuring utility and energy services industry, Atlantic began investigations of strategic alternatives. Atlantic's long-term advisors, corporate counsel at Simpson Thacher & Bartlett ("Simpson Thacher"), which had previously advised Atlantic and briefed the Atlantic Board on its fiduciary duties in the context of a strategic transaction, and financial advisors at Morgan Stanley & Co. Incorporated ("Morgan Stanley"), were alerted to Atlantic's interest in pursuing discussions with individual target companies.

    During 1995, Delmarva's senior management team participated in a series of retreats focused on the future direction of the industry and their implications for the company. Over the course of the last 12-18 months Delmarva consulted with various advisors, including its long-term legal advisor, LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf/NY"), regarding strategic opportunities including, among other things, alliances, joint ventures and acquisitions, and in June of 1995 acquired Conowingo Power Company from PECO Energy Company.

    Over the course of their long business relationship, Mr. Howard E. Cosgrove, Chairman, President and Chief Executive Officer of Delmarva, and Mr. Jerrold L. Jacobs, Chairman of the Board and Chief Executive Officer of Atlantic, regularly met to discuss industry issues. At one such meeting, on February 21, 1996, Mr. Cosgrove raised the possibility of a merger of the two companies. At the time, Mr. Jacobs declined to pursue the discussions, primarily because Atlantic was in the process of investigating other alternatives. Later, Atlantic decided not to continue to consider these alternatives.

    On March 4, 1996, Mr. Jacobs called Mr. Cosgrove, indicating his interest in commencing discussions that could lead to a merger or other business combination of the two companies. They met on March 7, 1996 to conduct exploratory discussions.

    At a regularly scheduled Atlantic Board meeting on March 14, 1996, Mr. Jacobs advised the Atlantic Board of the possibility of a merger or other business combination with Delmarva.

    On March 15, 1996, Mr. Jacobs and Mr. Michael J. Barron, Vice President and Chief Financial Officer of Atlantic, held a teleconference with representatives of Morgan Stanley to provide Morgan Stanley with an overview of discussions to date and to go over the due diligence process that would be involved in determining whether to effect a business combination with Delmarva.

    At a regularly scheduled Delmarva Board meeting on March 28, 1996, Mr. Cosgrove advised the Delmarva Board of his discussions with Mr. Jacobs and interest in pursuing a possible merger or other business combination. Later that evening, Mr. Cosgrove and Mrs. Barbara S. Graham, Senior Vice President, Treasurer and Chief Financial Officer of Delmarva, met with representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to provide Merrill Lynch with an overview of discussions to date and to go over the due diligence process that would be involved in determining whether to effect a business combination with Atlantic. This meeting was followed by meetings on March 29 and April 1, 1996 between representatives of Delmarva and Merrill Lynch, as background for a meeting on April 4 that would initiate the first phase of the merger discussions.

    On April 3, 1996, Mr. Jacobs met with Mr. Michael J. Chesser, then Senior Vice President, now President and Chief Operating Officer of Atlantic, and the Atlantic working group. On April 4, 1996, Messrs. Jacobs and Cosgrove met with the joint working groups and Merrill Lynch and Morgan Stanley to commence Phase I of the merger discussions. This phase was to include preliminary discussions of benefits at a conceptual level and the identification of issues that would need to be resolved before proceeding with a merger of the two companies. Subgroups consisting of representatives of Delmarva and Atlantic were established to address areas of interest and report back to a joint working group meeting within a few days.

    On April 9, 1996, representatives of Delmarva and Atlantic met with Merrill Lynch and Morgan Stanley to assess the potential reaction of the capital markets to a combination of the companies. On April 10, 1996, Atlantic and Delmarva entered into a confidentiality agreement pursuant to which the parties agreed to provide nonpublic information to one another. A joint meeting was held on April 10, 1996 with Atlantic's long-term regulatory counsel at LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf/NJ"), to discuss potential legal regulatory issues. On April 11, 1996, members of management from both companies made presentations to a meeting at which representatives of Delmarva, Atlantic, Merrill Lynch and Morgan Stanley were present, covering the business plans of each company, potential benefits and other issues related to a potential business combination of the two companies. A teleconference was held on April 15, 1996 among members of the working group, Merrill Lynch, Morgan Stanley, LeBoeuf/NY and Potter Anderson & Corroon ("Potter Anderson"), Delmarva's long-term legal advisor and co-counsel to LeBoeuf/NY, and Simpson Thacher to discuss updates of the evaluations of synergies and legal and regulatory issues. At a meeting on April 16, 1996 of members of the Delmarva and Atlantic working groups at which Merrill Lynch and Morgan Stanley were present, the joint working group discussed a framework for analyzing potential merger synergies.

    On April 17, 1996, another meeting of the working groups was held to discuss regulatory strategy and other matters, which Merrill Lynch, Morgan Stanley, LeBoeuf/NY, Potter Anderson and Simpson Thacher attended. Preliminary conclusions of Phase I were discussed. A preliminary report by Mr. Louis M. Walters, Treasurer of Atlantic, identifying potential merger synergies, was discussed. There was general agreement about the desire to move the discussions forward, but additional analysis was sought on potential obstacles to a business combination between Delmarva and Atlantic. On April 18, 1996 a teleconference was held among members of the working groups, Merrill Lynch and Morgan Stanley during which regulatory issues were discussed. At the conclusion of the teleconference there was a consensus that discussions of a potential business combination between Delmarva and Atlantic should be continued but that there was need for further study of issues requiring resolution.

    On April 19, 1996, representatives of Delmarva and Atlantic met to prepare for a Phase I presentation to Messrs. Cosgrove, Jacobs and Chesser. This presentation was made by Mrs. Graham and Mr. Barron at a meeting held on April 22, 1996 at which Merrill Lynch and Morgan Stanley were present. It ended with a consensus to proceed with Phase IIa. This phase was to involve a focused investigation of the identified issues needing resolution in order to proceed with the transaction. These included the emerging regulatory environment and general valuation issues.

    At a regularly scheduled Atlantic Board meeting on April 24, 1996, Morgan Stanley made a presentation which included an update on the potential transaction, a description of other comparable transactions and the results of their preliminary valuation analysis. Mr. Barron briefed the Atlantic Board on the status of the discussions with Delmarva. Mr. Walters gave a presentation on potential synergies that could be realized from a combination of the two companies based on a high-level preliminary review. A recommendation was made to proceed with Phase IIa. The Atlantic Board encouraged management to proceed with discussions.

    On April 25, 1996, at a regularly scheduled Delmarva Board meeting, Mr. Cosgrove, Mrs. Graham and Mr. Thomas S. Shaw, Senior Vice President of Delmarva, provided the Delmarva Board with a strategic overview of the proposed merger. Representatives from Merrill Lynch and LeBoeuf/NY also commented on the proposed merger. A recommendation was made to proceed with Phase IIa.

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
    On April 26, 1996, directly following the Delmarva and Atlantic board meetings, Messrs. Jacobs and Cosgrove met to discuss the reactions of their boards and their expectations for going forward with discussions in Phase IIa.

    A joint regulatory subgroup of the Delmarva and Atlantic working groups held a meeting on April 30, 1996 at which LeBoeuf/NJ provided a briefing on New Jersey regulation. On May 2, 1996, this subgroup also heard a presentation from The NorthBridge Group ("NorthBridge"), an economic consulting firm specializing in the utility industry, about the scope of a stranded cost review. Merrill Lynch and Morgan Stanley were also present at this meeting. The companies decided after the presentation to have their counsel jointly engage NorthBridge to do an evaluation of potential stranded costs arising in each of the companies. NorthBridge presented to the joint working group on May 15, 1996 its preliminary stranded costs review.

    NorthBridge analyzed the potential for differential or asymmetric stranded cost exposure for Delmarva and Atlantic as a result of a transition to retail competition in the electric utility industry. Relative exposure was assessed within each of four regulatory scenarios involving less than full recovery of stranded costs: (i) administratively determined stranded costs, which are based on regulators' forecasts of market prices (assumed to be higher than actual market prices); (ii) a rate cap approach, in which rates are frozen for a period of time and then permitted to fall to market levels; (iii) the "California approach," in which stranded costs would be permitted to earn a lower return on equity than currently permitted; and (iv) staged retail wheeling, in which retail wheeling is made available to different classes of customers at different times. In scenarios (i), (ii) and (iv), determinations were made under two subscenarios, one with and one without the assumption of full recovery under purchased power contracts over the transition period; in scenario (iii), such recovery is assumed by definition. As a reference point for the study, an assessment was made using current rates and market prices assuming an immediate and full loss of all stranded costs.

    NorthBridge used market price forecasts provided by Delmarva and Atlantic. NorthBridge found these prices to be within a reasonable range and used average figures for its base case (considering as well high and low cases at equal points above and below these averages). It also relied on the companies' information concerning production-related revenue requirements and forecasts of regulatory asset revenue requirements, purchased power obligations and load. Under each of the scenarios and subscenarios NorthBridge identified a potential for greater proportional exposure for Atlantic, except under the administrative scenario assuming that purchased power contracts were exempted from the transition, in which case the exposure was marginally higher for Delmarva. NorthBridge noted that the relative proportionalities were maintained over the full range of future market prices considered but that different results could occur where different jurisdictions adopted different approaches to deregulation. The information was used by the working groups as one point of reference in reflecting the potential impact of deregulation on the respective values of the companies.

    NorthBridge was selected by Delmarva and Atlantic based on its experience, including its familiarity with trends in the electric utility industry. The fees of NorthBridge incurred in connection with its assignment were based on time spent plus expenses and are estimated at $50,000.

    The joint legal subgroup had held a meeting on May 8, 1996 to address a number of legal matters at which LeBoeuf/NJ was present.

    Following this period of intense review of the potential obstacles to a merger of Atlantic and Delmarva, representatives of the two companies met with Merrill Lynch and Morgan Stanley on May 29, 1996. Discussions were held on the status of the regulatory analysis, the analysis of general stand-alone valuation issues and the likely reaction of the capital markets to an announcement of a combination of the two companies. The companies' working groups and advisors laid out a number of options, including having as a component of the merger consideration a "second security" (I.E., a security in addition to the conventional common stock of the new company) that would be distributed to the stockholders of Atlantic to reflect the growth prospects of, and uncertainties associated with deregulation of, the regulated electric utility business of Atlantic. The parties were considering the use of such a second security as a mechanism to address the difference in Delmarva's and Atlantic's evaluations of the overall impact of these growth prospects and uncertainties on the regulated electric utility business of Atlantic. The parties considered that the second security could take the form either of a "letter stock," I.E., a common stock to be issued by the holding company that, following the Mergers, would own the businesses of both Delmarva and Atlantic but the performance of which would be tied in some manner to that of the regulated New Jersey electric utility business of Atlantic, or of a preferred stock that was in some way tied to the performance of such business.

    At a regularly scheduled Delmarva Board meeting on May 30, 1996, Mrs. Graham provided a status report on Phase IIa of the discussions, including an overview of the preliminary NorthBridge study and an update on a review of Atlantic's business plan. The concept of a second security was also reviewed with the Delmarva Board. It was recommended, based on management's financial review of the proposed transaction to date, that Delmarva proceed with the next phase of discussions and analysis, assuming inclusion of a second security.

    On May 31, 1996, the Atlantic Executive Committee met to discuss the status of the merger discussions, the business plan and related issues. On June 4, 1996, these individuals met again. At the conclusion of the June 4 session, the Atlantic Executive Committee determined that discussions should continue and that nearly two days of briefings on topics related to a potential business combination with Delmarva be presented to the Atlantic Board at its scheduled Board Retreat on June 12-13, 1996.

    On June 7, 1996, Messrs. Cosgrove and Jacobs met to discuss the status of management structure issues and of the possible second security. This was the beginning of a series of negotiation sessions between the two chief executive officers.

    At the June 12-13 Atlantic Board Retreat, Messrs. Jacobs and Barron, along with other members of Atlantic's management, reported on the status of negotiations, including those relating to a second security, such as a preferred or letter stock. The status of negotiations was reviewed against the backdrop of an in-depth discussion of Atlantic's long range business plans, including regulatory issues.

    On June 26, 1996, the Delmarva Board was provided with an update of discussions with Atlantic. Representatives of LeBoeuf/NY and Potter Anderson reviewed the structural implications of being a registered holding company under the 1935 Act and Delmarva Board responsibilities in a merger of equals transaction. On June 27, 1996, a representative from NorthBridge presented to the Delmarva Board a preliminary review of stranded costs. This presentation was followed by an overview of a proposed structure for a second security by Merrill Lynch and an update by Delmarva management on its review of financial aspects of the proposed transaction. The meeting was concluded with an overview of the remaining areas of due diligence to be completed and a proposed timeline for completion of Phase II.

    On July 2, 1996, Messrs. Jacobs and Cosgrove met and agreed to start Phase IIb discussions. Both companies had at this point agreed generally on the use of a second security, which could be either a common or preferred equity security. Phase IIb was to include due diligence investigations, detailed evaluation of synergies, formal pricing discussions and the development of a communications plan. Later that day, Mr. Jacobs met with Mr. Chesser and members of the Atlantic working group to commence Phase IIb.

    On July 3, 1996, members of both working groups and Morgan Stanley, LeBoeuf/NY and Potter Anderson held a teleconference. Teams were formed to address a range of due diligence issues: business plans and valuation; regulatory issues; accounting, tax and financial systems; asset evaluation and operations; communication and information systems; human resources; marketing, communications and public relations; litigation; corporate documents; and environmental and real estate. During the July 3, 1996 teleconference, a decision was made to have counsel for Delmarva and Atlantic jointly engage Deloitte & Touche Consulting Group ("D&T Consulting Group"), a nationally recognized consulting firm with experience in utility mergers and acquisitions, to assist Delmarva and Atlantic management in identifying and quantifying the potential cost savings that could result from a business combination between the two companies. D&T Consulting Group is a division of Deloitte & Touche LLP. Following the teleconference, the parties identified the additional representatives from each company that would be included in the working group for Phase IIb.

    During July and in early August, intensive due diligence activities, including the exchange of documents between Delmarva and Atlantic and a series of meetings, were conducted by Delmarva and Atlantic. On July 19 and July 25, 1996, each Atlantic due diligence team presented internal due diligence reports to Mr. James E. Franklin II, Atlantic's General Counsel, identifying areas for continuing evaluation. These topics, in addition to any others identified, were worked to closure through the final stages of negotiation.

    Delmarva held a series of meetings throughout Phase II in connection with completion of due diligence. On July 18, Delmarva met with Merrill Lynch, LeBoeuf/NY and Potter Anderson to discuss due diligence and the draft merger agreement. On July 19, 1996, representatives of Delmarva met with Potter Anderson to go over the status of due diligence.

    Through a series of conference calls held July 15 through July 18, 1996 that included representatives of Delmarva and Atlantic and representatives of Merrill Lynch, Morgan Stanley, LeBoeuf/NY, Potter Anderson and Simpson Thacher, agreement was reached that the second security would take the form of a letter stock, I.E., a common equity security, rather than a preferred stock.

    During a joint meeting of the communications subgroups of the Delmarva and Atlantic teams on July 16, 1996, a decision was made that it was timely to engage a communications advisor knowledgeable in merger-related communications.

    A meeting of Atlantic and Delmarva together with Merrill Lynch, Morgan Stanley, LeBoeuf/NY, Potter Anderson and Simpson Thacher was held on July 23, 1996. A number of smaller sessions were held among subgroups. There were detailed discussions about the terms of a draft merger agreement and the terms of the letter stock. In addition, members of Delmarva and Atlantic managements and D&T Consulting Group discussed the status of the potential synergies identification effort. At a communications subgroup session, at which Abernathy MacGregor & Associates ("Abernathy") discussed with management of Delmarva and Atlantic the necessary components of a communications plan, the parties agreed to jointly engage Abernathy to assist them in the development of a communication plan and in the preparation of communication materials in connection with the potential transaction.

    On July 25, 1996, Messrs. Jacobs and Chesser of Atlantic were invited to a segment of the Delmarva Board meeting at which D&T Consulting Group, as a part of its assistance to the joint working group, discussed the joint analysis of potential synergies with the Delmarva Board, including the basic structure, process and content of a synergy analysis, generally described the type of synergies identified in other mergers, then explained the results to date of the joint synergies analysis. The evaluation included preliminary estimates of synergies, net of costs to achieve them, in excess of $500 million over a 10-year period that might be obtained from a business combination of the two companies. After Messrs. Jacobs and Chesser and D&T Consulting Group left, the Delmarva Board was updated on the status of negotiations with Atlantic. In addition, Merrill Lynch gave a preliminary review of financial aspects of the proposed transaction, and LeBoeuf/NY and Potter Anderson provided the Delmarva Board with a summary of merger agreement issues. Updates were also provided on regulatory strategy, the second security and the status of Delmarva's review of financial aspects of the proposed transaction.

    On July 26, 1996, Messrs. Jacobs and Barron of Atlantic and Mr. Cosgrove and Mrs. Graham of Delmarva met to conclude the negotiation of management structure issues and to begin to make progress on the parameters of the potential transaction, including the extent to which the merger consideration distributed to Atlantic's stockholders would include letter stock.

    On July 30, 1996, the Atlantic Board was furnished with information regarding the proposed transaction including the proposed general parameters for the letter stock, in preparation for its August 5 board meeting.

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
    At a meeting of the Delmarva Board on August 1, 1996, management provided an update on the status of discussions with Atlantic. A report was given on due diligence, which, although essentially complete, would continue through the final stages of negotiations. Additional presentations were made by LeBoeuf/NY on the draft merger agreement and the second security, followed by presentations by management and Merrill Lynch on financial aspects of the proposed transaction and a presentation by management on the analysis of potential synergies. In addition, the Delmarva Board was provided with an overview of communications plans.

    On August 2, 1996, members of the Delmarva and Atlantic working groups met with D&T Consulting Group to review the final results of the analysis prepared by Delmarva and Atlantic with the assistance of D&T Consulting Group on potential synergies that could result in connection with a business combination of Delmarva and Atlantic.

    Discussions continued over the next several days among members of management of each company, their financial advisors and their legal counsel regarding the completion of due diligence, valuation issues, separate and combined financial forecasts, regulatory issues, terms of the proposed merger agreement, human resources issues and management responsibilities.

    During discussions regarding the proposed merger at the August 5, 1996 Atlantic Board meeting, D&T Consulting Group, as a part of its assistance to the joint working group, discussed the joint analysis of potential synergies with the Atlantic Board. Morgan Stanley and Simpson Thacher were present at this meeting and provided information on the results of due diligence, letter stock and examples of its use, and a number of other merger-related topics. Simpson Thacher also briefed the Atlantic Board on its responsibilities and obligations in a merger of equals. Mr. Cosgrove met with the Atlantic Board, following which Messrs. Cosgrove and Shaw and Mrs. Graham met informally with the Atlantic Board at a recess in the proceedings.

    On August 7, 1996, Messrs. Jacobs and Barron of Atlantic met with Mr. Cosgrove and Mrs. Graham of Delmarva to engage in negotiations regarding pricing, dividend policy and the proposed name of the new company. There was still no agreement on material terms, but the parties agreed to proceed to inform their respective boards of directors.

    At the Atlantic Board meeting on August 8, the Atlantic Board was briefed on the status of the negotiations and considered final presentations from management on the rationale for a business combination of Delmarva and Atlantic, including the potential benefits and the similarity of vision and strategy between the two companies. Morgan Stanley made a presentation which included a description of the letter stock and the results of their valuation analysis. Simpson Thacher was present at this meeting and made presentations to the Atlantic Board on a number of merger-related issues.

    Prior to a meeting of the Atlantic Board on August 9, 1996, Mr. Cosgrove and Mrs. Graham and Messrs. Jacobs and Barron held a teleconference and continued their negotiations, in the end agreeing to take the status of the negotiations to their respective boards for discussion.

    At the Atlantic Board meeting of August 9, 1996, detailed presentations were made by Morgan Stanley and management on the status of pricing negotiations. Simpson Thacher reviewed in detail with the Atlantic Board the terms of the Merger Agreement. The joint communication plan that would be put in place upon an approved merger was presented to the Atlantic Board by management and a representative of Abernathy. During the balance of the day additional telephone discussions were held between Messrs. Jacobs and Barron of Atlantic and Mr. Cosgrove and Mrs. Graham of Delmarva, and the parties agreed upon conversion ratios to take to their respective boards. Simpson Thacher made presentations to the Atlantic Board on a number of merger-related issues. Morgan Stanley made a presentation which included a summary of the terms of the transaction, a further description of the letter stock and the results of their valuation analysis. Morgan Stanley rendered to the Atlantic Board its oral opinion, which was subsequently confirmed in writing, to the effect that as of the date of such meeting the Atlantic Conversion Ratio taking into account the Delmarva Conversion Ratio was fair from a financial point of view to the holders of Atlantic Common Stock. The Atlantic Board then approved the terms of the Merger Agreement, which was subsequently executed.

    At the Delmarva Board meeting on the same day, management noted that due diligence had been concluded and that no issues had been identified that would preclude management's recommending that Delmarva proceed with the proposed merger; management further noted that the synergies analysis was finalized. Counsel to Delmarva reviewed in detail the transaction terms and representatives of Merrill Lynch reviewed various financial and other information and rendered to the Delmarva Board its opinion that, as of such date and based upon and subject to the matters discussed therein, the Delmarva Conversion Ratio was fair to Delmarva and its stockholders from a financial point of view. The Delmarva Board discussed with Merrill Lynch and with counsel the information and advice it had received at this and previous meetings. After such discussions, the Delmarva Board approved the terms of the Merger Agreement and the Merger Agreement was subsequently executed.

REASONS FOR THE MERGERS

    The primary rationale for the Mergers is that Delmarva and Atlantic share a common vision of the future as well as the strategic path necessary to succeed in the increasingly competitive utility and energy services marketplace.

    Delmarva and Atlantic see the electric industry splitting into a commodity-like wholesale power generation market and a retail side where customers have service needs that extend beyond kilowatt hour supply. The companies also see the convergence of energy, energy-related services, electric utility services, and ultimately other utility services such as telecommunications, water and wastewater. The Mergers will better position the combined company to successfully implement strategies in the following ways:

    - INCREASED SCALE--As competition intensifies within the industry, Atlantic and Delmarva believe scale will be one parameter that will contribute to overall business success. Scale has importance in many areas, including utility operations, product development, advertising and corporate services. The Mergers are expected to improve the profitability of the combined company by roughly doubling the customer base and providing increased economies of scale in all of these areas.

    - COST SAVINGS--Through the elimination of duplicative activities, increased scale and improved purchasing power, the companies expect to capture merger-related savings net of transaction costs in excess of $500 million over the next ten years, based on preliminary estimates by the managements of Delmarva and Atlantic with the assistance of D&T Consulting Group. These estimated cost savings would be attributable to the Mergers and would not include other types of savings that might be achieved without a business combination of Delmarva and Atlantic. The estimated cost savings reflect the creation of cost reduction or cost avoidance opportunities through the ability to consolidate separate, stand-alone operations into a single entity. In addition, the Company will continue efforts already underway in both Delmarva and Atlantic to increase productivity and reduce costs by redesigning or re-engineering key business processes.

    - COMPETITIVE PRICES AND SERVICES--Sales to industrial, large commercial and wholesale customers are considered to be at greatest near-term risk as a result of increased competition in the electric utility industry. The Mergers will enable the Company to meet the challenges of the increased competition and will create operating efficiencies through which the Company will be able to provide more competitive prices to customers.

    - MORE BALANCED CUSTOMER BASE--The Mergers will create a larger company with less reliance on the chemical and financial services industries, from Delmarva's perspective, and on casino gaming, tourism and recreation, from Atlantic's perspective. The combined service territories of Delmarva and Atlantic will be more diverse than their individual service territories, reducing the Company's exposure to adverse changes in any sector's economic and competitive conditions.

    - FINANCIAL FLEXIBILITY--By roughly doubling the market capitalization of the Company compared with the individual companies, the Mergers should improve the Company's overall credit quality and liquidity of the securities issued by the holding company and therefore improve the Company's ability to fund continued growth.

    - REGIONAL PLATFORM FOR GROWTH--The combination of Atlantic and Delmarva will create a regional platform in the mid-Atlantic corridor. The corridor is experiencing economic growth that is led by the casino gaming industry in South Jersey and the expansion of the financial services industry in Delaware. The Company plans to expand relationships with existing customers and to develop relationships with new customers in the region. The Company will use its combined distribution channels to market a portfolio of energy-related products throughout the region and will follow regional relationships to other geographical areas.

    The estimated cost savings resulting from the Mergers referred to above are expected to be allocated among stockholders and customers. This allocation will depend upon the results of regulatory proceedings in the various jurisdictions in which Delmarva and Atlantic operate their utility businesses. See "Regulatory Matters."

    The analyses employed in order to develop the preliminary estimates of potential cost savings resulting from the Mergers referred to above include forward-looking statements within the meaning of Section 21E of the Exchange Act. These forward-looking statements reflect numerous assumptions, which involve judgments with respect to a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those set forth above are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structures; the ability of the Company to reduce successfully its cost structure; operating performance of the nuclear generating facilities, decommissioning costs associated with such facilities and impact on future operational and financial condition associated with the uncertain status of the Salem Nuclear Generating Station; the degree to which the Company develops nonregulated business ventures; the economic climate and growth in the service territories of Delmarva and Atlantic following the Mergers; economies generated by the Mergers; inflationary trends and interest rates; and other risks detailed from time to time in the reports filed with the SEC by Delmarva and Atlantic. Accordingly, while Delmarva and Atlantic believe that such assumptions are reasonable for purposes of the development of estimates of potential savings, there can be no assurance that such assumptions will approximate actual experience or that all such savings will be realized.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    DELMARVA. THE DELMARVA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE DELMARVA MERGER TO HOLDERS OF DELMARVA COMMON STOCK. THE DELMARVA BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF DELMARVA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

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
    In considering the recommendation of the Delmarva Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Delmarva Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. Therefore, such directors have interests in the Merger Agreement that are in addition to the interests of stockholders of Delmarva generally and that could potentially represent conflicts of interest. The Delmarva Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Conflicts of Interest of Certain Persons in the Mergers."

    The Delmarva Board believes that the Mergers will provide strategic and operational opportunities and will enable Delmarva and its stockholders to participate in a company which, through the pooling of common stock equity, management, manpower and technical expertise and increased coordination in the use of the facilities of Delmarva and Atlantic, will be better able to meet the competitive environment for the delivery of energy and services. In addition, the Delmarva Board believes that the combined entity will be able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management, efficiencies of operations, better use of facilities for the benefit of customers and reduced or deferred requirements for future additional generating capacity. In addition to the benefits expected to be derived from the Mergers, the Delmarva Board considered the additional regulatory oversight that would result, including regulation under the 1935 Act and the possibility that the Company may be required to divest itself of its natural gas operations and/or certain nonutility enterprises, and the problems inherent in merging the operations of two large companies, including composition of the Company Board, but concluded that the benefits outweighed these disadvantages.

    In reaching its conclusions, the Delmarva Board considered: (i) the amount of Company Common Stock to be received by holders of each share of Delmarva Common Stock and the inclusion of Class A Common Stock as a second security to be issued to the holders of Atlantic Common Stock pursuant to the Mergers, as more fully discussed below; (ii) the financial performance, condition, business operations and prospects of each of Delmarva and Atlantic and the fact that the Company will likely have greater financial stability and strength due to its participation in the economic climate and growth of both Delmarva and Atlantic's service territories, its increased economies of scale, the diversification of its customer base and the impact of the potential operating efficiencies and merger-related savings realized through the consolidation of Delmarva's and Atlantic's stand-alone operations, as more fully discussed above; (iii) the improved credit quality and liquidity of the Company as compared to Delmarva and Atlantic individually, which will enhance the Company's access to capital and ability to fund growth opportunities; (iv) current industry, economic, market and regulatory conditions that encourage consolidation to compete effectively in an increasingly deregulated environment (as described under "Background of the Mergers"); (v) the anticipated positive effects of the Mergers on stockholders through their ownership of stock in a stronger company as a result of the reasons described in (ii), (iii) and (iv) above and on customers through more competitive rates; (vi) the terms of the Merger Agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of Delmarva (as discussed under "The Merger Agreement"); (vii) the recent incidence of merger transactions involving electric utility companies in surrounding markets, which is part of a wider trend in the utility industry towards consolidation and strategic partnerships in order to create larger, stronger companies made to face an increasingly competitive environment; (viii) the impact of regulation under various state and federal laws (as described under "Background of the Mergers"); and (ix) the opinion of Merrill Lynch, described below, that the Delmarva Conversion Ratio is fair to Delmarva and its stockholders from a financial point of view. With regard to item (i) above, the Class A Common Stock was determined by the Delmarva Board to be necessary to bridge a difference in view between Delmarva and Atlantic on the appropriate conversion ratio for a business combination between the two companies. From Delmarva's perspective, this difference in view relates primarily to the impact of deregulation on the regulated utility business of Atlantic given its average cost of power relative to other potential suppliers in the region. The second security allocates proportionately more of the risks associated with Atlantic's regulated utility business to Atlantic's current stockholders and, at the same time, provides them with the opportunity to participate in proportionately more of the growth prospects of Atlantic's regulated utility business. In approving the Merger Agreement and recommending that the common stockholders of Delmarva approve the Merger Agreement, the Delmarva Board considered the above factors as a whole and did not assign specific or relative weights to any one factor or group of factors.

    ATLANTIC. THE ATLANTIC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE ATLANTIC MERGER TO HOLDERS OF ATLANTIC COMMON STOCK. THE ATLANTIC BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATLANTIC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    In considering the recommendation of the Atlantic Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Atlantic Board will become directors and/or employees of the Company following consummation of the Mergers and/or may become entitled to severance benefits as a result of the Mergers. Therefore, such directors have interests in the Merger Agreement that are in addition to the interests of stockholders of Atlantic generally and that could potentially represent conflicts of interest. The Atlantic Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Conflicts of Interest of Certain Persons in the Mergers."

    The Atlantic Board believes that the Mergers will provide strategic and operational opportunities and will enable Atlantic and its stockholders to participate in a company which, through the pooling of common stock equity, management, manpower and technical expertise and increased coordination in the use of the facilities of Atlantic and Delmarva, will be better able to meet the competitive environment for the delivery of energy and services. In addition, the Atlantic Board believes that the combined entity will be able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management, efficiencies of operations, better use of facilities for the benefit of customers and reduced or deferred requirements for future additional generating capacity. In addition to the benefits expected to be derived from the Mergers, the Atlantic Board considered the additional regulatory oversight that would result, including regulation under the 1935 Act and the possibility that the Company may be required to divest itself of Delmarva's natural gas operations and/or certain nonutility enterprises, and the problems inherent in merging the operations of two large companies, including composition of the Company Board, but concluded that the benefits outweighed these disadvantages.

    In reaching its conclusions, the Atlantic Board considered: (i) the amount of Company Common Stock and Class A Common Stock to be received by holders of each share of Atlantic Common Stock, as discussed more fully below; (ii) the fact that the inclusion of the Class A Common Stock permitted Atlantic and Delmarva to proceed with a mutually beneficial transaction despite the two companies' different evaluations of the growth prospects of, and uncertainties associated with deregulation of, the regulated electric utility business of Atlantic; (iii) the financial performance, condition, business operations and prospects of each of Atlantic and Delmarva and the fact that the Company will likely have greater financial stability and strength due to its participation in the economic climate and growth of both Atlantic and Delmarva's service territories, its increased economies of scale, the diversification of its customer base and the impact of the potential operating efficiencies and merger-related savings realized through the consolidation of Atlantic's and Delmarva's stand-alone operations, as more fully discussed above; (iv) the improved credit quality and liquidity of the Company as compared to Atlantic and Delmarva individually, which will enhance the Company's access to capital and ability to fund growth opportunities; (v) current industry, economic, market and regulatory conditions, which encourage consolidation to compete effectively in an increasingly deregulated environment (as described under "Background of the Mergers"); (vi) the anticipated positive effects of the Mergers on stockholders through their ownership of stock in a stronger company for the reasons described in (iii), (iv) and (v) above and on customers through more competitive rates;
(vii) the terms of the Merger Agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of Atlantic (as discussed under "The Merger Agreement"); (viii) the recent wave of merger activity involving electric utility companies in surrounding markets, which is part of a wider trend in the utility industry towards consolidation and strategic partnerships in order to create larger, stronger companies ready to face an increasingly competitive environment; (ix) the impact of regulation under various state and federal laws (as described under "Background of the Mergers"); and (x) the opinion of Morgan Stanley, described below, that the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, is fair from a financial point of view to the holders of the Atlantic Common Stock. With regard to item
(i) above, the Class A Common Stock was determined by the Atlantic Board to be necessary to bridge a difference in view between Atlantic and Delmarva on the appropriate conversion ratio for a business combination between the two companies. The second security allocates proportionately more of the risks associated with Atlantic's regulated utility business to Atlantic's current stockholders and, at the same time, provides them with the opportunity to participate in proportionately more of the growth prospects of Atlantic's regulated utility business. In approving the Merger Agreement and recommending that the stockholders of Atlantic approve the Merger Agreement, the Atlantic Board considered the above factors as a whole and did not assign specific or relative weights to any one factor or group of factors.

OPINION OF FINANCIAL ADVISOR TO DELMARVA

    DELMARVA

    Merrill Lynch has delivered its written opinions to the Delmarva Board, dated August 9, 1996 and the date of this Joint Proxy Statement Prospectus, to the effect that, as of the dates of such opinions, and based upon the assumptions made, matters considered and limits of review, as set forth in such opinions, the Delmarva Conversion Ratio (as defined herein) contemplated by the Merger Agreement is fair to Delmarva and its stockholders from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated August 9, 1996.

    A COPY OF THE MERRILL LYNCH OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS. DELMARVA STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE DELMARVA CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY DELMARVA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE DELMARVA MEETING. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION ATTACHED AS ANNEX II HERETO.

    The Merrill Lynch opinion dated the date of this Joint Proxy
Statement/Prospectus is substantially similar to the Merrill Lynch Opinion dated August 9, 1996.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch among other things
(i) reviewed Delmarva's and Atlantic's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and Forms 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1996; (ii) reviewed certain other filings with the SEC made by Delmarva and Atlantic, including proxy statements, Forms 8-K, and registration statements, during the last three years; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, dividends, cash flow, assets and prospects of Delmarva and Atlantic, furnished to Merrill Lynch by Delmarva and Atlantic, respectively; (iv) conducted discussions with members of senior management of Delmarva and Atlantic concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the combined companies following the Mergers; (v) reviewed the historical market prices and trading activity for Delmarva Common Stock and Atlantic Common Stock; (vi) compared the results of operations of Delmarva and Atlantic with those of certain companies deemed by Merrill Lynch to be reasonably similar to Delmarva and Atlantic, respectively; (vii) compared the proposed financial terms of the Mergers with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) considered the pro forma effect of the Mergers, in terms of net income available to common stockholders, dividends per common share, book value per common share and capitalization, on the Delmarva Common Stock; (ix) reviewed a draft of the Merger Agreement dated August 7, 1996; (x) reviewed an analysis prepared by Atlantic and Delmarva with the assistance of a third-party consultant regarding estimates of the amount and timing of the cost savings expected to be derived from the Mergers; and (xi) reviewed such other financial studies and analyses and made such other inquiry and took into account such other matters deemed necessary or appropriate by Merrill Lynch for purposes of the Merrill Lynch Opinion.

    In preparing the Merrill Lynch opinions, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Delmarva and Atlantic, and did not independently verify such information or any underlying assumptions. Merrill Lynch did not undertake an independent appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Delmarva or Atlantic. Merrill Lynch also assumed that the financial forecasts and estimated synergies furnished to it by Delmarva and Atlantic were reasonably prepared and reflected the best currently available estimates and judgments of Delmarva's and Atlantic's management as to the expected future financial performance of Delmarva and Atlantic, respectively, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. Merrill Lynch also assumed that the estimates relating to the impact of regulatory change and competition, furnished by Delmarva and Atlantic, have been reasonably prepared and reflect the best currently available estimates and judgment of Delmarva's and Atlantic's management as to the expected future projected outcomes relating to such matters. Merrill Lynch also assumed that the Mergers will be free of federal tax to Delmarva, the Company, DS Sub, Atlantic and the respective holders of Delmarva Common Stock and Atlantic Common Stock. Merrill Lynch's opinions are based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to it, as of the respective dates of such opinions. The Merrill Lynch opinions are directed to the Delmarva Board and do not constitute a recommendation to any Delmarva stockholder as to how such stockholder should vote at the Delmarva Meeting.

    The matters considered by Merrill Lynch in arriving at the Merrill Lynch opinions are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Delmarva and Atlantic, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch opinions do not present a discussion of the relative merits of the Mergers as compared to any other business plan or opportunity that might be presented to Delmarva, or the effect of any other arrangement in which Delmarva might engage.

    The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at its August 9, 1996 opinion.

    TRADING RATIO ANALYSIS. Merrill Lynch reviewed the performance of the per share market price of Delmarva Common Stock and Atlantic Common Stock over the five year period ended August 2, 1996. Merrill Lynch also calculated the ratio of the per share market price of Atlantic Common Stock to the per share market price of Delmarva Common Stock from August 2, 1991 to August 2, 1996, August 2, 1993 to August 2, 1996, and August 2, 1995 to August 2, 1996. This analysis showed that over the five year period, the per share market price of Atlantic Common Stock compared to the per share price of Delmarva Common Stock, traded at an average ratio of 0.950. Over the three year period this analysis showed that the per share market price of Atlantic Common Stock compared to the per share price of Delmarva

Common Stock, traded at an average ratio of 0.920. Over the one year period this analysis showed that the per share market price of Atlantic Common Stock compared to the per share price of Delmarva Common Stock, traded at an average ratio of 0.853. Based on the August 8, 1996 closing prices, the trading ratio of Atlantic Common Stock to Delmarva Common Stock was 0.831.

    CONTRIBUTION ANALYSIS. In order to determine an implied exchange ratio range based upon contribution analysis, Merrill Lynch calculated the contribution of each of Delmarva and Atlantic to the pro forma combined Company with respect to (i) earnings per share of common stock, (ii) dividends per share of common stock, and (iii) common equity per share of common stock, for the years 1993 through 1995 and, using certain projections provided by the respective managements of Delmarva and Atlantic, for the years 1996 through 2000. The analysis of earnings per share of common stock for the years 1993 through 2000, yielded a range of implied exchange ratios for Atlantic Common Stock to Delmarva Common Stock of 0.82 to 1.03. The analysis of dividends per share of common stock for the years 1993 through 2000, yielded an implied exchange ratio for Atlantic Common Stock to Delmarva Common Stock of 1.00. The analysis of common equity per share of common stock for the years 1993 through 2000, yielded a range of implied effective exchange ratios for Atlantic Common Stock to Delmarva Common Stock of 0.99 to 1.04.

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Delmarva and Atlantic, respectively, with the corresponding financial and operating information and ratios for separate groups of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to Delmarva and Atlantic, respectively. The companies included in the Delmarva comparable company analyses were: Baltimore Gas and Electric Company, GPU, Inc., MidAmerican Energy Company, PECO Energy Company, Potomac Electric Power Company, PP&L Resources, Inc., Public Service Enterprise Group Incorporated and WPS Resources Corporation (collectively, the "Delmarva Comparables"). The companies included in the Atlantic comparable company analyses were: Baltimore Gas and Electric Company, Boston Edison, General Public Utilities, Nevada Power Company, PECO Energy Company, Potomac Electric Power Company, PP&L Resources, Inc. and Public Service Enterprise Group Incorporated (collectively, the "Atlantic Comparables"). Merrill Lynch selected the companies in the Delmarva Comparables and Atlantic Comparables, respectively, from the universe of possible comparable utility companies based upon Merrill Lynch's views as to the comparability of financial and operating characteristics of these companies to Delmarva and Atlantic, respectively.

    In order to determine an implied effective exchange ratio range based upon comparable publicly traded company analysis, Merrill Lynch compared the market value of Delmarva Common Stock and Atlantic Common Stock as a multiple of (a) estimated 1997 earnings per share ("EPS"), which estimates were obtained from management forecasts (the "1997 EPS Ratio"), and (b) book value of common equity as of March 31, 1996, the most recently available fiscal quarter (the "Common Equity Ratio"), to the corresponding ratios for each of the Delmarva Comparables and Atlantic Comparables. The results of the foregoing were: (i) the 1997 EPS Ratio resulted in a range of implied effective exchange ratios for Atlantic Common Stock to Delmarva Common Stock of 0.77 to 1.10, and (ii) the Common Equity Ratio resulted in a range of implied effective exchange ratios of 0.86 to 1.15.

    Merrill Lynch then calculated the implied effective exchange ratio of Atlantic Common Stock to Delmarva Common Stock using varying sensitivities relating to the estimated impact of regulatory change and competition furnished by the managements of Delmarva and Atlantic, and with and without certain synergies estimated by the managements of Delmarva and Atlantic. Utilizing comparable publicly traded company analysis and the varying sensitivities mentioned, Merrill Lynch calculated implied effective exchange ratio ranges for Atlantic Common Stock to Delmarva Common Stock of 0.44 to 1.34.

    DISCOUNTED CASH FLOW ANALYSIS. In order to determine an implied exchange ratio range based upon discounted cash flow ("DCF") analysis, Merrill Lynch performed unlevered DCF analyses for the distinct businesses of Delmarva and Atlantic using the same management projections, and calculated ranges of value for Delmarva Common Stock and Atlantic Common Stock.

    Merrill Lynch performed separate DCF analyses for the Delmarva utility business and the Delmarva unregulated businesses. The Delmarva utility business DCF was based upon the discount to present value, assuming discount rates ranging from 8.0% to 9.0%, of (i) its projected unlevered free cash flow for the years 1996 through 2000, and (ii) its 2000 value based upon a range of multiples from 11.5 to 12.5 times its projected 2000 net income, and 1.3 to 1.4 times its projected 2000 book value, plus in each case, assumed debt and preferred stock at year-end 2000. Merrill Lynch calculated a range of value for the Delmarva unregulated businesses using a variety of DCF and other valuation analyses. Based on its DCF analyses, Merrill Lynch calculated a range of value for Delmarva Common Stock of $1,181 million to $1,376 million.

    Merrill Lynch performed separate DCF analyses for the Atlantic utility business and the Atlantic unregulated businesses. The Atlantic utility business DCF was based upon the discount to present value, assuming discount rates ranging from 8.0% to 9.0%, of (i) its projected unlevered free cash flow for the years 1996 through 2000, and (ii) its 2000 value based upon a range of multiples from 11.5 to 12.5 times its projected 2000 net income, and 1.3 to 1.4 times its projected 2000 book value, plus in each case, assumed debt and preferred stock at year-end 2000. Merrill Lynch calculated a range of value for the Atlantic unregulated businesses using a variety of DCF and other valuation analyses. Based on its DCF analyses, Merrill Lynch calculated a range of value for Atlantic Common Stock of $935 million to $1,212 million.

    Merrill Lynch then calculated the implied effective exchange ratio of Atlantic Common Stock to Delmarva Common Stock using varying sensitivities relating to the estimated impact of regulatory change and competition furnished by the managements of Delmarva and Atlantic, and with and without certain synergies estimated by the managements of Delmarva and Atlantic. Utilizing DCF analysis and the varying sensitivities mentioned, Merrill Lynch calculated implied effective exchange ratio ranges for Atlantic Common Stock to Delmarva Common Stock of 0.43 to 1.38.

    COMPARABLE MERGER TRANSACTIONS ANALYSIS. Using publicly available information, Merrill Lynch reviewed 11 transactions announced between March 16, 1990 and January 22, 1996, involving the acquisition of selected electric utility companies (the "Comparable Merger Transactions"). The Comparable Merger Transactions and the date the transaction was announced were as follows: Kansas City Power & Light Co.'s merger with UtiliCorp United Inc. (January 1996), WPL Holdings, Inc.'s merger with IES Industries Inc. and Interstate Power Company (November 1995), Baltimore Gas and Electric Company's merger with Potomac Electric Power Company (September 1995), Public Service Company of Colorado's merger with Southwestern Public Service Company (August 1995), Northern States Power Company's merger with Wisconsin Energy Corporation (May 1995), Midwest Resources Inc.'s merger with Iowa-Illinois Gas & Electric Company (July 1994), Washington Water Power Company's merger with Sierra Pacific Resources (June
1994), Cincinnati Gas & Electric Company's merger with PSI Resources, Inc. (August 1993), IE Industries, Inc.'s merger with Iowa Southern, Inc. (February
1991), Kansas Power & Light Company's merger with Kansas Gas & Electric Company (October 1990), and Iowa Resources, Inc.'s merger with Midwest Energy Company (March 1990).

    In order to determine an implied exchange ratio range based on Comparable Merger Transactions analysis, Merrill Lynch (i) compared the offer value in each of the Comparable Merger Transactions as a multiple of the then publicly available (a) latest 12 months ("LTM") net income available to common stock (the "Net Income Multiple"), and (b) book value of common equity for the most recently available fiscal quarter preceding such transaction (the "Book Value Multiple") to the corresponding multiples for Delmarva Common Stock and Atlantic Common Stock. The results of the foregoing were: (i) the Net Income Multiple resulted in a range of implied effective exchange ratios for Atlantic Common Stock to Delmarva Common Stock of 0.70 to 1.09, and (ii) the Book Value Multiple resulted in a range of implied effective exchange ratios of 0.82 to 1.21.

    Merrill Lynch then calculated the implied effective exchange ratio of Atlantic Common Stock to Delmarva Common Stock using varying sensitivities relating to the estimated impact of regulatory change and competition furnished by the managements of Delmarva and Atlantic, and with and without certain synergies estimated by the managements of Delmarva and Atlantic. Utilizing the Comparable Merger Transactions analysis and the varying sensitivities mentioned, Merrill Lynch calculated implied effective exchange ratio ranges for Atlantic Common Stock to Delmarva Common Stock of 0.40 to 1.39.

    PRO FORMA ANALYSIS. Merrill Lynch also analyzed certain pro forma effects resulting from the Mergers, including the potential impact to earnings per share of Delmarva Common Stock. Using the projected earnings for the years 1998 through 2000 provided by the respective managements of Delmarva and Atlantic, Merrill Lynch compared the projected earnings per share of Delmarva on a stand-alone basis assuming the Mergers do not occur, to the earnings per share of Company Common Stock assuming varying sensitivities to certain estimated synergies provided by the respective managements of Delmarva and Atlantic. The analysis indicated that the Mergers would be accretive to the projected earnings per share of a Delmarva stockholder in each of 1998, 1999, and 2000.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. No company in the Delmarva Comparables or the Atlantic Comparables is identical to Delmarva or Atlantic, respectively, and none of the Comparable Merger Transactions is identical to the Mergers. Accordingly, an analysis of comparable publicly traded companies and comparable merger transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    The Delmarva Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Mergers and because it is familiar with Delmarva and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Delmarva and Atlantic, for which it has received customary compensation. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    Pursuant to the terms of an engagement letter dated March 28, 1996, Delmarva paid to Merrill Lynch a $150,000 retainer fee and an additional fee of $1,125,000 upon the execution of the Merger Agreement. In addition, Delmarva has agreed to pay Merrill Lynch a fee of $1,125,000 upon the approval of the Mergers by the stockholders of Delmarva, and a fee of $2,250,000 upon consummation of the Mergers, to which the $150,000 retainer fee already paid will be credited. Delmarva has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Delmarva and Atlantic for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF FINANCIAL ADVISOR TO ATLANTIC

    In April, 1996, Morgan Stanley was retained by Atlantic to act as its financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by Atlantic based on Morgan Stanley's experience and expertise. In connection with Morgan Stanley's engagement Atlantic requested that Morgan Stanley evaluate the fairness of the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, from a financial point of view to the holders of Atlantic Common Stock. On August 9, 1996, Morgan Stanley rendered to Atlantic's Board of Directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based on and subject to certain matters stated therein, the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, was fair from a financial point of view to the holders of the Atlantic Common Stock. Morgan Stanley subsequently confirmed its opinion of August 9, 1996 by delivery of a written opinion dated the date hereof.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED WITH LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ATLANTIC COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE ATLANTIC CONVERSION RATIO, TAKING INTO ACCOUNT THE DELMARVA CONVERSION RATIO, FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF ATLANTIC COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ATLANTIC COMMON STOCK AS TO HOW TO VOTE AT THE ATLANTIC MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at this opinion, Morgan Stanley: (i) analyzed certain publicly available financial statements and other information of Atlantic and Delmarva, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Atlantic and Delmarva prepared by their respective managements; (iii) analyzed certain financial projections of Atlantic and Delmarva prepared by their respective managements; (iv) discussed the past and current operations and financial condition and the prospects of Atlantic and Delmarva with senior executives of Atlantic and Delmarva, respectively; (v) reviewed the reported prices and trading activity of both Atlantic Common Stock and Delmarva Common Stock; (vi) compared the financial performance of Atlantic and Delmarva and the prices and trading activity of Atlantic Common Stock and Delmarva Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger or acquisition transactions; (viii) analyzed the pro forma financial impact of the Mergers on Atlantic; (ix) participated in discussions and negotiations among representatives of Atlantic and Delmarva and their respective financial and legal advisors; (x) reviewed the Merger Agreement and certain related documents;
(xi) reviewed and discussed with Atlantic and Delmarva an analysis prepared by Atlantic and Delmarva with the assistance of a third-party consultant regarding estimates of the amount and timing of the cost savings estimated to be derived from the Mergers; and (xii) performed such other analyses and examinations and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections and estimates of the cost savings expected to be derived in the Mergers, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, Atlantic and Delmarva, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Atlantic or Delmarva. In addition, Morgan Stanley assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Mergers will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    In arriving at its opinion, Morgan Stanley assumed that in connection with the receipt of all the necessary regulatory and governmental approvals for the proposed Mergers, no restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. In addition, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to a merger with or other business combination transaction involving Atlantic or any of its assets, nor did Morgan Stanley have discussions or negotiations with any parties, other than Delmarva, in connection with the Mergers.

    The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Atlantic Board on August 9, 1996 in connection with Morgan Stanley's presentation and opinion to the Atlantic Board on such date:

    COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. As part of its analysis, Morgan Stanley compared certain financial information of Atlantic with that of a group of publicly traded electric utility companies, including Public Service Enterprise, General Public Utilities, Orange & Rockland Utilities, Rochester Gas & Electric, and United Illuminating (collectively, the "Atlantic Comparable Companies") and also compared certain financial information of Delmarva with that of a group of publicly traded electric utility companies, including Baltimore Gas and Electric Company, PP&L Resources, Public Service Enterprise, and Dominion Resources (collectively, the "Delmarva Comparable Companies"). Such financial information included price to LTM ended March 31, 1996, forecasted 1996 and forecasted 1997 earnings multiples, price to book value multiple, price to LTM operating cash flow multiple and dividend yield. In particular, such analyses indicated that as of August 7, 1996 and based on a compilation of earnings projections by securities research analysts as of July 27, 1996, Atlantic and Delmarva traded at 10.2 and 11.5 times historical LTM earnings, respectively, 10.3 and 11.8 times forecasted earnings for the calendar year 1996, respectively, 10.2 and 11.2 times forecasted earnings for the calendar year 1997, respectively, 1.21 and 1.39 times book value as of the quarter ended March 31, 1996, respectively, 5.0 times historical LTM operating cash flow for each company, and a 8.0% and a 7.1% dividend yield, respectively. Morgan Stanley noted that, based on a compilation of earnings projections by securities research analysts as of July 27, 1996, the Atlantic Comparable Companies and Delmarva Comparable Companies traded in a range of 8.8 to 10.7 times and 10.8 to
11.9 times historical LTM earnings, respectively, 9.8 to 10.7 times and 10.9 to
12.1 times 1996 forecasted earnings, respectively, 9.4 to 10.2 times and 10.7 to
11.6 times 1997 forecasted earnings, respectively, 1.15 to 1.26 times and 1.28 to 1.39 times book value as of the quarter ended March 31, 1996, respectively, and had a 7.3% to 8.0% and a 6.5% to 7.7% dividend yield, respectively.

    TRADING RATIO ANALYSIS. Morgan Stanley also reviewed the ratio of the Atlantic Common Stock to Delmarva Common Stock trading prices over varying intervals of time over the latest five years. Based on the closing price of Atlantic Common Stock and Delmarva Common Stock on August 7, 1996 of $17.50 and $20.75, respectively, the ratio was 0.84.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed DCF analyses of Atlantic and Delmarva based on certain financial projections provided by the respective managements of each company for the period 1996 through 2000. Unlevered free cash flows of each company were calculated as net income available to common stockholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital. Morgan Stanley calculated terminal values by applying a range of multiples to the net income in fiscal 2000 and the cash-flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for each of Atlantic and Delmarva. Based on this analysis, Morgan Stanley calculated median per share values for Atlantic ranging from $14.05 to $20.09 and for Delmarva ranging from $22.54 to $26.52.

    DISCOUNTED DIVIDEND ANALYSIS. Morgan Stanley performed discounted dividend analyses of Atlantic and Delmarva based on certain financial projections provided by the respective managements of each

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company for the period 1996 through 2000. Morgan Stanley calculated terminal values by applying a range of multiples to the EPS in fiscal year 2000 and the dividend streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the cost of equity for each of Atlantic and Delmarva. Based on this analysis, Morgan Stanley calculated median per share values for Atlantic ranging from $20.26 to $22.37 and for Delmarva ranging from $21.60 to $24.66.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley reviewed the following proposed or completed transactions constituting mergers of equals in the electric utility industry:
UtiliCorp United and Kansas Power & Light Co., IES Industries and WPL Holdings, Potomac Electric Power and Baltimore Gas and Electric Company, Southwestern Public Service Co. and Public Service Co. of Colorado, Northern States Power Co. and Wisconsin Energy Corp., and Iowa-Illinois Gas & Electric Co. and Midwest Resources, Inc. (collectively, the "Electric Utility MOE Transactions"). Morgan Stanley compared certain financial and market statistics of the Electric Utility MOE Transactions. The premium to unaffected market price (I.E., the market price one month prior to the announcement of the transaction) ranged from 0.2% to 14.3%, the price to book value multiple ranged from 1.4 to 1.7 times, the LTM price to earnings multiple ranged from 12.0 to 14.6 times and the LTM operating cash flow multiple ranged from 4.6 to 6.8 times. Based on this analysis, Morgan Stanley calculated per share values for Atlantic ranging from $12.70 to $26.09.

    CLASS A COMMON STOCK. Morgan Stanley utilized several approaches to estimate the value of the Class A Common Stock which would be received in the Mergers for each outstanding share of Atlantic Common Stock. Based on an assumed price to 1997 earnings multiple of 7.0 to 8.5 times, and an estimated 1997 earnings level for the Class A Common Stock based on the securities research analyst consensus estimate for Atlantic (adjusted to reflect the $40 million fixed charge), Morgan Stanley calculated the estimated value of the Class A Common Stock per share of Atlantic Common Stock ranging from $1.98 to $2.40; based on a required dividend yield of 10.0% to 12.5%, an estimated 1997 earnings level as derived above and an assumption of a 90% dividend payout (without giving effect to the initial dividend level on the Class A Common Stock which may exceed this payout ratio), Morgan Stanley calculated the estimated value of the Class A Common Stock per share of Atlantic Common Stock ranging from $2.03 to $2.54; and based on a discounted dividend valuation model, an earnings level based on the securities research analyst consensus as derived above and a 90% payout ratio (without giving effect to the initial dividend level on the Class A Common Stock which may exceed this payout ratio), Morgan Stanley calculated the estimated value of the Class A Common Stock per share of Atlantic Common Stock ranging from $2.22 to $2.61. The above analyses indicate a value range for the Class A Common Stock per share of Atlantic Common Stock of approximately $2.00 to $2.50, and based on the exchange ratio of .75 share of DS Common Stock per share of Atlantic Common Stock and the price of Delmarva Common Stock as of August 7, 1996, Morgan Stanley calculated the total consideration per share of Atlantic Common Stock ranging from $17.56 to $18.06, which represented a premium of 0.3% to 3.2% over the Atlantic Common Stock closing price of $17.50 on August 7, 1996.

    PRO FORMA ANALYSIS OF THE MERGERS. Morgan Stanley analyzed the pro forma impact of the Mergers on Atlantic's EPS and dividends per share for the fiscal years ended 1997 through 2000. The analysis was performed utilizing stand-alone earnings estimated for the fiscal years ended 1997 through 2000 for Atlantic and Delmarva based on certain financial projections prepared by the respective managements of each company taking into account the cost savings expected to be derived from the Mergers as estimated by Atlantic and Delmarva. Based on such analysis, the Mergers would be accretive to Atlantic's stockholders for the period 1997 through 2000 on an EPS basis in the range of 11.8% in 1997 to 1.2% in 2000 and on a dividends per share basis by approximately 1.0%.

    PRO FORMA OWNERSHIP. Morgan Stanley compared the aggregate percentage share ownership of the combined company assuming the Mergers were consummated on August 9, 1996 at the proposed Exchange Ratio. Based on this analysis, the holders of Atlantic Common Stock would own 40.0% of the

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combined company and the holders of Delmarva Common Stock would own 60.0% of the combined company.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Atlantic and Delmarva.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Atlantic and Delmarva. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, from a financial point of view to the holders of Atlantic Common Stock and were provided to the Atlantic Board in connection with the delivery of Morgan Stanley's written opinion dated the date hereof confirming its oral opinion of August 9, 1996. The analyses do not purport to be appraisals or to reflect the prices at which Atlantic and Delmarva might actually be sold. Because such estimates are inherently subject to uncertainty, none of Atlantic, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Atlantic Board was one of many factors taken into consideration by the Atlantic Board in making its determination to approve the Mergers. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Atlantic Board or the view of the management of Delmarva with respect to the value of Delmarva and Atlantic or of whether the Atlantic Board or the management of Delmarva would have been willing to agree to a different exchange ratio.

    As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of Atlantic and Delmarva for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and financing services to Atlantic and Delmarva, for which services Morgan Stanley has received customary fees.

    Morgan Stanley has been retained by Atlantic to act as financial advisor to Atlantic with respect to the Mergers. Pursuant to a letter agreement dated August 8, 1996 between Atlantic and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee for its time and efforts expended in connection with the engagement, which is estimated to be between $150,000 and $250,000 and which is payable in the event the transaction is not consummated, (ii) an announcement fee of $1,000,000, which has been paid, and (iii) a Merger fee equal to approximately $4,230,000, which is payable upon consummation of the transaction. Any amounts paid or payable to Morgan Stanley as advisory or announcement fees will be credited against the transaction fee. Atlantic has also agreed to reimburse Morgan Stanley for its expenses of its counsel, and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

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
CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS

    In considering the recommendations of the Delmarva Board and the Atlantic Board with respect to the Mergers, stockholders should be aware that certain members of the Delmarva and Atlantic management, the Delmarva Board and the Atlantic Board have certain interests in the Mergers in addition to the interests of stockholders of Delmarva and Atlantic generally. The Delmarva Board and the Atlantic Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    EMPLOYEE PLANS, SEVERANCE ARRANGEMENTS AND AGREEMENTS. Under certain benefit plans, severance arrangements and other employee agreements maintained, or entered into, by Delmarva and Atlantic, certain benefits may become vested, and certain payments may become payable, in connection with the Mergers. These benefit plans, severance arrangements and agreements and the nature of such payments thereunder are described in greater detail below, under "--Employee Plans, Severance Arrangements and Agreements."

    BOARD OF DIRECTORS. As provided in the Merger Agreement, at the Effective Time, the Company Board will consist of 18 directors, ten of whom will be nominated by the Delmarva Board and eight of whom will be nominated by the Atlantic Board. Each member of the Delmarva Board and Atlantic Board serving in such capacity immediately prior to the consummation of the Mergers, will be given an opportunity to serve on the Company Board. See "The Company Following the Mergers--Management of the Company." The directors nominated by the Delmarva Board and the Atlantic Board will be divided between the classes of directors of the Company so that each class, to the extent possible, has the same proportion of directors nominated by each of the Delmarva Board and the Atlantic Board. At the consummation of the Mergers, the Audit Committee of the Company Board will consist of an equal number of directors nominated by the Delmarva Board and the Atlantic Board.

    INDEMNIFICATION. From and after the consummation of the Mergers, the Company will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers and directors of Delmarva and Atlantic against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement arising out of actions or omissions occurring at or before or after the consummation of the Mergers, that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of such party or arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "The Merger Agreement--Indemnification."

EMPLOYEE PLANS, SEVERANCE ARRANGEMENTS AND AGREEMENTS

    DELMARVA SEVERANCE AGREEMENTS. Delmarva has severance agreements (the "Delmarva Severance Agreements") with 48 of its officers and senior managers providing benefits upon a Change in Control (as defined in the Delmarva Severance Agreements). The Delmarva Severance Agreements provide a payment to the employee if the employee's employment is terminated by the employee for Good Reason (as defined in the Delmarva Severance Agreements), or by Delmarva for any reason other than retirement, death, disability, or cause at any time during the period that begins on the date of the Change in Control and ends 24 months thereafter. The payment will equal 2.99 times the employee's Base Amount (as that term is defined in Code Section 280G) less certain deductions. These deductions include the amount of any other payment (or the value of any other benefit) received or to be received by the employee in connection with a Change in Control if the payment or benefit is considered a parachute payment (as defined in Code Section 280G(b)(2)) which together with other parachute payments would result in disallowance of deductions by reason of Code Section 280G. The employee will receive group life, disability, medical and dental insurance benefits substantially similar to those received prior to employment termination for the 24 months following employment termination, reduced by comparable benefits the employee actually receives from other sources during that period. In addition, the employee will

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receive a lump sum payment equal to the actuarial value of the excess of (i) the benefits payable under Delmarva's Retirement Plan and, for the most senior officers who participate in the Supplemental Executive Retirement Plan, the Supplemental Executive Retirement Plan (the "Retirement Plans") assuming 24 additional months service and compensation equal to the highest annual rate during the 12 month period preceding employment termination over (ii) the actual benefit payable under the Retirement Plans. "Change in Control" is defined in the Delmarva Severance Agreements as, among other things, stockholder approval of a merger of Delmarva other than a merger where Delmarva's voting securities outstanding immediately prior to the merger continue to represent at least 80% of the combined voting power of the surviving entity outstanding immediately after the merger. Stockholder approval of the Mergers will constitute a Change in Control under the Delmarva Severance Agreements. "Good Reason" is defined under the Delmarva Severance Agreements as, among other things, (i) assignment to the employee of duties inconsistent with the employee's status or position with Delmarva; (ii) a reduction by Delmarva in the employee's base salary
(except for across-the-board salary reductions similarly affecting all of Delmarva employees and employees of any person in control of Delmarva); (iii) relocation of Delmarva's principal offices to a location more than 50 miles from the location prior to the Change in Control, or the closing thereof, or relocation of the employee's office location following the Change in Control;
(iv) failure to pay current compensation; (v) failure to provide compensation plans and benefits otherwise provided to similarly situated employees; and (vi) the failure of Delmarva to obtain the agreement by a successor company to expressly assume the severance agreement. If the employment of all executives with Delmarva Severance Agreements had been terminated as of the date of this Joint Proxy Statement/Prospectus, the aggregate cost to Delmarva would not exceed approximately $16.6 million.

    DELMARVA POWER & LIGHT COMPANY MANAGEMENT INCENTIVE COMPENSATION PLAN. The Delmarva Power & Light Company Management Incentive Compensation Plan (the "Compensation Plan") is a short-term annual performance award program provided to a certain level of management employees. The Compensation Plan provides payments based upon Delmarva and individual employee performance. Award amounts for a year are paid in a lump sum after the end of the year in which they were earned. Except for termination of employment due to retirement, death or disability, an employee must be employed on the last day of the year to be entitled to a payment. In the event of certain mergers or a change in the ownership of at least 25% of Delmarva's voting securities, all amounts that have been earned but not paid will be immediately paid. The consummation of the Mergers would be a transaction contemplated by that provision in the Compensation Plan.

    DELMARVA POWER & LIGHT COMPANY LONG-TERM INCENTIVE PLAN. The Delmarva LTIP provides long-term compensation in the form of stock options (both nonqualified stock options and incentive stock options within the meaning of Code Section
422) restricted stock, stock appreciation rights, performance awards or such other forms as the Delmarva LTIP committee (a committee comprised of outside directors) may in its discretion deem appropriate. Persons eligible to participate in the Delmarva LTIP are officers and senior managers of Delmarva and its subsidiaries who, in the opinion of the Delmarva LTIP committee are in the position to significantly affect the growth and financial success of Delmarva. Delmarva directors who are not otherwise officers or employees of Delmarva are not eligible to participate in the Delmarva LTIP. Upon a Change in Control (as defined in the Delmarva LTIP) all options and stock appreciation rights that are outstanding at the date of the Change in Control become fully exercisable and vested; all incomplete performance periods for performance awards that are outstanding on the date of the Change in Control shall be deemed to have been completed, the maximum level of performance set forth shall be deemed to have been obtained and the pro-rata portion (based on the number of full and partial months that have lapsed with respect to each such performance period) of each outstanding award will become payable immediately in cash to each participant with the remaining of each such outstanding award being cancelled for no value; and any conditions to the vesting of restricted stock (whether performance objectives or periods of employment) are deemed to have been satisfied and all restrictions lapse and these shares become fully vested and nonforfeitable. Currently, Delmarva has outstanding two forms of long-term compensation: stock options, all of which are vested, and restricted stock, which would vest without

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
restriction at the consummation of the Mergers. For purposes of the Delmarva LTIP, a Change in Control includes, among other things, consummation of a merger of Delmarva other than a merger where Delmarva's voting securities outstanding immediately prior to the merger continue to represent at least 80% of the combined voting power of the voting securities of the surviving entity outstanding immediately after the merger. Consummation of the Mergers will constitute a Change in Control under the Delmarva LTIP.

    DELMARVA MANAGEMENT LIFE INSURANCE PLAN. Under the Delmarva Management Life Insurance Plan (the "Delmarva Life Insurance Plan") Delmarva offers a life insurance benefit to its officers and senior managers. The amount of life insurance is approximately three times annual salary. Benefits are available through both a term and permanent life insurance. Delmarva pays the premium for term coverage and Delmarva and the employee both pay portions of the premium for permanent coverage. Upon a change in the ownership of Delmarva including a merger where Delmarva is not the surviving entity, the surviving entity must assume the Delmarva Life Insurance Plan and prepay premiums for life insurance in force. The Mergers would result in such a change in ownership. Delmarva intends to amend the Delmarva Life Insurance Plan prior to the Mergers to eliminate any requirement for prepayment of any premiums and will retain the existing provision that the surviving entity shall assume Delmarva's rights and obligations under this plan.

    DELMARVA POWER & LIGHT COMPANY DEFERRED COMPENSATION PLAN. The Delmarva Power & Light Company Deferred Compensation Plan (the "Delmarva Deferred Compensation Plan") provides officers and senior managers with the opportunity to defer a portion of their compensation and provides certain key executives the opportunity to receive matching contributions that are not otherwise payable under the terms of the Delmarva Power & Light Company Savings and Thrift Plan due to certain restrictions. In the event of a Change in Control (as defined in the Delmarva Deferred Compensation Plan) and the termination of an employee's employment, the timing of the payment of amounts to such employee under the Delmarva Deferred Compensation Plan may be accelerated at the discretion of the Delmarva Deferred Compensation Plan committee comprised of outside directors. For purposes of the Delmarva Deferred Compensation Plan a "Change of Control" would include a merger that would result in Delmarva's voting securities outstanding immediately prior to such merger being less than 75% of the combined voting power of the voting securities of the surviving entity immediately following such merger. The consummation of the Mergers will constitute a Change in Control for purposes of the Delmarva Deferred Compensation Plan.

    DELMARVA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Delmarva Power & Light Company Supplemental Executive Retirement Plan (the "SERP") provides supplemental retirement income to executives who are vice president or above and other managers or executives selected by Delmarva's Chief Executive Officer and approved by the Compensation Committee of the Delmarva Board. The supplemental benefits are benefits that would be provided under the Delmarva Power & Light Company Retirement Plan but for certain statutory limits on qualified plan benefits and benefits for certain employees recruited for or into key executive positions. Upon a merger of Delmarva in which Delmarva is not the surviving corporation or in which the holders of Delmarva stock receive securities in another corporation, Delmarva will prepay all premiums to any life insurance or annuity contracts intended to fund obligations under the SERP. Currently, only benefits for two former executives are provided through arrangements of this type. In addition, SERP participants will become immediately vested. The consummation of the Mergers would be a transaction contemplated by that provision in the SERP.

    ATLANTIC SEVERANCE AGREEMENTS. Atlantic has previously entered into employment agreements (the "Agreements") with 13 executive officers (the "Executives"). For purposes of the Agreements, the Mergers will constitute a "Change in Control." Therefore, in the event an Executive's employment is terminated by Atlantic without "Cause" (as defined in the Agreements) or by the Executive for "Good Reason" (as defined in the Agreements) following the Mergers, the Executive will receive (a) the executive officer's full

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
base salary through the date of termination, (b) a cash amount from Atlantic equal to either three or two times the sum of (x) the Executive's annual base salary and (y) the higher of the bonus paid to the Executive for the most recent fiscal year or the target bonus for the current fiscal year (the "Minimum Bonus Amount"), (c) the prorated portion of the Executive's unpaid Minimum Bonus Amount, (d) any other amounts otherwise payable in respect of Atlantic's otherwise applicable long-term incentive compensation and equity plans and programs, and (e) all vested amounts or benefits owing to the Executive under Atlantic's otherwise applicable employee benefit plans and programs. In addition, the Executive will be entitled to continue to participate in Atlantic's employee and Executive pension, welfare and fringe benefit plans excluding supplemental retirement benefits. For purposes of calculating the Executive's retirement benefit, additional years will be added to both the Executive's age and service with Atlantic. The Agreements further provide that if the payments described above constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code and related regulations, Atlantic will pay the Executive an additional amount sufficient to place the Executive in the same after-tax financial position the Executive would have been in if the Executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments. If the employment of all Executives with Agreements had been terminated as of the date of this Joint Proxy Statement/Prospectus, the aggregate cost to Atlantic would not exceed approximately $22.4 million.

    CONSULTING ARRANGEMENT. The agreement with J.L. Jacobs establishes an opportunity at the election of J.L. Jacobs to enter into a consulting arrangement with Atlantic for a term of two years with compensation at $130,000 annually to commence on the date following his retirement, but not before December 1, 1996.

    ATLANTIC EXECUTIVE SEVERANCE POLICY. The Atlantic Executive Severance Policy covers approximately 24 executives and provides for severance in the event of a termination by Atlantic without "Cause" (as defined in the Atlantic Executive Severance Policy) or by the Executive for "Good Reason" (as defined in the Atlantic Executive Severance Policy) following a "Change in Control" (I.E., the Mergers) in an amount equal to 1.5 times an executive's base salary and continuation of benefits for a period of one year following termination. In the event any of the payments due to an executive in connection with a Change in Control constitute excess parachute payments, amounts due such executive under the policy shall be reduced so that no payment results in the imposition of an excise tax under Code Section 4999.

    ATLANTIC EMPLOYEE STOCK PURCHASE PLAN. Upon a Change of Control, the right of employees participating in the Employee Stock Purchase Plan to acquire one share of Atlantic Common Stock will be converted into the right to receive .75 shares of Company Common Stock and .125 shares of Class A Common Stock.

    ATLANTIC EQUITY INCENTIVE PLAN, ATLANTIC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND ATLANTIC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II. At the Effective Time, all stock options granted under Atlantic's Equity Incentive Plan will, absent action to the contrary at the discretion of the Personnel & Benefits Committee of the Atlantic Board, if the option has any value, be cashed out pursuant to the terms of the Equity Incentive Plan. The option price of all outstanding options granted pursuant to the Equity Incentive Plan exceeded the closing price as reported on the NYSE on December 5, 1996. In addition, at the Effective Time the restrictions applicable to any awards of restricted stock or other stock-based awards lapse and such stock and awards will be deemed fully vested. Benefits previously accrued under Atlantic's Supplemental Executive Retirement Plan ("SERP") and Atlantic Supplemental Executive Retirement Plan II ("SERP II") become nonforfeitable after the consummation of the Mergers. Under the terms of Atlantic's SERP, upon the Effective Time a participating executive with less than five years of service will be deemed to have five years of service and as a result will become fully vested in such executive's accrued benefits. In addition, under the terms of Atlantic's SERP II, upon the Effective Time a participating executive with less than five years of service with Atlantic will be deemed to have five years of service and as a result will become vested in 50% of such executive's accrued benefit.

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
    ATLANTIC DIRECTOR RETIREMENT PLAN. With respect to its directors, Atlantic intends to amend its Director Retirement Plan to provide for lump sum payouts at the Effective Time, equal to an Atlantic director's annual benefit under such plan (not actuarially reduced), multiplied by the number of years remaining in such director's life expectancy.

    ATLANTIC DIRECTORS RESTRICTED STOCK PLAN. Under the terms of the Atlantic Directors Restricted Stock Plan, at the Effective Time all restrictions on all shares that have not yet vested will be eliminated and the shares will become fully vested. Certain directors are also participants in Atlantic's Equity Incentive Plan described above.

THE COMPANY BENEFIT PLANS

    Following the consummation of the Mergers, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of Delmarva or Atlantic and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's right to enforce them in accordance with their terms (including any reserved right to amend, modify, suspend, revoke or terminate them). The Company will take all action necessary so that after the consummation of the Mergers, the Dividend Reinvestment and Common Share Purchase Plan and the Savings and Thrift Plan of Delmarva and the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic will be terminated, replaced or amended to provide for the issuance and sale of Company Common Stock in place of Delmarva Common Stock or Atlantic Common Stock, as the case may be, under such plans.

    Subsequent to the execution of the Merger Agreement, Delmarva and Atlantic, as the stockholders of the Company, determined that it would be in the best interests of the Company for the Company to adopt the Company Plan described below to replace the Delmarva LTIP and Atlantic's Equity Incentive Plan, subject to stockholder approval of the Company Plan at the Delmarva Meeting and the Atlantic Meeting. The Company Plan will become effective as of the consummation of the Mergers. The Company Plan is a comprehensive cash and stock compensation plan designed to provide the Company with the ability to provide incentives supporting the growth, development and financial success of the Company. The Company Plan provides for the grant of annual incentive awards and long-term incentive awards such as restricted stock, stock options (including incentive stock options and nonqualified stock options), stock appreciation rights ("SARs"), performance units and dividend equivalents, and any other types of awards as the Company Plan Committee deems appropriate. The maximum number of shares of Company Common Stock available for issuance under the Company Plan is 5,000,000. The Company Plan Committee, which will be comprised solely of nonemployee directors, will administer the Company Plan and make awards thereunder, and will have broad authority to fix the terms and conditions of individual grants and agreements with participants. The Company Plan is being submitted to stockholders of Delmarva and Atlantic for approval, and is described in greater detail under "Approval of the Company Incentive Compensation Plan" elsewhere in this Joint Proxy Statement/Prospectus. A copy of the Company Plan is attached to this Joint Proxy Statement/Prospectus as Annex
VII. Following implementation of the Company Plan, no further awards will be made under the Delmarva LTIP or Atlantic's Equity Incentive Plan.

    Delmarva currently has outstanding two forms of awards under the Delmarva
LTIP: stock options, all of which are exercisable, and performance-based restricted stock, as to which all conditions to vesting would lapse at the consummation of the Mergers and would be exchanged for shares of Company Common Stock at the Delmarva Conversion Ratio, without restriction. It is anticipated that any further awards under the Delmarva LTIP prior to the consummation of the Mergers will be in the form of performance-based restricted stock. Such awards will be granted with the condition that the consummation of the Mergers does not constitute a Change in Control which causes the restrictions to lapse (the "New Delmarva Awards"). After the consummation of the Mergers, the New Delmarva Awards either (a) will

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continue to be held in the Delmarva LTIP (but in the form of Company Common
Stock rather than Delmarva Common Stock) until the performance period for such New Delmarva Awards expires and the New Delmarva Awards vest at 100% (or, if performance criteria are exceeded, at up to 150%, such additional shares to be issued in Company Common Stock, without restriction) or are forfeited in part or in whole and, in such case, the Delmarva LTIP will continue in effect until the performance periods for such New Delmarva Awards has expired, or (b) the Company will honor the outstanding New Delmarva Awards and the terms and conditions of such New Delmarva Awards will otherwise remain the same; except that, if the performance cycle with respect to such New Delmarva Awards extends beyond the time at which the Mergers are consummated, the performance criteria will be modified to take into consideration the performance of the Company, as well as the performance of Delmarva prior to such time and, in such case, the Delmarva LTIP will be terminated by Delmarva as soon as practicable after such time.

    Atlantic currently has outstanding two forms of awards under its Equity Incentive Plan: stock options that first become exercisable beginning in 1997 and performance-based restricted stock, as to which all conditions to vesting would lapse at the consummation of the Mergers and absent any action by the Personnel & Benefits Committee of the Atlantic Board (the "Committee") would accelerate and be cashed out in accordance with terms of the Equity Incentive Plan. It is anticipated that any further awards under Atlantic's Equity Incentive Plan prior to the consummation of the Mergers will be in the form of stock options and performance-based restricted stock (the "New Atlantic Awards"). With the exception of the rights granted to the thirteen executive officers covered by employment agreements, the Committee has the broad discretion, not inconsistent with the terms of the Equity Incentive Plan, with respect to whether and to what extent employees may be granted New Atlantic Awards and to whether and what extent performance based restricted stock granted under the Equity Incentive Plan would be exchanged for shares of Company Common Stock and Class A Common Stock at the Atlantic Conversion Ratio, without restriction. In exercising its discretion, the Committee may (a) accelerate vesting of all or a part of the New Atlantic Awards or waive forfeiture restrictions regarding any New Atlantic Awards or (b) determine that any New Atlantic Awards either (i) will continue to be held in the Equity Incentive Plan (but in the form of Company Common Stock and Class A Common Stock rather than Atlantic Common Stock) until the performance period for such New Atlantic Awards expires and the New Atlantic Awards will vest at 100% or are forfeited in part or in whole, and, in such case, the Equity Incentive Plan will continue in effect until the performance periods for such New Atlantic Awards has expired, or (ii) the Company will honor the outstanding New Atlantic Awards and the terms and conditions of such New Atlantic Awards will otherwise remain the same; except that, if the performance cycle with respect to such New Atlantic Awards extends beyond the consummation of the Mergers, the performance criteria will be modified to take into consideration the performance of the Company, as well as the performance of Atlantic prior to the consummation of the Mergers and, in such case, the Equity Incentive Plan will be terminated by Atlantic as soon as practicable after the consummation of the Mergers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Mergers are designed to qualify as a tax-free reorganization or exchange under the Code. A condition precedent to Atlantic's obligation to consummate the Atlantic Merger is the receipt by Atlantic of an opinion of Simpson Thacher & Bartlett substantially to the effect that the Atlantic Merger will be treated as a reorganization under Section 368(a) of the Code. A condition to Delmarva's obligation to consummate the Delmarva Merger is the receipt by Delmarva of an opinion by LeBoeuf, Lamb, Greene & MacRae, L.L.P. substantially to the effect that the Delmarva Merger, taken together with the Atlantic Merger, will be treated as an exchange under Section 351 of the Code and/or as a reorganization under Section 368(a) of the Code. Assuming the Mergers so qualify, then for federal income tax purposes (i) no gain or loss will be recognized by Delmarva, Atlantic or the Company as a result of the Mergers, (ii) holders of Delmarva Common Stock whose shares are converted into Company Common Stock and holders of Atlantic Common Stock whose shares are converted into Company Common Stock and Class A Common Stock in the Mergers will recognize no gain or loss as a result of the conversion (except, with

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respect to Atlantic stockholders, who will recognize gain or loss to the extent that they receive cash in lieu of fractional shares), (iii) the holding period and basis applicable to shares of Company Common Stock and Class A Common Stock received in the Mergers will be the same as the holding period and basis attributable to the Delmarva Common Stock or Atlantic Common Stock, as the case may be, that was converted into Company Common Stock and Class A Common Stock in the Mergers (reduced by any amount allocable to a fractional share interest in Company Common Stock and Class A Common Stock for which cash is received). A holder of shares of Atlantic Common Stock will allocate his or her basis in such stock among the Company Common Stock and the Class A Common Stock received based upon the relative fair market values of the Company Common Stock and the Class A Common Stock. A holder of shares of Atlantic Common Stock who receives cash in lieu of a fractional share interest in Company Common Stock and Class A Common Stock will recognize gain or loss measured by the difference between the amount of cash received and the amount of the stockholder's aggregate basis allocated to the fractional share interest. Any gain an Atlantic stockholder recognizes will be taxed either as a dividend or as a capital gain. The Internal Revenue Service has published a ruling holding that, in the case of a minority stockholder whose relative stock interest in the surviving corporation is minimal, who exercises no control over the surviving corporation's affairs, and whose relative ownership interest in the surviving corporation has been reduced by a minimal amount as a result of the receipt of cash in lieu of fractional shares, any gain or loss such stockholder recognizes will be a capital gain or loss. If an Atlantic stockholder has held his or her shares of Atlantic Common Stock as a capital asset, any capital gain or loss recognized will be long-term if the stockholder held his or her shares for more than one year at the time of the Mergers.

    THE ABOVE-DESCRIBED CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE ATLANTIC MERGER AND THE DELMARVA MERGER ARE WAIVABLE BY ATLANTIC AND DELMARVA, RESPECTIVELY. Delmarva and Atlantic each expect it will receive a tax opinion from its counsel prior to the consummation of the Mergers and that it will not waive the tax opinion condition applicable to it. In the event of such a waiver, however, Atlantic and Delmarva will furnish a supplement to this Joint Proxy Statement/Prospectus disclosing such waiver and all related material matters, including risks to investors, and will resolicit proxies in favor of the Mergers and the Company Plan following the furnishing of such supplement.

    Although it is the opinion of Simpson Thacher & Bartlett that the Class A Common Stock will be treated as stock of the Company for federal income tax purposes, there are no federal income tax regulations, court decisions or published IRS rulings bearing directly on this issue. In addition, the IRS announced during 1987 that it was studying the federal income tax consequences of stock that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by its subsidiary, and that it would not issue any advance rulings regarding such stock. During 1995, the IRS withdrew such stock from its list of matters under consideration and reiterated that it would not issue advance rulings regarding such stock. In the absence of such a ruling, there is a risk that the IRS could assert that the Class A Common Stock represents property other than stock of the Company. If the Class A Common Stock were determined not to be stock of the Company, the receipt of the Class A Common Stock in the Atlantic Merger would be taxable to the Atlantic stockholders.

    The discussion above represents a summary of the opinions of counsel that Delmarva and Atlantic expect to receive prior to (and as a waivable condition to) the consummation of the Mergers. Neither Delmarva nor Atlantic has received an opinion as of the date of this Joint Proxy Statement/Prospectus. At such time as Delmarva and Atlantic are in receipt of such opinions, they will be filed as exhibits, by post-effective amendment, to the Registration Statement. THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGERS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS

THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH DELMARVA AND ATLANTIC STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    The Mergers will be accounted for under the purchase method of accounting for financial reporting purposes.

STOCK EXCHANGE LISTING OF COMPANY CAPITAL STOCK

    The Company will apply for the listing of Company Common Stock on the NYSE. Approval of the listing on the NYSE of the shares of Common Stock issuable in the Mergers, upon official notice of issuance, is a condition precedent to the consummation of the Mergers. The Company may also apply for listings on other exchanges. If Delmarva and Atlantic continue to meet the requirements of the NYSE and the Philadelphia Exchange and, in the case of Atlantic the Pacific Exchange, Delmarva Common Stock and Atlantic Common Stock, respectively, will continue to be listed on those exchanges until the Mergers have been consummated.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Common Stock received by Delmarva and Atlantic stockholders in the Mergers will be freely transferable, except that shares of the Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of Delmarva or Atlantic prior to or upon consummation of the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 or after registration in the case of such persons who become affiliates of the Company upon consummation of the Mergers) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Delmarva, Atlantic or the Company generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires each of Delmarva and Atlantic to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any shares of Company Common Stock issued to the affiliate in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

    The Company will comply with all disclosure requirements under the Exchange Act with respect to each of the Company Common Stock and the Class A Common Stock as a separate class. In addition, holders of Company Common Stock and Class A Common Stock will have to comply with Schedules 13D and 13G under the Exchange Act separately for each class.

APPRAISAL RIGHTS

    Delaware law does not provide appraisal rights to holders of Delmarva Common Stock or Delmarva Preferred Stock because all of such stock is listed on a national securities exchange. Virginia law does not provide dissenters' or other appraisal rights to holders of any series of Delmarva Preferred Stock because the holders of such stock are not entitled to vote on the Delmarva Merger. Virginia law does not provide dissenters' or other appraisal rights to the holders of Delmarva Common Stock because all of such stock is listed on a national securities exchange.

    New Jersey law does not provide dissenters' or other appraisal rights to holders of Atlantic Common Stock because all of such stock is listed on a national securities exchange. Atlantic has no shares of preferred stock outstanding. The rights and preferences of the ACE Preferred Stock will not be affected by the Mergers, such stock will remain outstanding following the Mergers and the holders of such stock will have no appraisal rights.

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
                               REGULATORY MATTERS

    Set forth below is a summary, based on advice of counsel for Delmarva and Atlantic, of the regulatory requirements affecting the Mergers. Failure to obtain any necessary regulatory approval or any adverse conditions that are imposed with respect to any necessary regulatory approval, including the failure to obtain favorable ratemaking treatment, may affect the consummation of the Mergers.

ANTITRUST CONSIDERATIONS

    The HSR Act and the rules and regulations thereunder provide that certain transactions (including the Mergers) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. Delmarva and Atlantic will provide their respective Premerger Notifications pursuant to the HSR Act. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds. Neither Delmarva nor Atlantic believes that the Mergers will violate federal antitrust laws. If the Mergers are not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, Delmarva and Atlantic must submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period must expire or be earlier terminated before the Mergers may be consummated.

FEDERAL POWER ACT

    Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate its facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required to consummate the Mergers. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger to be "consistent with the public interest." Delmarva and Atlantic filed a joint application before the FERC seeking approval of the Mergers on November 27, 1996.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

    The Company is required to obtain SEC approval under Section 9(a)(2) of the 1935 Act in connection with the Mergers. An application for approval of the Mergers will be filed by the Company.

    Under the applicable standards of the 1935 Act, the SEC is directed to approve the proposed Mergers unless it finds that (i) the Mergers would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Mergers is not reasonable, (iii) the Mergers would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system or (iv) the Mergers would violate applicable state law. To approve the proposed Mergers, the SEC must also find that the Mergers would tend towards the development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

    Upon consummation of the Mergers as currently structured, the Company must register as a holding company under the 1935 Act because it will not qualify for any exemptions available under such Act. The 1935 Act imposes restrictions on the operations of registered holding company systems. Among these are requirements that certain securities issuances as well as sales and acquisitions of utility assets or of securities of utility companies and acquisitions of interests in any other business be approved by the SEC. The 1935 Act also limits the ability of registered holding companies to engage in nonutility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities. The SEC has authority under the 1935 Act to preclude the payment of dividends by Delmarva and Atlantic to the Company or to preclude the payment of dividends by the Company under certain circumstances. Delmarva, Atlantic and the Company recognize that the divestiture

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of the existing gas operations of Delmarva and certain nonutility operations of
Delmarva and Atlantic is a possibility under the new registered holding company structure but the Company will request in its 1935 Act application that it be allowed to retain the gas utility operations of Delmarva and the nonutility operations of Delmarva and Atlantic or, in the alternative, that the question of divestiture be deferred. If divestiture is ultimately required, the SEC historically has allowed companies sufficient time to accomplish divestiture in a manner that protects stockholder value.

    On June 20, 1995, the SEC issued a series of proposed regulations that are designed, among other things, to liberalize the restrictions on and regulation of the activities of registered holding companies. At the same time, the SEC's Division of Investment Management (the "Division") issued a report of legislative recommendations, including the Division's preferred recommendation that Congress repeal the 1935 Act, subject to the transfer of certain authority over audits, books and records and affiliate transactions of registered holding companies to state utility commissions and to the FERC. The report also recommended liberalizing the interpretation of the SEC's regulations to permit registered holding companies to own both electric and gas utility systems if state commissions agree. There is no assurance that the regulations proposed by the SEC will be implemented or that the suggestions in the Division's report will be adopted. In addition, on October 12, 1995, a bill was introduced in the U.S. Senate to repeal the 1935 Act and enact the Public Utility Holding Company Act of 1995 that contains significantly fewer regulatory restrictions than the 1935 Act and would be administered by the FERC. To the extent that some or all of the regulations and recommendations are implemented or the 1935 Act is repealed, restrictions on and regulation of the Company's activities may be liberalized, and the Company's ability to retain ownership of the gas utility properties and nonutility ventures currently operated by Delmarva and Atlantic would be enhanced.

NUCLEAR REGULATORY COMMISSION

    Delmarva and Atlantic each own a 7.41% interest in the Salem Nuclear Generating Station, which consists of two nuclear units, and a 7.51% interest in the Peach Bottom Nuclear Generating Station, which consists of two nuclear units. In addition, Atlantic owns a 5% interest in the Hope Creek Nuclear Generating Station, which consists of one nuclear unit. Delmarva and Atlantic hold NRC licenses with respect to their ownership interests in these nuclear units. The Atomic Energy Act currently provides that licenses may not be transferred or in any manner disposed of, directly or indirectly, to any person unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act, Delmarva and Atlantic will seek approval from the NRC to the full extent required to reflect that after the Mergers, Delmarva and Atlantic, although continuing to own the identical pre-Merger shares of the nuclear units, will become operating subsidiaries of the Company.

DELAWARE PUBLIC SERVICE COMMISSION

    Delmarva is incorporated in Delaware and subject to the jurisdiction of the Delaware Public Service Commission (the "DPSC"). Pursuant to Section 215 of the Public Utilities Act, Delmarva must obtain the approval of the DPSC in order to directly or indirectly merge or consolidate with any other person or company.
Section 215 also provides that no other entity shall acquire control, either directly or indirectly, of any public utility doing business within Delaware without the prior approval of the DPSC. The DPSC is required to approve the proposed merger and acquisition when it finds that the same is to be made in accordance with law, for a proper purpose and is in the public interest. Delmarva and the Company will seek the approvals of the DPSC consistent with these requirements.

VIRGINIA STATE CORPORATION COMMISSION

    Delmarva is incorporated in Virginia and subject to the jurisdiction of the VSCC. Pursuant to the Utility Transfers Act, no person, whether acting alone or in concert with others, shall, directly or indirectly, acquire control of a public utility without the prior approval of the VSCC and it is unlawful for any public

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utility, directly or indirectly, to dispose of any utility assets situated within Virginia unless authorized by the VSCC. Upon application, the VSCC will approve a proposed transaction if satisfied that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by granting the application.

    Except to the extent preempted by the Securities Exchange Commission, the VSCC, pursuant to statutory provisions under which the VSCC regulates relations with affiliated interests, must approve certain contracts or arrangements for certain services, purchases, sales, leases or exchanges, loans and guarantees between a public service company and affiliates.

    Delmarva and its affiliates will seek the approvals of the VSCC consistent with these requirements.

NEW JERSEY BOARD OF PUBLIC UTILITIES

    As the parent company of Atlantic City Electric Company, the transfer of the ownership or control, or the merger of, Atlantic is subject to the jurisdiction of the New Jersey Board of Public Utilities (the "NJBPU"). Pursuant to Title 48 of the New Jersey Statutes Annotated, no person shall acquire or seek to acquire control of a public utility directly or indirectly through the medium of an affiliated or parent corporation without requesting and receiving the written approval of the NJBPU. In addition, any transfer of stock to another public utility, or a transfer that vests another corporation with a majority interest in the stock of a public utility, must be authorized by the NJBPU.

    The NJBPU, pursuant to statutory provisions under which the NJBPU regulates relations between public utilities and affiliated interests, must approve certain contracts or arrangements for certain services, purchases or loans between a public utility and affiliates.

    Atlantic and its affiliates will seek the approvals of the NJBPU consistent with these requirements.

PENNSYLVANIA PUBLIC UTILITY COMMISSION

    Delmarva and Atlantic own fractional interests in the Keystone, Conemaugh and Peach Bottom electric generating stations and related transmission lines located in Pennsylvania. Pursuant to Pennsylvania statute, the transfer to any person or corporation of the stock, including a transfer by merger, of a public utility must be approved by the Pennsylvania Public Utility Commission ("PPUC"). The PPUC will approve such transfers upon a showing that the merger will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way. Delmarva and Atlantic will seek the approvals of the PPUC consistent with these requirements.

MARYLAND PUBLIC SERVICE COMMISSION

    The Maryland Public Service Commission (the "MPSC") is granted general authority to supervise and regulate public utilities with operations in the State of Maryland. Delmarva has advised the MPSC of the transactions contemplated by the Merger Agreement and that it does not believe that the approval of the MPSC of the Mergers is required. However, the MPSC has ruled that it has jurisdiction over the Mergers to determine whether the Mergers will have an adverse effect on the conduct of Delmarva's Maryland franchises and any other matters that properly come before the MPSC at such hearing. Delmarva will seek to show that the Mergers will not have an adverse effect on the conduct of its Maryland franchises.

EFFECTS OF CERTAIN REGULATORY TRENDS

    SFAS 71--Accounting for the Effects of Certain Types of Regulation in general recognizes that accounting for rate-regulated enterprises should reflect the relationship of costs and revenues. As a result, a regulated utility may defer recognition of cost (a regulatory asset) or recognize an obligation (a regulatory liability) if it is probable that, through the ratemaking process, there will be a corresponding increase or decrease in revenues. Accordingly, Delmarva and Atlantic have deferred costs that will be amortized over various periods. To the extent that collection of such costs or payment of such liabilities is no longer probable as a result of changes in regulation and/or the competitive position of Delmarva or

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
Atlantic, as the case may be, the associated regulatory asset or liability will be reversed with a charge or credit to income. If Delmarva or Atlantic were to discontinue the application of SFAS 71 the accounting impact would be an extraordinary noncash charge to operations that could be material to the financial position and results of operations of Delmarva or Atlantic, as the case may be.

    Competition exists and is expected to increase for certain electric and gas energy markets historically served exclusively by regulated utilities. In recent years, changing laws and governmental regulations permitting competition from other utilities as well as nonregulated energy suppliers have prompted some customers to use self-generation or alternative sources to meet their electric and gas needs. The transition from strictly regulated to competitive resale and retail markets is changing the structure of the utility industry and the way in which it conducts business. As the electric utility industry transitions from a regulated to a competitive industry, utilities may not be able to recover certain costs. These costs, which are known as "stranded" costs, could result from the shift from cost of service based pricing to market based pricing and from customers choosing different energy suppliers than Delmarva or Atlantic. Potential types of stranded costs could be (i) above-market costs associated with generation facilities or long term power purchase agreements and (ii) regulatory assets, which are expenses deferred and expected to be recovered from customers in the future.
    Several states are presently evaluating the most appropriate method to address the rapidly emerging competitive energy marketplace and allow consumers to participate in that market.

    Delmarva has proposed to the Maryland and Delaware state regulatory commissions that a forum be established to address changes in the regulation of the electric utility industry, the objective being to develop cooperatively a blueprint to move toward increased customer choice. The forums will address issues such as open access to transmission and distribution lines by retail customers (retail wheeling), stranded investment, rate redesign and alternative forms of regulation, such as performance-based regulation.

    To date, the NJBPU has made no formal pronouncement regarding deregulation or recovery of stranded commitments. The NJBPU is currently examining changes to the electric power industry. Specific issues are an evaluation of actions needed to establish a wholesale electric generation marketplace, an analysis to determine if divestiture of utility generating assets is necessary, a determination of the appropriateness and necessity of retail wheeling, given the achievement of a competitive wholesale market, and the definition and equitable treatment of stranded costs. Working groups representing various interested parties have been established to review these issues. In a preliminary status report issued in May 1996, certain recommendations were made, including a proposed 3-7 year transition to a competitive retail market. A formal recommendation by the NJBPU is expected to be submitted in early 1997 to the New Jersey governor and legislature, which is expected to include a specific timetable, interim pilot programs and recommended changes to legislation.

    Delmarva and ACE have not filed for accelerated depreciation of any capital assets or special rate plans applicable to particular classes of customers. However, ACE has entered into contracts with selected customers which provide for special rates in conjunction with NJBPU approved guidelines. To date, the aggregate amount of such discounts is not material to ACE's financial condition.

    ACE has significant long term contract commitments to purchase capacity and energy from nonutility sources at above-market costs. Recovery of amounts associated with these contracts is through ACE's Levelized Energy Clause, for rates are subject to approval by the NJBPU annually.
    Delmarva and Atlantic are unable to predict the outcome of the various regulatory proceedings that are presently underway with respect to deregulation. However, if changes in the regulatory environment ultimately require a recognition of any amounts considered to be stranded costs, Delmarva or Atlantic, as the case may be, would be required to write down asset values, and such writedowns could be material. Given the uncertainty with respect to the timing of any regulatory changes, the resulting deregulated market prices for energy and/or capacity and the extent to which regulatory commissions allow for recovery

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of any previously incurred costs, it is not possible to predict the level of stranded costs, if any, which would result.

    The effect of competition on the Company's equity from reductions in profit margins or extraordinary charges against income would reduce the amount of common equity in the capital structure and could result in lowered credit ratings on existing debt securities and higher corresponding financing costs. To the extent that additional equity capital is required, issuances of common stock may be necessary. To the extent that additional equity capital is required, the effect would be to reduce reported earnings per share, the amount of which Delmarva and Atlantic cannot presently determine.

OTHER REGULATORY MATTERS

    Each of the states in which Delmarva and Atlantic operate regulates the rates charged by Delmarva or Atlantic, as the case may be, to its utility customers in that state. In approving rates, each state may take into account the effect of the Mergers.

    Delmarva, Atlantic and the Company have agreed in the Merger Agreement to use all commercially reasonable efforts to obtain regulatory approvals, but there can be no assurance as to when or if such approvals will be obtained or that such approvals will be obtained on terms or conditions that do not have a material adverse effect on the business, operations, properties, assets, condition, prospects or results of the Company following the Mergers.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX I AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

THE MERGERS

    The Merger Agreement provides that, following its approval by the stockholders of Delmarva and Atlantic and the satisfaction or waiver of the other conditions to the Mergers, (i) DS Sub will be merged with and into Delmarva in the Delmarva Merger and (ii) Atlantic will be merged with and into the Company in the Atlantic Merger.

    If the Merger Agreement is approved by the stockholders of Delmarva and Atlantic and the other conditions to the Mergers are satisfied or waived, the Mergers will become effective after the filing (i) by Delmarva of the certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the VSCC and (ii) by the Company of a certificate of merger with the Secretary of State of the State of Delaware and by Atlantic and the Company of a certificate of merger with the Secretary of State of the State of New Jersey, at the time specified by Delmarva and Atlantic in the respective certificates and articles of merger. The date and time specified will be the same with respect to both the Delmarva Merger and the Atlantic Merger.

CONSUMMATION OF THE MERGERS

    At the Effective Time, pursuant to the Merger Agreement:

    Each share of (i) Delmarva Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Delmarva Common Stock that are owned by Delmarva as treasury stock or by Atlantic or by any wholly owned subsidiary of Delmarva or Atlantic) will be converted into the right to receive one fully paid and nonassessable share of Company Common Stock (the "Delmarva Conversion Ratio"), (ii) Atlantic Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of Atlantic Common Stock that are owned by Atlantic as treasury stock or by Delmarva or a wholly owned subsidiary of Atlantic or Delmarva), will be converted into the right to receive 0.75 fully paid and nonassessable shares of Company Common Stock and
0.125 fully paid and nonassessable shares of Class A Common Stock (the "Atlantic Conversion Ratio").

    Each share of (i) Delmarva Common Stock that is owned by Delmarva as treasury stock or by Atlantic or any wholly owned subsidiary of Delmarva or Atlantic, (ii) Atlantic Common Stock that is owned by Atlantic as treasury stock or by Delmarva or by any wholly owned subsidiary of Atlantic or Delmarva and
(iii) Company Common Stock that is owned by Delmarva, Atlantic or any wholly owned subsidiary of Delmarva or Atlantic in each case will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

    Each share of DS Sub Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into and become one share of Common Stock, par value $2.25 per share, of the surviving corporation in the Delmarva Merger.

    Each share of Delmarva Preferred Stock outstanding at the time of the consummation of the Mergers will remain as outstanding preferred stock of Delmarva and the rights and designations of the Delmarva Preferred Stock will not be affected by the Mergers. The shares of Delmarva Preferred Stock currently listed on a national securities exchange will continue to be so listed following consummation of the Mergers.

    On or before the Effective Time, the Company will deposit with the Exchange Agent certificates representing shares of Company Common Stock and Class A Common Stock required to effect the conversion of Delmarva Common Stock and Atlantic Common Stock into Company Common Stock and, in the case of Atlantic Common Stock, Class A Common Stock.

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    As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Delmarva Common Stock or Atlantic Common Stock at the Effective Time, transmittal instructions advising such holder of the procedure for surrendering Delmarva Common Stock or Atlantic Common Stock certificates for Company Common Stock and Class A Common Stock certificates. Delivery will be effected, and risk of loss and title to the certificates will pass, only upon actual delivery to the Exchange Agent.

    After the Effective Time, each certificate evidencing Delmarva Common Stock or Atlantic Common Stock until so delivered will, for all purposes, represent only the right to receive upon such delivery the certificate representing Company Common Stock or Class A Common Stock and if applicable, the right to receive any cash payment in lieu of a fractional share of Company Common Stock or Class A Common Stock without interest. The holder of the unexchanged certificate will not be entitled to vote or to receive dividends or other distributions payable by the Company until the certificate is delivered, at which time the holder will be entitled to receive all dividends or other distributions accrued and unpaid from the Effective Time until the delivery.

    No certificates or scrip representing fractional shares of Company Common Stock or Class A Common Stock will be issued upon the delivery for exchange of certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (x) the number of full shares of Company Common Stock and Class A Common Stock delivered to the Exchange Agent by the Company over (y) the aggregate number of full shares of Company Common Stock and Class A Common Stock to be distributed to holders of Delmarva Common Stock and Atlantic Common Stock (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent will sell the Excess Shares on the NYSE through one or more member firms of the NYSE, in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Atlantic Common Stock, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust"). The Company will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses of compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the proceeds of the Common Shares Trust to which each holder of Atlantic Common Stock will be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction of the numerator of which is the amount of the fractional share interest to which such holder of Atlantic Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Atlantic Common Stock are entitled. As soon as practicable after the sale of the Excess Shares described above, the Exchange Agent will distribute such amounts to holders of Atlantic Common Stock who have delivered certificates for exchange.

    Any certificates representing Company Common Stock and Class A Common Stock deposited with the Exchange Agent and not exchanged within one year after the Effective Time will be returned to the Company, which will thereafter act as Exchange Agent.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties by each of Delmarva and Atlantic relating to, among other things: (i) their respective organization and qualification, the organization and qualification of their respective subsidiaries and similar corporate matters; (ii) their respective capital structures; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) regulatory and statutory approvals; (v) compliance with applicable laws and agreements; (vi) reports and financial statements filed with governmental authorities and the accuracy of information contained therein; (vii) absence of material adverse changes and undisclosed liabilities; (viii) litigation; (ix) the accuracy of information supplied by Delmarva and Atlantic for use in the Registration Statement and Joint Proxy Statement/Prospectus filed by the Company in connection with the issuance of Company Common Stock and Class A Common Stock; (x) certain tax matters; (xi) employee

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matters and ERISA; (xii) environmental matters; (xiii) the utility regulatory status of Delmarva and Atlantic and their respective subsidiaries; (xiv) the stockholder vote of Delmarva and Atlantic required to approve the Merger Agreement; (xv) fairness opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated; (xvi) insurance; (xvii) applicability of certain laws; (xviii) ownership by Delmarva and Atlantic, respectively, of the other's common stock; and (xix) operations of nuclear facilities.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, Delmarva and Atlantic have each agreed that, during the period from the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, except (i) as permitted under the Merger Agreement or (ii) as otherwise consented to in writing by the other parties, each will (and each of its subsidiaries will) among other things: (a) carry on its business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve certain arrangements so that goodwill and ongoing businesses are not materially impaired at the Effective Time; (b) not (i) enter into any new line of business, except as permitted under the Merger Agreement, involving material investment of assets or resources or material exposure to liability or loss to such party and its subsidiaries taken as a whole, (ii) make investments in the permitted new businesses in excess of $250 million or (iii) make any investment in a Listed Activity other than an investment by Atlantic in thermal services, in excess of $7.5 million per year without consulting the other party; (c) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) to such party or its wholly owned subsidiaries, (ii) stated dividends on Delmarva Preferred Stock or on ACE Preferred Stock, (iii) regular quarterly dividends on the Delmarva Common Stock and the Atlantic Common Stock with usual record and payment dates at an annual rate not to exceed $1.54 per share; (d) not split, combine or reclassify any capital stock or repurchase or otherwise acquire capital stock, other than (i) in the ordinary course of business including (A) in connection with employee plans, (B) in connection with repurchases, redemptions and other acquisitions required by terms of any series of Delmarva Preferred Stock or ACE Preferred Stock, (C) in connection with the refunding of Delmarva Preferred Stock or ACE Preferred Stock or indebtedness, at a lower cost of funds or through the issuance of long-term indebtedness and (D) open market purchases used to fund up to $50 million in any fiscal year of the cost of any acquisition permitted under the Merger Agreement or (ii) intercompany acquisitions of capital stock; (e) not issue capital stock, warrants, rights, options or convertible or similar securities other than (i) the issuance of common stock or stock appreciation or similar rights pursuant to
(A) the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva or (B) the Employee Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic, in each case consistent in kind and amount with past practice and in the ordinary course of business under such plans substantially in accordance with their present terms,
(ii) the issuance by a wholly owned subsidiary of shares of its capital stock to its parent and (iii) the issuance of common stock by Delmarva or Atlantic utilized to fund up to $50 million per year of the cost of certain permitted acquisitions; (f) not amend its certificate or articles of incorporation or its bylaws, except as necessary to provide for the issuance of securities as permitted under the Merger Agreement or as required by law; (g) not engage in material acquisitions subject to certain exceptions; (h) not engage in material dispositions, subject to certain exceptions; (i) not incur or guarantee any indebtedness other than (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, (iii) long-term indebtedness in connection with the refunding of Delmarva Preferred Stock or ACE Preferred Stock at a lower cost of funds and (iv) additional indebtedness in any fiscal year not exceeding $25 million more than provided in the Delmarva Budget or the Atlantic Budget (as defined in the Merger Agreement); (j) not make any capital expenditures other than capital expenditures (i) in connection with the construction of new facilities, (ii) to replace or repair facilities destroyed or damaged due to casualty or accident and (iii) additional capital expenditures in any year not exceeding 10% of the amount provided in the

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
Delmarva Budget or the Atlantic Budget as the case may be; (k) subject to certain exceptions, not enter into, adopt or amend (except as required by law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment or arrangement to increase in any manner the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitment and except for normal (including incentive) increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as whole, provided that Atlantic will terminate its retirement plan for nonemployee directors and pay in cash all accrued benefits thereunder prior to the Effective Time, and each of Delmarva and Atlantic may, with the agreement of the other, modify the benefits payable under its severance arrangements with management employees in a manner that makes the aggregate level of severance benefits received by such management employees comparable to the aggregate level of severance benefits that are, on the date of the Merger Agreement, provided to comparable employees of the other; (l) except as contemplated by the Merger Agreement, not engage in any activity that would cause a change in its status under the 1935 Act or impair the ability of Atlantic to claim an exemption pursuant to Rule 2 of the 1935 Act; (m) not make any changes in their accounting methods other than required by law or in accordance with GAAP; (n) not take any action that would adversely affect the status of the Mergers as a tax free transaction under Section 368(a) of the Code and/or Section 351 of the Code; (o) not pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected in, reserved against in, or contemplated by the most recently filed financial sheets filed with the SEC, as part of or pursuant to any settlement of any rate filings before the public utility commission of any state or the FERC pending on the date of the Merger Agreement, or as otherwise contemplated in the Merger Agreement; (p) cooperate with the other parties and notify the other parties of any significant change, including by providing copies of any filings with a governmental agency; (q) discuss with the other parties any proposed changes in its rates or charges, standards of service or accounting; (r) use all commercially reasonable efforts to obtain third-party consents to the Mergers; (s) not take any action that is likely to result in the material breach of any provision of the Merger Agreement or result in any of its representations and warranties becoming untrue; (t) not take any action that is likely to jeopardize the qualification of outstanding revenue bonds issued for the benefit of Delmarva or Atlantic as tax-exempt industrial revenue bonds; (u) create and maintain a special transition management task force headed by Howard
E. Cosgrove and Michael J. Chesser; (v) maintain insurance with financially responsible insurance companies, in such amounts and against such risks and losses as are customary for companies in the utility industry; (w) maintain in effect all existing permits pursuant to which such party or its subsidiaries operate; and (x) not modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which it or any of its subsidiaries is a party, or waive, release or assign any material rights or claims.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that the parties thereto and their respective subsidiaries will not and will not authorize or permit any of their respective representatives to, directly or indirectly, solicit, initiate or encourage, or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Notwithstanding anything to the contrary, Delmarva or Atlantic may (i) at any time prior to the Delmarva stockholders' approval or the Atlantic stockholders' approval, as the case may be, having been obtained, negotiate or discuss with a third party who seeks to initiate such discussions or negotiations and may furnish such third party with information concerning itself if and to the extent that (A) (x) such third party shall have first made an Acquisition Proposal that is financially superior to the Mergers and has demonstrated that financing is reasonably likely to be obtained and (y) the Board of Directors of such

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party shall have concluded in good faith on the basis of a written opinion of outside counsel that such action is necessary to act in a manner consistent with its fiduciary duties and (B) prior to furnishing such information or entering into such discussions or negotiations, such party (x) provides prompt notice to the other party and (y) obtains an executed confidentiality agreement in customary form in terms no more favorable to the third party than the confidentiality agreement entered into between Delmarva and Atlantic, (ii) comply with Rule 14e-2 promulgated under the Exchange Act in connection with a tender offer and (iii) accept an Acquisition Proposal from a third party; provided that such party terminates the Merger Agreement pursuant to clause (f) under "The Merger Agreement--Termination." Each party will notify the other party orally and in writing of any such inquiries, offers or proposals (including without limitation the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and will give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used in the Merger Agreement, "Acquisition Proposal" means a proposal or offer (other than by another party to the Merger Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving a party or any material subsidiary of such party or any proposal to acquire a substantial equity interest in or a substantial portion of the assets of such party or any material subsidiary of such party.

COMPANY BOARD OF DIRECTORS

    The Merger Agreement provides that the Delmarva Board will be entitled to nominate 10 members and the Atlantic Board will be entitled to nominate eight members to serve on the Company Board at the Effective Time and will take all necessary action to cause each director of Delmarva and Atlantic serving as such immediately prior to the Effective Time to have the opportunity to serve as a director of the Company. The directors nominated by the Delmarva Board and the Atlantic Board will be divided between the classes of directors of the Company so that each class, to the extent possible, has the same proportion of directors nominated by each of the Delmarva Board and the Atlantic Board. At the Effective Time, the Audit Committee of the Company Board will consist of an equal number of directors nominated by the Delmarva Board and the Atlantic Board.

INDEMNIFICATION

    The Merger Agreement provides that from and after the Effective Time, the Company will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers, directors and management employees of Delmarva and Atlantic and their respective subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to or after the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or management employee of Delmarva or Atlantic and arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising prior to the Effective Time), (i) the Company will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable law, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law of the State of Delaware and the Company Charter or Company Bylaws will be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided that the Company will not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party under applicable standards of

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professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties. If an Indemnified Party is required to bring any action to enforce any of its rights under the Merger Agreement and is successful, the Company will reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. In addition, each Indemnified Party is entitled to the advancement of expenses in connection with any such action.

    The Merger Agreement provides that, for a period of six years after the Effective Time, the Company will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Delmarva and Atlantic to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200% of the respective current annual premiums for their directors' and officers' liability insurance; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time; provided that if such insurance cannot be so maintained or obtained at such cost, the Company will maintain or obtain as much of such insurance for each of Delmarva and Atlantic as can be so maintained or obtained at a cost equal to 200% of the respective current annual premiums of each of Delmarva and Atlantic for their directors' and officers' liability insurance and other indemnity agreements.

    The Merger Agreement also provides that in the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision will be made so that the successors and assigns of the Company will assume the obligations set forth above.

CONDITIONS TO THE MERGERS

    The respective obligations of Delmarva and Atlantic to effect the Mergers are subject to the following conditions, among others: (i) the required approvals of the Delmarva stockholders and the Atlantic stockholders specified in the Merger Agreement; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order or any applicable federal or state law or regulation preventing the consummation of the Mergers and the transactions contemplated by the Merger Agreement; (iii) the effectiveness of this Registration Statement and the absence of any stop order suspending its effectiveness; (iv) the approval for listing on the NYSE, upon official notice of issuance of the shares of Company Common Stock and Class A Common Stock issuable in the Mergers; (v) the receipt of all statutory approvals as Final Orders (as defined below) that Delmarva and Atlantic are required to obtain pursuant to the Merger Agreement, without any such Final Order imposing terms or conditions having or reasonably likely to have, a material adverse affect on business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Delmarva or Atlantic, in each case as if it were organized as a separate division of the Company; (vi) the expiration or termination of the applicable waiting periods under the HSR Act; (vii) the agreements and covenants required to be performed under the Merger Agreement having been performed in all material respects; (viii) the representations and warranties set forth in the Merger Agreement being true in all material respects; (ix) the absence of any material adverse effect on the business, operations, properties, assets, conditions (financial or otherwise), prospects or results of operations of Delmarva or Atlantic and their subsidiaries and there being no fact or circumstance that is reasonably likely to have such an effect; (x) the receipt of material third party consents; (xi) the receipt by Delmarva and Atlantic of officers' certificates from the other stating that the conditions set forth in the Merger Agreement have been satisfied; (xii) the receipt by Delmarva and Atlantic from their respective special tax counsel opinions to the effect that, in the case of Atlantic, the Atlantic Merger will be treated as a reorganization described in Section 368(a) of the Code and in the case of Delmarva, the Delmarva Merger, taken together with the Atlantic Merger, will be treated as a nontaxable exchange described in Section 351 of the Code; and (xiii) the receipt by Delmarva and Atlantic of certificates of certain affiliates of Delmarva and Atlantic. As defined in the Merger Agreement, a "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the

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transactions contemplated by the Merger Agreement may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

BENEFIT PLANS

    Following the Effective Time, the Company and its subsidiaries will honor, without modification, all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of Delmarva and Atlantic and their respective subsidiaries, subject to any reserved right to amend, modify, suspend, revoke or terminate.

    Each of the Delmarva Benefit Plans and the Atlantic Benefit Plans, as defined in the Merger Agreement, in effect on the date of signing of the Merger Agreement will be maintained in effect with respect to the employees or former employees of Delmarva and Atlantic and any of their respective subsidiaries, who are covered by such plans immediately prior to the closing date until the Company determines otherwise; provided that nothing shall limit any reserved right to amend, modify, suspend, revoke or terminate any such plan. Each participant in any Delmarva Benefit Plan or Atlantic Benefit Plan will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan. The Company will take all action necessary so that after the Effective Time, the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva and the Executive Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic will be terminated, replaced or amended to provide for the issue and sale of Company Common Stock in place of Delmarva Common Stock or Atlantic Common Stock, as the case may be, under such plans.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the closing, whether before or after approval by the stockholders of Delmarva or Atlantic:
(a) by mutual written consent of the Delmarva Board and the Atlantic Board; (b) by Delmarva or Atlantic, by written notice to the other, if the Effective Time shall not have occurred on or before 18 months from the signing of the Merger Agreement; provided that such date will automatically be extended to 30 months from signing of the Merger Agreement, if on the date 18 months from signing of the Merger Agreement (i) the condition of obtaining the required statutory approvals described above in clause (v) under "Conditions to the Mergers" has not been satisfied or waived, (ii) the other conditions to the consummation of the transactions contemplated by the Merger Agreement are then capable of being satisfied and (iii) any required statutory approvals that have not yet been obtained are being pursued with diligence; and provided that the right to terminate the Merger Agreement under the provision described in this clause (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date; (c) by Delmarva or Atlantic, by written notice to the other party, if any required stockholder approval shall not have been obtained at a duly held meeting of stockholders or at any adjournment or adjournments thereof; (d) by Delmarva or Atlantic, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting either or both of the Mergers, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers and such order, judgment or decree shall have become final and nonappealable; (e) by Delmarva or Atlantic, upon five days' prior notice to the other if, as a result of an acquisition proposal by a party other than Delmarva or Atlantic, as the case may be, or any of their respective affiliates, the Delmarva Board or the Atlantic Board, as the case may be, determines in good faith on the basis of a written opinion of outside counsel, that acceptance of the acquisition proposal is necessary for the Board of Directors to act consistent with its

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fiduciary duties; provided that (i) the Delmarva Board or the Atlantic Board, as the case may be, shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered in negotiations entered into pursuant to clause (ii), such fiduciary duties would also require the directors to reconsider such commitment as a result of such acquisition proposal and (ii) prior to any such termination, Delmarva or Atlantic, as the case may be, will and will cause its respective financial and legal advisors to negotiate with the other to make such adjustments in the terms and conditions of the Merger Agreement as would enable Delmarva or Atlantic, as the case may be, to proceed with the transactions contemplated therein; provided that Delmarva and Atlantic acknowledge and affirm that notwithstanding anything in the provisions described in this clause (e) to the contrary, Delmarva and Atlantic intend the Merger Agreement to be an exclusive agreement and, accordingly, nothing in the Merger Agreement is intended to constitute a solicitation of an acquisition proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Delmarva and Atlantic expect to derive from the Mergers and other transactions contemplated thereby; (f) by Delmarva or Atlantic (the "Terminating Party"), by written notice to the other (the "Breaching Party"), if (i) there shall have been any material breach of any representation or warranty or any material breach of any covenant or agreement of the Breaching Party made in the Merger Agreement that is not remedied within 20 days after receipt by the Breaching Party of notice in writing from the Terminating Party specifying the nature of such breach and requesting that it be remedied, or (ii) the Board of Directors of the Breaching Party (A) shall withdraw or modify in any manner adverse to the Terminating Party its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation to its stockholders regarding the approval of the Merger Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of the Terminating Party, (C) shall approve or recommend the acquisition by a third party of the Breaching Party or of a material portion of its assets or any tender offer for the capital stock of the Breaching Party, or (D) shall resolve to take any of the actions specified in clauses (A), (B) or (C) above; or (g) by either party by written notice to the other party if (i) a third party acquires securities representing more than 50% of the voting securities of the other party or (ii) individuals who as of the date of the Merger Agreement constitute the Delmarva Board or the Atlantic Board cease for any reason to constitute a majority of the Delmarva Board or the Atlantic Board, as the case may be, then in office.

TERMINATION FEES

    If the Merger Agreement is terminated pursuant to the provision described above in clause (e) under "Termination" ("clause (e)"), pursuant to the provision described above in clause (f)(i) under "Termination" ("clause
(f)(i)"), pursuant to the provision described above in clause (f)(ii) under "Termination" ("clause (f)(ii)", together with clause f(i), "clause f") or pursuant to the provision described in clause (g) under "Termination" ("clause
(g)"), then the Breaching Party or the party whose Board of Directors has exercised its fiduciary out or changed its recommendation or the Party whose stock has been acquired or whose Board of Directors has changed, as the case may be, shall promptly (but not later than five business days after notice of the amount due is received) pay to the Terminating Party as liquidated damages an amount equal to the out-of-pocket expenses and fees incurred by the Terminating Party (including, without limitation, fees and expenses arising out of, in connection with or related to the Mergers or the transactions contemplated by the Merger Agreement) not to exceed $10 million in the aggregate ("Out-of-Pocket Expenses"); provided that if the Merger Agreement is terminated as a result of willful breach or failure to perform or comply with any agreements and covenants therein, the nonbreaching party may pursue any remedies available at law or equity in addition to the Out-of-Pocket Expenses.

    If the Merger Agreement (i) is terminated by Delmarva or Atlantic pursuant to the provision described above in clause (b) under "Termination," clause (f), clause (e), pursuant to clause (c) under "Termination" ("clause (c)"), the provision described above in clause (d) under "Termination," or as a result of a party's failure to take specified action with respect to obtaining approval of the Merger

Agreement from its stockholders, (ii) at the time of such termination (or prior to the meeting of such party's stockholders, in the case of a termination resulting from a failure to take action with respect to obtaining stockholder approval) there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a acquisition proposal involving, Delmarva or Atlantic, as the case may be (the "Target Party") or its affiliates that, at the time of such termination or of the meeting of such party's stockholders, shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party and (iii) within two and one-half years of any such termination, the Target Party or any of its affiliates becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer or enters into a written agreement to consummate or consummates an acquisition proposal with such offeror or an affiliate thereof, then such Target Party, upon the signing of definitive agreement or, if no agreement is signed, at the closing (as a condition of closing) of the Target Party becoming a subsidiary or of such acquisition proposal, then the Target Party will pay to the other party $30 million plus Out-of-Pocket Expenses. If the Merger Agreement is terminated pursuant to clause
(g) then the nonterminating party will pay the terminating party $30 million plus Out-of-Pocket Expenses.

    In the event that termination fees are payable pursuant to the termination provisions contained in the Merger Agreement, the aggregate amount payable to either Delmarva or Atlantic and each of their respective affiliates will not exceed $40 million (including Out-of-Pocket Expenses).

EXPENSES

    In the Merger Agreement, the parties thereto agree that the agreements described under "Termination Fees" are an integral part of the transactions contemplated by the Merger Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any fees due thereunder, the defaulting party will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fees are required to be paid.

    Except as set forth above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the expenses in connection with printing and filing of this Joint Proxy Statement/Prospectus will be shared equally by Delmarva and Atlantic.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by agreement of the respective Boards of Directors of the parties thereto, at any time before or after the approval thereof by the holders of Delmarva Common Stock and Atlantic Common Stock, respectively, and prior to the Effective Time, but after such approvals, no such amendment may be made that will (i) alter or change the amount or kind of shares, securities or cash to be received or exchanged for or on conversion of any class or series of capital stock of either Delmarva or Atlantic, (ii) alter or change any of the terms or conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would adversely affect the rights of holders of the holders of any class or series of capital stock of Delmarva or Atlantic, or (iii) alter or change any term of the Company Charter or the Delmarva Charter, except for alterations or changes that could otherwise be adopted by the Company Board without the further approval of such stockholders. At any time prior to the Effective Time, the parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and waive compliance with any agreements or conditions to a party's obligation to consummate the Mergers contained in the Merger Agreement.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

    THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO ANNEX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH CONTAINS THE FULL TEXT OF THE COMPANY CHARTER, AND ANNEX V TO THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH CONTAINS THE FULL TEXT OF THE COMPANY BYLAWS.

GENERAL

    The authorized capital stock of the Company, as of the time of the consummation of the Mergers, will consist of (i) 160 million shares of common stock, of which 150 million shares will be designated as Company Common Stock and 10 million shares will be designated as Class A Common Stock (the Company Common Stock and the Class A Common Stock are referred to collectively herein as "Common Stock"), and (ii) 20 million shares of preferred stock, par value $.01 per share ("Preferred Stock").

PREFERRED STOCK

    Although the Company Charter authorizes the issuance of Preferred Stock, the Company has no present intention to issue any Preferred Stock, and no Preferred Stock will be outstanding at the time of the consummation of the Mergers. Subject to any approval of the SEC that may be required under the 1935 Act, the Company Board is authorized to divide any Preferred Stock issued by the Company into series and, within the limitations set forth in the Company Charter or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Such rights and preferences include the maximum number of shares in a series, preferences as to dividends and upon liquidation, dividend rate or rates, redemption prices and terms, sinking fund provisions, if any, conversion rights, voting rights, restrictions on the creation of indebtedness of the Company or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series and any other rights or preferences as to which the DGCL permits variations between different series of Preferred Stock.

COMMON STOCK

    The authorized and unissued shares of Common Stock will be available for issuance by the Company from time to time, as determined by the Company Board, for any proper corporate purpose, which could include raising capital, acquiring other companies or making investments and providing compensation or benefits to employees. The issuance of such shares would not be subject to the approval of the stockholders of the Company unless deemed advisable by the Company Board or required by applicable law, regulation or stock exchange requirements. Although the Company Charter authorizes the issuance of Class A Common Stock in addition to the shares of Class A Common Stock to be issued pursuant to the Atlantic Merger, the Company has no present intention to issue any shares of Class A Common Stock following the consummation of the Mergers, and no shares of Class A Common Stock will be outstanding at the time of the consummation of the Mergers other than those to be issued to the holders of Atlantic Common Stock (including those to be sold by the Exchange Agent with the proceeds being distributed to such holders) pursuant to the Merger Agreement.

    THE CLASS A COMMON STOCK, THE ATLANTIC UTILITY GROUP AND THE NOTIONAL FIXED CHARGE. The Class A Common Stock is intended to reflect the performance of the Atlantic Utility Group above the Notional Fixed Charge, as defined below, since it is the intention of the Company to base the dividends on the Class A Common Stock on such factor as well as all other relevant considerations (subject to, and taking into consideration, the provisions relating to dividend policy set forth in the Merger Agreement). The Company Charter defines "Atlantic Utility Group" to include the interest of the Company at the Effective Time in ACE, and solely those lines of business in which ACE was engaged as of August 9, 1996, and the assets and liabilities attributable to those lines of business, and which as of August 9, 1996 were: (a) price regulated by the NJBPU, including without limitation off-tariff agreements; (b) directly related to the supply of electricity (generation and purchase of electricity) or the delivery of electricity (transmission and distribution of electricity); and (c) a line of business for which ACE has a franchise; provided that the Deepwater Operating Company, a wholly owned subsidiary of ACE that operates certain generating facilities, is specifically included in the Atlantic Utility Group. The Atlantic Utility Group will also include certain assets and liabilities, including but not limited to those associated with the included businesses and liabilities under the $40 million per annum Notional Fixed Charge. Specifically excluded without limitation from the Atlantic Utility Group are ACE's present unregulated businesses. However, holders of the Class A Common Stock will, like the holders of Company Common Stock, be common stockholders of the Company, will not have any specific rights or claims against the businesses, assets and liabilities of the Atlantic Utility Group, including upon liquidation of the Company, other than as common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "--Certain Definitions."

    The term "Company Net Income (Loss) Attributable to the Atlantic Utility Group," as defined in the Company Charter, means the net income or loss of the Atlantic Utility Group determined in accordance with GAAP minus the Notional Fixed Charge plus the amount of amortization of goodwill arising from the Atlantic Merger. See "--Certain Definitions." It is anticipated that the Class A Common Stock will, following the Initial Period (as defined below), pay dividends based upon the Company Net Income (Loss) Attributable to the Atlantic Utility Group, which would include the adjustments for the Notional Fixed Charge and amortization of goodwill arising from the Mergers. See "--Dividends--Dividend Policies." Accordingly, the Class A Common Stock reflects the intent of Delmarva and Atlantic to have a portion of the consideration distributable to the holders of Atlantic Common Stock pursuant to the Atlantic Merger provide a financial return to such holders based upon the earnings in excess of $40 million annually (after the inclusion of amortized goodwill) of the presently regulated businesses of Atlantic. See "Background of the Mergers." Funds representing such earnings will not necessarily be held in any segregated accounts of the Atlantic Utility Group.

    The principal advantage of this structure is that it addresses the concerns of the managements of both Delmarva and Atlantic and allows the respective stockholders of Delmarva and Atlantic to gain the level of exposure to the growth prospects of, and uncertainties associated with deregulation of, the regulated electric utility business of Atlantic that the respective managements have deemed advisable. The level of such exposure is reflected primarily by (i) the amount of the Notional Fixed Charge (defined below) ($40 million), (ii) the percentage of equity interest in the Company attributable to the Atlantic Utility Group represented by the outstanding Class A Common Stock (30%) and
(iii) the percentages of Company Common Stock and Class A Common Stock issued to the Atlantic stockholders (39.4% and 100%) and to the Delmarva stockholders (60.6% and 0%). Through the ownership of 39.4% of the Company Common Stock, the Atlantic stockholders will have the benefit of 27.6% (39.4% of 70%) of the interest in the earnings attributable to the current regulated utility business of ACE in excess of $40 million per year as well as a 39.4% of the interest in the first $40 million of such earnings. Accordingly, together with the 30% interest in such earnings represented by the Class A Common Stock, Atlantic stockholders will retain more than half the benefits and risks related to such business. Such exposure will be realized by the respective stockholders to the extent that dividends on the Class A Common Stock will actually be based on, and to the extent that the market price of the Class A Common Stock will actually reflect, the earnings of the Atlantic Utility Group in excess of the Notional Fixed Charge, which are subject to significant uncertainties. The principal disadvantage of this structure is that it creates a complex capital structure for the Company which could have an adverse effect on the trading market for the shares of both the Class A Common Stock and the Company Common Stock. See "Risk Factors--Risk Factors Associated with the Class A Common Stock--No Assurance as to Market Price of Class A Common Stock" and "--Risk Factors Associated with the Company Common Stock--No Assurance as to Market Price of Company Common Stock." For a discussion of risk factors associated with this dual class capital structure, see "Risk Factors--Risk Factors Associated with the Dual Class Common Equity Structure."

    The market prices of the Class A Common Stock after the consummation of the Mergers would be determined in the trading markets and could be influenced by many factors, including the results of the Atlantic Utility Group, investors' expectations for the Atlantic Utility Group, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the Class A Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses. Financial effects of the Atlantic Utility Group that affect the Company's consolidated results of operations or financial condition could affect the market prices of the Class A Common Stock.

    THE COMPANY COMMON STOCK. The Company Common Stock will represent the equity value of the Company that is not represented by the Class A Common Stock. This will include (i) the value attributable to the businesses, assets and liabilities of the Company other than those of the Atlantic Utility Group and
(ii) the value attributable to the Atlantic Utility Group that is not represented by the outstanding shares of Class A Common Stock but is retained by the Company through its Intergroup Interest in the Atlantic Utility Group, as described below under "--Intergroup Interest."

    DIVIDENDS--General. The holders of Common Stock will be entitled to receive such dividends as the Company Board may from time to time declare, subject to the rights and preferences of holders of Preferred Stock, if any. The Company's ability to pay dividends will depend primarily upon the ability of its subsidiaries, including Delmarva and ACE, to pay dividends or otherwise transfer funds to it. Financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Such charter provisions include the provisions in the Delmarva Charter and in the ACE Charter that, respectively, preclude the payment of dividends on Delmarva Common Stock and on ACE Common Stock if there are any arrearages in payment of dividends on the Delmarva Preferred Stock or on the ACE Preferred Stock, respectively. Under the 1935 Act, the SEC has the power to preclude the payment of dividends by Delmarva and ACE to the Company or to preclude the payment of dividends by the Company under certain circumstances. Revenues of Delmarva's and ACE's electric utility businesses are dependent upon rates determined in proceedings before regulatory agencies with jurisdiction over the companies' respective electric utility rate structures. These rates are presently set at levels that cover the utilities' cost of service to their customers, including an equity return on the capital used in providing such service. The weighted average allowed equity rate of return for Delmarva's jurisdictions is approximately 11.5%. The allowed equity rate of return for Atlantic is approximately 12.5%. Changes in regulation could result in certain revenues being based on market rates or on other forms of price regulation. See "Regulatory Matters--Effects of Certain Regulatory Trends." Restrictions on electric utility rates affecting the ability of Delmarva or ACE to pay dividends will affect the Company's ability to pay dividends on both the Company Common Stock and the Class A Common Stock, since such restrictions will apply to actual subsidiaries of the Company rather than to the notional Groups. To the extent specifically applicable to the electric utility rates of ACE, such restrictions will affect the revenues available to the Atlantic Utility Group.

    Available Amounts. Dividends on the Common Stock will be limited to funds of the Company legally available under the DGCL. The funds of the Company legally available for dividends on both the Company Common Stock and the Class A Common Stock will be determined on the basis of the entire Company and not on the basis of, respectively, the Residual Group and the Atlantic Utility Group. Consequently, the amount of funds legally available will be reduced to reflect any net losses of either Group and any dividends on, or repurchases of, Company Common Stock or Class A Common Stock.

    The Company Charter further limits (i) dividends on the Company Common Stock to an amount not to exceed the Residual Group Available Dividend Amount and (ii) dividends on the Class A Common Stock to an amount not to exceed the Atlantic Utility Group Available Dividend Amount. The Residual Group Available Dividend Amount is intended to reflect the amount that would be legally available for the payment of dividends on the Company Common Stock under the DGCL if the Residual Group were a

Delaware corporation distinct from the Atlantic Utility Group subject to the adjustments for the Notional Fixed Charge and amortization of goodwill arising from the Mergers (to the extent but only to the extent such goodwill would otherwise decrease the Company Net Income Attributable to the Atlantic Utility Group or increase the Company Net Loss Attributable to the Atlantic Utility Group). The Atlantic Utility Group Available Dividend Amount is intended to reflect the amount that would be legally available for the payment of dividends on the Class A Common Stock under the DGCL if the Atlantic Utility Group were a Delaware corporation distinct from the Residual Group subject to the adjustments for the Notional Fixed Charge and amortization of goodwill arising from the Mergers (to the extent but only to the extent such goodwill would otherwise decrease the Company Net Income Attributable to the Atlantic Utility Group or increase the Company Net Loss Attributable to the Atlantic Utility Group).

    Limitations on Share Distributions. If at any time after the consummation of the Mergers a distribution is made in Common Stock or any other securities convertible into Common Stock or Preferred Stock (a "share distribution"), such share distribution will be declared and made only as follows:

        (i) a share distribution consisting of shares of Company Common Stock (or securities convertible into shares of Company Common Stock) to holders of shares of Company Common Stock or shares of Preferred Stock attributed to the Residual Group;

        (ii) a share distribution consisting of shares of Class A Common Stock (or securities convertible into shares of Class A Common Stock) to holders of shares of Class A Common Stock or shares of Preferred Stock attributed to the Atlantic Utility Group; and

       (iii) a share distribution consisting of shares of Class A Common Stock (or securities convertible into shares of Class A Common Stock) to holders of shares of Company Common Stock or shares of Preferred Stock attributed to the Residual Group, provided that the sum of (1) the number of shares of Class A Common Stock to be so issued (or the number of such shares that would be issuable upon conversion of any Convertible Securities to be so issued) and (2) the number of such shares issuable upon conversion of any Convertible Securities then outstanding that are attributed to the Residual Group, is less than or equal to the Number of Shares Issuable with Respect to the Intergroup Interest.
    Dividend Policies. The Merger Agreement provides, subject to declaration by the Company Board and the obligation of the Company Board to react to the financial condition and regulatory environment of the Company and its results of operations, that the dividends declared and paid on the Class A Common Stock will be maintained at a level of $3.20 per share per annum through the Initial Period. Thereafter, it is the intention of the Company, subject to declaration by the Company Board and the obligation of the Company Board to consider the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Class A Common Stock in an aggregate amount (the amount of such dividends to include the amount credited to the Intergroup Interest as described under "--Intergroup Interest--Adjustments in Connection with Various Transactions--Dividends") equal to 90% of Company Net Income Attributable to the Atlantic Utility Group. The Company Net Income Attributable to the Atlantic Utility Group for the fiscal year ended December 31, 1995 and the 12-month period ended September 30, 1996 would have been $44.1 million and $31.8 million (I.E., $84.1 million and $71.8 million minus the $40 million Notional Fixed Charge), respectively. The Company Net Income Attributable to the Atlantic Utility Group for these same periods would have been $57.6 million and $49.1 million (I.E., $97.6 million and $89.1 million minus the $40 million Notional Fixed Charge), respectively, not taking into account the higher than expected costs associated with the Salem Nuclear Generating Station described under "Selected Information Concerning Delmarva and Atlantic--Salem Nuclear Generating Station" and the effects of foregone recovery of certain fuel costs under the Southern New Jersey Economic Initiative, which are not expected to recur, and the effect of abnormal weather. The Merger Agreement further provides that notwithstanding the aforesaid intention with respect to dividends on the Class A Common Stock following the Initial Period, if and to the extent that the annual dividends paid on the Class A Common Stock during the Initial Period (including the amount credited to the Intergroup Interest as aforesaid) shall have exceeded 100% of Company Net Income Attributable to the

Atlantic Utility Group during such period, the Company Board may consider such fact in determining the appropriate annual dividend rate on the Class A Common Stock following the Initial Period. There can be no assurance that the Company's earnings attributable to the Atlantic Utility Group will be sufficient to cover dividends on the Class A Common Stock during the Initial Period. DIVIDENDS ON THE CLASS A COMMON STOCK WILL NOT BE CUMULATIVE. In addition, Delmarva and Atlantic presently expect the Company to pay an annual dividend of $1.54 per share on the Company Common Stock at the time of the consummation of the Mergers.

    As an example, if in any year the Company Board determines to pay dividends on the Class A Stock equal to 90% of the Company Net Income Attributable to the Atlantic Utility Group, assuming Net Income Attributable to the Atlantic Utility Group of $100 million, the aggregate amount of dividends payable to holders of the outstanding Class A Common Stock would equal $16.2 million, calculated as follows:

                                                                                   (IN MILLIONS)
Net Income of Atlantic Utility Group (Assumed):..................................    $   100.0
Notional Fixed Charge............................................................        (40.0)
                                                                                        ------
Company Net Income Attributable to the Atlantic Utility Group....................    $    60.0
After 70% Intergroup Interest....................................................    $    18.0
Dividends Payable to Holders of Class A Common Stock.............................    $    16.2

    The financial results of the Atlantic Utility Group will be substantially identical to the financial results of ACE. Since ACE will remain a registrant following the Mergers, because of securities of ACE held by the public, goodwill resulting from the Mergers will not be pushed down to ACE's balance sheet and amortization of goodwill will not reduce ACE's net income. Therefore, amortization of goodwill resulting from the Mergers is not included in Net Income of Atlantic Utility Group above. See Note (o) to the Unaudited Pro Forma Combined Financial Statements for examples of the computation of Earnings Applicable to Class A Common Stock.

    The policies described above have been agreed to by Delmarva and Atlantic, but are not contained within the Company Charter, which is the instrument that establishes the terms of the Common Stock. Pursuant to the Merger Agreement, following the Effective Time the Audit Committee of the Company Board will be charged with the responsibility of advising the Company Board with respect to certain intercompany transactions and other fiduciary matters that may relate to the Class A Common Stock. Subject to the limitations described under "--General," "--Available Amounts" and "--Limitations on Share Distributions," the Company Charter provides to the Company Board the authority and discretion to declare and pay dividends exclusively on the Company Common Stock, exclusively on the Class A Common Stock or on both classes of Common Stock notwithstanding the relative amounts of the Residual Group Available Dividend Amount and the Atlantic Utility Group Available Dividend Amount, the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class, the aforesaid dividend policies or any other factor. The Company Charter does not require the declaration or payment of any dividends on the Company Common Stock or on the Class A Common Stock and establishes no priority or preference in favor of either security with respect to the other or with respect to any other security the Company may issue. In addition, any net losses of either Group, dividends or distributions on, or repurchases of, the Company Common Stock or the Class A Common Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on both the Company Common Stock and the Class A Common Stock.

INTERGROUP INTEREST

    THE OUTSTANDING ATLANTIC UTILITY FRACTION AND THE INTERGROUP INTEREST FRACTION. The Class A Common Stock to be issued to the holders of Atlantic Common Stock upon the consummation of the Mergers will at the time of such consummation represent 30% of the equity value attributable to the Atlantic Utility Group, including a proportionate undivided interest in the individual businesses, assets and liabilities thereof. This proportion is expressed in the "Outstanding Atlantic Utility Fraction," which is defined to mean the percentage interest in the equity value of the Company attributable to the Atlantic Utility Group that is represented at any time by the outstanding shares of Class A Common Stock. The remainder of the equity value of the Company attributable to the Atlantic Utility Group will be retained by the Company through its "Intergroup Interest" in the Atlantic Utility Group, which upon consummation of the Mergers will represent the balance, or 70%, of the equity value of the Company so attributable. This proportion is expressed in the "Intergroup Interest Fraction," which is defined to mean the percentage interest in the equity value of the Company so attributable that is attributed to the Company. Following the Mergers the Intergroup Interest will be subject to increase or decrease under the circumstances specified in the Company Charter for adjusting the Number of Shares Issuable with Respect to the Intergroup Interest. The sum of the Outstanding Atlantic Utility Fraction and the Intergroup Interest Fraction will always equal 100%. See "--Certain Definitions."

    NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTERGROUP INTEREST. The term "Number of Shares Issuable with Respect to the Intergroup Interest" refers to the number of shares of Class A Common Stock that could be issued or sold by the Company for the account of the Company in respect of the Intergroup Interest. See "--Certain Definitions." The Number of Shares Issuable with Respect to the Intergroup Interest will not be represented by outstanding shares of Class A Common Stock and accordingly, the Company will not be entitled to any voting rights in respect of the Intergroup Interest. In addition, outstanding shares of Class A Common Stock that are held by majority-owned subsidiaries of the Company (as to which the Company owns a majority of the shares entitled to vote in the election of directors) will not be entitled to vote on matters presented to stockholders or be counted for quorum purposes under the DGCL. Accordingly, the outcome of any vote of the Class A Common Stock will be determined by the holders of the outstanding shares of Class A Common Stock (excluding any shares held by such majority-owned subsidiaries of the Company).

    For financial reporting purposes, shares of Class A Common Stock acquired by consolidated subsidiaries of the Company that remain outstanding following such acquisition would be combined with the Number of Shares Issuable with Respect to the Intergroup Interest and reported as the Company's investment in the Atlantic Utility Group. Any differences between such reported investment and the then existing Intergroup Interest would be reconcilable by adding to the then existing Intergroup Interest the number of outstanding shares of Class A Common Stock held by consolidated subsidiaries of the Company. Since these shares would still be outstanding for purposes of the receipt of dividends and payment of redemption or liquidation amounts, the Company would obtain substantially the same economic benefits from such outstanding shares as it would have received had such shares been retired or otherwise ceased to be outstanding following their purchase and added to the Number of Shares Issuable with Respect to the Intergroup Interest.

    ADJUSTMENTS IN CONNECTION WITH VARIOUS TRANSACTIONS. Following the consummation of the Mergers, adjustments will be made in the Outstanding Atlantic Utility Fraction, the Intergroup Interest Fraction, the financial statements for the Groups, and/or the Number of Shares Issuable with Respect to the Intergroup Interest in a variety of transactional contexts. The following transactions are illustrative only and not indicative of any plans with respect to the Company following the consummation of the Mergers.

    Dividends. Except as described below, from and after the payment of any dividend or other distribution to the holders of outstanding shares of Class A Common Stock, the Residual Group will be credited, and the Atlantic Utility Group will be charged (in addition to the charge to the Atlantic Utility Group for the amounts distributed to such holders), an amount equal to the product of
(i) the aggregate amount distributed in respect of the outstanding Class A Common Stock times (ii) a fraction (for purposes of this and the following paragraph, the "Fraction") the numerator of which is the Intergroup Interest Fraction and the denominator of which is the Outstanding Atlantic Utility Fraction. At the consummation of the Mergers, the Fraction will equal 2 1/3. As the Fraction increases or decreases as a consequence of an increase or decrease in the Intergroup Interest Fraction, the proportionate credit to the Residual Group and proportionate charge to the Atlantic Utility Group for an amount distributed to the holders of outstanding shares of Class A Common Stock will be increased or decreased accordingly. In the event the Atlantic Utility Group did not effect an actual cash payment to the Company in the amount of such credit and charge when a dividend is paid on the Class A Common Stock, the Company may account for the credit and charge in a number of possible manners. For instance, the Company could reduce the capital of the Atlantic Utility Group to the extent of the amount of such credit and charge. Alternatively, the Company could treat the amount effectively as a loan from the Residual Group to the Atlantic Utility Group, on which interest would be payable. The Company could also adjust for the credit and the charge by reducing the Outstanding Atlantic Utility Fraction and increasing the Intergroup Interest Fraction.

    In the case of a distribution payable in shares of Class A Common Stock, an appropriate adjustment, as determined by the Company Board, will be made in the Number of Shares Issuable with Respect to the Intergroup Interest. In the case of a distribution payable in securities of the Company attributed to the Atlantic Utility Group, the Residual Group will be deemed to hold an interest in the Atlantic Utility Group in the form of such securities in an amount equal to the product of the number of securities so distributed times the Fraction. For certain further adjustments with respect to distributed securities, see the Company Charter's definition of "Residual Group" as set forth under "--Certain Definitions."

    See Annex VI for illustrations of the effect of dividends payable in Class A Common Stock and of the calculation of the proportionate credits and charges to the Residual Group and the Atlantic Utility Group, respectively, to be made in connection with the payment of dividends and other distributions on outstanding shares of Class A Common Stock.

    Contributions to Atlantic Utility Group. The Company Board could, in its sole discretion, determine from time to time to contribute cash or other property of the Residual Group as additional equity to the Atlantic Utility Group and increase the Number of Shares Issuable with Respect to the Intergroup Interest by the number determined by dividing the amount of such cash or the fair value (as determined by the Company Board) of such property by the Market Value of one share of Class A Common Stock as of the date of such contribution. In such event, the Intergroup Interest Fraction would increase and the Outstanding Atlantic Utility Fraction would decrease accordingly. The Company Board could, in its sole discretion, also determine from time to time to transfer cash or other property of the Atlantic Utility Group from the Atlantic Utility Group to the Residual Group in respect of a reduction in the Intergroup Interest, and the Number of Shares Issuable with Respect to the Intergroup Interest would be decreased by the amount of such cash or the fair value (as determined by the Company Board) of such property divided by the Market Value of one share of Class A Common Stock as of the date of such contribution. In such event, the Intergroup Interest Fraction would decrease and the Outstanding Atlantic Utility Fraction would increase accordingly. The Company Board could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph.

    Repurchases of Class A Common Stock. If shares of Class A Common Stock were retired or otherwise ceased to be outstanding following their repurchase with funds attributed to the Residual Group the Number of Shares Issuable with Respect to the Intergroup Interest would increase on a share-for-share basis and the Intergroup Interest Fraction would increase and the Outstanding Atlantic Utility Fraction would decrease accordingly. If the purchase of shares of Class A Common Stock were attributed to the Atlantic Utility Group, the Number of Shares Issuable with Respect to the Intergroup Interest would remain the same but the Intergroup Interest Fraction would increase and the Outstanding Atlantic Utility Fraction would decrease. The Company Board would, in its sole discretion, determine whether purchases of Class A Common Stock should be made with consideration attributed to the Residual Group or the Atlantic Utility Group on the basis of such factors as it deems relevant.

    Issuances of Class A Common Stock. Although the Company has no present intention to issue any shares of Class A Common Stock following the issuance of shares of Class A Common Stock to the holders of Atlantic Common Stock pursuant to the Atlantic Merger, the authorized shares of Class A Common Stock in excess of the total number of shares outstanding will be available for issuance or sale without further approval by the stockholders of the Company and may be issued at any time at prices that could dilute the value of the outstanding shares of Class A Common Stock. In the event that shares of Class A Common Stock are issued or sold by the Company following the consummation of the Mergers, the Company will identify (i) the number of shares of Class A Common Stock issued or sold for the account of the Residual Group in respect of a reduction in the Intergroup Interest, the net proceeds from the sale of which would be reflected in the combined financial statements of the Residual Group, and (ii) the number of such shares issued or sold for the account of the Atlantic Utility Group as an additional equity interest in the Atlantic Utility Group, the net proceeds of which will be reflected in the combined financial statements of the Atlantic Utility Group. The Company Board would make such determination, in its sole discretion, after consideration of such factors as it deems relevant. In the event that, following the consummation of the Mergers, additional shares of Class A Common Stock were issued or sold by the Company for the account of the Residual Group in respect of a reduction in the Intergroup Interest, the Number of Shares Issuable with Respect to the Intergroup Interest would decrease on a share-for-share basis, and the Intergroup Interest Fraction would decrease and the Outstanding Atlantic Utility Fraction increase accordingly. If the Number of Shares Issuable with Respect to the Intergroup Interest were reduced to zero as a result of such issuances, shares of Class A Common Stock could no longer be issued or sold by the Company for the account of the Residual Group unless an Intergroup Interest were again subsequently created. If the net proceeds of any issuance or sale by the Company of Class A Common Stock were allocated to the Atlantic Utility Group, the Number of Shares Issuable with respect to the Intergroup Interest would not be reduced, but the Intergroup Interest Fraction would decrease and the Outstanding Atlantic Utility Fraction would increase accordingly.

    Although the Company has no present intention to do so, if the Company Board determined to issue or deliver shares of Class A Common Stock as a distribution on the Company Common Stock, such distribution would be treated as a distribution of shares issuable with respect to the Intergroup Interest and, as a result, the Number of Shares Issuable with Respect to the Intergroup Interest would decrease by the number of shares distributed to the holders of Company Common Stock, resulting in a proportionate decrease in the Intergroup Interest Fraction and increase in the Outstanding Atlantic Utility Fraction.

    See Annex VI for illustrations of the calculation of the Outstanding Atlantic Utility Fraction, the Intergroup Interest Fraction and the Number of Shares Issuable with Respect to the Intergroup Interest in connection with the aforesaid transactions.

CONVERSION AND REDEMPTION OF THE CLASS A COMMON STOCK

    CONVERSION AT THE OPTION OF THE COMPANY. The Company may at any time convert each share of Class A Common Stock into the number of shares of Company Common Stock equal to the applicable percentage, on the date of such conversion, set forth below of the Market Value Ratio (as defined in the Company Charter; see "--Certain Definitions") of the Class A Common Stock to the Company Common Stock as of the fifth Trading Day prior to the date of the notice of such conversion:

                         12-MONTH PERIOD PRIOR TO
                        THE APPLICABLE ANNIVERSARY                              PERCENTAGE OF
                          OF THE EFFECTIVE DATE                              MARKET VALUE RATIO
                       ----------------------------                         ---------------------
        First.............................................................              125%
        Second............................................................              120%
        Third.............................................................              115%
        Fourth and Thereafter.............................................              110%

    Any such conversion would dilute the interests of holders of Company Common Stock and would preclude holders of Class A Common Stock from retaining their interest in a security reflecting separately the business of the Atlantic Utility Group.

    REDEMPTION OR CONVERSION FOLLOWING A TENDER OR EXCHANGE OFFER. If the Company consummates (i) a tender offer for all of the Class A Common Stock at an all cash price of at least 110% of the Time-Weighted Market Price (as defined in the Company Charter; see "--Certain Definitions") of a share of Class A Common Stock as of the Trading Day immediately preceding the date of such offer or (ii) an offer to exchange each share of Class A Common Stock into a number of shares of Company Common Stock equal to at least 110% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of such offer, that, in either case, is accepted by the holders of more than 50% of the Class A Common Stock, the Company may either (x) (if funds are legally available therefor) redeem each share of Class A Common Stock remaining outstanding in exchange for cash in an amount equal to the highest cash price paid per share by the Company pursuant to such tender offer or to the product of the highest number of shares of Company Common Stock per share issued in exchange for any share of Class A Common Stock pursuant to such exchange offer and the Time-Weighted Market Price of a share of Company Common Stock as of the Trading Day immediately preceding the date of such exchange offer, as the case may be, or (y) convert each share of Class A Common Stock remaining outstanding into a number of shares of Company Common Stock equal to (1) the quotient of (A) the highest cash price paid per share by the Company pursuant to such tender offer and (B) the Time-Weighted Market Price of a share of Company Common Stock as of the Trading Day immediately preceding the date of the notice of such conversion or to (2) the highest number of shares of Company Common Stock per share issued in exchange for any share of Class A Common Stock pursuant to any such exchange offer.

    If any person (including the Company) consummates a tender offer for all of the outstanding shares of Company Common Stock at an all cash price that is accepted by the holders of more than 50% of the Company Common Stock, the Company may either (x) redeem each share of Class A Common Stock for cash in an amount equal to the product of (1) the highest cash price paid per share by such person pursuant to such tender offer and (2) the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the fifth Trading Day prior to the date of such tender offer or (y) convert each share of Class A Common Stock into a number of shares of Company Common Stock equal to the quotient of (A) the highest cash price paid per share by such person pursuant to such tender offer and the Time-Weighted Market Price of a share of Company Common Stock as of the Trading Day immediately preceding the date of the notice of such conversion.

    PARTICIPATION IN A TENDER OFFER. If any person (including the Company) makes a tender offer to purchase shares of Company Common Stock for cash, property or other securities, any holder of Class A Common Stock may elect to convert each and any of such holder's shares of Class A Common Stock into the number of shares of Company Common Stock equal to 100% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of such tender offer; provided that (x) any such election may be revoked by notice to the Company prior to the consummation of such tender offer, and (y) such conversion will only be effective with respect to such shares of Company Common Stock issuable upon such conversion that are accepted for purchase pursuant to such tender offer.

    DIVIDEND, REDEMPTION OR CONVERSION UPON DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS OF THE ATLANTIC UTILITY GROUP. Upon the Disposition, in one transaction or a series of related transactions, by the Company and/or its subsidiaries of all or substantially all of the properties and assets of the Atlantic Utility Group to one or more entities (other than (i) in connection with the liquidation, dissolution or winding up of the Company, (ii) the distribution of the properties and assets of the Atlantic Utility Group to all holders of shares of Class A Common Stock and to the Company or subsidiaries thereof, divided among such holders and the Company or subsidiaries thereof on a pro rata basis in accordance with the number of shares of Class A Common Stock outstanding and the Number of Shares Issuable with Respect to the Intergroup Interest, (iii) to any entity controlled by the Company or (iv) in connection with a Related

Business Transaction (as defined in the Company Charter; see "--Certain Definitions")), the Company will, within 85 Trading Days following such Disposition either:

        (I) (a) if there are assets of the Company legally available therefor and the Atlantic Utility Group Available Dividend Amount is sufficient therefor, pay to the holders of Class A Common Stock a dividend in cash and/or in securities (other than Common Stock) or other property having an aggregate Fair Value (as defined in the Company Charter; see "--Certain Definitions") as of the date of such Disposition equal to the product of (x) the Outstanding Atlantic Utility Fraction as of the record date for determining holders entitled to receive such dividend times (y) the Fair Value of the Net Proceeds of such Disposition; or

        (b) subject to the Atlantic Utility Group Available Dividend Amount and other limitations as set forth in the Company Charter, if such Disposition involves all (and not merely substantially all) of the properties and assets attributed to the Atlantic Utility Group, redeem all of the Class A Common Stock for cash and/or for securities (other than Common Stock) or other property having a Fair Value as of the date of such Disposition equal to the product of (x) the Outstanding Atlantic Utility Fraction as of the date of such redemption times (y) the Fair Value of the Net Proceeds of such Disposition; or

        (c) subject to the Atlantic Utility Group Available Dividend Amount and other limitations as set forth in the Company Charter, if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Atlantic Utility Group, redeem the number of whole shares of Class A Common Stock (which may be all of such shares outstanding) whose aggregate average Market Value during the ten Trading Days beginning on the 16th Trading Day immediately succeeding such Disposition is closest to the product of (x) the Outstanding Atlantic Utility Fraction as of the date such shares are selected for redemption times (y) the Fair Value, as of the date of such Disposition, of the Net Proceeds of such Disposition in consideration for cash and/or securities (other than Company Common Stock) or other property having a Fair Value in the aggregate equal to such product; or

        (II) convert each share of Class A Common Stock into a number of shares of Company Common Stock equal to 110% of the ratio of the average Market Value of one share of Class A Common Stock over the ten Trading Days beginning on the 16th Trading Day following the date of such Disposition to the average Market Value of one share of Company Common Stock over the same ten Trading Day period.

    The Company Charter defines "substantially all of the properties and assets of the Atlantic Utility Group" to mean a portion of such properties and assets
(x) that represents at least 80% of the Fair Value of the properties and assets attributed to the Atlantic Utility Group as of such date or (y) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Company (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets of the Atlantic Utility Group as of such date.

    In the event of a dividend or redemption as described in the preceding clause (I), the Company Board may convert the remaining Class A Common Stock prior to the first anniversary of such dividend or such redemption, as the case may be, into a number of shares of Company Common Stock equal to 110% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the 5th Trading Day prior to the date of the notice of such conversion.

    See Annex VI for illustrations of certain calculations in connection with a Disposition of all or substantially all of the properties and assets of the Atlantic Utility Group.

NOTICE AND OTHER PROVISIONS WITH RESPECT TO CONVERSION AND REDEMPTION OF THE
  CLASS A COMMON STOCK

    NOTICE FOLLOWING AN OPTIONAL CONVERSION. If the Company determines to convert the Class A Common Stock into Company Common Stock pursuant to the provisions described under "--Conversion and Redemption of the Class A Common Stock--Conversion at the Option of the Company" or "--Conversion and Redemption of the Class A Common Stock--Redemption or Conversion Following a Tender or Exchange Offer" or pursuant to the provisions described in clause (II) under "--Dividend, Redemption or Conversion upon Disposition of All or Substantially All Assets of the Atlantic Utility Group," the Company, will within 35 to 45 Trading Days prior to the conversion date, furnish certain information to each holder of Class A Common Stock and of securities convertible into shares of Class A Common Stock, including the conversion date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition and, in the case of a conversion following a tender or exchange offer, shall not be less than 35 or more than 85 Trading Days following the consummation of such offer), the number of shares of Company Common Stock into which each share of Class A Common Stock will be converted and the number of shares of Class A Common Stock outstanding and covered by outstanding Convertible Securities.

    NOTICE FOLLOWING A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ATLANTIC UTILITY GROUP ASSETS. The Company Charter provides that not later than the 10th Trading Day following a Disposition referred to above under "--Conversion and Redemption of the Class A Common Stock--Dividend, Redemption or Conversion upon Disposition of All or Substantially All Assets of the Atlantic Utility Group," the Company will publicly announce (i) the Net Proceeds of such Disposition,
(ii) the number of outstanding shares of Class A Common Stock, (iii) the number of outstanding shares of Class A Common Stock into or for which Convertible Securities are then convertible and the conversion price thereof and (iv) the Outstanding Atlantic Utility Fraction on the date of such notice. Not earlier than the 26th Trading Day following such Disposition, the Company will announce publicly by press release which of the actions described under "--Conversion and Redemption of the Class A Common Stock--Dividend, Redemption or Conversion upon Disposition of All or Substantially All Assets of the Atlantic Utility Group" it has determined to take. If the Company determines to pay a dividend on shares of Class A Common Stock, the Company will, within 30 Trading Days following such Disposition, furnish certain information to each holder of Class A Common Stock and each holder of securities convertible into shares of Class A Common Stock, including the record date and anticipated payment date for such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), the type of property to be distributed, the Net Proceeds of the Disposition, the applicable Outstanding Atlantic Utility Fraction and the number of shares of Class A Common Stock outstanding and covered by outstanding Convertible Securities. If the Company determines to undertake a redemption of shares of Class A Common Stock, the Company will, between 35 and 45 Trading Days prior to the date of redemption, furnish certain information to each holder of Class A Common Stock and each holder of securities convertible into shares of Class A Common Stock, including notice of the redemption, the anticipated redemption date (which shall not be more than 85 Trading Days following the consummation of such Disposition), the type of property in which the redemption price is to be paid, the Net Proceeds of the Disposition, the applicable Outstanding Atlantic Utility Fraction and the number of shares of Class A Common Stock outstanding and covered by outstanding Convertible Securities. If the Company determines to undertake a redemption of shares of Class A Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Atlantic Utility Group, the Company will within 30 Trading Days following such Disposition furnish certain information to each holder of Class A Common Stock and each holder of securities convertible into shares of Class A Common Stock, including the anticipated redemption date (which shall not be more than 85 Trading Days following the consummation of such Disposition), the type of property in which the redemption price is to be paid, the Net Proceeds of such Disposition, the applicable Outstanding Atlantic Utility Fraction and the number of shares of Class A Common Stock outstanding and covered by outstanding Convertible Securities.

    NOTICE FOLLOWING CONSUMMATION OF A TENDER OR EXCHANGE OFFER. If the Company determines to redeem Class A Common Stock following consummation of a tender or exchange offer as described under "--Conversion and Redemption of Class A Common Stock--Redemption or Conversion Following a Tender or Exchange Offer," the Company will within 35 to 45 Trading Days prior to the redemption date furnish certain information to each holder of shares of Class A Common Stock and of securities convertible into shares of Class A Common Stock, including the redemption date (which shall not be less than 35 or more than 85 Trading Days following the consummation of the tender or exchange offer), the redemption price and the number of shares of Class A Common Stock outstanding and covered by outstanding convertible securities.

    VALIDITY NOT AFFECTED. Neither the failure to mail any notice to any particular holder of Class A Common Stock or of convertible securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Class A Common Stock or of convertible securities or the validity of any conversion or redemption.

    NO FRACTIONAL SHARES REQUIRED. The Company will not be required to issue or deliver fractional shares of any class of capital stock or any other securities to any holder of Class A Common Stock upon any conversion, redemption, dividend or other distribution. If more than one share of Class A Common Stock will be held at the same time by the same holder, the Company may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities are otherwise required to be issued or distributed to holders of Class A Common Stock, the Company will, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the 5th Trading Day prior to the date such payment is to be made (without interest).

    SELECTION OF SECURITIES IN A PARTIAL REDEMPTION. If less than all of the outstanding shares of Class A Common Stock are to be redeemed in connection with a Disposition of substantially all (but less than all) of the assets of Atlantic Utility Group, the shares to be redeemed by the Company will be selected on a pro rata basis or by lot or by such other method as the Company Board may determine to be equitable.

    NO DIVIDEND ADJUSTMENTS. No adjustments in respect of dividends may be made upon the conversion or redemption of any shares of Class A Common Stock, but if the date of any such conversion or redemption is subsequent to the record date for the payment of a dividend or other distribution, the holders of shares of Class A Common Stock at the close of business on such record date will be entitled to receive such distribution without interest, notwithstanding the subsequent conversion or redemption of such shares.

    EFFECT OF CONVERSION OR REDEMPTION ON RIGHTS. From and after any applicable conversion or redemption date, all rights of a holder of shares of Class A Common Stock that were converted or redeemed will cease except for the right, upon surrender of the certificates representing such shares, to receive cash and/ or certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares and rights to dividends, in each case without interest. No holder of a certificate that immediately prior to the applicable conversion date represented shares of Class A Common Stock will be entitled to receive any distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which Class A Common Stock was converted until the surrender of such certificate in exchange for a certificate or instrument representing such capital stock or other security. Upon such surrender, there will be paid to the holder the amount of any distributions (without interest) that theretofore became payable on any class of capital stock of the Company as of a record date after the conversion date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date, the Company will, however, be entitled to treat the certificates for Class A Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Company for which the shares of Class A Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

    DOCUMENTARY AND STAMP TAXES. The Company will pay all documentary, stamp or similar issue or transfer taxes in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of Class A Common Stock. The Company will not, however, be required to pay any tax in a name other than that in which the shares of Class A Common Stock so converted or redeemed were registered, and no issuance or delivery will be made unless the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

    BOARD DISCRETION. The Company Board may establish such rules and requirements to facilitate the effectuation of the aforementioned transactions as it determines to be appropriate.

ALLOCATION OF CONSIDERATION BETWEEN THE COMPANY COMMON STOCK AND THE CLASS A
  COMMON STOCK IN A SUBSEQUENT MERGER OR CONSOLIDATION

    In the event of a merger or consolidation to which the Company is a party and pursuant to which the holders of Common Stock are entitled to receive consideration or shares of Common Stock are converted into securities or other consideration, the holders of outstanding shares of Class A Common Stock will be entitled to receive in exchange for each such share, or to have each such share converted into, the consideration attributable pursuant to such merger or consolidation to the number of shares of Company Common Stock equal to the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of the first public announcement of such merger or consolidation subject to adjustments for stock splits and combinations and stock dividends.

VOTING

    Holders of Company Common Stock and holders of Class A Common Stock will each be entitled to one vote per share on all matters submitted to a vote at a meeting of stockholders, subject to the rights, if any, of holders of Preferred Stock to vote on a matter as a class or series. Based on the shares of Delmarva Common Stock and Atlantic Common Stock outstanding as of the close of business on September 30, 1996, the Company Common Stock would represent approximately 94.2%, and the Class A Common Stock would represent approximately 5.8%, of the voting power of all classes entitled to vote on matters presented to stockholders. The holders of Common Stock will not be entitled to cumulative votes for the election of directors. Except as may otherwise be required by the laws of the State of Delaware, the holders of Company Common Stock and the holders of Class A Common Stock will vote as one class for all purposes. Neither the holders of Company Common Stock nor the holders of Class A Common Stock will have any rights to vote as a separate class on any matters submitted to a vote at a meeting of stockholders except with respect to certain limited class voting rights provided under the DGCL. Under the DGCL, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve any amendment to the certificate of incorporation of the corporation that would alter or change the powers, preferences or special rights of the class so as to affect it adversely. The DGCL does not provide for any other separate voting rights of a class of capital stock (other than with respect to a change in par value or an increase or decrease in the authorized shares of such class).

LIQUIDATION RIGHTS

    In the event of a liquidation, dissolution of winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which the Preferred Stock, if any, is entitled, the holders of the outstanding shares of Common Stock will be entitled to receive the remaining assets of the Company, regardless of the Group to which such assets are attributed, divided among the holders of Common Stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each share of Company Common Stock will be attributed one Liquidation Unit and each share of Class A Common Stock will be attributed one Liquidation Unit, in the case of each such class of Common Stock subject to adjustment as determined by the Company Board to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares of such class of Common Stock to holders of shares of such class of Common Stock. Neither the merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, will be deemed a liquidation or winding up of the Company, or cause the dissolution of the Company, for liquidation rights purposes.

DETERMINATIONS BY THE COMPANY BOARD

    The Company Charter will provide that any determination made by the Company Board under any provisions of the Company Charter governing the capital stock of the Company, and any determinations so made with respect to either Group or the rights of the holders of any class of Common Stock made pursuant to or in furtherance of such provisions, will be final and binding on all stockholders. Such a determination is subject to applicable law and the fiduciary duty of the Company Board. See "Risk Factors--Fiduciary Duties of the Company Board Are to All Stockholders Regardless of Class."

NO PREEMPTIVE RIGHTS

    The holders of the Common Stock will not have any preemptive rights to subscribe for any additional shares of Common Stock or Preferred Stock or other obligations convertible into shares of Common Stock or Preferred Stock that may be issued following the consummation of the Mergers.

CERTAIN DEFINITIONS

    "ATLANTIC UTILITY GROUP" means, as of any date from and after the Effective
Date:

        (A) the interest of the Company on such date in ACE, and any successor companies, and solely those lines of business in which ACE was engaged as of August 9, 1996, and the assets and liabilities attributable to those lines of business, and which meet all of the criteria listed in clause (i) below, as of August 9, 1996, specifically excluding those businesses, lines of business, and products and services listed in clause (ii) below, and specifically including those businesses, lines of business and products and services listed in clause (iii) below:

            (i) only those businesses meeting all of the following criteria as of August 9, 1996 shall be included in the Atlantic Utility Group: (a) price regulated by the NJBPU, including, without limitation, off-tariff agreements; (b) directly related to the supply of electricity (generation and purchase of electricity) or the delivery of electricity (transmission and distribution of electricity); and (c) a line of business for which ACE has a franchise;

            (ii) specifically excluded from the Atlantic Utility Group are the following businesses, lines of business and products and services, which list is not intended to be inclusive: (a) Appliance Shield program, (b) lighting upgrade programs, (c) water heater service business, (d) thermostat sales, (e) telecommunications business and investments, (f) energy services and consulting, (g) utility services and consulting (E.G., plant services and electrical equipment O&M services), (h) Atlantic Energy International, and (i) Atlantic Energy Enterprises and its subsidiaries;

           (iii) specifically included in the Atlantic Utility Group is the Deepwater Operating Company.

        (B) all assets and liabilities of the Company and its subsidiaries (other than capital stock of a subsidiary) and liabilities relating to the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group on such date attributed by the Company Board to ACE or the businesses thereof, whether or not such assets or liabilities are or were also assets and liabilities of ACE, including, without limitation, the assets and liabilities as of the Effective Date specified in the schedules filed with the records of the actions of the Company Board (a copy of which shall be made available to any stockholder of the Company upon written request therefor);

        (C) all properties and assets transferred to the Atlantic Utility Group from the Residual Group (other than a transaction pursuant to paragraph (D) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Company Board may have directed as permitted by the applicable provisions of the Company Charter;

        (D) all properties and assets transferred to the Atlantic Utility Group from the Residual Group in connection with an increase in the Number of Shares Issuable with Respect to the Intergroup Interest; and

        (E) the interest of the Company or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Company or any of its subsidiaries outside of the ordinary course of business and attributed to the Atlantic Utility Group, as determined by the Company Board;

provided that (1) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in the Company Charter, or in securities of the Company attributed to the Atlantic Utility Group, for which provision shall be made as set forth in clause (2) of this proviso), the Atlantic Utility Group shall no longer include an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as so paid in such dividend or other distribution with respect of shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared times (b) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution, (2) if the Company shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Company that are attributed to the Atlantic Utility Group for purposes of the applicable provisions of the Company Charter (other than Class A Common Stock), there shall be excluded from the Atlantic Utility Group an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock times the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in the Atlantic Utility Group shall be attributed to the Residual Group) and, to the extent interest is, or dividends are, paid on the securities so distributed, the Atlantic Utility Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the Atlantic Utility Group deemed held by the Residual Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer

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included in the Atlantic Utility Group shall be attributed to the Residual
Group) and (3) from and after any transfer of any assets or properties from the Atlantic Utility Group to the Residual Group, the Atlantic Utility Group shall no longer include such assets or properties so contributed or transferred. The Company may also, to the extent a dividend or distribution on the Class A Common Stock has been paid in Convertible Securities convertible into for Class A Common Stock, cause such Convertible Securities as are deemed to be held by the Residual Group in accordance with the third to last sentence of the definition of "Residual Group" and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, as provided in the penultimate sentence of the definition of "Residual Group," in which case such Convertible Securities shall no longer be deemed to be held by the Residual Group.

    "ATLANTIC UTILITY GROUP AVAILABLE DIVIDEND AMOUNT," on any date, shall mean either:

        (i) (x) the amount equal to the product of (1) the Outstanding Atlantic Utility Fraction as of such date multiplied by (2) an amount equal to the fair market value of the total assets attributed to the Atlantic Utility Group less the total amount of the liabilities attributed to the Atlantic Utility Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group, minus (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Class A Common Stock and shares of each class or series of Preferred Stock attributed to the Atlantic Utility Group, plus (z) the amount, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the Mergers with respect to the Atlantic Utility Group (determined as set forth in clause
    (ii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group), or

        (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Atlantic Utility Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this definition, and consistent with the definition of Convertible Securities, at any time when there are not outstanding both (i) one or more shares of Company Common Stock or Convertible Securities convertible into Company Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into Class A Common Stock, the "Atlantic Utility Group Available Dividend Amount," on any calculation date during such time period, with respect to the Company Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    "COMPANY NET INCOME (LOSS) ATTRIBUTABLE TO THE ATLANTIC UTILITY GROUP," for any period through any date, shall mean (i) the net income or loss of the Atlantic Utility Group for such period (or in respect of the fiscal periods of the Company commencing prior to the Effective Date, the pro forma net income or loss of the Atlantic Utility Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company attributed to the Atlantic Utility Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Residual Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount of amortization of goodwill arising from the Mergers with respect to the Atlantic Utility Group to the extent but only to the extent such goodwill would otherwise decrease the Company Net Income Attributable to the Atlantic Utility Group or increase the Company Net Loss Attributable to the Atlantic Utility Group (such amount calculated for fiscal periods of the Company commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with

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generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group and reduced by (iii) an amount equal to $40 million per fiscal year.

    "COMPANY NET INCOME (LOSS) ATTRIBUTABLE TO THE RESIDUAL GROUP," for any period through any date, shall mean (i) the net income or loss of the Residual Group for such period (or in respect of fiscal periods of the Company commencing prior to the Effective Date, the pro forma net income or loss of the Residual Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Company attributed to the Residual Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Atlantic Utility Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the amount of amortization of goodwill arising from the Mergers with respect to the Atlantic Utility Group to the extent but only to the extent such goodwill results in a decrease (increase) in the Company Net Income (Loss) Attributable to the Atlantic Utility Group pursuant to clause
(ii) of the definition thereof (such amount calculated for fiscal periods of the Company commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of the Intergroup Interest) and increased by (iii) an amount equal to $40 million per fiscal year.

    "CONVERTIBLE SECURITIES" at any time shall mean any securities of the Company or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

    "DISPOSITION" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

    "EFFECTIVE DATE" shall mean the date on which the Mergers shall become effective.

    "FAIR VALUE" shall mean, in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, shall mean the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Company Board, or, if no such investment banking firm is, as determined in the good faith judgment of the Company Board, available to make such determination, in good faith by the Company Board; provided that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Company Board based upon such appraisals or valuation reports of such independent experts as the Company Board shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Company Board.

    "INTERGROUP INTEREST FRACTION" as of any date shall mean a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Intergroup Interest on such date and the denominator of which shall be the sum of (A) such Number of Shares Issuable with Respect to the Intergroup Interest and (B) the aggregate number of shares of Class A Common Stock outstanding on such date.

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    "MARKET CAPITALIZATION" of any class or series of common stock on any date shall mean the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

    "MARKET VALUE" of a share of any class or series of capital stock of the Company on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Company Board, to reflect such subdivision, combination, dividend or distribution.

    "MARKET VALUE RATIO OF THE CLASS A COMMON STOCK TO THE COMPANY COMMON STOCK" as of any date shall mean the fraction (which may be greater than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Company Common Stock to be issued in respect of a share of Class A Common Stock upon a conversion of Class A Common Stock into Company Common Stock in accordance with the aforesaid terms, based on the ratio of the market value of a share of Class A Common Stock to the market value of a share of Company Common Stock (or such other common stock) as of such date, determined by the fraction the numerator of which shall be the sum of (A) four times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date and the denominator of which shall be the sum of (A) four times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one

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share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date.

    "NET PROCEEDS" shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the Atlantic Utility Group an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Company Board for, (A) any taxes payable by the Company (or which would have been payable but for the utilization of tax benefits attributable to the Residual Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (I) under "--Conversion and Redemption of the Class A Common Stock--Dividend, Redemption or Conversion upon Disposition of All or Substantially All Assets of the Atlantic Utility Group," (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (C) any liabilities (contingent or otherwise) of or attributed to the Atlantic Utility Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the Atlantic Utility Group and (D) a capitalized amount (as determined by the Company Board) of the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group. For purposes of this definition, any properties and assets attributed to the Atlantic Utility Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs, liabilities (contingent or otherwise) and capitalized amount as the Company Board determines can be expected to be supported by such properties and assets.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTERGROUP INTEREST" shall as of the Effective Date be the number equal to 7/3 times the number of Class A Common Stock to be issued pursuant to the Mergers, such number to be inserted prior to the Effective Time; provided that such number shall from time to time thereafter be:

        (A) adjusted as determined by the Company Board to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Class A Common Stock or any dividend or other distribution of shares of Class A Common Stock to holders of shares of Class A Common Stock or any reclassification of Class A Common Stock;

        (B) decreased (but to not less than zero) by action of the Company Board by (1) the number of shares of Class A Common Stock issued or sold by the Company that, immediately prior to such issuance or sale, were included (as determined by the Company Board pursuant to paragraph (C) of this definition) in the Number of Shares Issuable with Respect to the Intergroup Interest, (2) the number of shares of Class A Common Stock issued upon conversion of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Intergroup Interest, (3) the number of shares of Class A Common Stock issued by the Company as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Company Common Stock, (4) the number of shares of Class A Common Stock issued upon the conversion of any Convertible Securities issued by the Company as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Company Common Stock, or (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Atlantic Utility Group to the Residual Group in consideration for a reduction in the Number of Shares Issuable with Respect to the Intergroup Interest divided by (b) the Market Value of one share of Class A Common Stock as of the date of such transfer; and

        (C) increased by (1) the number of outstanding shares of Class A Common Stock repurchased by the Company for consideration that is attributed as provided by the definition of "Residual Group" to

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    the Residual Group and (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed as provided by the definition of "Residual Group" to the Residual Group that are contributed to the Atlantic Utility Group in consideration of an increase in the Number of Shares Issuable with Respect to the Intergroup Interest, divided by (b) the Market Value of one share of Class A Common Stock as of the date of such contribution and (3) the number of shares of Class A Common Stock into or for which Convertible Securities are deemed converted pursuant to the penultimate sentence of the definition of "Residual Group."

    "OUTSTANDING ATLANTIC UTILITY FRACTION," as of any date, means the fraction (which may simplify to 1/1) the numerator of which shall be the number of shares of Class A Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class A Common Stock outstanding on such date and the Number of Shares Issuable with Respect to the Intergroup Interest on such date.

    "PUBLICLY TRADED" with respect to any security shall mean (i) registered under Section 12 of the Exchange Act (or any successor provision of law), and
(ii) listed for trading on the NYSE or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law), that is the successor to either such exchange or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

    "RELATED BUSINESS TRANSACTION" means any Disposition of all or substantially all the properties and assets attributed to the Atlantic Utility Group in a transaction or series of related transactions that results in the Company receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Atlantic Utility Group prior to such Disposition, as determined by the Company Board.

    "RESIDUAL GROUP" shall mean, as of any date from and as of the Effective
Date:

        (A) the interest of the Company or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Company or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with the applicable provisions of the Company Charter to the Atlantic Utility Group;

        (B) a proportionate undivided interest in each and every business, asset and liability attributed to the Atlantic Utility Group equal to the Intergroup Interest Fraction as of such date;

        (C) all properties and assets transferred to the Residual Group from the Atlantic Utility Group (other than pursuant to paragraph (D) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Company Board may have directed as permitted by the applicable provisions of the Company Charter;

        (D) all properties and assets transferred to the Residual Group from the Atlantic Utility Group in connection with a reduction of the Number of Shares Issuable with Respect to the Intergroup Interest;

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
        (E) the interest of the Company or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Company or any of its subsidiaries outside the ordinary course of business and attributed to the Residual Group, as determined by the Company Board; and

        (F) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in paragraph (A) of the definition of "Number of Shares Issuable with Respect to the Intergroup Interest," or in securities of the Company attributed to the Atlantic Utility Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as were paid in such dividend or other distribution with respect to shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared multiplied by (2) a Fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution;

provided that from and after any transfer of any assets or properties from the Residual Group to the Atlantic Utility Group, the Residual Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the Intergroup Interest Fraction, as provided by paragraph (B) of this definition).

    If the Company shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Company that are attributed to the Atlantic Utility Group (other than Class A Common Stock), the Residual Group shall be deemed to hold an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock multiplied by the Fraction specified in clause
(2) of paragraph (F) of this definition (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Residual Group shall include, and there shall be transferred thereto out of the Atlantic Utility Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Residual Group if such securities were outstanding. The Company may also, to the extent the securities so paid as a dividend or other distribution to the holders of Class A Common Stock are Convertible Securities and at the time are convertible into shares of Class A Common Stock, treat such Convertible Securities as are so deemed to be held by the Residual Group to be deemed to be converted and shall do so to the extent such Convertible Securities are mandatorily converted (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion the Residual Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted (and the Atlantic Utility Group shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Residual Group were so considered converted shall be deemed held by the Residual Group (as provided in clause (3) of paragraph (C) of the definition of "Number of Shares Issuable with Respect to the Intergroup Interest") and such Convertible Securities shall no longer be deemed to be held by the Residual Group.

    "RESIDUAL GROUP AVAILABLE DIVIDEND AMOUNT," on any date, shall mean either

        (i) (x) the amount equal to the fair market value of the total assets attributed to the Residual Group less the total amount of the liabilities attributed to the Residual Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the

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    Residual Group, minus (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Company Common Stock and shares of each class or series of Preferred Stock attributed to the Residual Group, minus (z) the amount, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the Mergers with respect to the Atlantic Utility Group (determined as set forth in clause (ii) of the definition of "Company Net Income (Loss) Attributable to the Residual Group" and, as in such clause
    (ii), excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of its Intergroup Interest), or

        (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Residual Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this definition, at any time when there are not outstanding both (i) one or more shares of Company Common Stock or Convertible Securities convertible into Company Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into Class A Common Stock, the "Residual Group Available Dividend Amount," on any calculation date during such time period, with respect to the Company Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    "TIME-WEIGHTED MARKET PRICE" as of any date with respect to any class of Common Stock shall mean an amount equal to (i) the sum of (A) four times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date, divided by (ii) ten.

    "TRADING DAY" shall mean each weekday other than any day on which the relevant class of common stock of the Company is not traded on any national securities exchange or quoted in the NASDAQ National Market or in the over-the-counter market.

STOCK EXCHANGE LISTING
    It is expected that the Company Common Stock and the Class A Common Stock will be listed on the NYSE.

ANTI-TAKEOVER PROVISIONS

    The Company Charter and the Company Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of capital stock of the Company or of delaying or preventing a change in control of the Company. Material provisions that may have the effect of discouraging persons from acquiring large blocks of capital stock of the Company are (i) provisions providing that the Company Board will be divided into three classes of directors with the term of only the directors in one class expiring each year and permitting removal of directors only for cause and only at a special meeting of stockholders called for that purpose, (ii) authorization for the Company Board to issue Preferred Stock in series and to fix rights and preferences of the series, (iii) provisions limiting the right to call a special meeting of stockholders to the Company Board and limiting the business at a special meeting of stockholders to proposals brought before the meeting by the Company Board,
(iv) advance notice

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procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Company Board, (v) a provision requiring action by stockholders only at a meeting and (vi) provisions permitting amendment of certain provisions contained in the Company Charter only by the vote of at least 80% of stockholders entitled to vote.

    The existence of the Class A Common Stock would present complexities and could in certain circumstances pose obstacles for an acquiring person. For example, it would be necessary for a potential acquiror to take into consideration that holders of the Class A Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer must be structured to take into account different prices at which shares of different classes might be acquired, and the effects of actions the Company might take, such as causing a conversion of the Class A Common Stock. In addition, to the extent the relative market values of the Company Common Stock and the Class A Common Stock fluctuate, a potential acquiror may be able to acquire relatively more or less voting power for the same consideration depending on which class of Common Stock is purchased.

    In addition, the DGCL contains business combination and supermajority voting provisions that would be applicable to certain mergers, share exchanges, asset sales and other transactions involving the Company or a subsidiary of the Company and a significant stockholder. These provisions could have the effect of substantially increasing the cost of an acquisition to an acquiror and thereby discouraging any such transaction.

    The provisions of the DGCL, the Company Charter and the Company Bylaws and the existence of the Class A Common Stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control.

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
        COMPARISON OF CORPORATE CHARTERS AND RIGHTS OF SECURITY HOLDERS

DELMARVA

    If the Delmarva Merger is consummated, the holders of Delmarva Common Stock will become holders of Company Common Stock and their rights will be governed by the Company Charter, the Company Bylaws, and the DGCL. The material differences between the rights of holders of Company Common Stock and the holders of Delmarva Common Stock are set forth below. This summary of the material differences between rights of stockholders does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the Company Charter and the Company Bylaws attached as Annexes IV and V, respectively. See also "Available Information."

    VOTING POWER. If the Delmarva Merger is approved, based on the number of shares outstanding as of September 30, 1996, holders of Delmarva Common Stock would hold approximately 60.8 million of the approximately 100.3 million shares of Company Common Stock that would have been outstanding at the consummation of the Mergers had the Mergers been consummated on September 30, 1996. Following the Mergers, Delmarva stockholders will therefore not possess the same relative voting power on matters put to a vote to the stockholders of the Company as they possessed prior to the Mergers. Neither the Company Charter nor the Delmarva Charter permits cumulative voting in the election of directors.

    CAPITALIZATION. The Company Charter authorizes the issuance of up to 150 million shares of Company Common Stock, 10 million shares of Class A Common Stock of the Company and 20 million shares of Preferred Stock. The Company Board is authorized to issue Preferred Stock in series and to determine the relative rights and preferences of the shares of any series of Preferred Stock, which may rank prior to shares of Company Common Stock or Class A Common Stock for the payment of dividends or upon the dissolution, liquidation or winding up of the Company.

    SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING. The Delmarva Bylaws provide that special meetings of stockholders may be called by the Chairman/Chairwoman of the Board, the President or the Board of Directors. The Company Charter provides that special meetings of its stockholders may be called only by the Chairman/Chairwoman of the Board or by a majority of the Company Board.

    The VSCA permits actions that could be taken at a stockholder meeting to be taken by the unanimous written consent of the stockholders entitled to vote on such action. The DGCL permits actions that could be taken at a stockholder meeting to be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless the corporation's certificate of incorporation provides otherwise. The Delmarva Charter permits action by written consent only by the unanimous written consent of stockholders entitled to vote on the particular matter. The Company Charter requires stockholder action to be effected at a meeting of stockholders and prohibits stockholder action by written consent.

    BOARD OF DIRECTORS. The Delmarva Charter provides for a Board of Directors consisting of not fewer than three and not more than 15 directors, the exact number of directors to be determined from time to time by resolution of the Delmarva Board or by resolution of two-thirds of the shares, represented by proxy or in person, entitled to vote at a meeting at which a quorum is present. The Delmarva Charter provides that directors shall be divided into three classes (designated Class I, Class II and Class III) to provide for staggered terms, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors in each class are elected for three year terms.

    The Company Charter provides for a board of not fewer than nine and not more than 18 directors, as determined from time to time by resolution of the Board of Directors. The Company Charter provides that the directors shall be divided into three classes (designated Class I, Class II, and Class III) to provide for

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staggered terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The terms of the initial Class I directors will expire on the date of the first annual meeting following the Effective Time of the Mergers, the terms of the initial Class II directors will expire on the date of the second annual meeting following the consummation of the Mergers, and the terms of the initial Class III directors will expire on the date of the third annual meeting following the consummation of the Mergers, and thereafter the directors in each class will be elected for a term of three years.

    REMOVAL OF DIRECTORS. Under the VSCA, unless the articles of incorporation provide that directors may be removed only for cause, stockholders may remove any director with or without cause if the number of votes cast to remove a director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which the director was elected, unless the articles of incorporation require a greater vote. The DGCL provides that unless a corporation's certificate of incorporation otherwise provides, directors with staggered terms may be removed only for cause and requires that the removal of directors be approved by a majority vote of the shares then entitled to vote at an election of directors. The Delmarva Charter provides that directors may be removed only for cause. The Company Charter provides that a member of the Company Board may be removed only for cause, at an annual meeting or a special meeting of the stockholders called for that purpose, by a majority vote of not less than a majority of votes entitled to be cast by the holders of all the then outstanding shares of capital stock entitled to vote in the election of directors generally.

    VACANCIES ON THE BOARD AND NEWLY CREATED DIRECTORSHIPS. The Delmarva Charter provides that newly created directorships and vacancies in the Delmarva Board may be filled by the Delmarva Board and if the directors remaining in office constitute fewer than a quorum, by a majority of the directors remaining in office, or at an annual meeting of stockholders by stockholders entitled to vote on the election of directors. The Company Charter provides that newly created directorships and vacancies in the Company Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

    STOCKHOLDER PROPOSALS; NOMINATION OF DIRECTORS BY STOCKHOLDERS. The Delmarva Bylaws provide that any stockholder proposal or nomination for election to the Board of Directors brought before Delmarva's annual meeting must be received by Delmarva not fewer than 50 days and, in the case of a stockholder proposal, not more than 75 days, or, in the case of a nomination for election to the Delmarva Board, not more than 90 days prior to the meeting; provided that in the event that fewer than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, proposals or nominations by stockholders must be received not later than the close of business on the fifteenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

    The Company Charter provides that any stockholder proposal or nomination for election to the Board brought before the Company's annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of the Company's first annual meeting after the consummation of the Mergers, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or
(ii) the tenth day following the date on which notice of the date of the annual meeting was given. The Company Charter also provides that no business may be brought before a special meeting by stockholders.

    MERGERS. Under the VSCA, a plan of merger or share exchange must be approved by more than two-thirds of all the votes entitled to be cast thereon by each voting group, provided that the board of directors may require a greater vote and the articles of incorporation may provide for a greater or lesser vote, so long as the vote provided for is not less than a majority of all votes cast by each voting group at a meeting at which a quorum exists. The DGCL provides that a merger or consolidation may be approved by a

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majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation's certificate of incorporation.

    INSPECTION RIGHTS. Under the VSCA, a stockholder who has been a stockholder of record for at least six months or who is the holder of record of at least five percent of all of a corporation's outstanding shares is entitled to inspect certain records of the corporation if he or she gives the corporation written notice of his or her demand, the demand is made in good faith and for a proper purpose, the demand describes with reasonable particularity the purpose of the demand and the records to be inspected, and the records are directly connected with such purpose. The DGCL provides that any stockholder shall have the right to inspect the corporation's stock ledger, a list of its stockholders and its other books and records upon written demand under oath stating the purpose thereof if the demand for inspection is made for a proper purpose.

    DIVIDENDS AND REPURCHASES OF STOCK. The VSCA provides that, subject to any restriction in a corporation's articles of incorporation, a board of directors may authorize and the corporation may pay distributions to the corporation's stockholders, unless after such distribution the corporation would not be able to pay its debts as they come due or unless its total assets after the distribution would be less than the sum of its total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy upon dissolution the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

    Under the DGCL, the board of directors may declare and pay dividends upon shares of the corporation's capital stock either (1) out of the corporation's surplus (I.E., the excess, if any, of the net assets of the corporation over the capital of the corporation) or (2) in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, so long as the declaration and payment of such dividends do not violate the corporation's certificate of incorporation. Under the DGCL, a corporation generally may repurchase shares of its stock out of surplus so long as such repurchase does not violate the corporation's certificate of incorporation, but the DGCL permits a corporation to repurchase shares out of capital under certain circumstances.

    CERTAIN BUSINESS COMBINATIONS AND SHARE PURCHASES. The VSCA contains a provision that prohibits a corporation from engaging in an "affiliated transaction" with a 10% stockholder for three years following the acquisition of the 10% stake unless (i) the 10% stockholder became such with the approval of the corporation's disinterested directors, (ii) the transaction is approved by a majority of the corporation's disinterested directors and the holders of two-thirds of the shares not held by the 10% stockholder or (iii) the corporation has elected not to be bound by this provision. The VSCA also contains a "control share" provision whereby the voting rights of a stockholder are eliminated with respect to shares, the acquisition of which causes the percentage of shares beneficially owned by such stockholder to exceed one of several percentage thresholds, unless a resolution granting voting power is approved by a majority of all votes that could be cast in an election of directors, excluding certain shares including those of the acquiring stockholder, or unless the corporation has elected not to be bound by this provision. Delmarva pursuant to the VSCA has elected to opt out of this provision.

    Under Section 203 of the DGCL, a corporation such as the Company may not engage in any business combination (defined to include mergers, share exchanges, and asset sales) with any interested stockholder (defined as a 15% stockholder) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the time that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction by which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding certain shares owned by officers and directors of the corporation and by employee stock plans) or (iii) the business combination is approved by both the board

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of directors of the corporation and the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

    AMENDMENT TO ARTICLES OR CERTIFICATE OF INCORPORATION. The VSCA provides that a board of directors may condition its submission of a proposed charter amendment to the stockholders on any basis. To be adopted, the amendment must be approved by a more than two-thirds vote of each voting group entitled to vote thereon, provided that the directors may require a greater vote or the articles of incorporation may provide for a greater or lesser vote, so long as the vote provided for is not less than a majority of those votes cast at a meeting at which a quorum exists. The DGCL provides that the certificate of incorporation of a corporation may be amended upon an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation requires a larger percentage. Under the Delmarva Charter, the vote of the holders of two-thirds of the total voting power of the Delmarva Preferred Stock and Preferred Stock--$25 Par of all series voting as a single class is required for certain amendments to the Delmarva Charter. Although the Company Charter provides generally that amendments to the Company Charter may be approved by a majority vote of the aggregate vote that the holders of the Company's capital stock are entitled to cast on the amendment, a vote of at least 80% of the aggregate vote that the holders of the Company's capital stock are entitled to cast on the amendment is required for: (i) amendments to the provisions authorizing the Company Board to issue and fix the rights of Preferred Stock; (ii) amendments to the provisions dividing the Company Board into classes or providing that directors may be removed only for cause; (iii) amendments to the provisions limiting who may call special stockholder meetings, and the ability of stockholders to act without a meeting and providing time requirements for the submission of stockholders' proposals; and (iv) amendments that modify these supermajority voting requirements.

    ADOPTION, AMENDMENT AND REPEAL OF BYLAWS. The VSCA provides that a corporation's board of directors may amend or repeal bylaws except to the extent that (i) such right is reserved exclusively to the stockholders in the articles of incorporation or by statute or (ii) the stockholders, in adopting or amending a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Under the VSCA, stockholders may amend or repeal bylaws even though the bylaws also may be amended or repealed by the board of directors. The DGCL provides that the power to adopt, amend, and repeal bylaws shall be in the stockholders entitled to vote; provided that any corporation may in its certificate of incorporation, confer upon the directors the nonexclusive power to adopt, amend, and repeal bylaws. The Delmarva Charter confers upon the Delmarva Board the power to adopt, amend, and repeal the Delmarva Bylaws; provided that any bylaw made by the Delmarva Board may be altered, amended or repealed by the stockholders entitled to vote thereon at any annual or special meeting called for such purpose. The Company Charter authorizes the Company Board to make, alter, amend or repeal the Company Bylaws. The Company Charter also provides that stockholders shall have the power to amend the Company Bylaws only by the affirmative vote of 80% or more of the aggregate number of votes that the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment.

    EXCULPATION AND INDEMNIFICATION OF DIRECTORS. Under the VSCA, in any proceeding brought by or in the name of the corporation or by or on behalf of stockholders, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of (i) the amount, including the elimination of liability, specified in the corporation's articles of incorporation, or (if approved by the stockholders) in the bylaws, as a limitation on or elimination of the director's or officer's liability or (ii) the greater of $100,000 or the compensation received by the director or officer from the corporation during the previous 12 months, provided that the liability of an officer or director cannot be limited if the officer or director engaged in willful misconduct or a knowing violation of a criminal law or securities law. Under the DGCL, the certificate of incorporation may include a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for breach of the duty of loyalty, for acts not in good faith or involving intentional misconduct or a

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knowing violation of law, for acts from which the director derived an improper personal benefit, or for the unlawful declaration of dividends or the unlawful repurchase or redemption of capital stock. The Delmarva Charter provides for the elimination of the personal liability of directors for monetary damages for breach of fiduciary duty, except for the acts enumerated in the DGCL for which no such elimination of liability is permitted. The Company Charter also provides for the elimination of the personal liability of directors for monetary damages for breach of fiduciary duty, except for such acts enumerated in the DGCL for which no such elimination of liability is permitted.

    The VSCA provides that a corporation may indemnify against certain liabilities and expenses a director, officer, employee or agent of the corporation who is made a party to a proceeding by reason of his or her service in such capacity, if the director, officer, agent or employee acted in good faith and (i) he or she believed, in the case of conduct undertaken in his or her official capacity, that such conduct was in the best interests of the corporation or, in the case of other conduct, that the other conduct was not opposed to the best interests of the corporation and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, under the VSCA, a corporation may not indemnify a director, officer, agent or employee if such person was found liable to a corporation in a proceeding by or in the right of the corporation or for receiving an improper personal benefit, unless the articles of incorporation or a stockholder approved bylaw provide otherwise. The VSCA permits stockholders to authorize further indemnity except with respect to willful misconduct or a knowing violation of criminal law. The Delmarva Charter provides for such indemnity. Unless limited by its articles of incorporation, the VSCA requires a corporation to indemnify a director or officer who is made a party to a proceeding by reason of his or her service in such capacity and who entirely prevails in defense of such proceeding, or if so ordered by a court. The VSCA permits a corporation to advance expenses to a director, officer, employee or agent of the corporation under certain conditions.

    The DGCL provides that a corporation may indemnify against certain liabilities and expenses an officer, director, employee or agent of the corporation, or a person serving at the request of the corporation as a director, officer, employee or agent of another entity, who is made a party to certain proceedings by reason of his or her service in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the DGCL, a corporation may not indemnify any person with respect to any claim or issue as to which such person was found liable to the corporation in a proceeding by or in the right of the corporation, unless indemnification of expenses is ordered by a court. The DGCL provides that a corporation must indemnify against reasonable expenses a director, officer, employee or agent of the corporation who is made a party to any proceeding by reason of his or her service in such capacity and who is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein. The DGCL permits a corporation to advance expenses to a director or officer under certain conditions.

    The Delmarva Charter provides that Delmarva shall indemnify directors and officers of Delmarva to the full extent permitted by applicable law in connection with certain actions, suits or proceedings, and provides that Delmarva may indemnify employees and agents of Delmarva, as well as persons serving at the request of Delmarva as directors, officers, employees or agents of any other entity, to the full extent permitted by applicable law in connection with certain actions, suits or proceedings. The Company Charter provides that the Company shall indemnify directors or officers of the Company, as well as persons serving at the request of the Company as directors, officers, agents or employees of any other entity, to the full extent permitted by applicable law in connection with certain actions, suits or proceedings, and that the Company may, by action of the Company Board, indemnify employees or agents of the Company to the full extent permitted by applicable law in connection with certain actions, suits or proceedings. The Company Charter also requires the Company to advance expenses to directors and officers, as well as persons serving at the request of the Company as directors, officers, agents or employees of any other entity, under certain circumstances.

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ATLANTIC

    The rights of holders of Atlantic Common Stock are currently governed by the Restated Certificate of Incorporation of Atlantic (the "Atlantic Charter"), the Atlantic Bylaws and the NJBCA. If the Atlantic Merger is consummated, the holders of Atlantic Common Stock will become holders of Company Common Stock and Class A Common Stock, and their rights will be governed by the Company Charter, the Company Bylaws and the DGCL. The material differences between the rights of holders of Company Common Stock and the holders of Atlantic Common Stock are set forth below. This summary of the material differences between rights of stockholders does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the Company Charter and the Company Bylaws attached as Annexes IV and V, respectively, to this Joint Proxy Statement/Prospectus. See also "Available Information." For a discussion of the rights of holders of Class A Common Stock, see "Description of the Company's Capital Stock" and "Risk Factors."

    VOTING POWER. If the Atlantic Merger is approved, based on the number of shares outstanding as of September 30, 1996, holders of Atlantic Common Stock would hold approximately 39.5 million of the approximately 100.3 million shares of Company Common Stock that would have been outstanding at the consummation the Mergers had the Mergers been consummated on September 30, 1996. Following the Mergers, Atlantic stockholders will therefore not possess the same relative voting power on matters put to a vote to the stockholders of the Company as they possessed prior to the Atlantic Merger. Neither the Company Charter nor the Atlantic Charter permit cumulative voting in the election of directors.

    CAPITALIZATION. The Company Charter authorizes the issuance of up to 150 million shares of Company Common Stock, 10 million shares of Class A Common Stock and 20 million shares of Company Preferred. The Company Board is authorized to issue Preferred Stock in series and to determine the relative rights and preferences of the shares of any series of Preferred Stock, which may rank prior to shares of Company Common Stock or Class A Common Stock for the payment of dividends or upon the dissolution, liquidation or winding up of the Company.

    SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING. The Atlantic Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the President or the Secretary of Atlantic, by a majority of the Atlantic Board. Additionally, under the NJBCA, such a special meeting may be called by the holders of not less than 10% of all the outstanding shares of Atlantic capital stock entitled to vote at the meeting. The Company Charter provides that special meetings of its stockholders may be called only by the Chairman of the Board or by a majority of the Company Board. The DGCL does not permit a special meeting to be called by stockholders in the absence of a charter or bylaw provision granting such right.

    Both the NJBCA and the DGCL permit actions that could be taken at a stockholder meeting to be taken by written action of the stockholders unless the corporation's charter requires that a meeting be held. The DGCL permits action that could be taken at a stockholder meeting to be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless the corporation's certificate of incorporation provides otherwise. The Atlantic Charter does not restrict the ability of Atlantic stockholders to act without a meeting. The Company Charter requires stockholder action to be effected at a meeting of stockholders and prohibits stockholder action by written consent.

    BOARD OF DIRECTORS. The Atlantic Bylaws provide for a Board of Directors consisting of not fewer than three nor more than 12 members, as determined from time to time by the Atlantic Board. The Atlantic Charter and the Atlantic Bylaws do not provide for staggered terms of directors.

    The Company Charter provides for a board of not fewer than nine and not more than 18 directors, as determined from time to time by resolution of the Board of Directors. The Company Charter provides that

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directors shall be divided into three classes (designated Class I, Class II and
Class III) to provide for staggered terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The terms of the initial Class I directors will expire on the date of the first annual meeting following the consummation of the Mergers, the terms of the initial Class II directors will expire on the date of the second annual meeting following the consummation of the Mergers, and the terms of the initial Class III directors will expire on the date of the third annual meeting following the consummation of the Mergers, and thereafter the directors in each class will be elected for a term of three years.

    REMOVAL OF DIRECTORS. The NJBCA provides for the removal of directors, with cause or unless otherwise provided in the certificate of incorporation without cause, by a vote of a majority of the shares then entitled to vote. The Atlantic Charter and Atlantic Bylaws are silent as to the issue of removal of directors.

    The DGCL provides that unless a corporation's certificate of incorporation otherwise provides, directors with staggered terms may be removed only for cause and requires that the removal of directors be approved by a majority vote of the shares then entitled to vote at an election of directors. The Company Charter provides that a member of the Company Board may be removed only for cause, at an annual meeting or a special meeting of stockholders called for that purpose, by a majority vote of not less than a majority of votes entitled to be cast by the holders of all the then outstanding shares of capital stock entitled to vote in the election of directors generally.

    VACANCIES ON THE BOARD AND NEWLY CREATED DIRECTORSHIPS. The Atlantic Bylaws provide that newly created directorships and vacancies in the Atlantic Board may be filled by the Atlantic Board, provided that if only two directors remain, those two, or if only one director remains, that one, may elect directors so that there are at least three directors holding office until the next annual meeting of stockholders. The Company Charter provides that newly created directorships and vacancies in the Company Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

    STOCKHOLDER PROPOSALS; NOMINATION OF DIRECTORS BY STOCKHOLDERS. The Company Charter provides that any stockholder proposal or nomination for election to the Board brought before the Company's annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of the Company's first annual meeting after the consummation of the Mergers, notice by the stockholder, to be timely, must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or
(ii) the tenth day following the date on which notice of the date of the annual meeting was given. The Company Charter also provides that no business may be brought before a special meeting by stockholders.

    The Atlantic Bylaws require that stockholder proposals or nominations be in writing and be received not later than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, the nomination must be received not later than the close of business on seventh day following the date on which notice of the date of the annual meeting was given. In the case of a stockholder who wishes to nominate a person for election as a director pursuant to consents in writing by stockholders without a meeting, such nomination must be received by Atlantic at least 60 days before materials soliciting such consents are first mailed to stockholders, or, if no such materials are required under applicable law, 60 days before the first such consent is executed.

    MERGERS. In the case of corporations incorporated after January 1, 1969, such as Atlantic, the NJBCA requires the vote of a majority of the votes cast by the stockholders entitled to vote to approve a merger or share exchange involving the corporation. The DGCL provides that a merger or consolidation may be

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approved by a majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation's certificate of incorporation.

    INSPECTION RIGHTS. The NJBCA provides that the record of stockholders may be inspected upon five days' written notice by any stockholder that has been a stockholder for six months or any 5% stockholder or group of stockholders owning 5% of the outstanding shares in the aggregate, and only if the demand for inspection is made for a proper purpose. The DGCL provides that any stockholder shall have the right to inspect the corporation's stock ledger, a list of its stockholders and its other books and records upon written demand under oath stating the purpose thereof if the demand for inspection is made for a proper purpose.

    DIVIDENDS AND REPURCHASES OF STOCK. Under the NJBCA and subject to any restrictions in its articles of incorporation, a corporation generally may declare and pay dividends and redeem or repurchase shares of its common stock unless, after giving effect to such dividend or repurchase, the corporation is unable to pay its debts as they become due in the usual course of business or the corporation's assets are less than the sum of its total liabilities. Under the DGCL, the board of directors may declare and pay dividends upon shares of the corporation's capital stock either (1) out of the corporation's surplus (i.e., the excess, if any, of the net assets of the corporation over the capital of the corporation) or (2) in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, so long as the declaration and payment of such dividends do not violate the corporation's certificate of incorporation. Under the DGCL, a corporation may repurchase shares of its stock so long as such repurchase does not violate the corporation's certificate of incorporation and so long as such purchase is not made when the capital of the corporation is impaired or if such repurchase would cause any impairment of capital, except that a corporation may repurchase shares out of capital under certain circumstances.

    CERTAIN BUSINESS COMBINATIONS AND SHARE PURCHASES. Under Section 203 of the DGCL, a corporation such as the Company may not engage in any business combination (defined to include mergers, share exchanges and asset sales) with any interested stockholder (defined as a 15% stockholder) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the time that such person became an interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction by which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding certain shares owned by officers and directors of the corporation and employee stock plans) or (iii) the business combination is approved by both the board of directors of the corporation and the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

    The NJBCA contains a similar provision, known as the New Jersey Shareholders Protection Act (Sections 14A:10A-1 through 14A:10A-6 of the NJBCA). Under this statute, a resident domestic corporation, such as Atlantic, may not engage in any business combination (defined similarly to the Delaware provision) with any interested stockholder (a 10% stockholder) for a period of five years following the date that such stockholder became an interested stockholder, unless (i) the board of directors of the corporation approved the business combination prior to the date that the interested stockholder became such, (ii) two-thirds of the corporation's voting stock not owned by the interested stockholder approves the combination or (iii) the combination satisfies certain "fair-price" conditions, relating to the price at which the interested stockholder will purchase shares from other stockholders.

    AMENDMENT TO ARTICLES OR CERTIFICATE OF INCORPORATION. The NJBCA requires a majority vote to amend the articles of incorporation of a corporation such as Atlantic. The Atlantic Charter does not contain any provisions relating to its amendment. The DGCL provides that the certificate of incorporation of a corporation may be amended upon an affirmative vote of a majority of the outstanding shares of capital

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stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class thereon, unless the corporation's charter requires a larger percentage. Although the Company Charter provides generally that amendments to the Company Charter may be approved by a majority vote of the Company's stockholders, an 80% majority is required for: (i) amendments to the provisions authorizing the Company Board to issue and fix the rights of Preferred Stock; (ii) amendments to the provisions dividing the Company Board into classes or providing that directors may be removed only for cause; (iii) amendments to the provisions limiting who may call special stockholder meetings, prohibiting the stockholders from acting without a meeting, or fixing the time requirements for submitting stockholder proposals; and (iv) amendments that modify these supermajority voting requirements.

    ADOPTION, AMENDMENT AND REPEAL OF BYLAWS. The NJBCA provides that a corporation's board of directors shall have the power to make, alter and repeal bylaws unless such power is reserved to the stockholders in the certificate of incorporation. Bylaws made by the board may be altered and repealed, and new bylaws made, by the stockholders. The stockholders may prescribe in the bylaws that any bylaws made by them may not be altered or repealed by the board.

    The DGCL provides that the power to adopt, amend and repeal bylaws shall be in the stockholders entitled to vote; provided that any corporation may in its certificate of incorporation, confer upon the directors the nonexclusive power to adopt, amend and repeal bylaws.

    The Atlantic Charter is silent on the adoption, amendment and repeal of bylaws. The Atlantic Bylaws provide that they may be amended or added to by majority vote of all directors, if (i) notice of the proposed change has been sent to all the directors ten days before the meeting called to consider such change, (ii) all the directors are present at such meeting or (iii) those not present at such meeting assent in writing to such change.

    The Company Charter authorizes the Company Board to make, alter, amend, or repeal the Company Bylaws. The Company Charter also provides that stockholders shall have the power to amend the Company Bylaws only by the affirmative vote of 80% or more of the aggregate number of votes that the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment.

    EXCULPATION AND INDEMNIFICATION OF DIRECTORS. Under the NJBCA, the certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except for breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Under the DGCL, the certificate of incorporation may include a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for breach of the duty of loyalty, for acts not in good faith or involving intentional misconduct or a knowing violation of law, for acts from which the director derived an improper personal benefit, or for the unlawful declaration of dividends or the unlawful repurchase or redemption of capital stock. The Atlantic Charter provides that directors and officers of Atlantic shall not be liable to Atlantic or its stockholders for breach of fiduciary duty as directors or officers, except for acts not in good faith or for personal benefit. The Company Charter also provides for the elimination of the personal liability of directors for monetary damages for breach of fiduciary duty, except for such acts enumerated in the DGCL for which no such elimination of liability is permitted.

    The NJBCA provides that a corporation may indemnify against certain liabilities and expenses a director, officer, employee or agent of the corporation who is made a party to a proceeding by reason of his or her service in such capacity, (i) if the director, officer, agent or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct

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
was unlawful. However, under the NJBCA, a corporation may not indemnify a director, officer, agent or employee if such person was found liable to the corporation in a proceeding by or in the right of the corporation unless, upon proper application, the Superior Court finds such indemnification proper. The NJBCA requires a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding by reason of his or her service in such capacity to the extent that such individual has been successful in such proceeding. The NJBCA permits a corporation to advance expenses to a director, officer, employee or agent of the corporation under certain conditions.

    The DGCL provides that a corporation may indemnify against certain liabilities and expenses an officer, director, employee or agent of the corporation, or a person serving at the request of the corporation as a director, officer, employee or agent of another entity, who is made a party to certain proceedings by reason of his or her service in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the DGCL, a corporation may not indemnify any person with respect to any claim or issue as to which such person was found liable to the corporation in a proceeding by or in the right of the corporation, unless indemnification of expenses is ordered by a court. The DGCL provides that a corporation must indemnify against reasonable expenses a director, officer, employee or agent of the corporation who is made a party to any proceeding by reason of his or her service in such capacity and who is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein. The DGCL permits a corporation to advance expenses to a director or officer under certain conditions.

    The Atlantic Bylaws provide that Atlantic shall indemnify directors, officers and employees of Atlantic to the full extent permitted by applicable law in connection with certain actions, suits or proceedings, as well as persons serving at the request of Atlantic as directors, officers or employees of any other entity, to the full extent permitted by applicable law in connection with certain actions, suits, or proceedings. The Company Charter provides that the Company shall indemnify directors or officers of the Company, as well as persons serving at the request of the Company as directors, officers, agents or employees of any other entity, to the full extent permitted by applicable law in connection with certain actions, suits or proceedings, and that the Company may, by action of the Company Board, indemnify employees or agents of the Company to the full extent permitted by applicable law in connection with certain actions, suits, or proceedings. The Company Charter also requires the Company to advance expenses to directors and officers, as well as persons serving at the request of the Company as directors, officers, agents or employees of any other entity, under certain circumstances.

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              APPROVAL OF THE COMPANY INCENTIVE COMPENSATION PLAN

    Subsequent to the execution of the Merger Agreement, Delmarva and Atlantic agreed that the Company would adopt a cash and stock incentive compensation plan to replace the Delmarva LTIP and Atlantic's Equity Incentive Plan, subject to approval by stockholders. Accordingly, the Company Plan is submitted to stockholders of the Delmarva Common Stock and the Atlantic Common Stock for approval, as more fully described below. Conditioned upon the Mergers becoming effective, the Company Plan will become effective only if approved by stockholders as described below, in which event it will become effective at the consummation of the Mergers and will terminate 10 years thereafter.

    The affirmative vote of the holders of a majority of Delmarva Common Stock present in person or by proxy and entitled to vote at the Delmarva Meeting and the affirmative vote of at least a majority of all votes cast by all holders of Atlantic Common Stock entitled to vote, respectively, is required to approve the Company Plan. This stockholder approval is intended to meet the requirements of Sections 162(m) and 422 of the Code and the listing guidelines of the NYSE.
      THE BOARD OF DIRECTORS OF EACH OF DELMARVA, ATLANTIC AND THE COMPANY
        UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY PLAN.

    Set forth below is a summary of certain important features of the Company Plan, which summary is qualified in its entirety by reference to the actual Company Plan document attached as Annex VII to this Joint Proxy
Statement/Prospectus:

OBJECTIVE

    The objective of the Company Plan is to support the financial performance of the Company and thereby increase stockholder value by providing annual and long-term incentives to reward officers, key employees, advisors and consultants of the Company and its subsidiaries for the continued growth, development and financial success of the Company and its subsidiaries, and to increase the ownership of Company Common Stock by such persons. The Company Plan also is designed to permit the Company and its subsidiaries to hire and retain talented and motivated executive officers and key employees
SHARES AVAILABLE UNDER THE PLAN

    The number of shares of Company Common Stock that may be granted to participants under the proposed Company Plan is 5,000,000. If an award lapses or the participant's rights with respect to such award otherwise terminate, any shares of Company Common Stock subject to such award will be available again for future awards under the Company Plan.

TERMINATION

    The Company Plan will continue in effect until all matters relating to the payment of outstanding awards thereunder and administration thereof have been settled.

ADMINISTRATION

    The Company Plan will be administered by a committee of the Company Board (the "Committee"), which shall be comprised solely of Non-Employee Directors (as such term is defined in Rule 16b-3(b)(3) under Section 16 of the Exchange Act), or which otherwise shall meet any disinterested administration or other requirements of Section 16b-3 and/or Section 162(m) of the Code, each as in effect at the applicable time. The Company Plan gives the Committee broad authority to determine the persons to whom, and the times at which, awards will be granted or lapse under the Company Plan, the types of awards to be granted, the number of shares of Company Common Stock to be covered by each award, and all other terms and conditions for awards granted under the Company Plan.

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PARTICIPATION
    Each officer, key employee (whether on a regular, temporary or contract basis), consultant or advisor of the Company or its subsidiaries who, in the sole discretion of the Committee, is in a position in which his or her decisions, actions and counsel significantly affect the growth, development and financial success of the Company is an Eligible Person (as defined in the Company Plan) able to participate in the Company Plan. Nonemployee directors will not be eligible to participate in the Company Plan. Because the Company Plan includes annual as well as long-term incentives, the number of Eligible Persons will be greater than it would be in a long-term plan only. The total number of Eligible Persons will be approximately 150, including approximately 25 officers.

SECTION 162(M) COMPLIANCE
    Notwithstanding any other provisions in the Company Plan to the contrary, with respect to any award which is contingent upon the attainment of performance objectives, including, without limitation, performance-based restricted stock, performance units and annual incentives ("Performance-Based Awards"), granted under the Company Plan to an executive of the Company who, in the opinion of the Committee, for a given Performance Period (as defined below) is or is likely to be a "covered employee" within the meaning of Section 162(m) of the Code (a "Covered Executive"), the Committee will establish performance objectives ("Performance Goals") with respect to such Performance-Based Awards no later than the earlier of (i) 90 days after commencement of the period upon which performance will be measured (a "Performance Period") relating to the Performance-Based Award, or (ii) the date on which 25% of the Performance Period relating to the Performance-Based Award will have elapsed.

    Performance Goals, in the sole discretion of the Committee, may be based on one or more business criteria that relate to the individual, groups of individuals, a product or service line, business unit, division or subsidiary of the Company or the Company as a whole, individually or in any combination (each of which business criteria may be relative to a specified goal, to historical performance of the Company or a product or service line, business unit, division or subsidiary thereof, or to the performance of any other corporation or group of corporations or a product or service line, business unit, division or subsidiary thereof). Performance Goals will be based on one or more of the following criteria: (a) gross, operating or net earnings before or after income taxes; (b) earnings per share; (c) book value per share; (d) cash flow per share; (e) return on equity; (f) return on investment; (g) return on assets, employed assets or net assets; (h) total stockholder return (expressed on a dollar or percentage basis); (i) return on cash flow; (j) internal rate of return; (k) cash flow return on investment; (l) improvements in capital structure; (m) residual income; (n) gross income, profitability or net income;
(o) price of any Company security; (p) sales to customers (expressed on a dollar or percentage basis); (q) retention of customers (expressed on a dollar or percentage basis); (r) increase in the Company's or a subsidiary's customer satisfaction ratings (based on a survey conducted by an independent third party); (s) economic value added (defined to mean net operating profit minus the cost of capital); (t) market value added (defined to mean the difference between the market value of debt and equity, and economic book value); (u) market share;
(v) level of expenses; (w) combined ratio; (x) payback period on investment; and
(y) net present value of investment.

    The Committee will certify the satisfaction of the foregoing Performance Goals prior to the payment of a Performance-Based Award. No Performance-Based Award with respect to any Covered Executive shall exceed $3,000,000 (either in cash or in the fair market value of stock as determined on the date of grant of the Performance-Based Award, as appropriate to a given type of award) for any Performance Period. The Committee, in its sole discretion, may reduce (but not increase) the amount of any Performance-Based Award determined to be payable to a Covered Executive. No Covered Executive may receive more than 5,000,000 in the aggregate of options, SARs and shares of performance-based restricted stock for the 10-year period during which awards may be made under the Company Plan.

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    Regardless of whether provided for in or in conjunction with the grant of an award, the Committee, in its sole discretion, may defer payment of a participant's benefit under the Company Plan if and to the extent that the sum of the participant's Company Plan benefit, plus all other compensation paid or payable to the Participant for the fiscal year in which the Company Plan benefit would otherwise be paid exceeds the maximum amount of compensation that the Company may deduct under Section 162(m) of the Code with respect to the Participant for the year. If deferred by the Committee, such award benefit will be paid in the first fiscal year of the Company in which the sum of the participant's Company Plan benefit and all other compensation paid or payable to the Participant does not exceed the maximum amount of compensation deductible by the Company under Section 162(m) of the Code.

AWARDS

    Under the Company Plan, in addition to any other types of awards as the Committee deems appropriate, the following types of awards may be granted from time to time by the Committee:

    RESTRICTED STOCK. The Committee may grant awards of Company Common Stock bearing restrictions ("Company Restricted Stock") prohibiting a participant's transfer of the Company Restricted Stock until the lapse of a restriction period. No consideration is payable by the participant as a result of the grant. The Committee may establish the terms and conditions of each grant, including the restriction period (which will be not less than one and not more than 10 years), whether dividends will be paid currently or accumulated and the form of any dividend payment, and may also condition the awards on the completion of a specified period of service or on attainment, during a performance period established by the Committee, of one or more performance objectives established by the Committee. Performance objectives, which may vary from participant to participant, are determined by the Committee and may include, but are not limited to, the performance of the Company and/or the participant individually or collectively with any other individuals or groups, or any combination thereof. On completion of the restriction period and attainment of any performance objectives, the restrictions will expire with respect to one or more shares of Company Restricted Stock. If target performance objectives are exceeded, the Committee may award additional Company Common Stock to a participant.

    OPTIONS. The Committee may grant either incentive stock options ("ISO"s) that are qualified under Section 422 of the Code (which may be granted only to persons employed by the Company or a subsidiary of the Company on a regular basis) or options not intended to qualify under Section 422 of the Code ("Nonqualified Options"). No consideration is payable by the participant as a result of the grant. The Committee may establish the terms and conditions of each grant; provided that an option to purchase a share of Company Common Stock may not be granted with an exercise price of less than 100% of the fair market value of a share of Company Common Stock on such date. Further, the period during which the options are exercisable will not exceed 10 years from the date of grant. In the Committee's discretion, the exercise price may be paid in cash, shares of Company Common Stock, or both.

    PERFORMANCE UNITS. The Committee may make performance awards payable in cash, Company Common Stock or both, upon attainment during a performance period established by the Committee, of one or more performance objectives established by the Committee. Performance objectives, which may vary from participant to participant, are determined by the Committee and may include, but are not limited to, the performance of the Company and/or the participant individually or collectively with any other individuals or groups, or any combination thereof.

    STOCK APPRECIATION RIGHTS. The Committee may grant awards of stock appreciation rights ("SAR"s) in conjunction with an option or as a separate award. No consideration is payable by the participant as a result of the grant. The Committee may establish the terms and conditions of each grant; provided that the period during which the rights are exercisable will not exceed 10 years.

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    SARs provide the right to receive a payment in cash, Company Common Stock, or both in the Committee's discretion. If a grant is in conjunction with an option, the option must be surrendered, and the amount of the payment will be determined based on the excess of the fair market value of the Company Common Stock at the date of exercise over the option price at the date the underlying option was granted. If a grant is not in conjunction with an option, the payment will be determined based on the excess of the fair market value of the Company Common Stock at the date of exercise over the fair market value of the Company Common Stock at the date of grant of the SAR.

    DIVIDEND EQUIVALENTS. The Committee may grant awards of dividend equivalents in conjunction with an option, a separately-awarded SAR or performance unit. No consideration is payable by the participant as a result of the grant. Each dividend equivalent entitles the participant to receive an amount, at such times and in a form and manner in the Committee's discretion, equal to the dividend actually paid with respect to a share of Company Common Stock on each dividend payment date from the date of grant until the dividend equivalent lapses. Dividend equivalents will lapse at a date no later than the date the underlying award lapses or is exercised.

EFFECT OF CHANGE IN CONTROL
    After the consummation of the Mergers, unless the Committee specifies otherwise, upon the occurrence of a change in control of the Company: (a) all options and SARs granted under the Company Plan will become exercisable in full immediately; (b) all uncompleted performance periods for performance units will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved and a pro rata portion of each performance unit will become payable immediately in cash; (c) any conditions to the vesting of Company Restricted Stock will be deemed to have been satisfied (assuming that maximum performance was achieved for performance-based awards), any uncompleted time periods will be deemed to have been completed and all restrictions will lapse immediately; and (d) annual incentive awards shall be treated in such manner as the Committee determines at the time of such change in control. For purposes of the Company Plan, the term "change in control" means (a) any person (within the meaning of Section 13(d) or 14(d) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing 25% or more of either the then outstanding shares of Company Common Stock or the combined voting power of the Company's then outstanding securities; or (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the initial Board after the consummation of the Mergers and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the initial Board after the consummation of the Mergers, or whose appointment, election or nomination for election was previously so approved; or (c) there is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of Company Common Stock or the combined voting power of the Company's then outstanding securities; or (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of

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the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

TAX WITHHOLDING

    The Company or its subsidiaries may withhold any applicable federal, state or local taxes upon payment under an award. Subject to any applicable law, if payment under an award is to be made in Company Common Stock, the Committee may in its discretion permit or require a participant to satisfy any withholding or other taxes payable through (a) the payment of cash by the participant to the Company or its subsidiaries, (b) the retention by the Company or its subsidiaries of shares of Company Common Stock, or (c) the delivery by the participant to the Company or its subsidiaries of Company Common Stock owned by the participant. Special rules may apply to participants subject to the reporting requirements of Section 16(a) of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

    The federal income tax consequences of an award under the Company Plan depend on the type of award, as discussed below:

    RESTRICTED STOCK. The grant of Company Restricted Stock does not result in taxable income to a participant or a tax deduction for the Company. At the time the restrictions expire, however, a participant will realize ordinary taxable income in an amount equal to the fair market value of the Company Common Stock on the date the restrictions expire, and the Company will be entitled to a corresponding deduction. In addition, during or after the restriction period (depending on whether the dividends are paid to the individuals or accumulated), a participant will be taxed on the dividends paid with respect to Company Restricted Stock as compensation, and the Company will be entitled to a corresponding deduction.

    INCENTIVE STOCK OPTIONS. ISOs under the Plan are intended to meet the requirements of Section 422 of the Code. The grant of an ISO does not result in taxable income to the participant or a tax deduction for the Company. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the Company Common Stock subject to the option may result in alternative minimum tax liability to the participant) and the Company will not be allowed a deduction at any time in connection with such award, if the following conditions are met: (a) at all times during the period beginning with the date of grant and ending on the day three months before the date of exercise, the participant is an employee of the Company or of a subsidiary; and (b) the participant makes no disposition of Company Common Stock within two years from the date of grant nor within one year after the Company Common Stock is transferred to the participant. The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the Company Common Stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

    If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of (a) the excess of the fair market value of the Company Common Stock on the date of exercise over the exercise price, or (b) the excess of the amount realized upon such disposition over the exercise price. If the participant realizes ordinary taxable income on account of such a disqualifying disposition (described above), a corresponding deduction will be allowed to the Company for the same year.

    NONQUALIFIED STOCK OPTIONS. The grant of a Nonqualified Option does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of a Nonqualified Stock option, the participant will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company Common Stock on the date of exercise, and the Company will be entitled to a corresponding deduction for the same year. The participant's basis in such shares will be the fair market value on the date income is realized, and when the participant disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

    STOCK APPRECIATION RIGHTS. The grant of SARs does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of an SAR, the participant will realize ordinary taxable income in an amount equal to the excess of the fair market value of the Company Common Stock or cash received over any amount paid by the participant upon exercise, and the Company will be entitled to a corresponding deduction for the same year.

    PERFORMANCE UNITS. The grant of a performance unit does not result in taxable income to the participant or a tax deduction for the Company. Upon the expiration of the applicable award cycle and receipt of the Company Common Stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to participant.

    Accounting principles require that restricted share awards be charged against earnings on a pro rata basis over the restriction period and will be based on the value of the stock at the date of grant. Under the terms of the Company Plan, the granting of ISOs or Nonqualified Options, without accompanying stock appreciation rights, will not require a charge against earnings. The granting of SARs, however, will require that earnings be charged over the specified award period for any appreciation in the value of the underlying stock subsequent to the date of grant.

NEW PLAN BENEFITS

    It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Company Plan if the Company Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the Company Plan had been in effect. Any such determinations will be made by the Committee in its sole discretion.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
    The following unaudited pro forma combined financial statements combine the historical balance sheets and statements of operations of Delmarva and Atlantic to give effect to the Mergers under the purchase method of accounting and the assumptions set forth in the notes thereto. The unaudited pro forma combined balance sheet as of September 30, 1996 assumes that the Mergers were consummated on September 30, 1996. The unaudited pro forma combined statements of operations for the nine months ended September 30, 1996, and the year ended December 31, 1995 assume that the Mergers were consummated on January 1, 1995. The statements do not reflect any cost savings or other synergies anticipated by management as a result of the Mergers. In the opinion of management, all adjustments necessary to present pro forma financial statements have been made.
    The following unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of Delmarva, Atlantic and ACE, incorporated by reference herein. See "Available Information" and "Incorporation by Reference." The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Mergers been consummated on the date, or at the beginning of the periods, for which the Mergers are being given effect, nor is it necessarily indicative of future operating results or financial position.

                                  THE COMPANY

                       PRO FORMA COMBINED BALANCE SHEETS

                               SEPTEMBER 30, 1996

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                     ASSETS

                                                          DELMARVA       ATLANTIC
                                                             AS             AS         PRO FORMA    THE COMPANY
                                                         ADJUSTED(S)    ADJUSTED(S)   ADJUSTMENTS    PRO FORMA
                                                        -------------  -------------  -----------  -------------
UTILITY PLANT, AT COST
  Electric............................................   $ 2,944,454    $ 2,497,685       --        $ 5,442,139
  Gas.................................................       219,916        --            --            219,916
  Common..............................................       133,430        --            --            133,430
                                                        -------------  -------------  -----------  -------------
                                                           3,297,800      2,497,685       --          5,795,485
  Less: Accumulated depreciation......................     1,263,693        853,134       --          2,116,827
                                                        -------------  -------------  -----------  -------------
  Net utility plant in service........................     2,034,107      1,644,551       --          3,678,658
  Construction work-in-progress.......................        99,008        120,075       --            219,083
  Leased property, net................................        34,029         37,695       --             71,724
  Cost in excess of net assets acquired, net..........        75,990        --         $ 204,476(f)      280,466
                                                        -------------  -------------  -----------  -------------
                                                           2,243,134      1,802,321      204,476      4,249,931
                                                        -------------  -------------  -----------  -------------
INVESTMENTS AND NONUTILITY PROPERTY
  Investment in leveraged leases......................        47,306         79,500       --            126,806
  Funds held by trustee...............................        34,662         81,591       --            116,253
  Other investments and nonutility property, net......        60,331         68,909       --            129,240
                                                        -------------  -------------  -----------  -------------
                                                             142,299        230,000       --            372,299
                                                        -------------  -------------  -----------  -------------
CURRENT ASSETS
  Cash and cash equivalents...........................        28,280         15,100       --             43,380
  Accounts receivable:
    Customers.........................................       110,881        108,466       --            219,347
    Other.............................................        24,219         26,189       --             50,408
  Deferred energy costs...............................        19,041         33,568       --             52,609
  Inventories, at average cost:
    Fuel (coal, oil, and gas).........................        31,724         24,000       --             55,724
    Materials and supplies............................        35,868         40,057       --             75,925
  Prepayments.........................................         9,277         29,160       --             38,437
  Other...............................................       --               4,451       --              4,451
                                                        -------------  -------------  -----------  -------------
                                                             259,290        280,991       --            540,281
                                                        -------------  -------------  -----------  -------------
DEFERRED CHARGES AND OTHER ASSETS
  Unrecovered purchased power costs...................       --              87,507       --             87,507
  Deferred recoverable income taxes...................       140,983         85,858       --            226,841
  Unrecovered state excise taxes......................       --              57,104       --             57,104
  Deferred debt refinancing costs.....................        22,018         30,493       --             52,511
  Other regulatory assets.............................        31,406         59,237       --             90,643
  Prepaid pension cost................................        27,458          7,601       (7,601)(g)       27,458
  Unamortized debt expense............................        11,776          5,952        4,656(k)       22,384
  Other...............................................        19,747         27,636       --             47,383
                                                        -------------  -------------  -----------  -------------
                                                             253,388        361,388       (2,945)       611,831
                                                        -------------  -------------  -----------  -------------
TOTAL ASSETS..........................................   $ 2,898,111    $ 2,674,700    $ 201,531    $ 5,774,342
                                                        -------------  -------------  -----------  -------------
                                                        -------------  -------------  -----------  -------------

  The accompanying notes to the unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                                  THE COMPANY
                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                         CAPITALIZATION AND LIABILITIES

                                                        DELMARVA       ATLANTIC
                                                           AS             AS         PRO FORMA    THE COMPANY
                                                       ADJUSTED(S)    ADJUSTED(S)   ADJUSTMENTS    PRO FORMA
                                                      -------------  -------------  -----------  -------------
CAPITALIZATION
  Common stock......................................   $   136,717    $   565,598    $(701,315)(a)  $     1,000
  Class A common stock..............................       --             --                66(a)           66
  Additional paid-in capital--common stock..........       506,680        --           940,627(b)    1,447,307
  Additional paid-in capital--Class A common
    stock...........................................       --             --           137,289(b)      137,289
  Retained earnings.................................       299,108        247,222     (262,770)(d)      283,560
                                                      -------------  -------------  -----------  -------------
                                                           942,505        812,820      113,897      1,869,222
  Treasury shares, at cost..........................        (5,020)       --             5,020(e)      --
  Unearned compensation.............................          (824)        (5,314)       6,138(m)      --
                                                      -------------  -------------  -----------  -------------
      Total common stockholders' equity.............       936,661        807,506      125,055      1,869,222
  Preferred stock not subject to mandatory
    redemption......................................       168,085        --          (168,085)(k)      --
  Preferred stock of subsidiaries:
    Not subject to mandatory redemption.............       --              30,000       89,702(k)      119,702
    Subject to mandatory redemption.................       --              90,000       93,950(k)      183,950
  Long-term debt....................................       827,242        829,799       --          1,657,041
                                                      -------------  -------------  -----------  -------------
                                                         1,931,988      1,757,305      140,622      3,829,915
                                                      -------------  -------------  -----------  -------------
CURRENT LIABILITIES
  Short-term debt...................................        81,187         87,700       (4,146)(k)      164,741
  Preferred stock redemption requirement............       --              10,000       --             10,000
  Long-term debt due within one year................        27,244         74,100       --            101,344
  Variable rate demand bonds........................        86,500        --            --             86,500
  Accounts payable..................................        50,694         55,359          600 (k)      106,653
  Taxes accrued.....................................        12,396         40,159       (5,073)(i)(m)    47,482
  Interest accrued..................................        21,336         17,186       --             38,522
  Dividends declared................................        23,288         22,598       --             45,886
  Current capital lease obligation..................        12,456            688       --             13,144
  Deferred income taxes, net........................         5,438          2,438       --              7,876
  Other.............................................        31,314         36,829       45,394 (i)    113,537
                                                      -------------  -------------  -----------  -------------
                                                           351,853        347,057       36,775        735,685
                                                      -------------  -------------  -----------  -------------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes, net........................       518,785        428,309      (34,374)(n)      912,720
  Deferred investment tax credits...................        43,141         47,211       --             90,352
  Long-term capital lease obligations...............        21,711         37,006       --             58,717
  Postretirement obligations........................       --              31,581       58,508(g)       90,089
  Other.............................................        30,633         26,231       --             56,864
                                                      -------------  -------------  -----------  -------------
                                                           614,270        570,338       24,134      1,208,742
                                                      -------------  -------------  -----------  -------------
TOTAL CAPITALIZATION AND LIABILITIES................   $ 2,898,111    $ 2,674,700    $ 201,531    $ 5,774,342
                                                      -------------  -------------  -----------  -------------
                                                      -------------  -------------  -----------  -------------

  The accompanying notes to the unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                                  THE COMPANY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              DELMARVA       ATLANTIC
                                                                 AS             AS           PRO FORMA       THE COMPANY
                                                             ADJUSTED(S)    ADJUSTED(S)     ADJUSTMENTS       PRO FORMA
                                                            -------------  -------------  ---------------  ---------------
OPERATING REVENUES
  Electric................................................   $   752,415    $   752,968         --          $   1,505,383
  Gas.....................................................        82,164        --              --                 82,164
                                                            -------------  -------------  ---------------  ---------------
                                                                 834,579        752,968         --              1,587,547
                                                            -------------  -------------  ---------------  ---------------
OPERATING EXPENSES
  Electric fuel and purchased energy......................       244,593        171,648         --                416,241
  Gas purchased...........................................        43,844        --              --                 43,844
  Purchased electric capacity.............................        25,147        146,877         --                172,024
  Operation and maintenance...............................       191,449        143,054         --                334,503
  Depreciation and amortization...........................        91,435         60,490     $     3,834(j)        155,759
  State excise taxes......................................       --              80,391         --                 80,391
  Income taxes............................................        62,547         30,842          (3,612)(l)         89,777
  Other taxes.............................................        32,218          7,656         --                 39,874
                                                            -------------  -------------  ---------------  ---------------
                                                                 691,233        640,958             222         1,332,413
                                                            -------------  -------------  ---------------  ---------------
OPERATING INCOME..........................................       143,346        112,010            (222)          255,134
                                                            -------------  -------------  ---------------  ---------------
OTHER INCOME
  Nonutility subsidiaries
    Revenues and gains....................................        42,194         10,573         --                 52,767
    Expenses..............................................       (39,105)       (10,033)        --                (49,138)
                                                            -------------  -------------  ---------------  ---------------
      Net earnings of nonutility subsidiaries.............         3,089            540         --                  3,629
  Allowance for equity funds used during construction.....           774            697         --                  1,471
  Other income, net of income taxes.......................        (1,202)         2,063         --                    861
                                                            -------------  -------------  ---------------  ---------------
                                                                   2,661          3,300         --                  5,961
                                                            -------------  -------------  ---------------  ---------------
INCOME BEFORE INTEREST CHARGES............................       146,007        115,310            (222)          261,095
                                                            -------------  -------------  ---------------  ---------------
INTEREST CHARGES
  Interest expense........................................        53,589         49,303           1,176(l)        104,068
  Allowance for borrowed funds used during construction...        (2,085)          (820)        --                 (2,905)
                                                            -------------  -------------  ---------------  ---------------
                                                                  51,504         48,483           1,176           101,163
                                                            -------------  -------------  ---------------  ---------------
Preferred stock dividend requirements of subsidiaries.....       --               8,475           7,050(l)         15,525
NET INCOME................................................        94,503         58,352          (8,448)          144,407
Dividends on preferred stock..............................         7,293        --               (7,293)(l)       --
                                                            -------------  -------------  ---------------  ---------------
EARNINGS APPLICABLE TO COMMON STOCK
  Common stock............................................        87,210         58,352         (10,734)          134,828
  Class A common stock....................................       --             --                9,579(o)          9,579
                                                            -------------  -------------  ---------------  ---------------
                                                             $    87,210    $    58,352     $    (1,155)    $     144,407
                                                            -------------  -------------  ---------------  ---------------
                                                            -------------  -------------  ---------------  ---------------
Average common shares outstanding (000):
  Common stock............................................        60,709         52,702         (13,175)(p)        100,236
  Class A common stock....................................       --             --                6,588(p)          6,588
Earnings per average share outstanding of:
  Common stock............................................         $1.44          $1.11        --                   $1.35
  Class A common stock....................................       --             --             --                   $1.45
Dividends declared per share of:
  Common stock............................................        $1.155         $1.155        --                  $1.155
  Class A common stock....................................       --             --             --                   $2.40

  The accompanying notes to the unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

                                  THE COMPANY
                    PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                        DELMARVA       ATLANTIC
                                                                           AS             AS         PRO FORMA    THE COMPANY
                                                                       ADJUSTED(S)    ADJUSTED(S)   ADJUSTMENTS    PRO FORMA
                                                                      -------------  -------------  -----------  -------------
OPERATING REVENUES
  Electric..........................................................   $   899,662    $   953,137       --        $ 1,852,799
  Gas...............................................................        95,441        --            --             95,441
                                                                      -------------  -------------  -----------  -------------
                                                                           995,103        953,137       --          1,948,240
                                                                      -------------  -------------  -----------  -------------
OPERATING EXPENSES
  Electric fuel and purchased energy................................       267,885        191,766       --            459,651
  Gas purchased.....................................................        48,615        --            --             48,615
  Purchased electric capacity.......................................        29,116        190,570       --            219,686
  Operation and maintenance.........................................       246,049        186,439       --            432,488
  Depreciation and amortization.....................................       113,022         78,461    $   5,112(j)      196,595
  State excise taxes................................................       --             102,811       --            102,811
  Income taxes......................................................        73,561         45,876       (4,927)(l)      114,510
  Other taxes.......................................................        38,449          8,677       --             47,126
                                                                      -------------  -------------  -----------  -------------
                                                                           816,697        804,600          185      1,621,482
                                                                      -------------  -------------  -----------  -------------
OPERATING INCOME....................................................       178,406        148,537         (185)       326,758
                                                                      -------------  -------------  -----------  -------------
OTHER INCOME
  Nonutility subsidiaries
    Revenues and gains..............................................        52,042          6,925       --             58,967
    Expenses........................................................       (47,896)        (7,680)      --            (55,576)
                                                                      -------------  -------------  -----------  -------------
      Net earnings of nonutility subsidiaries.......................         4,146           (755)      --              3,391
  Allowance for equity funds used during construction...............           708            817       --              1,525
  Other income, net of income taxes.................................           557          8,996       --              9,553
                                                                      -------------  -------------  -----------  -------------
                                                                             5,411          9,058       --             14,469
                                                                      -------------  -------------  -----------  -------------
INCOME BEFORE INTEREST CHARGES......................................       183,817        157,595         (185)       341,227
                                                                      -------------  -------------  -----------  -------------
INTEREST CHARGES
  Interest expense..................................................        68,395         62,879        1,886(l)      133,160
  Allowance for borrowed funds used during construction.............        (2,066)        (1,679)      --             (3,745)
                                                                      -------------  -------------  -----------  -------------
                                                                            66,329         61,200        1,886        129,415
                                                                      -------------  -------------  -----------  -------------
Preferred stock dividend requirements of subsidiary.................       --              14,627        9,618(l)       24,245
NET INCOME..........................................................       117,488         81,768      (11,689)       187,567
Dividends on preferred stock........................................         9,942        --            (9,942)(l)      --
                                                                      -------------  -------------  -----------  -------------
EARNINGS APPLICABLE TO COMMON STOCK
  Common stock......................................................       107,546         81,768      (15,578)       173,736
  Class A common stock..............................................       --             --            13,831(o)       13,831
                                                                      -------------  -------------  -----------  -------------
                                                                       $   107,546    $    81,768    $  (1,747)   $   187,567
                                                                      -------------  -------------  -----------  -------------
                                                                      -------------  -------------  -----------  -------------
Average common shares outstanding (000):
  Common stock......................................................        60,217         52,815      (13,288)(p)       99,744
  Class A common stock..............................................       --             --             6,588(p)        6,588
Earnings per average share outstanding of:
  Common stock......................................................         $1.79          $1.55       --              $1.74
  Class A common stock..............................................       --             --            --              $2.10
Dividends declared per share of:
  Common stock......................................................         $1.54          $1.54       --              $1.54
  Class A common stock..............................................       --             --            --              $3.20

  The accompanying notes to the unaudited pro forma combined balance sheet and statements of income are an integral part of this statement.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Adjustments to record the estimated par value at $0.01 per share of Company Common Stock and Class A Common Stock to be issued and outstanding. The number of shares of Common Stock was estimated using the number of Delmarva Common Stock and Atlantic Common Stock shares outstanding as of September 30, 1996. Each outstanding share of Delmarva Common Stock was converted into one share of Company Common Stock and each outstanding share of Atlantic Common Stock was converted into 0.75 of one share of Company Common Stock plus 0.125 of one share of Class A Common Stock. The adjustments are summarized below:

                                                                                    AS OF SEPTEMBER 30,
                                                                                           1996
                                                                                   ---------------------
Common Stock:
  Number of Atlantic Common Stock shares outstanding.............................         52,702,052
  Conversion Ratio...............................................................               0.75
                                                                                   ---------------------
  Number of Common Stock shares to be issued to Atlantic Common Stockholders.....         39,526,539
  Number of Common Stock shares to be issued to Delmarva Common Stockholders
    (Equal to the number of Delmarva Common Stock shares outstanding)............         60,523,411
                                                                                   ---------------------
  Total number of Common Stock shares to be issued...............................        100,049,950
  Par value per share............................................................              $0.01
                                                                                   ---------------------
  (In Thousands of Dollars):
  Adjusted par value of total number of Common Stock shares to be issued.........            $ 1,000
  Delmarva's Common Stock, as previously reported................................           (136,717)
  Atlantic's Common Stock, as previously reported................................           (565,598)
                                                                                   ---------------------
  Adjustment to Common Stock.....................................................          $(701,315)
                                                                                   ---------------------
                                                                                   ---------------------
Class A Common Stock:
  Number of Atlantic Common Stock shares outstanding.............................         52,702,052
  Conversion Ratio...............................................................              0.125
                                                                                   ---------------------
  Number of Class A Common Stock shares to be issued to Atlantic Common
    Stockholders.................................................................          6,587,757
  Par value per share............................................................              $0.01
                                                                                   ---------------------
  Par value (In Thousands of Dollars)............................................                $66
                                                                                   ---------------------
                                                                                   ---------------------

(b) Adjustments to record additional paid-in-capital to reflect the following:

                                                                                    AS OF SEPTEMBER 30,
                                                                                           1996
                                                                                   ---------------------
                                                                                        (DOLLARS IN
                                                                                        THOUSANDS)
Additional Paid-In-Capital--Common Stock:
  Cancellation of the Delmarva Treasury Stock cost in excess of par value........       $    (4,481)
  Adjustment to par value of Delmarva Common Stock outstanding...................           135,572
  Consideration to be paid to Atlantic's Common Stockholders in the form of
    Company Common Stock in excess of par value..................................           810,887
  Estimated registration and issuance costs......................................            (1,750)
  Redemption of preferred stock [see Note (k)]...................................               399
                                                                                           --------
                                                                                        $   940,627
                                                                                           --------
                                                                                           --------
Additional Paid-In-Capital--Class A Common Stock:
  Consideration to be paid to Atlantic's Common Stockholders in the form of Class
    A Common Stock in excess of par value........................................       $   137,289
                                                                                           --------
                                                                                           --------

(c) The total consideration to be paid to the Atlantic Common Stockholders was measured by the average daily closing market price of Atlantic's Common Stock for the ten trading days following the public announcement of the Merger Agreement on August 12, 1996.

   Delmarva's Common Stockholders will receive one share of Company Common Stock for each share of Delmarva's Common Stock. Therefore, the average daily market price of Delmarva's Common Stock for the same ten day period following the public announcement of the Merger Agreement was used to measure the market value of Company Common Stock to be paid to Atlantic's Common Stockholders. Delmarva's average market price per share was multiplied by the Atlantic conversion ratio for Company Common Stock to determine the estimated market value per share of Atlantic Common Stock attributed to Company Common Stock. This market value per share was multiplied by the number of Atlantic Common Stock shares outstanding at September 30, 1996 to estimate the consideration to be paid to Atlantic Common Stockholders in the form of Company Common Stock.

   The difference between the total compensation to be paid to Atlantic's Common
    Stockholders and the portion attributed to Company Common Stock was attributed to Class A Common Stock.

   The schedules below show the calculation of the total consideration to be paid to Atlantic's Common Stockholders and the allocation of the total consideration to be paid between Company Common Stock and Class A Common
    Stock:

                                                                                               AMOUNTS
                                                                                         --------------------
Average market price per share of Atlantic Common Stock used to determine consideration
  to be paid...........................................................................     $        18.00
Number of Atlantic Common Stock shares outstanding as of September 30, 1996............         52,702,052
                                                                                         --------------------
Total consideration to be paid to Atlantic Common Stockholders (In Thousands of
  Dollars).............................................................................     $      948,637
                                                                                         --------------------
                                                                                         --------------------
Average market price per share of Delmarva Common Stock for the ten trading days
  following the public announcement of the Merger Agreement............................     $       20.525
Conversion ratio of Company Common Stock for each share of Atlantic Common Stock.......               0.75
                                                                                         --------------------

                                                                                               AMOUNTS
                                                                                         --------------------
Estimated market value per share of Atlantic Common Stock attributed to Company Common
  Stock................................................................................     $     15.39375
Number of Atlantic Common Stock shares outstanding as of September 30, 1996............         52,702,052
                                                                                         --------------------
Consideration to be paid to Atlantic's Common Stockholders in the form of Company
  Common Stock (In Thousands of Dollars)                                                    $      811,282
                                                                                         --------------------
                                                                                         --------------------
(In Thousands of Dollars):
Total consideration to be paid to Atlantic Common Stockholders.........................     $      948,637
Portion of total consideration attributed to Company Common Stock......................            811,282
                                                                                         --------------------
Portion of total consideration attributed to Class A Common Stock......................     $      137,355
                                                                                         --------------------
                                                                                         --------------------

(d) Adjustment to retained earnings to reflect the following:

                                                                                               AMOUNTS
                                                                                        ---------------------
                                                                                             (DOLLARS IN
                                                                                             THOUSANDS)
Eliminate retained earnings of Atlantic...............................................      $    (238,397)
Charges to expense of $11.9 million ($7.3 million after taxes) for nonrecurring employee separation costs related to Delmarva employees and employee retraining
  costs [see Note (h)]................................................................             (7,280)
Charges to retained earnings related to the redemption of preferred stock [see Note
  (k)]................................................................................             (7,765)
Charge to expense to eliminate unearned income [see Note (m)].........................             (3,957)
Charge to expense for Atlantic's portion of direct costs of the acquisition [see Note
  (i)]................................................................................             (5,371)
                                                                                        ---------------------
Total adjustment......................................................................      $    (262,770)
                                                                                        ---------------------
                                                                                        ---------------------

   Prior to elimination, the retained earnings of Atlantic, as reported in its Form 10-Q for the quarter ended September 30, 1996, of $247,222,000 was reduced by $3,454,000, which is Atlantic's after tax portion of the expense recognized that was related to employee incentive plans [see Note (m)] and $5,371,000, which is Atlantic's after tax portion of direct costs of the acquisition [see Note (i)].

(e) Adjustment to reflect the cancellation of the Delmarva treasury stock as a condition of the Mergers.

(f) The schedule below shows the calculation of the cost of acquiring Atlantic and the allocation of the total acquisition cost to identifiable tangible and intangible assets and liabilities.

COST OF ACQUIRING ATLANTIC
--------------------------------------------------------------------------------------         AMOUNTS
                                                                                        ---------------------
                                                                                             (DOLLARS IN
                                                                                             THOUSANDS)
Consideration to be paid to Atlantic's Common Stockholders [see Note (c)].............      $     948,637
Add: Estimated direct costs of acquisition to be incurred by Delmarva.................              8,263
Less: Registration and issuance costs.................................................             (1,750)
                                                                                              -----------
Total acquisition cost................................................................      $     955,150
                                                                                              -----------
                                                                                              -----------
Less assets acquired:
  Electric utility plant--net.........................................................      $   1,802,321
  Investments and nonutility property.................................................            230,000
  Current assets......................................................................            280,991
  Deferred debits.....................................................................            361,388
                                                                                              -----------
  Total assets acquired (excluding goodwill)..........................................      $   2,674,700
                                                                                              -----------
                                                                                              -----------
Add liabilities acquired:
  Preferred stock of subsidiaries.....................................................      $     120,000
  Long-term debt......................................................................            829,799
  Current liabilities.................................................................            350,568
  Deferred credits and other liabilities..............................................            570,338
                                                                                              -----------
  Total liabilities acquired..........................................................      $   1,870,705
                                                                                              -----------
Costs incurred and liabilities assumed in connection with the Mergers.................      $      53,321
                                                                                              -----------
Cost in excess of net assets acquired.................................................      $     204,476
                                                                                              -----------
                                                                                              -----------

   The current liabilities of Atlantic as of September 30, 1996 included in net assets acquired was adjusted to reflect transactions to be recorded by Atlantic prior to the Mergers as shown below:

                                                                                        AS OF SEPTEMBER 30,
                                                                                               1996
                                                                                      -----------------------
                                                                                      (DOLLARS IN THOUSANDS)
Current liabilities of Atlantic as adjusted [see Note (s)]..........................        $   347,057
Accrued liability for Atlantic's portion of direct costs of the Mergers [see Note
 (i)]...............................................................................              8,263
Accrued tax benefits [see Notes (i) and (m)]........................................             (4,752)
                                                                                               --------
Current liabilities acquired........................................................        $   350,568
                                                                                               --------
                                                                                               --------

   The fair value of the utility assets of Atlantic is their book value due to the ratemaking process. Utility assets are recognized for ratemaking purposes at their book values in determining utility revenue requirements. Accordingly, the economic substance is that the fair value of the utility assets is their book value.

   The estimated fair values of Atlantic's nonutility assets is not significantly different from their carrying values as reported by Atlantic as of September 30, 1996.

(g) Adjustments to record additional pension and other postretirement benefit liabilities, totaling $66.1 million, as liabilities assumed in the acquisition of Atlantic in accordance with Statements of Financial Accounting Standards (SFAS) Nos. 87 and 106.

(h) Adjustment to record an estimated liability of $16.9 million, which is included in the acquisition cost, for employee separation and relocation costs and facilities integration costs related to Atlantic's employees and facilities and a liability of $11.9 million, which will be expensed, for employee separation costs related to Delmarva's employees and employee retraining costs. The Unaudited Pro

    Forma Combined Statements of Income for the nine months ended September 30, 1996 and twelve months ended December 31, 1995 do not reflect the nonrecurring estimated expenses of $11.9 million before taxes ($7.3 million after taxes) for employee separation costs related to Delmarva's employees and employee retraining costs.

(i) Adjustments to record estimated direct costs of the Mergers of $16.5 million.

   It is estimated that these costs will be incurred equally by Atlantic and Delmarva. The Atlantic portion of these costs of $8.3 million before taxes ($5.4 million after taxes) will be expensed by Atlantic prior to the Mergers. The Delmarva portion of these costs will be included in the cost of acquiring Atlantic. The adjustments are summarized below:

                                                                                        AS OF SEPTEMBER 30,
                                                                                               1996
                                                                                      -----------------------
                                                                                      (DOLLARS IN THOUSANDS)
Atlantic's portion of these costs:
  Decrease in retained earnings.....................................................         $  (5,371)
                                                                                               -------
                                                                                               -------
  Accrued tax benefit...............................................................         $  (2,892)
                                                                                               -------
                                                                                               -------
  Other current liabilities.........................................................         $   8,263
                                                                                               -------
                                                                                               -------
Delmarva's portion of these costs:
  Other current liabilities.........................................................         $   8,263
                                                                                               -------
                                                                                               -------

   The Unaudited Pro Forma Combined Statements of Income for the nine months ended September 30, 1996 and twelve months ended December 31, 1995 do not reflect Atlantic's portion of the direct costs of the Mergers, which are nonrecurring.

(j) Adjustment to reflect the amortization of goodwill acquired over forty (40) years.

(k) Adjustments to record the following issuances of preferred stock by wholly owned trusts of Delmarva and an Atlantic subsidiary and redemptions of preferred stock of Delmarva and an Atlantic subsidiary:

DATE                                                                            DIVIDEND RATE     AMOUNT
------------------------------------------------------------------------------  -------------  -------------
Issuances:
  October 1, 1996.............................................................         8.25%   $  70,000,000
  October 3, 1996.............................................................        8.125%      70,000,000

Redemptions:
  October 7, 1996.............................................................   $      7.80      37,050,000
  October 16, 1996............................................................         3.70%       1,013,400
  October 16, 1996............................................................         4.00%       2,012,600
  October 16, 1996............................................................         4.20%       2,459,600
  October 16, 1996............................................................         4.28%       2,154,000
  October 16, 1996............................................................         4.56%       3,042,900
  October 16, 1996............................................................         5.00%       3,147,700
  October 16, 1996............................................................         6.75%      16,500,000
  October 16, 1996............................................................         7.75%      32,087,500
  October 16, 1996............................................................    Adjustable         965,000
  November 8, 1996............................................................   $      7.80       5,000,000
  November 21, 1996...........................................................   $      7.80       4,000,000
  December 13, 1996...........................................................         7.52%      15,000,000

   Also, during the third quarter of 1996, an Atlantic subsidiary redeemed $35 million of preferred stock, including a 7.52% Series, which increased short-term debt.

   Short-term debt was adjusted to reflect the effect of the transactions listed above.

   A summary of the adjustments is presented below.

                                                                                                AS OF
                                                                                         SEPTEMBER 30, 1996
                                                                                        ---------------------
                                                                                             (DOLLARS IN
                                                                                             THOUSANDS)
Preferred Stock:
  Delmarva Preferred Stock to be redeemed.............................................       ($   78,383)
  Delmarva Preferred Stock reclassified to Preferred Stock of Subsidiaries............           (89,702)
                                                                                              ----------
  Adjustment to Preferred Stock.......................................................       $  (168,085)
                                                                                              ----------
                                                                                              ----------
Preferred Stock of Subsidiaries:
  Not subject to mandatory redemption:
    Delmarva Preferred Stock reclassified.............................................       $    89,702
                                                                                              ----------
                                                                                              ----------
  Subject to mandatory redemption:
    Preferred stock to be issued......................................................       $   140,000
    Less: Atlantic subsidiary preferred stock to be redeemed..........................           (46,050)
                                                                                              ----------
  Adjustment..........................................................................       $    93,950
                                                                                              ----------
                                                                                              ----------
Paid-in-Capital:
  Amounts transferred to Retained Earnings............................................       $       399
                                                                                              ----------
                                                                                              ----------
Retained Earnings:
  Estimated fees to redeem preferred stock............................................       $    (1,333)
  Other costs to redeem preferred stock...............................................            (6,432)
                                                                                              ----------
  Adjustment to Retained Earnings.....................................................       $    (7,765)
                                                                                              ----------
                                                                                              ----------
Unamortized Debt Expense:
Issuance costs of wholly owned trust preferred securities.............................       $     4,656
                                                                                              ----------
                                                                                              ----------
Short-Term Debt:
Net decrease as of September 30, 1996.................................................       $    (4,146)
                                                                                              ----------
                                                                                              ----------
Accounts Payable:
Fees to be paid.......................................................................       $       600
                                                                                              ----------
                                                                                              ----------

On October 3, 1996, Delmarva's wholly owned trust ("Delmarva Power Financing I"), formed for the purpose of issuing securities, issued $70 million of 8.125% preferred capital securities with a liquidation amount of $25 per preferred capital security. Delmarva's trust invested the proceeds in 8.125% subordinated debentures issued by Delmarva which are due on September 30, 2036 and may be redeemed in whole or in part on or after September 30, 2001. The preferred capital securities issued by the trust are subject to redemption upon repayment of the subordinated debentures. If (1) the trust becomes subject to federal income taxation, (2) interest paid on the debentures is no longer deductible for federal income tax purposes, or (3) the trust is required to be registered under the Investment Company Act of 1940, the debentures and preferred stock may be redeemed, or the trust may be terminated and the debentures may be distributed to holders of the preferred capital securities.

Distributions from the trust to holders of the preferred capital securities are payable quarterly at 8.125%. Delmarva may defer interest payments on the subordinated debentures for up to 20 consecutive quarters. If interest payments are deferred, distributions on the preferred capital securities are also deferred and Delmarva would not be permitted to (1) declare or pay dividends on any of its capital stock, or (2) make any payment of principal, interest or premium on debt, or reacquire debt, that is pari passu with or junior to the subordinated debentures. Interest and distributions continue to accrue, compounded quarterly, during a deferral period.

On October 1, 1996, ACE's newly formed business trust ("Atlantic Capital I"), issued $70 million of 8.25% Cumulative Quarterly Income Preferred Securities ("QUIPS") with a stated liquidation preference of $25 each. The trust, established for the purpose of issuing the QUIPS, invested the proceeds in 8.25% Junior Subordinated Deferrable Interest Debentures ("QUIDS") issued by ACE. The QUIDS mature on October 1, 2026, a date which may be extended not later than October 1, 2045, if certain conditions are met. On or after October 1, 2001, the QUIDS are redeemable in whole or in part at ACE's option. The QUIPS are subject to redemption upon repayment of the QUIDS. If (1) the trust becomes subject to federal income taxation, (2) interest paid on the QUIDS is no longer deductible for federal income tax purposes, or (3) the trust is required to be registered under the Investment Company Act of 1940, then the QUIDS and QUIPS may be redeemed, or the trust may be terminated and the QUIDS may be distributed to holders of the QUIPS.

Distributions from the trust to holders of the QUIDS are payable quarterly at 8.25%. ACE has the right to defer interest payments on the QUIDS for up to 20 consecutive quarters. If interest payments are deferred, distributions on the QUIPS are also deferred and ACE may not, and may not permit any subsidiary to
(1) declare or pay dividends on ACE's capital stock, or (2) make any payment of principal, interest or premium on debt, or reacquire debt, that is pari passu with or junior to the QUIDS. Interest and distributions continue to accrue, compounded quarterly, during a deferral period.

(l) Adjustments to reflect the recurring effects of preferred stock issuances and redemptions and related changes in short-term debt as discussed in Note
    (k). A summary of the adjustments is presented below:

                                                                                NINE MONTHS       YEAR ENDED
                                                                                   ENDED         DECEMBER 31,
                                                                             SEPTEMBER 30, 1996      1995
                                                                             ------------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Dividends on Preferred Stock:
Dividends on preferred stock to be redeemed................................      $   (4,043)      $   (5,391)
Remaining Delmarva dividends on preferred stock reclassified to preferred
  stock dividends of Subsidiaries..........................................          (3,250)          (4,551)
                                                                                   --------      ------------
                                                                                 $   (7,293)      $   (9,942)
                                                                                   --------      ------------
                                                                                   --------      ------------

Preferred Stock Dividend Requirements of Subsidiaries:
Reclassified preferred dividends of Delmarva...............................      $    3,250       $    4,551
Dividends on Atlantic subsidiary preferred stock to be redeemed............          (4,797)          (6,396)
Dividends on preferred stock to be issued..................................           8,597           11,463
                                                                                   --------      ------------
Adjustment.................................................................      $    7,050       $    9,618
                                                                                   --------      ------------
                                                                                   --------      ------------

Income Taxes:
Income tax benefit of Preferred Stock to be issued by wholly owned
  trusts...................................................................      $   (3,612)      $   (4,927)
                                                                                   --------      ------------
                                                                                   --------      ------------

Interest Expense:
Increase in interest expense due to a net increase in short-term
  borrowings...............................................................      $    1,176       $    1,886
                                                                                   --------      ------------
                                                                                   --------      ------------

(m) Adjustments to recognize a pretax expense of $6.1 million to eliminate unearned compensation costs payable under employee incentive plans at the time of the Mergers. The adjustments are summarized below:

                                                                                   AS OF SEPTEMBER 30,
                                                                                          1996
                                                                                 -----------------------
                                                                                 (DOLLARS IN THOUSANDS)
Decrease in retained earnings:
  Atlantic.....................................................................        $    (3,454)
  Delmarva.....................................................................               (503)
                                                                                          --------
Total decrease in retained earnings............................................        $    (3,957)
                                                                                          --------
                                                                                          --------
Accrued tax benefit:
  Atlantic.....................................................................        $    (1,860)
  Delmarva.....................................................................               (321)
                                                                                          --------
Total decrease in accrued taxes................................................        $    (2,181)
                                                                                          --------
                                                                                          --------
Eliminate unearned compensation................................................        $     6,138
                                                                                          --------
                                                                                          --------

    The Unaudited Pro Forma Combined Statements of Income for the nine months ended September 30, 1996 and twelve months ended December 31, 1995 do not reflect the nonrecurring estimated expense of $6.1 million before taxes ($4.0 million after taxes).

(n) Adjustment to record additional deferred income taxes for the following temporary differences:

                                                                                     TEMPORARY     DEFERRED
                                                                                    DIFFERENCES  INCOME TAXES
                                                                                    -----------  ------------
                                                                                     (DOLLARS IN THOUSANDS)
Additional pension and other postretirement benefit liabilities
  [see Note (g)]..................................................................   $  66,109    $   23,138
Liabilities for employee separation, relocation, and retraining costs and
  facilities integration costs [see Note (h)].....................................      28,868        10,551
Liability for Delmarva's portion of direct acquisition costs that are deemed to be
  tax deductible [see Note (i)]...................................................       1,500           685
                                                                                                 ------------
    Total deferred income taxes...................................................                $   34,374
                                                                                                 ------------
                                                                                                 ------------

   In accordance with SFAS No. 109, deferred income taxes were not recorded on goodwill for which the amortization is not deductible for tax purposes.

(o) Adjustment to present earnings applicable to the Class A Common Stock. The Class A Common Stock is intended to reflect the growth prospects and regulatory environment of Atlantic's regulated electric utility business. When the Mergers are consummated, the shares of Class A Common Stock received by holders of Atlantic Common Stock will represent, in aggregate, a 30% interest in any earnings of Atlantic's regulated electric utility business in excess of $40 million per year.

   The calculation of the pro forma earnings applicable to the Class A Common
    Stock for the nine months ended September 30, 1996 and the year ended December 31, 1995 is shown below:

                                                            NINE MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,        YEAR ENDED
                                                                1996         DECEMBER 31, 1995
                                                         ------------------  -----------------
                                                                (DOLLARS IN THOUSANDS)
Atlantic City Electric Company (ACE) and Subsidiary
  Income Available for Common Stockholders as reported
  in Forms 10-Q and 10-K...............................      $   59,915          $  84,125
ACE's portion of adjustments regarding preferred stock
  issuances and redemptions and related changes in
  short-term debt [see Note (l)]:
Decrease in dividends on preferred stock of
  subsidiaries.........................................             466                621
Decrease in income taxes...............................           1,749              2,443
Increase in interest expense...........................            (665)            (1,205)
                                                                -------            -------
ACE and subsidiary balance available for Common
  Stockholders--as adjusted............................      $   61,465          $  85,984
Add: Net Losses of Nonutility Activities Specifically
  Excluded.............................................             466                120
Less: Fixed Amount of $40 million per year.............         (30,000)           (40,000)
                                                                -------            -------
Subtotal...............................................      $   31,931          $  46,104
Percentage Applicable to Class A Common Stock..........              30%                30%
                                                                -------            -------
Earnings Applicable to Class A Common Stock............      $    9,579          $  13,831
                                                                -------            -------
                                                                -------            -------

(p) Adjustments to decrease the weighted average number of Common Stock shares outstanding based on the conversion ratio of 0.75 to 1 of Company Common Stock to be issued to holders of Atlantic Common Stock and reflect the issuance of Class A Common Stock shares to holders of Atlantic Common Stock. The number of shares of Company Common Stock and Class A Common Stock estimated to be issued to holders of Atlantic Common Stock for the acquisition were deemed to be issued and outstanding for the entire period.
(q) The Merger Agreement provides, subject to certain conditions, that the dividends declared and paid on the Class A Common Stock will be maintained at a level of $3.20 per share per annum from the Effective Date until the earlier of July 1, 2001 or the end of the twelfth calendar quarter following the calendar quarter in which the Effective Date occurs. Thereafter, it is the intention of the Company, subject to certain conditions, to pay annual dividends on the Class A Common Stock in an aggregate amount (including the amount credited to the Intergroup Interest as provided in the Company Charter) equal to 90% of the Company Net Income Attributable to the Atlantic Utility Group. The Merger Agreement further provides that if and to the extent that the annual dividends paid on the Class A Common Stock during the Initial Period (including the aforesaid amount) shall have exceeded 100% of Company Net Income Attributable to the Atlantic Utility Group during such period, the Company Board may consider such fact in determining the appropriate annual dividend rate on the Class A Common Stock following the Initial Period.

   The pro forma Class A Common Stock dividends per share exceed the pro forma
    Class A Common Stock earnings per share for the nine months ended September 30, 1996 and twelve months ended December 31, 1995.

(r) The 1935 Act may require the Company to divest its gas utility operations and nonutility operations. However, in the opinion of management, divestiture is not expected. The schedule below provides the pro forma revenues, operating income and identifiable assets of the Company for the nine months ended September 30, 1996 and twelve months ended December 31, 1995.

                                                                   NINE MONTHS ENDED      YEAR ENDED
                                                                   SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                                   ------------------  -----------------
                                                                          (DOLLARS IN THOUSANDS)

Gas Operations:
Revenues.........................................................     $     82,164        $    95,441
Operating income.................................................           11,292             12,492
Identifiable assets..............................................          197,205            189,339

Nonutility Operations:
Revenues.........................................................           52,767             68,967
Operating income.................................................            3,629              3,391
Identifiable assets..............................................          392,414            364,830

(s) As necessary for fair presentation of the pro forma financial statements, amounts previously reported by Atlantic and Delmarva have been reclassified for consistency of presentation. The following schedules show the amounts reclassified.

                         DELMARVA POWER & LIGHT COMPANY

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                                      REPORTED      RECLASS      ADJUSTED
                                                                       AMOUNT     ADJUSTMENTS     AMOUNT
                                                                    ------------  -----------  ------------
UTILITY PLANT, AT COST
  Electric........................................................  $  3,022,062   $ (77,608)(1)(2) $2,944,454
  Gas.............................................................       219,916      --            219,916
  Common..........................................................       136,236      (2,806)(2)      133,430
                                                                    ------------  -----------  ------------
                                                                       3,378,214     (80,414)     3,297,800
  Less: Accumulated depreciation..................................     1,266,817      (3,124)(2)    1,263,693
                                                                    ------------  -----------  ------------
  Net utility plant in service....................................     2,111,397     (77,290)     2,034,107
  Construction work-in-progress...................................        99,008      --             99,008
  Leased property, net............................................        32,729       1,300(2)       34,029
  Cost in excess of net assets acquired, net......................       --           75,990(1)       75,990
                                                                    ------------  -----------  ------------
                                                                       2,243,134           0      2,243,134
                                                                    ------------  -----------  ------------
INVESTMENTS AND NONUTILITY PROPERTY
  Investment in leveraged leases..................................        47,306      --             47,306
  Funds held by trustee...........................................        34,662      --             34,662
  Other investments and nonutility property, net..................        60,331      --             60,331
                                                                    ------------  -----------  ------------
                                                                         142,299           0        142,299
                                                                    ------------  -----------  ------------
CURRENT ASSETS
  Cash and cash equivalents.......................................        28,280      --             28,280
  Accounts receivable:
    Customers.....................................................       110,881      --            110,881
    Other.........................................................        24,219      --             24,219
  Deferred energy costs...........................................        19,041      --             19,041
  Inventories, at average cost:
    Fuel (coal, oil, and gas).....................................        31,724      --             31,724
    Materials and supplies........................................        35,868      --             35,868
  Prepayments.....................................................         9,277      --              9,277
                                                                    ------------  -----------  ------------
                                                                         259,290           0        259,290
                                                                    ------------  -----------  ------------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred recoverable income taxes...............................       140,983      --            140,983
  Deferred debt refinancing costs.................................        22,018      --             22,018
  Other regulatory assets.........................................       --           31,406(3)       31,406
  Prepaid pension cost............................................        27,458      --             27,458
  Unamortized debt expense........................................        11,776      --             11,776
  Other...........................................................        51,153     (31,406)(3)       19,747
                                                                    ------------  -----------  ------------
                                                                         253,388           0        253,388
                                                                    ------------  -----------  ------------
TOTAL ASSETS......................................................  $  2,898,111   $       0   $  2,898,111
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                             ATLANTIC ENERGY, INC.

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                     ASSETS

                                                                      REPORTED      RECLASS      ADJUSTED
                                                                       AMOUNT     ADJUSTMENTS     AMOUNT
                                                                    ------------  -----------  ------------
ELECTRIC UTILITY PLANT
  In service......................................................  $  2,492,081   $   5,604(4) $  2,497,685
                                                                    ------------  -----------  ------------
                                                                       2,492,081       5,604      2,497,685
  Less: Accumulated depreciation..................................       853,134      --            853,134
                                                                    ------------  -----------  ------------
  Net utility plant in service....................................     1,638,947       5,604      1,644,551
  Construction work-in-progress...................................       120,075      --            120,075
  Land held for future use........................................         5,604      (5,604)(4)      --
  Leased property, net............................................        37,695      --             37,695
                                                                    ------------  -----------  ------------
                                                                       1,802,321           0      1,802,321
                                                                    ------------  -----------  ------------
INVESTMENTS AND NONUTILITY PROPERTY
  Investment in leveraged leases..................................        79,500      --             79,500
  Funds held by trustee...........................................        68,946      12,645(5)      81,591
  Nonutility property and equipment-net...........................        32,024     (32,024)(6)      --
  Other investments...............................................        49,530      19,379(5)(6)   68,909
                                                                    ------------  -----------  ------------
                                                                         230,000           0        230,000
                                                                    ------------  -----------  ------------
CURRENT ASSETS
  Cash and cash equivalents.......................................        14,627         473(7)       15,100
  Accounts receivable:
    Utility service...............................................        73,762      34,704(8)      108,466
    Miscellaneous.................................................        26,189      --             26,189
    Allowance for doubtful accounts...............................        (3,500)      3,500(8)      --
  Unbilled revenues...............................................        38,204     (38,204)(8)      --
  Deferred energy costs...........................................        33,568      --             33,568
  Inventories, at average cost:
    Fuel (coal, oil, and gas).....................................        24,000      --             24,000
    Materials and supplies........................................        24,801      15,256(7)       40,057
  Working funds...................................................        15,729     (15,729)(7)      --
  Prepaid excise taxes............................................        29,160      --             29,160
  Other...........................................................        11,719      (7,268)(9)        4,451
                                                                    ------------  -----------  ------------
                                                                         288,259      (7,268)       280,991
                                                                    ------------  -----------  ------------
DEFERRED CHARGES AND OTHER ASSETS
  Unrecovered purchased power costs...............................        87,507      --             87,507
  Deferred recoverable income taxes...............................        85,858      --             85,858
  Unrecovered state excise taxes..................................        57,104      --             57,104
  Deferred debt refinancing costs.................................        36,445      (5,952)(10)    30,493
  Other regulatory assets.........................................        59,237      --             59,237
  Prepaid pension cost............................................       --            7,601(9)        7,601
  Unamortized debt expense........................................       --            5,952 (10        5,952
  Other...........................................................        32,950      (5,314) 11)       27,636
                                                                    ------------  -----------  ------------
                                                                         359,101       2,287        361,388
                                                                    ------------  -----------  ------------
TOTAL ASSETS......................................................  $  2,679,681   $  (4,981)  $  2,674,700
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                         DELMARVA POWER & LIGHT COMPANY
                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                         CAPITALIZATION AND LIABILITIES

                                                                        REPORTED          RECLASS          ADJUSTED
                                                                         AMOUNT         ADJUSTMENTS         AMOUNT
                                                                      ------------  -------------------  ------------
CAPITALIZATION
  Common stock......................................................  $    136,717          --           $    136,717
  Additional paid-in capital--common stock..........................       506,680          --                506,680
  Retained earnings.................................................       299,108          --                299,108
                                                                      ------------             ---       ------------
                                                                           942,505       $       0            942,505
  Treasury shares, at cost..........................................        (5,020)         --                 (5,020)
  Unearned compensation.............................................          (824)         --                   (824)
                                                                      ------------             ---       ------------
      Total common stockholders' equity.............................       936,661               0            936,661
  Preferred stock:
    Not subject to mandatory redemption.............................       168,085          --                168,085
  Long-term debt....................................................       827,242          --                827,242
                                                                      ------------             ---       ------------
                                                                         1,931,988               0          1,931,988
                                                                      ------------             ---       ------------
CURRENT LIABILITIES
  Short-term debt...................................................        81,187          --                 81,187
  Long-term debt due within one year................................        27,244          --                 27,244
  Variable rate demand bonds........................................        86,500          --                 86,500
  Accounts payable..................................................        50,694          --                 50,694
  Taxes accrued.....................................................        12,396          --                 12,396
  Interest accrued..................................................        21,336          --                 21,336
  Dividends declared................................................        23,288          --                 23,288
  Current capital lease obligation..................................        12,456          --                 12,456
  Deferred income taxes, net........................................         5,438          --                  5,438
  Other.............................................................        31,314          --                 31,314
                                                                      ------------             ---       ------------
                                                                           351,853               0            351,853
                                                                      ------------             ---       ------------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes, net........................................       518,785          --                518,785
  Deferred investment tax credits...................................        43,141          --                 43,141
  Long-term capital lease obligations...............................        21,711          --                 21,711
  Other.............................................................        30,633          --                 30,633
                                                                      ------------             ---       ------------
                                                                           614,270               0            614,270
                                                                      ------------             ---       ------------
TOTAL CAPITALIZATION AND LIABILITIES................................  $  2,898,111       $       0       $  2,898,111
                                                                      ------------             ---       ------------
                                                                      ------------             ---       ------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                             ATLANTIC ENERGY, INC.
                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                         CAPITALIZATION AND LIABILITIES

                                                                    REPORTED        RECLASS        ADJUSTED
                                                                     AMOUNT       ADJUSTMENTS       AMOUNT
                                                                  ------------  ---------------  ------------
CAPITALIZATION
  Common stock..................................................  $    565,598        --         $    565,598
  Retained earnings.............................................       247,222        --              247,222
                                                                  ------------  ---------------  ------------
                                                                       812,820    $         0         812,820
  Unearned compensation.........................................       --              (5,314)(11)       (5,314)
                                                                  ------------  ---------------  ------------
      Total common stockholders' equity.........................       812,820         (5,314)        807,506
  Preferred stock:
    Not subject to mandatory redemption.........................        30,000        --               30,000
    Subject to mandatory redemption.............................        90,000        --               90,000
  Long-term debt................................................       829,799        --              829,799
                                                                  ------------  ---------------  ------------
                                                                     1,762,619         (5,314)      1,757,305
                                                                  ------------  ---------------  ------------
CURRENT LIABILITIES
  Short-term debt...............................................        87,700        --               87,700
  Cumulative preferred stock redemption requirement.............        10,000        --               10,000
  Long-term debt due within one year............................        74,100        --               74,100
  Accounts payable..............................................        55,359        --               55,359
  Taxes accrued.................................................        40,159        --               40,159
  Interest accrued..............................................        17,186        --               17,186
  Dividends declared............................................        22,598        --               22,598
  Current capital lease obligation..............................       --                 688 (12         688
  Accrued employee separation costs.............................         2,683         (2,683)(12)      --
  Deferred income taxes, net....................................         2,438        --                2,438
  Other.........................................................        34,501          2,328 (9)(12)  36,829
                                                                  ------------  ---------------  ------------
                                                                       346,724            333         347,057
                                                                  ------------  ---------------  ------------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes, net....................................       428,309        --              428,309
  Deferred investment tax credits...............................        47,211        --               47,211
  Long-term capital lease obligations...........................        37,006        --               37,006
  Postretirement obligations....................................       --              31,581 (13)     31,581
  Other.........................................................        57,812        (31,581)(13)     26,231
                                                                  ------------  ---------------  ------------
                                                                       570,338              0         570,338
                                                                  ------------  ---------------  ------------
TOTAL CAPITALIZATION AND LIABILITIES............................  $  2,679,681    $    (4,981)   $  2,674,700
                                                                  ------------  ---------------  ------------
                                                                  ------------  ---------------  ------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                         DELMARVA POWER & LIGHT COMPANY
                        CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                               REPORTED     RECLASS     ADJUSTED
                                                                                AMOUNT    ADJUSTMENTS    AMOUNT
                                                                              ----------  -----------  ----------
OPERATING REVENUES
  Electric..................................................................  $  752,415      --       $  752,415
  Gas.......................................................................      82,164      --           82,164
                                                                              ----------  -----------  ----------
                                                                                 834,579          $0      834,579
                                                                              ----------  -----------  ----------
OPERATING EXPENSES
  Electric fuel and purchased energy........................................     244,593      --          244,593
  Gas purchased.............................................................      43,844      --           43,844
  Purchased electric capacity...............................................      25,147      --           25,147
  Operation and maintenance.................................................     191,449      --          191,449
  Depreciation..............................................................      91,435      --           91,435
  Income taxes..............................................................      62,547      --           62,547
  Other taxes...............................................................      32,218      --           32,218
                                                                              ----------  -----------  ----------
                                                                                 691,233           0      691,233
                                                                              ----------  -----------  ----------
OPERATING INCOME............................................................     143,346           0      143,346
                                                                              ----------  -----------  ----------
OTHER INCOME AND EXPENSE
  Nonutility subsidiaries
    Revenues and gains......................................................      42,194      --           42,194
    Expenses................................................................     (39,105)     --          (39,105)
                                                                              ----------  -----------  ----------
      Net earnings of nonutility subsidiaries...............................       3,089           0        3,089
  Allowance for equity funds used during construction.......................         774      --              774
  Other income, net of income taxes.........................................      (1,202)     --           (1,202)
                                                                              ----------  -----------  ----------
                                                                                   2,661           0        2,661
                                                                              ----------  -----------  ----------
INCOME BEFORE INTEREST CHARGES..............................................     146,007           0      146,007
                                                                              ----------  -----------  ----------
INTEREST CHARGES
  Interest expense..........................................................      53,589      --           53,589
  Allowance for borrowed funds used during construction.....................      (2,085)     --           (2,085)
                                                                              ----------  -----------  ----------
                                                                                  51,504           0       51,504
                                                                              ----------  -----------  ----------
NET INCOME..................................................................      94,503      --           94,503
Dividends on preferred stock................................................       7,293      --            7,293
                                                                              ----------  -----------  ----------
EARNINGS APPLICABLE TO COMMON STOCK.........................................  $   87,210          $0   $   87,210
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
COMMON STOCK
  Average shares outstanding (000)..........................................      60,709      --           60,709
  Earnings per average share................................................       $1.44      --            $1.44
  Dividends declared........................................................      $1.155      --           $1.155

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                             ATLANTIC ENERGY, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                          REPORTED     RECLASS     ADJUSTED
                                                                           AMOUNT    ADJUSTMENTS    AMOUNT
                                                                         ----------  -----------  ----------
OPERATING REVENUES
  Electric.............................................................  $  752,968      --       $  752,968
                                                                         ----------  -----------  ----------
                                                                            752,968   $       0      752,968
                                                                         ----------  -----------  ----------
OPERATING EXPENSES
  Electric fuel and purchased energy...................................     171,648      --          171,648
  Purchased electric capacity..........................................     146,877      --          146,877
  Operation and maintenance............................................     143,054      --          143,054
  Depreciation and amortization........................................      60,490      --           60,490
  State excise taxes...................................................      80,391      --           80,391
  Federal income taxes.................................................      30,842      --           30,842
  Other taxes..........................................................       7,656      --            7,656
                                                                         ----------  -----------  ----------
                                                                            640,958           0      640,958
                                                                         ----------  -----------  ----------
OPERATING INCOME.......................................................     112,010           0      112,010
                                                                         ----------  -----------  ----------
OTHER INCOME AND EXPENSE
  Nonutility subsidiaries
    Revenues and gains.................................................      --          10,573 (14)  10,573
    Expenses...........................................................      --         (10,033)(14) (10,033)
                                                                         ----------  -----------  ----------
      Net earnings of nonutility subsidiaries..........................      --             540          540
  Allowance for equity funds used during construction..................         697      --              697
  Other income, net of income taxes....................................       2,603        (540)(14)      2,063
                                                                         ----------  -----------  ----------
                                                                              3,300           0        3,300
                                                                         ----------  -----------  ----------
INCOME BEFORE INTEREST CHARGES.........................................     115,310           0      115,310
                                                                         ----------  -----------  ----------
INTEREST CHARGES
  Interest expense.....................................................      49,303      --           49,303
  Allowance for borrowed funds used during construction................        (820)     --             (820)
                                                                         ----------  -----------  ----------
                                                                             48,483           0       48,483
                                                                         ----------  -----------  ----------
Less preferred stock dividend requirements of subsidiary...............       8,475      --            8,475
                                                                         ----------  -----------  ----------
NET INCOME.............................................................  $   58,352   $       0   $   58,352
                                                                         ----------  -----------  ----------
                                                                         ----------  -----------  ----------
COMMON STOCK
  Average shares outstanding (000).....................................      52,702      --           52,702
  Earnings per average share...........................................       $1.11      --            $1.11
  Dividends declared...................................................      $1.155      --           $1.155

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                         DELMARVA POWER & LIGHT COMPANY
                        CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          REPORTED     RECLASS     ADJUSTED
                                                                           AMOUNT    ADJUSTMENTS    AMOUNT
                                                                         ----------  -----------  ----------
OPERATING REVENUES
  Electric.............................................................  $  899,662      --       $  899,662
  Gas..................................................................      95,441      --           95,441
                                                                         ----------  -----------  ----------
                                                                            995,103   $       0      995,103
                                                                         ----------  -----------  ----------
OPERATING EXPENSES
  Electric fuel and purchased energy...................................     267,885      --          267,885
  Gas purchased........................................................      48,615      --           48,615
  Purchased electric capacity..........................................      --          29,116 (15)  29,116
  Operation and maintenance............................................     275,165     (29,116)(15) 246,049
  Depreciation.........................................................     113,022      --          113,022
  Income taxes.........................................................      73,561      --           73,561
  Other taxes..........................................................      38,449      --           38,449
                                                                         ----------  -----------  ----------
                                                                            816,697           0      816,697
                                                                         ----------  -----------  ----------
OPERATING INCOME.......................................................     178,406           0      178,406
                                                                         ----------  -----------  ----------
OTHER INCOME AND EXPENSE
  Nonutility subsidiaries
    Revenues and gains.................................................      52,042      --           52,042
    Expenses...........................................................     (47,896)     --          (47,896)
                                                                         ----------  -----------  ----------
      Net earnings of nonutility subsidiaries..........................       4,146      --            4,146
  Allowance for equity funds used during construction..................         708      --              708
  Other income, net of income taxes....................................         557      --              557
                                                                         ----------  -----------  ----------
                                                                              5,411           0        5,411
                                                                         ----------  -----------  ----------
INCOME BEFORE INTEREST CHARGES.........................................     183,817           0      183,817
                                                                         ----------  -----------  ----------
INTEREST CHARGES
  Interest expense.....................................................      68,395      --           68,395
  Allowance for borrowed funds used during construction................      (2,066)     --           (2,066)
                                                                         ----------  -----------  ----------
                                                                             66,329           0       66,329
                                                                         ----------  -----------  ----------
NET INCOME.............................................................     117,488           0      117,488
Dividends on preferred stock...........................................       9,942      --            9,942
                                                                         ----------  -----------  ----------
EARNINGS APPLICABLE TO COMMON STOCK....................................  $  107,546   $       0   $  107,546
                                                                         ----------  -----------  ----------
                                                                         ----------  -----------  ----------
COMMON STOCK
  Average shares outstanding (000).....................................      60,217      --           60,217
  Earnings per average share...........................................       $1.79      --            $1.79
  Dividends declared...................................................       $1.54      --            $1.54

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                             ATLANTIC ENERGY, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               REPORTED     RECLASS     ADJUSTED
                                                                                AMOUNT    ADJUSTMENTS    AMOUNT
                                                                              ----------  -----------  ----------
OPERATING REVENUES
  Electric..................................................................  $  953,137      --       $  953,137
                                                                              ----------  -----------  ----------
                                                                                 953,137   $       0      953,137
                                                                              ----------  -----------  ----------
OPERATING EXPENSES
  Electric fuel and purchased energy........................................     191,766      --          191,766
  Purchased electric capacity...............................................     190,570      --          190,570
  Operation and maintenance.................................................     186,439      --          186,439
  Depreciation and amortization.............................................      78,461      --           78,461
  State excise taxes........................................................     102,811      --          102,811
  Federal income taxes......................................................      45,876      --           45,876
  Other taxes...............................................................       8,677      --            8,677
                                                                              ----------  -----------  ----------
                                                                                 804,600           0      804,600
                                                                              ----------  -----------  ----------
OPERATING INCOME............................................................     148,537           0      148,537
                                                                              ----------  -----------  ----------
OTHER INCOME AND EXPENSE
  Nonutility subsidiaries
    Revenues and gains......................................................      --           6,925 (14      6,925
    Expenses................................................................      --          (7,680) 14)     (7,680)
                                                                              ----------  -----------  ----------
      Net earnings of nonutility subsidiaries...............................      --            (755)        (755)
  Allowance for equity funds used during construction.......................         817                      817
  Other income, net of income taxes.........................................       8,241         755 (14      8,996
                                                                              ----------  -----------  ----------
                                                                                   9,058           0        9,058
                                                                              ----------  -----------  ----------
INCOME BEFORE INTEREST CHARGES..............................................     157,595           0      157,595
                                                                              ----------  -----------  ----------
INTEREST CHARGES
  Interest expense..........................................................      62,879      --           62,879
  Allowance for borrowed funds used during construction.....................      (1,679)     --           (1,679)
                                                                              ----------  -----------  ----------
                                                                                  61,200           0       61,200
                                                                              ----------  -----------  ----------
Less preferred stock dividend requirements of subsidiary....................      14,627      --           14,627
                                                                              ----------  -----------  ----------
NET INCOME..................................................................  $   81,768   $       0   $   81,768
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
COMMON STOCK
  Average shares outstanding (000)..........................................      52,815      --           52,815
  Earnings per average share................................................       $1.55      --            $1.55
  Dividends declared........................................................       $1.54      --            $1.54

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (1) Transfer goodwill from Electric plant to "Cost in excess of net assets acquired, net."

  (2) Transfer capital leases, net to "Leased property, net."

  (3) Transfer regulatory assets from "Other" to "Other regulatory assets."

  (4) Transfer "Land held for future use" to "Electric utility plant in service."

  (5) Transfer $12,645 for Investment in Bond Escrow Trust from "Other investments" to "Funds held by trustee."

  (6) Transfer "Nonutility property and equipment-net" to "Other investments."

  (7) Transfer "Working funds" to "Cash" and to "Materials & supplies", as appropriate.

  (8) Transfer "Unbilled revenues" and "Allowance for doubtful accounts" to "Accounts receivable Utility service."

  (9) Transfer prepaid pension cost to a separate line.

 (10) Transfer unamortized debt costs from "Deferred debt refinancing costs" to "Unamortized debt expense."

 (11) Transfer unearned compensation from other deferred debits to a separate deduction from common equity.

 (12) Transfer "Accrued employee separation costs" to "Other current liabilities" and transfer current capital lease obligation from "Other current liabilities" to a separate line.

 (13) Transfer other postretirement benefits from "Other deferred credits" to a separate line.

 (14) Transfer "Net earnings of nonutility subsidiaries" from "Other income" to a separate line.

 (15) Transfer purchased electric capacity from "Operation and maintenance" to a separate line.

To the Board of Directors and Stockholders
Conectiv, Inc.
Wilmington, Delaware

    We have audited the accompanying consolidated balance sheet of Conectiv, Inc. (formerly DS, Inc.) as of September 30, 1996. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Conectiv, Inc. as of September 30, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 1, 1996

                                 CONECTIV, INC.

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                       ASSETS
Cash.................................................................................  $      50
                                                                                       ---------
                                                                                       ---------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities..........................................................................  $      --
Stockholders' equity
  Common stock, $0.01 par value (Note 1):
    1,000 shares authorized; 1,000 shares issued and outstanding.....................         10
  Additional paid-in capital.........................................................         40
                                                                                       ---------
        Total liabilities and stockholders' equity...................................  $      50
                                                                                       ---------
                                                                                       ---------

        The accompanying note is an integral part of this balance sheet.

                                 CONECTIV, INC.

                    NOTE TO CONSOLIDATED FINANCIAL STATEMENT

                               SEPTEMBER 30, 1996

1. FORMATION AND ORGANIZATION (INFORMATION SUBSEQUENT TO OCTOBER 1, 1996 IS UNAUDITED)

    Conectiv, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 8, 1996 as DS, Inc. with 50% of its outstanding $0.01 par value common stock owned by Delmarva Power & Light Company ("Delmarva") and 50% owned by Atlantic Energy, Inc. ("Atlantic"). DS, Inc.'s name was changed to Conectiv, Inc. on December 24, 1996.

    Delmarva and Atlantic entered into the Merger Agreement, dated as of August 9, 1996 and amended and restated as of December 26, 1996, providing for a business combination of Delmarva and Atlantic as peer firms in a merger of equals (the "Transaction"). As a result of the Transaction, the Company will become the parent company of Delmarva and its direct and indirect subsidiaries and the direct and indirect subsidiaries of Atlantic, including Atlantic City Electric Company, which currently is Atlantic's regulated utility subsidiary. The Company will be a holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Transaction is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 18 months from the date of the Merger Agreement.

    Under the terms of the Merger Agreement, the Company's subsidiary, DS Sub, Inc., will be merged with and into Delmarva with Delmarva being the surviving corporation in the merger (the "Delmarva Merger"). Simultaneously, Atlantic will be merged with and into the Company with the Company being the surviving corporation in the merger (the "Atlantic Merger"). Each share of the Company Common Stock issued and outstanding immediately prior to the effective time of the Mergers will be canceled, and no consideration shall be delivered in exchange for such stock.

    Each outstanding share of Delmarva Common Stock, par value $2.25 per share, will be exchanged for one share of the Company Common Stock, par value $0.01 per share. Each share of Atlantic Common Stock will be exchanged for 0.75 of one share of the Company Common Stock and 0.125 of one share of Class A Common Stock, par value $0.01 per share. [For more information, see Note (a) of the Notes To Unaudited Pro Forma Combined Financial Statements.]

    The corporate headquarters of the Company will be located in Wilmington, Delaware, with a significant presence in New Jersey. The Board of Directors of the Company after the Mergers will consist of 18 directors, ten of whom will be nominated by Delmarva and eight of whom will be nominated by Atlantic.

             SELECTED INFORMATION CONCERNING DELMARVA AND ATLANTIC

    THE FOLLOWING IS A BRIEF DESCRIPTION OF DELMARVA AND ATLANTIC AND THEIR RESPECTIVE BUSINESSES. THIS INFORMATION DOES NOT PURPORT TO BE COMPLETE. FOR INFORMATION THAT IS COMPLETE IN ALL MATERIAL RESPECTS, THE READER SHOULD REFER TO THE ADDITIONAL INFORMATION CONTAINED IN THE DELMARVA 1995 FORM 10-K, DELMARVA 1996 FORMS 10-Q AND ATLANTIC 1995 FORM 10-K AND ATLANTIC 1996 FORMS 10-Q WHICH ARE INCORPORATED HEREIN BY REFERENCE. SEE "INCORPORATION BY REFERENCE."

BUSINESS OF DELMARVA

    Delmarva is predominantly a public utility that provides electric and gas service. Delmarva provides electric service to approximately 437,500 retail and wholesale customers in an area encompassing about 6,000 square miles in Delaware, ten primarily Eastern Shore counties in Maryland, and the Eastern Shore area of Virginia. Delmarva provides gas service to approximately 98,000 retail and transportation customers in an area consisting of about 275 square miles in northern Delaware, including the City of Wilmington.

    Delmarva's wholly owned subsidiaries are engaged in nonutility activities and represent approximately 4% of the consolidated book value of Delmarva and its subsidiaries as of June 30, 1996. The direct subsidiaries include Delmarva Energy Company, Delmarva Industries, Inc., Delmarva Services Company, Delmarva Capital Investments, Inc. and Service Confidence, Inc. For more information on the subsidiaries, see the Delmarva 1995 Form 10-K, which is incorporated herein by reference.

    Information concerning the names, ages, positions and business experiences of the executive officers and directors of Delmarva, along with additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from Items 1, 10, 11, 12 and 13 of the Delmarva 1995 Form 10-K (which incorporates by reference portions of Delmarva's Definitive Proxy Statement for its Annual Meeting of Stockholders held on May 30, 1996).

BUSINESS OF ATLANTIC

    Atlantic is a public utility holding company that is exempt under Section 3(a)(1) of the 1935 Act pursuant to Rule 2 thereunder. Atlantic has three wholly owned subsidiaries, ACE, Atlantic Energy Enterprises, Inc., a New Jersey corporation ("AEE"), and Atlantic Energy International, Inc., a Delaware corporation ("AEII"). ACE is a public utility holding company that is exempt under Section 3(a)(2) of the 1935 Act pursuant to Rule 2 thereunder. ACE is primarily engaged in the generation, transmission, distribution and sale of electric energy to over 473,000 customers in an area consisting of 2,700 square miles in southern New Jersey. ACE is Atlantic's principal subsidiary.

    AEE is a holding company that manages investments in several nonutility subsidiaries, including Atlantic Generation, Inc., Atlantic Southern Properties, Inc., ATE Investment, Inc., Atlantic Thermal Systems, Inc., CoastalComm, Inc. and Atlantic Energy Technology, Inc. For more information about these subsidiaries, see the Atlantic 1995 Form 10-K, which is incorporated herein by reference. AEII was formed in July, 1996 to provide utility consulting services and equipment sales to international markets.

    Information about the names, ages, positions and business experience of the executive officers and directors of Atlantic, along with additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from Items 1, 10, 11, 12 and 13 of Atlantic's 1995 Form 10-K (which incorporates by reference portions of its Definitive Proxy Statement for its 1996 Annual Meeting of Stockholders held on April 24, 1996).

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PRIOR RELATIONSHIP BETWEEN DELMARVA AND ATLANTIC

    Delmarva and Atlantic, as owners of adjacent electric utility systems, have had a long history of close operational coordination and participation in joint projects. As members of the Pennsylvania-New Jersey-Maryland Interconnection Association, the generation and transmission facilities of both companies are operated on an integrated basis with those of six other utilities in Pennsylvania, New Jersey, Maryland and the District of Columbia. In addition, Delmarva and Atlantic have common ownership interests in Peach Bottom and Salem nuclear generation stations, Keystone and Conemaugh coal-fired generation stations and certain transmission facilities.

SALEM NUCLEAR GENERATING STATION

    After consummation of the Mergers, the Company will own 14.82% of Salem Nuclear Generating Station ("Salem"), which consists of two pressurized water nuclear reactors ("PWR") and is operated by Public Service Electric & Gas Company ("PSE&G"). As of September 30, 1996, the Company's pro forma net investment in plant in service for Salem was approximately $230 million. Salem represents approximately 4% of the Company's pro forma total assets and approximately 6% of the Company's pro forma installed electric generating capacity.

    Salem Units 1 and 2 were removed from operation by PSE&G on May 16, 1995 and June 7, 1995, respectively, due to operational problems and maintenance concerns. Their return dates are subject to completion of the requirements of their respective restart plans to the satisfaction of PSE&G and the NRC, which encompasses a substantial review and improvement of personnel, process and equipment issues.

    With respect to Unit 1, PSE&G informed Delmarva and Atlantic in early 1996 that inspections of the steam generators using a new testing technology indicated degradation in a significant number of tubes. After evaluating several options, in May 1996 replacement steam generators from the unfinished Seabrook Unit 2 nuclear power plant in New Hampshire were purchased from Northeast Utilities Service Company for installation in Salem Unit 1. The replacement steam generators arrived on site in October 1996 and are scheduled for installation by early 1997. By using these steam generators, PSE&G expects to return Unit 1 to service in mid-1997. The Company's pro forma share of the costs to be capitalized for the steam generators, including installation, will range from approximately $22 million to $26 million.

    With respect to Unit 2, PSE&G also informed Delmarva and Atlantic in early 1996 that inspections of the steam generators using the new testing technology confirmed that the condition of the generators is within current repair limits. On July 22, 1996, PSE&G announced that although substantial progress has been made, the outage at Unit 2 would continue well into the fourth quarter of 1996. PSE&G recently advised the Company that Unit 2 currently is expected to return to service early in the first quarter of 1997.

    For the nine-month period ended September 30, 1996, the Company incurred and expensed higher than expected pro forma operation and maintenance costs at Salem of approximately $16 million.

    The Company incurs pro forma replacement power costs while the units are out of service of approximately $1,450,000 per month, per unit. Such amounts vary, however, depending on the cost and availability of other Company owned generation and the cost of purchased energy. Replacement power costs typically are not incurred for routine refueling and maintenance outages, and the recovery of replacement power costs is subject to approval by the regulatory commissions having jurisdiction over Delmarva and Atlantic.

    For Delmarva, from the inception of the Salem unit outages through September 30, 1996, approximately one-half of the current estimated replacement power costs of $18 million has been expensed and the remaining portion has been deferred on the Company's Consolidated Balance Sheet in expectation of future recovery.

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    For Atlantic, a $12 million provision for revenue credits to customers has been recorded in accordance with a stipulation agreement dated October 22, 1996, as discussed below.

    The actual costs to be incurred by the Company may vary from the foregoing estimates, since the periods projected by PSE&G during which the Salem units will be out of service, the extent of the maintenance that will be required, and the costs of replacement power and the extent of its recovery may be different from those set forth above.

    In May 1996, Delmarva filed an application with the VSCC for increased fuel rates effective July 1996. In June 1996, Delmarva filed an application with the MPSC for increased fuel rates effective August 1996. In both filings, the Delmarva proposed that one-half of the replacement power costs associated with the Salem outage be permitted on an interim basis until a full review of the outage is made at a future time. The VSCC and MPSC approved Delmarva's filings, with rates subject to refund.

    In October 1996, Delmarva filed a proposal with the DPSC to address the recovery of replacement power costs and other fuel costs. In that filing, Delmarva asserted a belief that it should be permitted to recover all replacement power costs associated with this outage, and requested an interim treatment that would permit recovery of approximately 50% of replacement power costs, beginning in January 1997, until the DPSC renders a final decision on this issue. Delmarva's filing also provides that any proceeds from litigation concerning replacement power costs will be credited to customers, net of litigation costs, if full recovery is authorized by the DPSC. On December 10, 1996, the DPSC suspended the portion of the interim rates related to the Salem replacement power costs until the earlier of June 1, 1997 or the end of the case. If the suspended interim rates go into effect prior to the conclusion of the case, they would go into effect subject to refund pending the final decision.
    With regard to Atlantic's regulatory treatment of the Salem outage, the NJBPU by an order dated March 14, 1996, initiated an investigation of the ongoing outage at Salem. By its order the NJBPU declared the base rates associated with ownership in Salem Unit 1 interim and subject to refund pending a hearing as to whether Salem Unit 1 is currently used and useful. The NJBPU also, in an order dated June 26, 1996, declared the base rates associated with ownership in Salem Unit 2 interim and subject to refund. The NJBPU voted on July 31, 1996 to include Unit 2 in the hearings scheduled for October 1996 to determine if both units were still considered used and useful. On October 22, 1996, the New Jersey Ratepayer Advocate and the staff of the NJBPU signed a stipulation settling the ongoing outage of Salem. Under the terms of the stipulation, Atlantic will provide credits to customers totaling $12 million. The credits will be made during January and February 1997 and will be based on customer usage between January 1, 1996 and October 31, 1996. The stipulation also provides that replacement power costs incurred, up to the agreed upon return-to-service dates (June 30, 1997 for Unit 1 and December 31, 1996 for Unit
2), will be recoverable in the next annual levelized energy clause revenue proceeding. Should either unit not return to service by its agreed upon return-to-service date, replacement power costs incurred after such dates will not be recoverable by Atlantic. The performance of the Salem Units will not be included in the calculation of the Nuclear Performance Standard for the period each unit was taken out of service to each unit's respective return-to-service date. As such, Atlantic will not be subject to a penalty or reward under the Nuclear Performance Standard for 1995 or 1996. In regard to the litigation pending between Atlantic and PSE&G, discussed below, the stipulation provides that the first $8 million of any net recovery, if any, by Atlantic as the result of the litigation (the gross amount of recovery less litigation expenses) will not be subject to any claim on behalf of the customers. Also, any settlement amounts received for damages incurred after the agreed upon return-to-service dates will not be subject to refund to customers, since Atlantic will bear the costs of all replacement power costs incurred.

    The above described stipulation has been submitted to the NJBPU for acceptance and approval. A public hearing was held to review the stipulation on November 25, 1996 and take public comments on this matter. On December 18, 1996, the NJBPU approved the stipulation of settlement among ACE, the New Jersey Division of the Ratepayer Advocate, and the Staff of the NJBPU.

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
    Notwithstanding current discussions with regulators concerning deregulation of the generation portion of the business, management of each of Delmarva and Atlantic believes it is reasonable to assume that rates will be set at levels that will recover the current and anticipated costs, including the costs needed to return the Salem units to operating status, of the joint investments in the Salem plant, and such rates can be charged to and collected from customers.

    On February 27, 1996, the co-owners of Salem, including Delmarva and Atlantic, filed a complaint in the United States District Court for the District of New Jersey against Westinghouse Electric Corporation ("Westinghouse"), the designer and manufacturer of the Salem steam generators. The complaint, which seeks to recover from Westinghouse the costs associated with and resulting from the cracks discovered in Salem's steam generators and with replacing such steam generators, alleges violations of federal and New Jersey Racketeer Influenced and Corrupt Organizations Acts, fraud, negligent misrepresentation and breach of contract. The estimated replacement cost of such generators is between $150 million and $170 million. The Salem co-owners contend that the recently discovered degradation of the steam generators will prevent the steam generators from operating for a design life of 40 years. The lawsuit asserts that the Salem steam generators require replacement and these costs should be borne by Westinghouse and not the customers and shareholders of the Salem co-owners. Westinghouse filed an answer and a $2.5 million counterclaim for unpaid work on April 30, 1996. On June 17, 1996, the court ordered the parties to mediate their claims rather than proceeding to litigation, taking the position that Westinghouse's involvement in steam generator lawsuits throughout the county, involving substantially similar issues as are involved in the Salem litigation, should enable the parties to resolve their dispute efficiently in mediation. Mediation is nonbinding on the parties and for the purpose of enabling the mediator to evaluate the parties' respective positions and the parties' settlement discussions. The mediation occurred on October 29 and 30, 1996. The parties were unable to resolve their claims in the mediation. It is expected that the parties will proceed to litigation. Delmarva and Atlantic cannot predict the outcome of this lawsuit.
    On March 5, 1996, Delmarva and PECO Energy Company ("PECO") filed a complaint in the United States District Court for the Eastern District of Pennsylvania against Public Service Enterprise Group, Inc. ("Enterprise") and PSE&G. On the same day, Atlantic filed a complaint in Superior Court of New Jersey against Enterprise and PSE&G. The lawsuits allege that the defendants failed to heed numerous citations, warnings, notices of violations and fines by the NRC as well as repeated warnings from the Institute of Nuclear Power Operations about performance, safety and management problems at Salem and to take appropriate corrective action. The suits contend that as a result of these actions and omissions, the Salem units were forced to shut down in 1995. The suits ask for compensatory damages for breach of contract, negligence and punitive damages, in amounts to be specified. Delmarva and Atlantic cannot predict the outcome of these lawsuits.

    PSE&G has informed Delmarva and Atlantic that in August 1996, the NRC conducted an inspection of the Physical Security Program for Salem and Hope Creek and identified six apparent violations that are being considered for escalated enforcement. These apparent violations include the failure to: (1) control photo badge key cards; (2) properly search an individual prior to entrance to the protected area; (3) notify the nuclear shift supervisor of a potential threat event; (4) deactivate photo badges for individuals who no longer require site access; (5) complete training for security supervisors prior to assignment of duties; and (6) test an intrusion detection system in accordance with procedures. On September 3, 1996, PSE&G met with the NRC to discuss these issues and provide specific corrective actions. On November 14, 1996, a predecisional enforcement conference was held to address these apparent violations. At the conference, PSE&G presented their corrective actions, including a change in security management. On December 11, 1996, the NRC issued its written report to PSE&G. Based on the NRC's review of the inspection findings and information provided during the enforcement conference, PSE&G was cited for the aforementioned six violations and a civil penalty of $100,000 was imposed. The Company's pro forma combined share of the penalty is $14,820. Delmarva and Atlantic cannot predict what other actions the NRC may take on this matter.

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                       THE COMPANY FOLLOWING THE MERGERS

MANAGEMENT OF THE COMPANY

    The Delmarva Board will be entitled to nominate ten members to serve on the Company Board and the Atlantic Board will be entitled to nominate eight members to serve on the Company Board. The Delmarva Board and the Atlantic Board will each take all action necessary to cause each member of the Delmarva Board and each member of the Atlantic Board serving in such capacity immediately prior to the Effective Time to have the opportunity to serve as a member of the Company Board. The Company Board will be divided into three classes so that each class, to the extent possible, has the same proportion of directors nominated by each of the Delmarva Board and the Atlantic Board. In addition, at the consummation of the Mergers, the Audit Committee of the Company Board will consist of an equal number of directors nominated by the Delmarva Board and the Atlantic Board.

    At the consummation of the Mergers, Howard E. Cosgrove will be the Chief Executive Officer and Chairman of the Company Board, Jerrold L. Jacobs (who will retire from active employment after the consummation of the Mergers) will be Vice Chairman of the Company Board and Michael J. Chesser will be the President and Chief Operating Officer of the Company. Jerrold L. Jacobs will serve as Vice Chairman of the Company Board until the second anniversary of the consummation of the Mergers and during his term as Vice Chairman, will be a member of the Executive Committee of the Company Board.

    Following the consummation of the Mergers, the Audit Committee of the Company Board will be charged with the responsibility of advising the Company Board with respect to certain intercompany transactions and other fiduciary matters that may relate to the Class A Common Stock.

    Under Delaware law, the Company Board has a duty to act with due care and in the best interests of all of the Company's stockholders, including the holders of Company Common Stock and Class A Common Stock. The existence of the Company Common Stock and the Class A Common Stock may give rise to occasions when the interests of the holders of Company Common Stock and Class A Common Stock may diverge or appear to diverge. Examples include, among others, determinations by the Company Board to (i) convert each outstanding share of Class A Common Stock into shares of Company Common Stock, (ii) approve the disposition of all or substantially all of the properties and assets of the Atlantic Utility Group,
(iii) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group, (iv) allocate the proceeds of issuances of Class A Common Stock either to the Company in a reduction in the Intergroup Interest or to the Atlantic Utility Group, (v) pay or omit to pay dividends on Company Common Stock or Class A Common Stock or (vi) approve transactions involving the transfer of funds or assets from one Group to the other Group or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to the other Group. In such instances, the Company Board will be required to act on behalf of the Company and its stockholders taken as a whole. It is anticipated that the regulatory environment in which Delmarva and ACE will be conducting their respective operations following the consummation of the Mergers will help to ensure dealings between the Groups and among the Company and the Groups will be appropriate under the foregoing standard. For this reason, and because Delmarva and ACE have not as yet operated as a combined enterprise, Delmarva and Atlantic have determined to defer the adoption of management policies with respect to cash management, corporate expenses, allocations of assets and liabilities and inter-Group transactions, except to provide that the Audit Committee of the Company Board will advise the Company Board with respect to certain intercompany transactions and other fiduciary matters that may relate to the Class A Common Stock of the Company. At and after the consummation of the Mergers, the Company Board will exercise from time to time its judgment, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisers and how to assess which available alternative is in the best interests of the Company and all of its stockholders. The Company

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Board will evaluate the need for and establish such management policies, if any, as it deems appropriate in its sole discretion.

    The Company and its subsidiaries and affiliates will be subject to extensive federal and state regulation governing dealings among their utility and nonutility operations. Accordingly, any management policies adopted by the Company Board must adhere to any procedural, substantive, record keeping, accounting and other requirements imposed by such regulations. Such regulations may include the following:

    1935 ACT. The Company will become a registered holding company under the 1935 Act. The 1935 Act includes a number of restrictions on dealings between registered holding companies and their subsidiaries.

    Section 12(a) of the 1935 Act prohibits a registered holding company from borrowing from any of its subsidiaries or from receiving from them any extension or credit or indemnity. Section 12(b) of the 1935 Act prohibits a registered holding company and its subsidiaries from lending or in any manner extending its credit to or indemnifying any company in the same holding company system except as authorized by the SEC.

    Under Section 13(a) of the 1935 Act, registered holding companies are prohibited from entering into service, sales or construction contracts with an associated utility. Section 2(a)(19) of the 1935 Act defines "service contract" to include any "contract, agreement, or understanding whereby a person undertakes to sell or furnish, for a charge, any managerial, financial, legal, engineering, purchasing, marketing, auditing, statistical, advertising, publicity, tax, research, or any other service, information, or data." Although the restrictions of Section 13(a) of the 1935 Act do not apply to transactions involving special or unusual circumstances or not in the ordinary course of business if the SEC exempts them, no exemptions generally applicable to registered holding companies have been granted by the SEC to date.

    Under Section 13(b) of the 1935 Act, no subsidiary of a registered holding company may render any services to any associate (subsidiary) company except pursuant to rules or order of the Commission "to insure that such contracts are performed economically and efficiently for the benefit of such associate companies at cost, fairly and equitably allocated among such companies." Rule 91 issued by the SEC under the 1935 Act provides that "a transaction shall be deemed to be performed at not more than cost if the price (taking into account all charges) does not exceed a fair and equitable allocation of expenses (including the price paid for goods) plus reasonable compensation for necessary capital procured through the issuance of capital stock (or similar securities of an unincorporated company)." Rule 91(b) specifies standards for allocating direct charges and other elements of cost, including taxes, interest, other overhead and compensation for the use of capital procured by the issuance of capital stock (or similar securities of an unincorporated company), on a fair and equitable basis. Rule 93 requires the service company to file an annual report with the SEC.

    FEDERAL POWER ACT. Under Section 203 of the Federal Power Act, no public utility may sell, lease or otherwise dispose of any part of its Federal Power Act-jurisdictional facilities having a value in excess of $50,000 without first having secured an order of the FERC authorizing it to do so. The application for such an order must set forth the fact relied upon to show that the proposed disposition will be consistent with the public interest.

    NEW JERSEY. Under Section 48:3-7.1 of the New Jersey Statutes, no management, advisory service, construction or engineering contract of a public utility with any of its affiliates involving the expenditure of more than $25,000 by the public utility is valid or effective until approved by the NJBPU, which is required to disapprove any such contract whose price exceeds the fair price for the property, work or services provided or that is contrary to the public interest. Under Section 48:3-7.2 of the New Jersey Statutes, no public utility may loan money or property to any affiliate without the prior approval of the NJBPU. Section 48:3-7.8 of the New Jersey Statutes requires every public utility to provide the NJBPU access to all of its

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records, books and accounts. The NJBPU has required ACE to adopt certain cost allocation procedures for affiliate transactions. Furthermore, under Sections 48:2-29.1 and 48:2-29.2 of the New Jersey Statutes, the NJBPU may prohibit or limit the payment of dividends by a public utility to insure compliance with orders issued by the NJBPU and with the requirements of New Jersey corporate law.

    DELAWARE. Under Section 215 of the Delaware Public Utilities Act, no public utility may dispose of any essential part of its property, or issue any stock or indebtedness payable in more than one year, without the prior approval of the DPSC. Section 207 of the Delaware Public Utilities Act provides that the DPSC shall have access to all books, accounts and records of public utilities. Under DPSC standards, in order for a public utility to have a transaction expense with an affiliated entity allowed for purposes of fixing public utility rates, the expense must be reasonable in that it must be the product of fair dealing and at a fair price.

    MARYLAND. Under Section 56 of the Maryland Public Service Commission Law, the MPSC is granted general authority to supervise and regulate public utilities operating in the State of Maryland to assure their operation in the interest of the public and to promote adequate, economical and efficient delivery of utility services.

    VIRGINIA. Section 56-77 of the Code of Virginia requires the approval of or exemption by the VSCC for all contracts and arrangements for the furnishing of management, supervisory, construction, engineering, accounting, legal, financial or similar services or for the purchase, sale, lease or exchange of any other property, right or thing between a public service company and an affiliate. An application requesting approval or exemption of every such contract or arrangement must be filed with the VSCC regardless of the amount involved. Under
Section 56-77 of the Code of Virginia, any such proposed transaction may be excluded in whole or in part from the accounts of a public service company in any proceeding involving its rates or practices if the transaction is not consistent with the public interest, and any payment or compensation may be disapproved or disallowed by the VSCC unless satisfactory proof is submitted thereto of the cost to the affiliated interest rendering the service or furnishing the property or service in question. Also, under Section 56-80 of the Code of Virginia, the VSCC retains continuing supervisory control over the terms and conditions of affiliate contracts and any modifications or amendments thereto and may revise or amend the terms of such contracts as necessary to protect and promote the public interest. Section 56-82 of the Code of Virginia requires a public utility to obtain the approval of the VSCC to loan money to, or assume any obligation or liability of, an affiliate, and to extend or renew any such loan or assumption of an obligation or liability. An important aspect of the public interest is assurance that an affiliated company of a regulated utility does not receive unjust benefits to the detriment of the utility's customers.

OPERATIONS OF THE COMPANY

    The Merger Agreement provides that at and after the consummation of the Mergers, the Company will maintain (i) its corporate headquarters and principal executive offices in Wilmington, Delaware and (ii) a significant presence in New Jersey.

    Following the consummation of the Mergers, the Company and its subsidiaries will honor all prior contracts, agreements, collective bargaining agreements and commitments with current or former employees or current or former directors of Delmarva or Atlantic and their respective subsidiaries, in accordance with the respective terms of such contracts, agreements and commitments, subject to the Company's right to enforce them in accordance with their terms (including any reserved right to amend, modify, suspend, revoke or terminate them). The Company will take all action necessary so that after the consummation of the Mergers, the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva and the Equity Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic will be

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terminated, replaced or amended to provide for the issue and sale of Company
Common Stock in place of Delmarva Common Stock or Atlantic Common Stock, as the case may be, under such plans.

    After the consummation of the Mergers, the Company will provide charitable contributions and community support within the service areas of Delmarva and Atlantic and each of their respective subsidiaries at levels substantially comparable to the historical levels of charitable contribution and community support provided by Delmarva, Atlantic and their respective subsidiaries within their service areas.

DIVIDEND POLICIES

    It is anticipated that following the Mergers the Company will initially pay dividends on the Company Common Stock at the rate of $1.54 per annum, subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition, capital requirements and other relevant considerations. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and the Company reserves the right to increase or decrease the dividend on the Company Common Stock as may be required by law or contract or as may be determined by the Company Board, in its discretion, to be advisable. For a description of certain restrictions on the Company's ability to pay dividends on the Company Common Stock, see "Description of the Company's Capital Stock."

    It is anticipated that, subject to declaration by the Company Board and the obligations of the Company Board to react to the financial condition and regulatory environment of the Company and its results of operations, the dividends declared and paid on the Class A Common Stock will be maintained at a level of $3.20 per share per annum until the earlier of July 1, 2001, or the end of the twelfth calendar quarter following the calendar quarter in which the Mergers are consummated.

    Thereafter, the Company intends, subject to declaration by the Company Board and the obligation of the Company Board to consider the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Class A Common Stock in an amount (such amount to include the amount credited to the Intergroup Interest as described under "Description of the Company's Capital Stock--Intergroup Interest--Adjustments in Connection with Various Transactions-- Dividends") equal to 90% of the Company Net Income (Loss) Attributable to the Atlantic Utility Group, subject to the fact that if annual dividends on the Class A Common Stock during the period referred to above exceed 100% of the Company Net Income (Loss) Attributable to the Atlantic Utility Group during such period, the Company Board may consider such fact in determining the amount of future dividends, if any. There can be no assurance that the Company's earnings attributable to the Atlantic Utility Group will be sufficient to cover dividends on the Class A Common Stock during the Initial Period. DIVIDENDS ON THE CLASS A COMMON STOCK WILL NOT BE CUMULATIVE.

FINANCIAL STATEMENTS

    Both the holders of Company Common Stock and the holders of Class A Common Stock will receive the consolidated financial statements of the Company. Since upon consummation of the Mergers the financial results of ACE will be substantially identical to the financial results for the Atlantic Utility Group, the notes to the consolidated financial statements of the Company will at such time include condensed financial information of ACE, including a reconciliation of ACE's Income Available to common stockholders to the Earnings Applicable for Class A Common Stock. Complete financial statements of ACE will continue to be filed under the Exchange Act and will be available to stockholders upon request.

NAME OF THE COMPANY

    Upon consummation of the Mergers, the name of the Company will be changed to "Conectiv."

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                                    EXPERTS

    The consolidated balance sheets and statements of capitalization of Delmarva Power & Light Company as of December 31, 1995 and 1994 and the consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this joint proxy statement/prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated balance sheet of Conectiv, Inc. as of September 30, 1996, included in this joint proxy statement/prospectus, has been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.
    The consolidated financial statements of Atlantic Energy, Inc. and Atlantic City Electric Company incorporated herein by reference from Atlantic Energy, Inc.'s and Atlantic City Electric Company's Annual Reports on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Simpson Thacher & Bartlett (a partnership which includes professional corporations) will pass upon the legality of the shares of Company Common Stock and the Class A Common Stock issued in connection with the Mergers on behalf of Delmarva and Atlantic, respectively.

                             STOCKHOLDER PROPOSALS

    For proposals of holders of Delmarva Common Stock intended to be presented at the Annual Meeting of Stockholders to be held in 1997 to be considered for inclusion in the Delmarva proxy statement and form of proxy relating to that meeting, such proposals must be received by Delmarva on or before December 27, 1996. Proposals should be sent to Donald P. Connelly, Secretary, Delmarva Power & Light Company, 800 King Street, Wilmington, Delaware 19899.

    The November 15, 1996 deadline for receipt by Atlantic of proposals from holders of Atlantic Common Stock intended to be presented at the Annual Meeting of Stockholders to be held in 1997 to be considered for inclusion in the Atlantic proxy statement and form of proxy relating to that meeting has expired. For proposals of holders of Atlantic Common Stock intended to be presented at the Annual Meeting of Stockholders to be held in 1998 to be considered for inclusion in the Atlantic proxy statement and form of proxy relating to that meeting, such proposals must be received by Atlantic on or before November 19, 1997. Proposals should be sent to James E. Franklin II, Secretary, Atlantic Energy, Inc., 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234.

                                                                         ANNEX I

                             AGREEMENT AND PLAN OF
                                     MERGER
                           DATED AS OF AUGUST 9, 1996
                                       AS
                              AMENDED AND RESTATED
                            AS OF DECEMBER 26, 1996
                                  BY AND AMONG
                         DELMARVA POWER & LIGHT COMPANY
                             ATLANTIC ENERGY, INC.
                                 CONECTIV, INC.
                                      AND
                                  DS SUB, INC.

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of August 9, 1996 as amended and restated in its entirety as of December 26, 1996 (this "Agreement"), by and among Delmarva Power & Light Company, a corporation formed under the laws of the State of Delaware and the Commonwealth of Virginia ("Delmarva"), Atlantic Energy, Inc., a corporation formed under the laws of the State of New Jersey ("Atlantic"), Conectiv, Inc., a corporation formed under the laws of the State of Delaware, 50% of whose outstanding capital stock is owned by Delmarva and 50% of whose capital stock is owned by Atlantic (the "Company"), and DS Sub, Inc., a corporation formed under the laws of the State of Delaware and a wholly owned subsidiary of the Company ("DS Sub").

    WHEREAS, Delmarva and Atlantic have determined to engage in a business combination as peer firms in a merger of equals;

    WHEREAS, in furtherance thereof, the respective Boards of Directors of Delmarva, Atlantic, the Company and DS Sub have approved the consummation of a reorganization provided for in this Agreement, pursuant to which Atlantic will merge with and into the Company and DS Sub will merge with and into Delmarva, in each case upon the terms and subject to the conditions set forth in this Agreement (such transactions being referred to herein respectively as the Atlantic Merger and the Delmarva Merger, each individually as a "Merger" and together as the "Mergers"), as a result of which the common shareholders of Delmarva and Atlantic will together own all of the outstanding shares of common stock of the Company, including, in the case of the common shareholders of Atlantic, the Letter Stock (as defined in Section 2.1(b)), and each share of each other class of capital stock, if any, of Delmarva and Atlantic shall be unaffected and remain outstanding; and

    WHEREAS, for federal income tax purposes, it is intended that (i) the Delmarva Merger will qualify as an exchange under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and/or as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Atlantic Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

    NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  THE MERGERS
    Section 1.1 THE MERGERS. Upon the terms and subject to the conditions of this Agreement:

    (a) At the Effective Time (as defined in Section 1.3), Atlantic shall be merged with and into the Company (the "Atlantic Merger") in accordance with the applicable provisions of the laws of the State of Delaware and New Jersey. The Company shall be the surviving corporation in the Atlantic Merger and shall continue its corporate existence under the laws of the State of Delaware. The effects and the consequences of the Atlantic Merger shall be as set forth in
Section 1.2(a). Throughout this Agreement, the term "Company" shall refer to the Company prior to the Atlantic Merger or to the Company in its capacity as the surviving corporation in the Atlantic Merger, as the context requires.

    (b) At the Effective Time, DS Sub shall be merged with and into Delmarva (the "Delmarva Merger") in accordance with the laws of the State of Delaware and the Commonwealth of Virginia. Delmarva shall be the surviving corporation in the Delmarva Merger and shall continue its corporate existence under the laws of the State of Delaware and the Commonwealth of Virginia. The effects and the consequences of the Delmarva Merger shall be as set forth in Section 1.2(b).

    Section 1.2 EFFECTS OF THE MERGERS.

    (a) At the Effective Time, (i) the certificate of incorporation of the Company, as in effect at the Effective Time (which shall be amended and restated pursuant to Section 7.16), shall be the certificate of incorporation of the surviving corporation in the Atlantic Merger until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time (which shall be amended and restated pursuant to Section 7.16), shall be the bylaws of the surviving corporation in the Atlantic Merger until thereafter amended as provided by law, the certificate of incorporation of the surviving corporation in the Atlantic Merger and such bylaws. Subject to the foregoing, the additional effects of the Atlantic Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA").

    (b) At the Effective Time, (i) the certificate and articles of incorporation of Delmarva, as in effect immediately prior to the Effective Time, shall be the certificate and articles of incorporation of the surviving corporation in the Delmarva Merger until thereafter amended as provided by law and such certificate and articles of incorporation, and (ii) the bylaws of Delmarva, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Delmarva Merger until thereafter amended as provided by law, the certificate and articles of incorporation of the surviving corporation in the Delmarva Merger and such bylaws. Subject to the foregoing, the additional effects of the Delmarva Merger shall be as provided in the applicable provisions of the DGCL and the Virginia Stock Corporation Act (the "VSCA").
    Section 1.3 EFFECTIVE TIME OF THE MERGERS. On the Closing Date (as defined in Section 3.1): (a) a certificate of merger with respect to the Delmarva Merger shall be executed and filed by Delmarva with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL and articles of merger with respect to the Delmarva Merger shall be executed and filed by Delmarva with the State Corporation Commission of Virginia (the "Virginia Commission") pursuant to
Section 13.1-720 of the VSCA; and (b) a certificate of merger with respect to the Atlantic Merger shall be executed and filed by the Company with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL and a certificate of merger with respect to the Atlantic Merger shall be executed and filed by Atlantic and the Company with the Secretary of State of the State of New Jersey pursuant to Section 14A:10-4.1 of the NJBCA. The Mergers shall become effective simultaneously and at the time that Delmarva and Atlantic shall agree, which time shall be specified in the respective certificates and articles of merger for the Mergers (such time being herein referred to as the "Effective Time").

                                   ARTICLE II

                              TREATMENT OF SHARES
    Section 2.1 EFFECT OF MERGERS ON CAPITAL STOCK. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of Delmarva, Atlantic, the Company or DS Sub:
    (a) CANCELLATION OF CERTAIN COMMON STOCK. Each share of (i) Delmarva common stock, par value $2.25 ("Delmarva Common Stock"), that is owned by Delmarva as treasury stock or by Atlantic or by any wholly owned subsidiary (as defined in Section 4.1) of Delmarva or Atlantic, (ii) Atlantic common stock, no par value ("Atlantic Common Stock"), that is owned by Atlantic as treasury stock or by Delmarva or by any wholly owned subsidiary of Atlantic or Delmarva and (iii) Company Common Stock, par value $.01 per share ("Company Common Stock"), that is owned by Delmarva, Atlantic or any wholly owned subsidiary of Delmarva or Atlantic, in each case shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF CERTAIN COMMON STOCK. Each share of Delmarva Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a)) shall be converted into the right to receive one fully paid and nonassessable share of Company Common Stock (the "Delmarva Conversion Ratio"), and each share of Atlantic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a)) shall be converted into the right to receive 0.75 fully paid and nonassessable share(s) of Company Common Stock and 0.125 fully paid and nonassessable share(s) of Class A common stock, par value $0.01 per share ("Letter Stock") of the Company, the provisions of which are set forth in
Article IV of the form of certificate of incorporation of the Company attached hereto as Exhibit A (the "Atlantic Conversion Ratio"). Upon such conversions as provided for herein, each holder of a certificate formerly representing any such shares of Delmarva Common Stock or Atlantic Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock and, in the case of holders of Atlantic Common Stock, the shares of Letter Stock to be issued in consideration therefor (and cash in lieu of fractional shares) upon the surrender of such certificate in accordance with
Section 2.2.
    (c) CONVERSION OF DS SUB COMMON STOCK. Each share of DS Sub Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock, par value $2.25, of the surviving corporation in the Delmarva Merger.
    (d) DELMARVA PREFERRED STOCK UNCHANGED. Each share of Delmarva Preferred Stock and each share of Delmarva Preferred Stock --$25 par (together, "Delmarva Preferred Stock"), shall be unchanged in and shall remain outstanding after the Mergers.
    (e) SHARES OF DISSENTING HOLDERS. Any issued and outstanding shares of Delmarva stock which is neither (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc., nor (ii) held of record by more than 2,000 holders, and which are held by a person who objects to the Merger and who has demanded appraisal for such shares in accordance with all applicable provisions of the DGCL or the VSCA concerning the right of such person to dissent from the Mergers and demand appraisal of such shares (each, a "Dissenting Holder") shall, if the DGCL or the VSCA provides for appraisal rights with respect to such shares in the Mergers, from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the DGCL or the VSCA, as applicable; provided, however, that shares outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares, pursuant to the DGCL or the VSCA, as applicable, shall be unchanged in and remain outstanding after the Mergers, without interest.
    Section 2.2 EXCHANGE OF COMMON STOCK CERTIFICATES.
    (a) DEPOSIT WITH EXCHANGE AGENT. On or before the Effective Time, the Company shall deposit with a bank, trust company or other agent selected by Delmarva and Atlantic (the "Exchange Agent") certificates representing shares of Company Common Stock and Letter Stock required to effect the conversion of Delmarva Common Stock or Atlantic Common Stock, as the case may be, into Company Common Stock and, in the case of Atlantic Common Stock, Letter Stock as described in Section 2.1(b).
    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Delmarva Common Stock or Atlantic Common Stock (collectively, "Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock and, in the case of Atlantic Common Stock, Letter Stock (collectively, "Company Shares") pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests that such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of Delmarva or Atlantic, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.
    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Shares to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery and a payment date subsequent to such delivery payable with respect to such whole Company Shares.
    (d) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Company Shares shall be issued upon the delivery for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Shares delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Company Common Stock and Letter Stock to be distributed to holders of Delmarva Common Stock and Atlantic Common Stock, respectively, pursuant to Section 2.1 (such excess being hereinafter referred to as the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Atlantic Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE"), all in the manner provided in Section 2.2(d)(iii).

    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Atlantic Common Stock, the Exchange Agent shall, until remitted pursuant to Section 2.2(f), hold such proceeds in trust for the holders of Atlantic Common Stock (the "Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the proceeds comprising the Common Shares Trust to which each holder of Atlantic Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Atlantic Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Atlantic Common Stock are entitled.

    (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of Atlantic Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of Atlantic Common Stock who have theretofore delivered Certificates for Atlantic Common Stock for exchange pursuant to this Article II.
    (e) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Delmarva with respect to shares of Delmarva Common Stock, and of Atlantic with respect to shares of Atlantic Common Stock, issued and outstanding prior to the Effective Time shall be closed and no transfer of any such shares shall thereafter be made. If after the Effective Time Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this
Section 2.2.
    (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of undelivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                  THE CLOSING
    Section 3.1 CLOSING. The closing (the "Closing") of the Mergers shall take place at a place to be mutually agreed upon by the parties hereto at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and date as Delmarva and Atlantic shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF DELMARVA

    Delmarva represents and warrants to Atlantic as follows:
    Section 4.1 ORGANIZATION AND QUALIFICATION. Except as disclosed in Section
4.1 of the Delmarva Disclosure Schedule (as defined in Section 7.6(ii)), (i) Delmarva is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation, (ii) each of Delmarva's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (iii) each of Delmarva and each of its subsidiaries has all requisite corporate power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Delmarva and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Delmarva Material Adverse Effect"). As used in this Agreement the term "subsidiary" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity or otherwise to direct the management and policies of such corporation or other entity.
    Section 4.2 SUBSIDIARIES. Section 4.2 of the Delmarva Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of Delmarva, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and Delmarva's interest therein. Except as disclosed in Section 4.2 of the Delmarva Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) and 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as disclosed in Section 4.2 of the Delmarva Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Delmarva are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Delmarva free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.
    Section 4.3 CAPITALIZATION. The authorized capital stock of Delmarva consists of 90,000,000 shares of Delmarva Common Stock, 1,800,000 shares of Delmarva Preferred Stock, 3,000,000 shares of Delmarva Preferred Stock--$25 Par, and 10,000,000 shares of Delmarva Preferred Stock--$1 Par. As of the close of business on June 30, 1996, 60,697,635 shares of Delmarva Common Stock, 1,280,850 shares of Delmarva Preferred Stock and 1,600,000 shares of Delmarva Preferred Stock--$25 Par were issued and outstanding and no shares of Delmarva Preferred Stock--$1 Par were issued and outstanding. All of the issued and outstanding shares of the capital stock of Delmarva are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 4.3 of the Delmarva Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Delmarva or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Delmarva or obligating Delmarva or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.
    Section 4.4 AUTHORITY; NONCONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.
    (a) AUTHORITY. Delmarva has all requisite power and authority to enter into this Agreement and, subject to the Delmarva Shareholders' Approval (as defined in Section 4.13) and the Delmarva Required Statutory Approvals (as defined in
Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Delmarva of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Delmarva, subject to obtaining the Delmarva Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Delmarva and, assuming the due authorization, execution and delivery of this Agreement by the other signatories hereto constitutes the legal, valid and binding obligation of Delmarva enforceable against Delmarva in accordance with its terms.
    (b) NONCONTRAVENTION. Except as disclosed in Section 4.4(b) of the Delmarva Disclosure Schedule, the execution and delivery of this Agreement by Delmarva do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Delmarva or any of its subsidiaries or, to the best knowledge of Delmarva, any of its joint ventures, under any provisions of (i) the certificate or articles of incorporation, bylaws or similar governing documents of Delmarva or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Delmarva Required Statutory Approvals and the receipt of the Delmarva Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") applicable to Delmarva or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Delmarva Disclosure Schedule (the "Delmarva Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Delmarva or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect.
    (c) STATUTORY APPROVALS. Except as disclosed in Section 4.4(c) of the Delmarva Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Delmarva or the consummation by Delmarva of the transactions contemplated hereby, the failure to obtain which, in the aggregate, is reasonably likely to have a Delmarva Material Adverse Effect (the "Delmarva Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Delmarva Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notice, obtaining such authorizations, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law.
    (d) COMPLIANCE. Except as disclosed in Section 4.4(d), 4.7, 4.10 or 4.11 of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports (as defined in Section 4.5), neither Delmarva nor any of its subsidiaries nor, to the best knowledge of Delmarva, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including without limitation any applicable Environmental Laws (as defined in Section 4.11(g)(ii)) of any Governmental Authority, except for violations that, in the aggregate, do not have, and to the best knowledge of Delmarva are not reasonably likely to have, a Delmarva Material Adverse Effect. Except as disclosed in Section 4.4(d) or 4.11 of the Delmarva Disclosure Schedule, Delmarva, its subsidiaries and, to the best knowledge of Delmarva, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted (collectively, "Permits"), except those the failure to obtain which, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect. Except as set forth in Section 4.4(b), 4.4(d) or 4.11 of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries nor, to the best knowledge of Delmarva, any of its joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate or articles of incorporation or its bylaws or (ii) except where such breaches, violations and defaults, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect, any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.
    Section 4.5 REPORTS AND FINANCIAL STATEMENTS. Except as disclosed in Section
4.5 of the Delmarva Disclosure Schedule, the filings required to be made by Delmarva and its subsidiaries since January 1, 1991 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable Delaware, Maryland, Virginia and Pennsylvania laws and regulations, the Federal Power Act, as amended (the "Power Act"), the 1935 Act and the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), have been filed with the Securities and Exchange Commission (the "SEC"), the Delaware Public Service Commission (the "Delaware Commission"), the Maryland Public Service Commission (the "Maryland Commission"), the Virginia Commission, the Pennsylvania Public Utility Commission (the "Pennsylvania Commission"), the Federal Energy Regulatory Commission (the "FERC") and the Nuclear Regulatory Commission (the "NRC"), respectively, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Delmarva has made available to Atlantic a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Delmarva with the SEC since January 1, 1991 and through the date hereof (as such documents have since the time of their filing been amended, the "Delmarva SEC Reports"). The Delmarva SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Delmarva with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Delmarva included in the Delmarva SEC Reports (collectively, the "Delmarva Financial Statements") have been prepared, and will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of Delmarva as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the certificate and articles of incorporation and the bylaws of Delmarva, as in effect on the date hereof, have been delivered to Atlantic.
    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES. (a) Except as disclosed in the Delmarva SEC Reports filed prior to the date hereof or as disclosed in Section 4.6 of the Delmarva Disclosure Schedule, from December 31, 1995 through the date hereof each of Delmarva and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of Delmarva, is reasonably likely to have, a Delmarva Material Adverse Effect.

    (b) Neither Delmarva nor any of its subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Delmarva or are reflected in the notes thereto for the year ended December 31, 1995 or that were incurred after December 31, 1995 in the ordinary course of business and are not reasonably likely to have a Delmarva Material Adverse Effect.

    Section 4.7 LITIGATION. Except as disclosed in the Delmarva SEC Reports filed prior to the date hereof or as disclosed in Section 4.7, 4.9, 4.10 or 4.11 of the Delmarva Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or to the best knowledge of Delmarva threatened, nor are there any investigations or reviews pending or, to the best knowledge of Delmarva, threatened against, relating to or affecting Delmarva or any of its subsidiaries, (ii) there have not been any developments since December 31, 1995 with respect to any such disclosed claims, suits, actions, proceedings, investigations or review and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Delmarva or any of its subsidiaries that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect.
    Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Delmarva for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Letter Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy in definitive form, relating to the meetings of the shareholders of Delmarva and Atlantic to be held in connection with the Mergers and the prospectus relating to the Company Common Stock and Letter Stock to be issued in the Mergers (the "Joint Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
    Section 4.9 TAX MATTERS. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Delmarva or any of its subsidiaries, on the one hand, or Atlantic or any of its subsidiaries, on the other hand.
    (a) FILING OF TIMELY TAX RETURNS. Except as disclosed in Section 4.9(a) of the Delmarva Disclosure Schedule, Delmarva and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.
    (b) PAYMENT OF TAXES. Except as disclosed in Section 4.9(b) of the Delmarva Disclosure Schedule, Delmarva and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.
    (c) TAX RESERVES. Delmarva and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of Delmarva or any of its subsidiaries except liens for Taxes not yet due.
    (e) WITHHOLDING TAXES. Delmarva and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code SectionSection 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.
    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Except as disclosed in
Section 4.9(f) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.
    (g) WAIVERS OF STATUTE OF LIMITATIONS. Except as disclosed in Section 4.9(g) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.
    (h) EXPIRATION OF STATUTE OF LIMITATIONS. Except as disclosed in Section 4.9(h) of the Delmarva Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Delmarva and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Delmarva or any of its subsidiaries that has not been resolved and paid in full.
    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. Except as disclosed in
Section 4.9(i) of the Delmarva Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Delmarva or any of its subsidiaries.
    (j) POWERS OF ATTORNEY. Except as disclosed in Section 4.9(j) of the Delmarva Disclosure Schedule, no power of attorney currently in force has been granted by Delmarva or any of its subsidiaries concerning any Tax matter.
    (k) TAX RULINGS. Except as disclosed in Section 4.9(k) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Rulings", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.
    (l) AVAILABILITY OF TAX RETURNS. Delmarva and its subsidiaries have made available to Atlantic complete and accurate copies, covering all open years, of
(i) all Tax Returns, and any amendments thereto, filed by Delmarva or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Delmarva or any of its subsidiaries and (iii) any Closing Agreements entered into by Delmarva or any of its subsidiaries with any taxing authority.
    (m) TAX SHARING AGREEMENTS. Except as disclosed in Section 4.9(m) of the Delmarva Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among Delmarva and any of its subsidiaries.

    (n) CODE SECTION 341(F). Neither Delmarva nor any of its subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code
Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by Delmarva or any of its subsidiaries.
    (o) CODE SECTION 168. Except as disclosed in Section 4.9(o) of the Delmarva Disclosure Schedule, no property of Delmarva or any of its subsidiaries is property that Delmarva or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168.
    (p) CODE SECTION 481 ADJUSTMENTS. Except as disclosed in Section 4.9(p) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by Delmarva or any of its subsidiaries, and, to the best of the knowledge of Delmarva, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.
    (q) CODE SECTIONS 6661 AND 6662. Except as disclosed in Section 4.9(q) of the Delmarva Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code Section 6661 for Tax Returns filed on or before December 31, 1990, and within the meaning of Code Section 6662 for tax returns filed after December 31, 1990) that could reasonably be expected to result in a Delmarva Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of Delmarva and its subsidiaries in accordance with Code Section 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1990, and in accordance with Code Section 6662(d)(2)(B) for Tax Returns filed after December 31, 1990.
    (r) CODE SECTION 280G. Except as disclosed in Section 4.9(r) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.
    (s) NOLS. As of December 31, 1994, Delmarva and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in
Section 4.9(s) of the Delmarva Disclosure Schedule. Section 4.9(s) of the Delmarva Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.
    (t) CREDIT CARRYOVER. As of December 31, 1994, Delmarva and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 4.9(t) of the Delmarva Disclosure Schedule. Section 4.9(t) of the Delmarva Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.
    (u) CODE SECTION 338 ELECTIONS. Except as disclosed in Section 4.9(u) of the Delmarva Disclosure Schedule, no election under Code Section 338 (or any predecessor provision) has been made by or with respect to Delmarva or any of its subsidiaries or any of their respective assets or properties.
    (v) ACQUISITION INDEBTEDNESS. Except as disclosed in Section 4.9(v) of the Delmarva Disclosure Schedule, no indebtedness of Delmarva or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b).
    (w) INTERCOMPANY TRANSACTIONS. Except as disclosed in Section 4.9(w) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.
    (x) LIABILITY FOR OTHERS. Except as disclosed in Section 4.9(x) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has any liability for Taxes of any person other than Delmarva and its subsidiaries
(i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or
(iii) otherwise.

    Section 4.10 EMPLOYEE MATTERS; ERISA.
    (a) BENEFIT PLANS. Section 4.10(a) of the Delmarva Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program or arrangement covering employees, former employees or directors of Delmarva (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if Delmarva or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of Delmarva or any of its subsidiaries (whether or not terminated, if Delmarva or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 maintained or contributed to by Delmarva or any entity required to be aggregated therewith pursuant to Code Section 414(b) or (c) (each, a "Delmarva ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Delmarva Benefit Plans") and (iv) with respect to each Delmarva Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Delmarva Benefit Plan).
    (b) CONTRIBUTIONS. Except as disclosed in Section 4.10(b) of the Delmarva Disclosure Schedule, all material contributions and other payments required to have been made by Delmarva or any of its subsidiaries pursuant to any Delmarva Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Delmarva Financial Statements.
    (c) QUALIFICATION; COMPLIANCE. Except as disclosed in Section 4.10(c) of the Delmarva Disclosure Schedule, each Delmarva Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of Delmarva, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. Delmarva and each of its subsidiaries are in compliance with, and each Delmarva Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Delmarva Material Adverse Effect. To the best knowledge of Delmarva, no individual or entity has engaged in any transaction with respect to any Delmarva Benefit Plan as a result of which Delmarva or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975. To the best knowledge of Delmarva, (i) no Delmarva Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state or local governmental entity and (ii) no Delmarva Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).
    (d) LIABILITIES. With respect to the Delmarva Benefit Plans, individually and in the aggregate, no termination or partial termination of any Delmarva Benefit Plan or other event has occurred, and, to the best knowledge of Delmarva, there exists no condition or set of circumstances, that could subject Delmarva or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such plan or to the Pension Benefit Guaranty

Corporation (the "PBGC"), or under any indemnity agreement to which Delmarva, any of its subsidiaries or any Delmarva ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, is reasonably likely to have a Delmarva Material Adverse Effect.
    (e) WELFARE PLANS. Except as disclosed in Section 4.10(e) of the Delmarva Disclosure Schedule, no Delmarva Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).
    (f) DOCUMENTS MADE AVAILABLE. Delmarva has made available to Atlantic a true and correct copy of each collective bargaining agreement to which Delmarva is a party or under which Delmarva has obligations and, with respect to each Delmarva Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements,
(iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the most recent actuarial report or valuation.
    (g) PAYMENTS RESULTING FROM MERGERS. Other than as disclosed in Section 4.10(g) of the Delmarva Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or Delmarva or any of its subsidiaries under any applicable Delmarva Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Delmarva Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.
    (h) FUNDED STATUS OF PLANS. Except as disclosed in Section 4.10(h) of the Delmarva Disclosure Schedule, each Delmarva Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No Delmarva Benefit Plan subject to the minimum funding requirements of ERISA Section 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA
Section 302).
    (i) MULTIEMPLOYER PLANS. Except as disclosed in Section 4.10(i) of the Delmarva Disclosure Schedule, no Delmarva Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and none of Delmarva, any subsidiary thereof or any Delmarva ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any Delmarva Benefit Plan that is listed in
Section 4.10(i) of the Delmarva Disclosure Schedule as a multiemployer plan, Delmarva and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."
    (j) MODIFICATION OR TERMINATION OF PLANS. Except as disclosed in Section 4.10(j) of the Delmarva Disclosure Schedule: (i) neither Delmarva nor any subsidiary of Delmarva is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice; and
(ii) to the best knowledge of Delmarva, after review of all Delmarva Benefit Plan documents, the Company, Delmarva or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Delmarva Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Delmarva Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by Delmarva or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA Section 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.
    (k) REPORTABLE EVENTS; CLAIMS. Except as disclosed in Section 4.10(k) of the Delmarva Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Delmarva Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of Delmarva, threatened, by or against Delmarva or any of its subsidiaries with respect to any Delmarva Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have a Delmarva Material Adverse Effect.
    (l) LABOR AGREEMENTS. Except as disclosed in Section 4.10(l) of the Delmarva Disclosure Schedule, to the best knowledge of Delmarva, as of the date hereof, there is no current labor union representation question involving employees of Delmarva or any of its subsidiaries, nor does Delmarva or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the Delmarva SEC Reports or as disclosed in Section 4.10(l) of the Delmarva Disclosure Schedule: (i) neither Delmarva nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there are no unfair labor practice charges or grievances arising out of a collective bargaining agreement or other grievance procedure against Delmarva or any of its subsidiaries pending, or to the best knowledge of Delmarva threatened, that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect; (iii) there are no complaints, lawsuits or proceedings in any forum or forums by or on behalf of any present or former employees, any applicants for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Delmarva or any of its subsidiaries pending, or to the best knowledge of Delmarva threatened, that, in the aggregate, are reasonably likely to have, a Delmarva Material Adverse Effect; (iv) there are no strikes, disputes, slowdowns, work stoppages or lockouts pending, or to the best knowledge of Delmarva threatened, against or involving Delmarva or any of its subsidiaries that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect; (v) Delmarva and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending, or to the best knowledge of Delmarva threatened, in respect to which any director, officer, employee or agent of Delmarva or any of its subsidiaries is or may be entitled to claim indemnification from Delmarva or any of its subsidiaries pursuant to their respective certificates or articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 4.10(l) of the Delmarva Disclosure Schedule.
    Section 4.11 ENVIRONMENTAL PROTECTION.
    (a) COMPLIANCE. Except as disclosed in Section 4.11(a) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, Delmarva and each of its subsidiaries are and have been in material compliance with all applicable Environmental Laws (as defined in Section 4.11(g)), except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect. Except as disclosed in Section 4.11(a) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that Delmarva or any of its subsidiaries is not or has not been in material compliance with applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect.
    (b) ENVIRONMENTAL PERMITS. Except as disclosed in Section 4.11(b) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, Delmarva and each of its subsidiaries have obtained or have applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Delmarva and its subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect.
    (c) ENVIRONMENTAL CLAIMS. Except as disclosed in Section 4.11(c) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, there are no Environmental Claims (as hereinafter defined in Section 4.11(g)) pending, or to the best knowledge of Delmarva threatened, (i) against Delmarva or any of its subsidiaries or joint ventures,
(ii) against any person or entity whose liability for any Environmental Claim Delmarva or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that Delmarva or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined, are in the aggregate reasonably likely to have a Delmarva Material Adverse Effect.
    (d) RELEASES. Except as disclosed in Section 4.11(c) or 4.11(d) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, there has been no Release (as hereinafter defined in Section 4.11(g)) of any Hazardous Material (as hereinafter defined in Section 4.11(g)) that would be reasonably likely to form the basis of any Environmental Claim against Delmarva or of any subsidiary or joint venture of Delmarva, or against any person or entity whose liability for any Environmental Claim Delmarva or any subsidiary or joint venture of Delmarva has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which is not in the aggregate reasonably likely to have a Delmarva Material Adverse Effect.
    (e) PREDECESSORS. Except as disclosed in Section 4.11(e) of the Delmarva Disclosure Schedule, or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, with respect to any predecessor of Delmarva or of any subsidiary or joint venture of Delmarva, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims, that are reasonably likely to have, in the aggregate, a Delmarva Material Adverse Effect.

    (f) DISCLOSURE. To the best knowledge of Delmarva, Delmarva has disclosed to Atlantic all material facts that Delmarva reasonably believes are likely to form the basis of a material Environmental Claim or to require material expenditures in order to comply with current or future applicable Environmental Laws arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site and (iii) any other environmental matters affecting Delmarva or its subsidiaries.

    (g) As used in this Agreement:

        (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including without limitation any Governmental Authority) alleging potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Delmarva or any of its subsidiaries or joint ventures (for purposes of this Section 4.11 only), or by Atlantic or any of its subsidiaries or joint ventures (for purposes of Section 5.11 only), (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

        (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        (iii) "Hazardous Materials" means (A) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Delmarva or any of its subsidiaries or joint ventures operates (for purposes of this Section 4.11 only) or in which Atlantic or any of its subsidiaries or joint ventures operates (for purposes of Section 5.11 only).

        (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).
    Section 4.12 REGULATION AS A UTILITY. Delmarva is regulated as a public utility in the States of Delaware and Maryland and in the Commonwealth of Virginia and in no other state. Except as disclosed in Section 4.12 of the Delmarva Disclosure Schedule, neither Delmarva nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Delmarva is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Delmarva is not a holding company under the 1935 Act.
    Section 4.13 VOTE REQUIRED. The approval of the Delmarva Merger by more than two-thirds of all votes entitled to be cast by all holders of Delmarva Common Stock (or such lesser percentage as may be required as a result of any change of applicable law) (the "Delmarva Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of Delmarva required to approve this Agreement, the Mergers and the other transactions contemplated hereby.
    Section 4.14 OPINION OF FINANCIAL ADVISOR. Delmarva has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by the holders of Delmarva Common Stock are fair from a financial point of view to the holders of Delmarva Common Stock.
    Section 4.15 INSURANCE. Except as disclosed in Section 4.15 of the Delmarva Disclosure Schedule, each of Delmarva and each of its subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Delmarva and its subsidiaries during such time period. Except as disclosed in Section 4.15 of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Delmarva and its subsidiaries are valid and enforceable policies.
    Section 4.16 APPLICABILITY OF CERTAIN DELAWARE AND VIRGINIA LAW. Assuming the accuracy of the representation of Atlantic set forth in Section 5.17, none of the control share acquisition restrictions of Section 13.1-728.1 et seq. of the VSCA, the business combination restrictions of Section 203 of the DGCL or the affiliated transactions restrictions of Section 13.1-725 et seq. of the VSCA is applicable to the transactions contemplated by this Agreement.
    Section 4.17 OWNERSHIP OF ATLANTIC COMMON STOCK. Delmarva does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Atlantic Common Stock.
    Section 4.18 OPERATIONS OF DELMARVA NUCLEAR POWER PLANTS. Except as set forth in Section 4.18 of the Delmarva Disclosure Schedule, to the best knowledge of Delmarva, the operations of the Salem and Peach Bottom Nuclear Generating Stations owned by Delmarva (together with Atlantic) (collectively, the "Delmarva Facilities") are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not and insofar as can reasonably be foreseen would not have a Delmarva Material Adverse Effect. To the best knowledge of Delmarva, each of the Delmarva Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and customary liability insurance consistent with industry practice and consistent with Delmarva's view of the risks inherent in the operation of a nuclear power facility currently exists with respect to such Delmarva Facility. To the best knowledge of Delmarva, plans for the decommissioning of each of the Delmarva Facilities and for the short-term storage of spent nuclear fuel conform with the requirements of applicable law, and such plans have at all times been funded consistently with reasonable budget projections for such plans.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ATLANTIC

    Atlantic represents and warrants to Delmarva as follows:
    Section 5.1 ORGANIZATION AND QUALIFICATION. Except as disclosed in Section
5.1 of the Atlantic Disclosure Schedule (as defined in Section 7.6(i)), (i) Atlantic is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, (ii) each of Atlantic's subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (iii) each of Atlantic and its subsidiaries has all requisite corporate or partnership power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Atlantic and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Atlantic Material Adverse Effect").
    Section 5.2 SUBSIDIARIES. Section 5.2 of the Atlantic Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of Atlantic, including the name of each such entity, the state or jurisdiction of its organization, a brief description of the principal line or lines of business conducted by each such entity and Atlantic's interest therein. Except as disclosed in Section 5.2 of the Atlantic Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) and 2(a)(11) of the 1935 Act, respectively. Except as disclosed in Section 5.2 of the Atlantic Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Atlantic are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Atlantic free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.
    Section 5.3 CAPITALIZATION. The authorized capital stock of Atlantic consists of 75,000,000 shares of Atlantic Common Stock. As of the close of business on June 30, 1996, 52,702,052 shares of Atlantic Common Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of Atlantic are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 5.3 of the Atlantic Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Atlantic or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Atlantic or obligating Atlantic or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

    Section 5.4 AUTHORITY; NONCONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.
    (a) AUTHORITY. Atlantic has all requisite power and authority to enter into this Agreement and, subject to the Atlantic Shareholders' Approval (as defined in Section 5.13) and the Atlantic Required Statutory Approvals (as defined in
Section 5.4(c), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Atlantic of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atlantic, subject to obtaining the Atlantic Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Atlantic and, assuming the due authorization, execution and delivery of this Agreement by the other signatories hereto, constitutes the legal, valid and binding obligation of Atlantic enforceable against Atlantic in accordance with its terms.
    (b) NONCONTRAVENTION. Except as disclosed in Section 5.4(b) of the Atlantic Disclosure Schedule, the execution and delivery of this Agreement by Atlantic do not, and the consummation of the transactions contemplated hereby will not result in any Violation by Atlantic or any of its subsidiaries or, to the best knowledge of Atlantic, any of its joint ventures under any provisions of (i) the certificate or articles of incorporation, bylaws or similar governing documents of Atlantic or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Atlantic Required Statutory Approvals and the receipt of the Atlantic Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Atlantic or any of its subsidiaries or joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Atlantic Disclosure Schedule (the "Atlantic Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Atlantic or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect.
    (c) STATUTORY APPROVALS. Except as disclosed in Section 5.4(c) of the Atlantic Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Atlantic or the consummation by Atlantic of the transactions contemplated hereby, the failure to obtain which, in the aggregate, is reasonably likely to have an Atlantic Material Adverse Effect (the "Atlantic Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Atlantic Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notice, obtaining such authorizations, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law.
    (d) COMPLIANCE. Except as disclosed in Section 5.4(d), 5.7, 5.10 or 5.11 of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports (as defined in Section 5.5), neither Atlantic nor any of its subsidiaries nor, to the best knowledge of Atlantic, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including without limitation any applicable Environmental Laws) of any Governmental Authority, except for violations that, in the aggregate, do not have, and to the best knowledge of Atlantic are not reasonably likely to have, an Atlantic Material Adverse Effect. Except as disclosed in Section 5.4(d) or
5.11 of the Atlantic Disclosure Schedule, Atlantic, its subsidiaries and, to the best knowledge of Atlantic, its joint ventures have all Permits, except those the failure to obtain which, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect. Except as set forth in Section 5.4(b), 5.4(d) or 5.11 of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries nor, to the best knowledge of Atlantic, any of its joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate or articles of incorporation or its bylaws or (ii) except where such breaches, violations and defaults, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect, any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.
    Section 5.5 REPORTS AND FINANCIAL STATEMENTS. Except as disclosed in Section
5.5 of the Atlantic Disclosure Schedule, the filings required to be made by Atlantic and its subsidiaries since January 1, 1991 under the Securities Act, the Exchange Act, applicable New Jersey and Pennsylvania laws and regulations, the Power Act, the 1935 Act and the Atomic Energy Act have been filed with the SEC, the New Jersey Board of Public Utilities (the "New Jersey Commission"), the Pennsylvania Commission, the FERC and the NRC, respectively, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Atlantic has made available to Delmarva a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Atlantic with the SEC since January 1, 1991 and through the date hereof (as such documents have since the time of their filing been amended, the "Atlantic SEC Reports"). The Atlantic SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Atlantic with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Atlantic included in the Atlantic SEC Reports (collectively, the "Atlantic Financial Statements") have been prepared, and will be prepared, in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of Atlantic as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the certificate of incorporation and bylaws of Atlantic, as in effect on the date hereof, have been delivered to Delmarva.
    Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES. (a) Except as disclosed in the Atlantic SEC Reports filed prior to the date hereof or as disclosed in Section 5.6 of the Atlantic Disclosure Schedule, from December 31, 1995 through the date hereof, each of Atlantic and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of Atlantic, is reasonably likely to have, an Atlantic Material Adverse Effect.

    (b) Neither Atlantic nor any of its subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Atlantic or are reflected in the notes thereto for the year ended December 31, 1995 or that were incurred after December 31, 1995 in the ordinary course of business and are not reasonably likely to have an Atlantic Material Adverse Effect.
    Section 5.7 LITIGATION. Except as disclosed in the Atlantic SEC Reports filed prior to the date hereof or as disclosed in Section 5.7, 5.9, 5.10 or 5.11 of the Atlantic Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the best knowledge of Atlantic, threatened, nor are there any investigations or reviews pending or, to the best knowledge of Atlantic, threatened against, relating to or affecting Atlantic or any of its subsidiaries, (ii) there have not been any developments since December 31, 1995 with respect to any such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Atlantic or any of its subsidiaries that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect.
    Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Atlantic for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of Atlantic and Delmarva and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
    Section 5.9 TAX MATTERS.

    (a) FILING OF TIMELY TAX RETURNS. Except as disclosed in Section 5.9(a) of the Atlantic Disclosure Schedule, Atlantic and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.
    (b) PAYMENT OF TAXES. Except as disclosed in Section 5.9(b) of the Atlantic Disclosure Schedule, Atlantic and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.
    (c) TAX RESERVES. Atlantic and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.
    (d) TAX LIENS. There are no Tax liens upon the assets of Atlantic or any of its subsidiaries except liens for Taxes not yet due.
    (e) WITHHOLDING TAXES. Atlantic and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.
    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Except as disclosed in
Section 5.9(f) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.
    (g) WAIVERS OF STATUTE OF LIMITATIONS. Except as disclosed in Section 5.9(g) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.
    (h) EXPIRATION OF STATUTE OF LIMITATIONS. Except as disclosed in Section 5.9(h) of the Atlantic Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Atlantic and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Atlantic or any of its subsidiaries that has not been resolved and paid in full.

    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. Except as disclosed in
Section 5.9(i) of the Atlantic Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Atlantic or any of its subsidiaries.
    (j) POWERS OF ATTORNEY. Except as disclosed in Section 5.9(j) of the Atlantic Disclosure Schedule, no power of attorney currently in force has been granted by Atlantic or any of its subsidiaries concerning any Tax matter.
    (k) TAX RULINGS. Except as disclosed in Section 5.9(k) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.
    (l) AVAILABILITY OF TAX RETURNS. Atlantic and its subsidiaries have made available to Delmarva complete and accurate copies, covering all open years, of
(i) all Tax Returns, and any amendments thereto, filed by Atlantic or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Atlantic or any of its subsidiaries and (iii) any Closing Agreements entered into by Atlantic or any of its subsidiaries with any taxing authority.
    (m) TAX SHARING AGREEMENTS. Except as disclosed in Section 5.9(m) of the Atlantic Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among Atlantic and any of its subsidiaries.
    (n) CODE SECTION 341(F). Neither Atlantic nor any of its subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code
Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by Atlantic or any of its subsidiaries.
    (o) CODE SECTION 168. Except as disclosed in Section 5.9(o) of the Atlantic Disclosure Schedule, no property of Atlantic or any of its subsidiaries is property that Atlantic or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168.
    (p) CODE SECTION 481 ADJUSTMENTS. Except as disclosed in Section 5.9(p) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by Atlantic or any of its subsidiaries, and to the best of the knowledge of Atlantic, the IRS has not proposed any such adjustment or change in accounting method.
    (q) CODE SECTIONS 6661 AND 6662. Except as disclosed in Section 5.9(q) of the Atlantic Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code Section 6661 for Tax Returns filed on or before December 31, 1990, and within the meaning of Code Section 6662 for tax returns filed after December 31, 1990) that could reasonably be expected to result in an Atlantic Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of Atlantic and its subsidiaries in accordance with Code Section 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1990, and in accordance with Code Section
 6662(d)(2)(B) for Tax Returns filed after December 31, 1990.
    (r) CODE SECTION 280G. Except as disclosed in Section 5.9(r) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.
    (s) NOLS. As of December 31, 1994, Atlantic and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in
Section 5.9(s) of the Atlantic Disclosure Schedule. Section 5.9(s) of the Atlantic Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

    (t) CREDIT CARRYOVER. As of December 31, 1994, Atlantic and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 5.9(t) of the Atlantic Disclosure Schedule. Section 5.9(t) of the Atlantic Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.
    (u) CODE SECTION 338 ELECTIONS. Except as disclosed in Section 5.9(u) of the Atlantic Disclosure Schedule, no election under Code Section 338 (or any predecessor provision) has been made by or with respect to Atlantic or any of its subsidiaries or any of their respective assets or properties.
    (v) ACQUISITION INDEBTEDNESS. Except as disclosed in Section 5.9(v) of the Atlantic Disclosure Schedule, no indebtedness of Atlantic or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section  279(b).
    (w) INTERCOMPANY TRANSACTIONS. Except as disclosed in Section 5.9(w) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.
    (x) LIABILITY FOR OTHERS. Except as disclosed in Section 5.9(x) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has any liability for Taxes of any person other than Atlantic and its subsidiaries
(i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or
(iii) otherwise.
    Section 5.10 EMPLOYEE MATTERS; ERISA.
    (a) BENEFIT PLANS. Section 5.10(a) of the Atlantic Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program or arrangement covering employees, former employees or directors of Atlantic (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of ERISA Section 3(3) (whether or not terminated, if Atlantic or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of Atlantic or any of its subsidiaries (whether or not terminated, if Atlantic or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code Section
 412 maintained or contributed to by Atlantic or any entity required to be aggregated therewith pursuant to Code Section 414(b) or (c) (each, an "Atlantic ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Atlantic Benefit Plans") and (iv) with respect to each Atlantic Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Atlantic Benefit Plan).
    (b) CONTRIBUTIONS. Except as disclosed in Section 5.10(b) of the Atlantic Disclosure Schedule, all material contributions and other payments required to have been made by Atlantic or any of its subsidiaries pursuant to any Atlantic Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Atlantic Financial Statements.
    (c) QUALIFICATION; COMPLIANCE. Except as disclosed in Section 5.10(c) of the Atlantic Disclosure Schedule, each Atlantic Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of Atlantic, no event or condition exists or has occurred that could reasonably be expectedto result in the revocation of any such determination. Atlantic and each of its subsidiaries are in compliance with, and each Atlantic Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have an Atlantic Material Adverse Effect. To the best knowledge of Atlantic, no individual or entity has engaged in any transaction with respect to any Atlantic Benefit Plan as a result of which Atlantic or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975. To the best knowledge of Atlantic, (i) no Atlantic Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state or local governmental entity and (ii) no Atlantic Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).
    (d) LIABILITIES. With respect to the Atlantic Benefit Plans, individually and in the aggregate, no termination or partial termination of any Atlantic Benefit Plan or other event has occurred, and, to the best knowledge of Atlantic, there exists no condition or set of circumstances, that could subject Atlantic or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such plan or to the PBGC), or under any indemnity agreement to which Atlantic, any of its subsidiaries or any Atlantic ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course is reasonably likely to have an Atlantic Material Adverse Effect.
    (e) WELFARE PLANS. Except as disclosed in Section 5.10(e) of the Atlantic Disclosure Schedule, no Atlantic Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).
    (f) DOCUMENTS MADE AVAILABLE. Atlantic has made available to Delmarva a true and correct copy of each collective bargaining agreement to which Atlantic is a party or under which Atlantic has obligations and, with respect to each Atlantic Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements,
(iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the most recent actuarial report or valuation.
    (g) PAYMENTS RESULTING FROM MERGERS. Other than as disclosed in Section 5.10(g) of the Atlantic Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or Atlantic or any of its subsidiaries under any applicable Atlantic Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Atlantic Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.
    (h) FUNDED STATUS OF PLANS. Except as disclosed in Section 5.10(h) of the Atlantic Disclosure Schedule, each Atlantic Benefit Plan that is subject to either or both of the minimum funding requirements of

ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No Atlantic Benefit Plan subject to the minimum funding requirements of ERISA Section 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302).
    (i) MULTIEMPLOYER PLANS. Except as disclosed in Section 5.10(i) of the Atlantic Disclosure Schedule, no Atlantic Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and none of Atlantic, any subsidiary thereof or any Atlantic ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any Atlantic Benefit Plan that is listed in
Section 5.10(i) of the Atlantic Disclosure Schedule as a multiemployer plan, Atlantic and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."
    (j) MODIFICATION OR TERMINATION OF PLANS. Except as disclosed in Section 5.10(j) of the Atlantic Disclosure Schedule: (i) neither Atlantic nor any subsidiary of Atlantic is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice; and
(ii) to the best knowledge of Atlantic after review of all Atlantic Benefit Plan documents, the Company, Atlantic or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Atlantic Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Atlantic Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by Atlantic or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA Section 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.
    (k) REPORTABLE EVENTS; CLAIMS. Except as disclosed in Section 5.10(k) of the Atlantic Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Atlantic Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of Atlantic, threatened, by or against Atlantic or any of its subsidiaries with respect to any Atlantic Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have an Atlantic Material Adverse Effect.
    (l) LABOR AGREEMENTS. Except as disclosed in Section 5.10(l) of the Atlantic Disclosure Schedule, to the best knowledge of Atlantic, as of the date hereof, there is no current labor union representation question involving employees of Atlantic or any of its subsidiaries, nor does Atlantic or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the Atlantic SEC Reports or as disclosed in Section 5.10(l) of the Atlantic Disclosure Schedule: (i) neither Atlantic nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there are no unfair labor practice charges or grievances arising out of a collective bargaining agreement or other grievance procedure against Atlantic or any of its subsidiaries pending, or to the best knowledge of Atlantic threatened, that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (iii) there are no complaints, lawsuits or proceedings in any forums by or on behalf of any present or former employees, any applicants for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Atlantic or any of its subsidiaries pending, or to the best knowledge of Atlantic threatened, that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (iv) there are no strikes, disputes, slowdowns, work stoppages or lockouts pending, or to the best knowledge of Atlantic threatened, against or involving Atlantic or any of its subsidiaries that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (v) Atlantic and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending, or to the best knowledge of Atlantic threatened, in respect to which any director, officer, employee or agent of Atlantic or any of its subsidiaries is or may be entitled to claim indemnification from Atlantic or any of its subsidiaries pursuant to their respective certificates or articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 5.10(l) of the Atlantic Disclosure Schedule.
    Section 5.11 ENVIRONMENTAL PROTECTION.
    (a) COMPLIANCE. Except as disclosed in Section 5.11(a) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, Atlantic and each of its subsidiaries are and have been in material compliance with all applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect. Except as disclosed in Section 5.11(a) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that Atlantic or any of its subsidiaries is not or has not been in material compliance with applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect.
    (b) ENVIRONMENTAL PERMITS. Except as disclosed in Section 5.11(b) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, Atlantic and each of its subsidiaries have obtained or have applied for all material Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Atlantic and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect.
    (c) ENVIRONMENTAL CLAIMS. Except as disclosed in Section 5.11(c) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic, there are no Environmental Claims (as defined in Section 4.11(g)) pending, or to the best knowledge of Atlantic threatened, (i) against Atlantic or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Atlantic or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that Atlantic or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined are in the aggregate reasonably likely to have an Atlantic Material Adverse Effect.

    (d) RELEASES. Except as disclosed in Section 5.11(c) or 5.11(d) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic, there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Atlantic or any subsidiary or joint venture of Atlantic, or against any person or entity whose liability for any Environmental Claim Atlantic or any subsidiary or joint venture of Atlantic has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which is not in the aggregate reasonably likely to have an Atlantic Material Adverse Effect.
    (e) PREDECESSORS. Except as disclosed in Section 5.11(e) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic with respect to any predecessor of Atlantic or of any subsidiary or joint venture of Atlantic, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims, that are reasonably likely to have, in the aggregate, an Atlantic Material Adverse Effect.
    (f) DISCLOSURE. To the best knowledge of Atlantic, Atlantic has disclosed to Delmarva all material facts that Atlantic reasonably believes are likely to form the basis of a material Environmental Claim or to require material expenditures in order to comply with current or future applicable Environmental Laws arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site and (iii) any other environmental matters affecting Atlantic or its subsidiaries.
    Section 5.12 REGULATION AS A UTILITY. One of Atlantic's wholly owned subsidiaries is regulated as a public utility in the State of New Jersey and by the FERC. Except as disclosed in Section 5.12 of the Atlantic Disclosure Schedule, neither Atlantic nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Atlantic is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Atlantic is a holding company exempt from all provisions of the 1935 Act except Section 9(a)(2) pursuant to Section 3(a)(1) of the 1935 Act.
    Section 5.13 VOTE REQUIRED. The approval of the Atlantic Merger by a majority of all votes cast by the holders of Atlantic Common Stock (the "Atlantic Shareholders' Approval"), is the only vote of the holders of any class or series of the capital stock of Atlantic required to approve this Agreement, the Mergers and the other transactions contemplated hereby.
    Section 5.14 OPINION OF FINANCIAL ADVISOR. Atlantic has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, is fair from a financial point of view to the holders of Atlantic Common Stock.
    Section 5.15 INSURANCE. Except as disclosed in Section 5.15 of the Atlantic Disclosure Schedule, each of Atlantic and each of its subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Atlantic and its subsidiaries during such time period. Except as disclosed in Section 5.15 of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Atlantic and its subsidiaries are valid and enforceable policies.
    Section 5.16 APPLICABILITY OF CERTAIN NEW JERSEY LAW. Assuming the accuracy of the representation of Delmarva set forth in Section 4.17, the New Jersey Shareholders Protection Act (Section 14A:10A-1 et seq. of the NJBCA) is not applicable to the transactions contemplated by this Agreement.

    Section 5.17 OWNERSHIP OF DELMARVA COMMON STOCK. Atlantic does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Delmarva Common Stock.
    Section 5.18 OPERATIONS OF ATLANTIC NUCLEAR POWER PLANTS. Except as set forth in Section 5.18 of the Atlantic Disclosure Schedule, to the best knowledge of Atlantic, the operations of the Hope Creek Nuclear Generating Station owned by Atlantic and the Salem and Peach Bottom Nuclear Generating Stations owned by Atlantic together with Delmarva (collectively, the "Atlantic Facilities") are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not and insofar as can reasonably be foreseen would not have an Atlantic Material Adverse Effect. To the best knowledge of Atlantic, each of the Atlantic Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and customary liability insurance consistent with industry practice and consistent with Atlantic's view of the risks inherent in the operation of a nuclear power facility currently exists with respect to such Atlantic Facility. To the best knowledge of Atlantic, plans for the decommissioning of each of the Atlantic Facilities and for the short-term storage of spent nuclear fuel conform with the requirements of applicable law, and such plans have at all times been funded consistently with reasonable budget projections for such plans.

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGERS

    Delmarva and Atlantic have each delivered to the other a budget for the years 1996 through 1998 (respectively, the "Delmarva Budget" and the "Atlantic Budget"), which Delmarva or Atlantic, as the case may be, may update or otherwise modify in writing for purposes of this Article VI only with the consent in writing of Atlantic or Delmarva, as the case may be. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, each of Delmarva and Atlantic agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent Atlantic or Delmarva, as the case may be, shall otherwise consent in writing, as follows:
    Section 6.1 ORDINARY COURSE OF BUSINESS. Each of Delmarva and Atlantic shall, and each shall cause its respective subsidiaries to, carry on its and their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of their workforces, including (without limitation) ongoing or planned activities, benefits, programs, practices, and policies related to effecting their business strategies and downsizing, re-engineering and similar matters, keep available the services of their present officers and employees, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, (i) enter into a new line of business that is not described, in the case of Delmarva, in Section 6.1 of the Delmarva Disclosure Schedule, or, in the case of Atlantic, in Section 6.1 of the Atlantic Disclosure Schedule (in each case, a "Listed Activity") involving any material investment of assets or resources or any material exposure to liability or loss (including without limitation any loans or capital contributions to, and the undertaking of any guarantees in favor of or any "keepwell" or other agreements to maintain the financial condition of, another person), in the case of Delmarva, to Delmarva and its subsidiaries taken as a whole, and, in the case of Atlantic, to Atlantic and its subsidiaries taken as a whole, (ii) make aggregate investments (including without limitation any loans or capital contributions to, and the undertaking of any guarantees in favor of or any "keep well" or other agreements to maintain the financial condition of, another person) during the period from the date of this Agreement to the Effective Time in or in respect of Listed Activities in excess of $250,000,000 in the aggregate, or (iii) make any such investment in or in respect of any Listed Activity, other than an investment by Atlantic in thermal (heating and cooling) services, in excess of $7,500,000 per year in any Listed Activity without consultations with each other concerning the investment. For purposes of this

Article VI, "consistent with past practice" as applied to Atlantic and its subsidiaries shall mean among other things that, unless otherwise required by applicable law or regulation, the allocation of benefits and burdens to Atlantic City Electric Company ("Atlantic Utility") in comparison with those allocated to Atlantic and its subsidiaries other than Atlantic Utility shall be on a basis not more favorable to Atlantic Utility than has previously been the case.
    Section 6.2 DIVIDENDS. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to: (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (i) to such party or its wholly-owned subsidiaries, (ii) dividends required to be paid on any Delmarva Preferred Stock or any preferred stock issued by Atlantic City Electric Company ("Atlantic Subsidiary Preferred Stock") in accordance with their respective terms, (iii) regular quarterly dividends on Delmarva Common Stock with usual record and payment dates at an annual rate not in excess of $1.54 per share and (iv) regular quarterly dividends on Atlantic Common Stock with usual record and payment dates at an annual rate not in excess of $1.54 per share; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (c) redeem, repurchase or otherwise acquire any shares of their capital stock other than (i) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including without limitation, (w) repurchases, redemptions and other acquisitions in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans, (x) redemptions, purchases or acquisitions required by the respective terms of any series of Delmarva Preferred Stock or Atlantic Subsidiary Preferred Stock, (y) in connection with the refunding of Delmarva Preferred Stock or Atlantic Subsidiary Preferred Stock through the issuance of additional Delmarva Preferred Stock or Atlantic Utility Preferred Stock or indebtedness, as the case may be, at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the issuance of long-term indebtedness as permitted under Section 6.7 and (z) open-market repurchases of Delmarva Common Stock or Atlantic Common Stock, as the case may be, utilized to fund up to $50,000,000 in any fiscal year (when aggregated with common stock so utilized by Delmarva or Atlantic, as the case may be, pursuant to clause (c) of Section 6.3) of the cost of any acquisitions permitted under Section 6.5 and (ii) intercompany acquisitions of capital stock.
    Section 6.3 ISSUANCE OF SECURITIES. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, except as provided in the Delmarva Budget or the Atlantic Budget, as the case may be, and except for (a) the issuance of common stock or stock appreciation or similar rights, as the case may be, pursuant to (i) the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan, and the Long-Term Incentive Plan of Delmarva or (ii) the Employee Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic, in each case consistent with past practice in kind and amount and in the ordinary course of business under such plans substantially in accordance with their present terms, (b) the issuance by a wholly owned subsidiary of shares of its capital stock to its parent and (c) the issuance of common stock by Delmarva or Atlantic, as the case may be, utilized to fund up to $50,000,000 in any fiscal year (when aggregated with common stock so utilized by Delmarva or Atlantic, as the case may be, pursuant to clause (c)(i)(z) of Section 6.2) of the cost of any acquisitions permitted under Section 6.5.
    Section 6.4 CHARTER DOCUMENTS. Neither Delmarva nor Atlantic shall amend or propose to amend its certificate or articles of incorporation or its bylaws, except as necessary to provide for the issuance of securities as permitted pursuant to Section 6.3 or as required by law.
    Section 6.5 ACQUISITIONS. Except as permitted by Section 6.1 in respect of Listed Activities or as may be disclosed in Section 6.5 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, and except for acquisitions not exceeding $20,000,000 in the aggregate during any fiscal year, or more than

$40,000,000 in the aggregate during the period from the date of this Agreement to the Effective Time, in the case of, on the one hand, Delmarva and its subsidiaries and, on the other hand, Atlantic and its subsidiaries, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, acquire or agree or publicly propose to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business consistent with past practice.
    Section 6.6 NO DISPOSITIONS. Except as disclosed in Section 6.6 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, and other than
(a) dispositions not exceeding $5,000,000 during any fiscal year in the case of, on the one hand, Delmarva and its subsidiaries and, on the other hand, Atlantic and its subsidiaries, (b) as may be required by law to consummate the transactions contemplated hereby or (c) in the ordinary course of business consistent with past practice, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.
    Section 6.7 INDEBTEDNESS. Except as disclosed in Section 6.7 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule and except as provided in the Delmarva Budget and the Atlantic Budget, as the case may be, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including without limitation the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keepwell" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing other than (a) short-term indebtedness in the ordinary course of business consistent with past practice, (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis), (c) long-term indebtedness in connection with the refunding of Delmarva Preferred Stock or Atlantic Preferred Stock at a lower cost of funds (calculated as aforesaid), and
(d) additional indebtedness in any fiscal year not exceeding $25,000,000 more than the amount provided therefor in the Delmarva Budget for such fiscal year with respect to Delmarva and its subsidiaries and in the Atlantic Budget for such fiscal year with respect to Atlantic and its subsidiaries.
    Section 6.8 CAPITAL EXPENDITURES. Except as permitted by Section 6.1 in respect of Listed Activities or as may be disclosed in Section 6.8 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule or as required by law, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, make any capital expenditures, other than (a) capital expenditures incurred in connection with the construction of new facilities, (b) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (c) additional capital expenditures in any year of not more than 10% of the amount provided therefor in the Delmarva Budget for that year with respect to Delmarva and its subsidiaries and in the Atlantic Budget for that year with respect to Atlantic and its subsidiaries.
    Section 6.9 COMPENSATION, BENEFITS. Except as disclosed in Section 6.9 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to,
(i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments and except for normal (including incentive) increases, extensions, expansions, enhancements, amendments or adoptions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole or (ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, (i) Atlantic shall terminate its retirement plan for non-employee directors and pay in cash all accrued benefits thereunder as described in Section 6.9 of the Atlantic Disclosure Schedule prior to the Effective Time, and (ii) each of Delmarva and Atlantic may, with the agreement of the other, modify the benefits payable under its severance arrangements with management employees in a manner which makes the aggregate level of severance benefits received by such management employees comparable to the aggregate level of severance benefits which are, on the date of this Agreement, provided to comparable employees of the other.
    Section 6.10 1935 ACT. Atlantic shall not, nor shall it permit any of its subsidiaries to, except as required or contemplated by this Agreement, engage in any activities that would cause a change in its status, or that of its subsidiaries, under the 1935 Act, that would impair the ability of Atlantic to claim an exemption from all provisions of the 1935 Act except Section 9(a)(2) under Section 3(a)(1) of the 1935 Act or that would impair the ability of Atlantic Utility to claim an exemption from all provisions of the 1935 Act except Section 9(a)(2) under Section 3(a)(2) of the 1935 Act, other than (i) the application to the SEC under the 1935 Act contemplated by this Agreement for approval to the extent required of the transactions contemplated hereby and (ii) the registration of the Company pursuant to the 1935 Act.
    Section 6.11 ACCOUNTING. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.
    Section 6.12 TAX-FREE STATUS. No party shall, nor shall any party permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the status of the Mergers as a tax-free transaction (except as to dissenters' rights and fractional shares) under Code Section 368(a) and/or Code Section 351, and each party shall use all commercially reasonable efforts to achieve such result.
    Section 6.13 DISCHARGE OF LIABILITIES. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice or, or pursuant to Section 6.7 or as disclosed in Section 6.7 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, or (ii) as part of or pursuant to any settlement of any rate filings before the public utility commission of any state or the FERC pending on the date of this Agreement.
    Section 6.14 COOPERATION, NOTIFICATION. Each of Delmarva and Atlantic shall:
(a) confer on a regular and frequent basis with one or more representatives of the other to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (b) promptly notify the other of any significant changes in its business (including the entry into material new lines of business or material extensions or expansions of existing lines of business), properties, assets, condition (financial or other), prospects or results of operations; (c) advise the other of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a Delmarva Material Adverse Effect or an Atlantic Material Adverse Effect, as the case may be; and (d) promptly provide the other with copies of all filings made by it or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    Section 6.15 RATE MATTERS. Other than currently pending rate filings and matters related to the recovery of costs associated with outages at the Salem Nuclear Generating Station, each of Delmarva and Atlantic shall, and shall cause its subsidiaries to, discuss with the other any changes in its or its subsidiaries' regulated rates or charges, standards of service or accounting from those in effect on the date hereof and consult with the other parties prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and neither shall make any filing to change its rates or charges on file with the public utility commission of any state or FERC that would have a material adverse effect on the benefits associated with the Mergers.
    Section 6.16 THIRD-PARTY CONSENTS. Delmarva shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Delmarva Required Consents. Delmarva shall promptly notify Atlantic of any failure or anticipated failure to obtain any such consents and, if requested by Atlantic, shall provide copies of all Delmarva Required Consents obtained by Delmarva to Atlantic. Atlantic shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Atlantic Required Consents. Atlantic shall promptly notify Delmarva of any failure or anticipated failure to obtain any such consents and, if requested by Delmarva, shall provide copies of all Atlantic Required Consents obtained by Atlantic to Delmarva.
    Section 6.17 NO BREACH, ETC. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any covenant or agreement of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.
    Section 6.18 TAX-EXEMPT STATUS. No party shall, nor shall any party permit any subsidiary to, take any action that would, or would be reasonably likely to, jeopardize the qualification of the outstanding revenue bonds issued for the benefit of Delmarva (or any subsidiary thereof) or for the benefit of Atlantic (or any subsidiary thereof) that qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.
    Section 6.19 TRANSITION MANAGEMENT. Delmarva and Atlantic shall create a special transition management task force (the "Task Force") to be headed by Howard E. Cosgrove (or an individual designated by him who shall be reasonably satisfactory to the other Task Force head) and Michael J. Chesser (or an individual designated by him and reasonably satisfactory to the other Task Force head). The Task Force shall examine various alternatives regarding the manner in which best to organize and manage the business of the Company after the Effective Time, subject to applicable law. From time to time, the Task Force shall report its findings to the Board of Directors of each of Delmarva and Atlantic.
    Section 6.20 INSURANCE. Each of Delmarva and Atlantic shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or such party's subsidiaries.
    Section 6.21 PERMITS. Delmarva and Atlantic shall, and shall each cause its subsidiaries to, use all reasonable efforts to maintain in effect all existing Permits (as defined in Section 4.4) pursuant to which it or its subsidiaries operate.
    Section 6.22 CONTRACTS; AGREEMENTS. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any subsidiary of such party is a party or waive, release or assign any material rights or claims. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, agree in writing to take any action not permitted by this Article VI.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
    Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Delaware Commission, the Maryland Commission, the Virginia Commission, the New Jersey Commission, the Pennsylvania Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 7.1 shall be subject to the confidentiality agreement dated April 10, 1996 between Delmarva and Atlantic, as it may be amended from time to time (the "Confidentiality Agreement"). The party requesting copies of any documents from any other party hereto shall be responsible for all out-of-pocket expenses incurred by the party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.
    Section 7.2 JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.
    (a) PREPARATION AND FILING. As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Letter Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that none of the Company, Atlantic or Delmarva shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which the Company will not, following the Mergers, be so subject. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement. No representation, covenant or agreement contained in this Agreement is made by any party with respect to information supplied by any other party for inclusion in the Joint Proxy/ Registration Statement. The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act and the rules and regulations thereunder. The parties shall take such action as may be reasonably required to cause the shares of Company Common Stock and Letter Stock to be issued in the Mergers to be approved for listing on the NYSE and any other stock exchanges agreed to by the parties, each upon official notice of issuance.
    (b) LETTER OF DELMARVA'S ACCOUNTANTS. Following receipt by Coopers & Lybrand, Delmarva's independent auditors, of an appropriate request from Atlantic pursuant to SAS No. 72, Delmarva shall use best efforts to cause to be delivered to the Company and Atlantic a letter of Coopers & Lybrand, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and Atlantic, in form and substance reasonably satisfactory to the Company and Atlantic and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

    (c) LETTER OF ATLANTIC'S ACCOUNTANTS. Following receipt by Deloitte & Touche, LLP, Atlantic's independent auditors, of an appropriate request from Delmarva pursuant to SAS No. 72, Atlantic shall use best efforts to cause to be delivered to the Company and Delmarva a letter of Deloitte & Touche, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and Delmarva, in form and substance satisfactory to the Company and Delmarva and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.
    (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of Atlantic and Delmarva that (i) Delmarva shall have received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Delmarva Conversion Ratio is fair to the holders of Delmarva Common Stock, and (ii) Atlantic shall have received an opinion from Morgan Stanley & Co. Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Atlantic Conversion Ratio is fair to the holders of Atlantic Common Stock.
    Section 7.3 REGULATORY MATTERS.
    (a) HSR FILINGS. Each party shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall use all commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies.
    (b) OTHER REGULATORY APPROVALS. Each party shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including without limitation the Delmarva Required Statutory Approvals and the Atlantic Required Statutory Approvals. Atlantic shall have the right to review and approve in advance all characterizations of the information relating to Atlantic, on the one hand, and Delmarva shall have the right to review and approve in advance all characterizations of the information relating to Delmarva, on the other hand, in either case which appear in any filing made in connection with the transactions contemplated by this Agreement. Delmarva and Atlantic shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.
    Section 7.4 SHAREHOLDER APPROVALS.
    (a) APPROVAL OF ATLANTIC SHAREHOLDERS. Atlantic shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Atlantic Special Meeting") for the purpose of securing the Atlantic Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Atlantic Merger, this Agreement and the transactions contemplated hereby and
(iv) cooperate and consult with Delmarva with respect to each of the foregoing matters.
    (b) APPROVAL OF DELMARVA SHAREHOLDERS. Delmarva shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Delmarva Special Meeting") for the purpose of securing the Delmarva Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Delmarva Merger, this

Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Atlantic with respect to each of the foregoing matters.
    (c) MEETING DATE. The Delmarva Special Meeting and the Atlantic Special Meeting shall be held on the same day unless otherwise agreed by Delmarva and Atlantic.
    (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of Delmarva to hold the Delmarva Special Meeting that the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated referred to in Section 7.2(d) shall not have been withdrawn, and it shall be a condition to the obligation of Atlantic to hold the Atlantic Special Meeting that the opinion of Morgan Stanley & Co. Incorporated referred to in Section 7.2(d) shall not have been withdrawn.
    Section 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION.
    (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and management employees of the parties hereto and their respective subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of such party or any subsidiary thereof, whether pertaining to any matter existing or occurring at or prior to or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time), (x) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable law, (y) the Company shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law or as set forth in the Company's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 7.5(a) in connection with any such action.
    (b) INSURANCE. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Delmarva and Atlantic; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the current annual premiums for the policies currently maintained by Delmarva and Atlantic for their directors' and officers' liability insurance; provided further that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain a policy providing the best coverage available, as determined by the Board of Directors of the Company, for a premium not exceeding 200 percent of the aggregate annual premiums currently paid by Delmarva and Atlantic for their directors' and officers' liability insurance and other indemnity agreements.
    (c) SUCCESSORS. In the event the Company or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.
    (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Delmarva, Atlantic and their respective subsidiaries with respect to their activities as such prior to or at the Effective Time, as provided in their respective articles of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.
    Section 7.6 DISCLOSURE SCHEDULES. On or before the date of this Agreement,
(i) Atlantic has delivered to Delmarva a schedule (the "Atlantic Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of Atlantic stating that the Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) Delmarva has delivered to Atlantic a schedule (the "Delmarva Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of Delmarva stating that the Delmarva Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The Atlantic Disclosure Schedule and the Delmarva Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants and agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.
    Section 7.7 PUBLIC ANNOUNCEMENTS. Delmarva and Atlantic shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, subject to each party's disclosure obligations imposed by law or any applicable national securities exchange, shall not issue any public announcement or statement prior to consultation with the other party.
    Section 7.8 RULE 145 AFFILIATES. Atlantic shall identify in a letter to Delmarva, and Delmarva shall identify in a letter to Atlantic, all persons who are and, to such persons' best knowledge who will be, at the Closing Date, "affiliates" of Atlantic and Delmarva, respectively, as such term is used in Rule 145 under the Securities Act. Atlantic and Delmarva shall use their respective best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit C (each, an "Affiliate Agreement").
    Section 7.9 EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS.

    (a) CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 7.10 and Section 7.14, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties that apply to any current or former employees or current or former directors of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms or from exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

    (b) WORKFORCE MATTERS. Subject to applicable collective bargaining agreements, for a period of two years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved without regard to whether employment was with Delmarva or its subsidiaries or Atlantic or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship thereof including without limitation the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law. However, no provision contained in this Section 7.9 shall be deemed to constitute an employment contract between the Company and any individual, be construed as conferring any rights on the collective bargaining representative of any employee, or be considered a waiver of the Company's right, subject to the provisions of any applicable collective bargaining agreement, to discharge any employee at any time, with or without cause.

    (c) Subject to applicable collective bargaining agreements, the Company shall develop employee benefit programs and policies for all of its employees which minimize the differences between the employee benefit programs and policies maintained by Delmarva and Atlantic prior to the Effective Time and which are fair and equitable and appropriate to the business environment in which the Company will operate.
    Section 7.10 EMPLOYEE BENEFIT PLANS. Each of the Delmarva Benefit Plans and Atlantic Benefit Plans (other than plans specifically provided for in Section 7.11), in effect on the date hereof (or as amended in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees or former employees of Delmarva and any of its subsidiaries and of Atlantic and any of its subsidiaries, respectively, who are covered by such plans immediately prior to the Closing Date until the Company determines otherwise on or after the Effective Time; provided, however, that nothing herein contained, other than the provisions of Section 6.9, shall limit any reserved right contained in any such Delmarva Benefit Plan or Atlantic Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Without limiting the foregoing, each participant in any Delmarva Benefit Plan or Atlantic Benefit Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. However, no provision contained in this
Section 7.10 shall be deemed to constitute an employment contract between the Company and any individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.
    Section 7.11 INCENTIVE, STOCK AND OTHER PLANS. With respect to each of the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva, and the Employee Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic, and each other employee benefit plan, program or arrangement under which the delivery of Delmarva Common Stock, Atlantic Common Stock or Company Common Stock, as the case may be, is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each, a "Stock Plan"), (i) Delmarva and Atlantic shall take such action as may be necessary so that, after the Effective Time, such Stock Plan shall provide for the issuance only of Company Common Stock and (ii) the Company shall (x) take all corporate action necessary or appropriate to obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or, to the extent the Company deems it desirable, to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (y) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of

Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such Stock Plan and (z) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such benefits, grants or awards remain payable or such options remain outstanding, as the case may be. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 under the Exchange Act. Each of Delmarva and Atlantic shall obtain any shareholder approvals that may be necessary for the deduction of any compensation payable under any Stock Plan or other compensation arrangement.
    Section 7.12 NO SOLICITATIONS. From and after the date hereof, Delmarva and Atlantic shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Delmarva or Atlantic may (i) at any time prior to the time at which the Delmarva Shareholders' Approval, in the case of Delmarva, or the Atlantic Shareholders' Approval, in the case of Atlantic, has been obtained, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Delmarva or Atlantic, as the case may be, or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning itself and its business, properties and assets if, and only to the extent that, (A) (x) such third party shall first have made an Acquisition Proposal that is financially superior to the Mergers and have demonstrated that financing for such Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the Board of Directors of Delmarva or Atlantic, as the case may be, after consultation with its financial advisors) and (y) the Board of Directors of Delmarva or Atlantic, as the case may be, shall have concluded in good faith on the basis of a written opinion of outside counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such third party, Delmarva or Atlantic, as the case may be, (x) provides prompt notice to Atlantic or Delmarva, as the case may be, to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receives from such third party an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such third party than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and (iii) accept an Acquisition Proposal from a third party, provided Delmarva or Atlantic, as the case may be, terminates this Agreement pursuant to Section 9.1(g) or 9.1(h), as the case may be. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by such party or its Representatives with respect to the foregoing. Atlantic and Delmarva shall each notify the other orally and in writing of any such inquiries, offers or proposals (including without limitation the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof, shall keep the other informed of the status and details of any such inquiry, offer or proposal, and shall give the other five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving a party or any material subsidiary of such party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of such party or any material subsidiary of such party.
    Section 7.13 COMPANY BOARD OF DIRECTORS. The Board of Directors of Delmarva shall be entitled to nominate 10 members and the Board of Directors of Atlantic shall be entitled to nominate 8 members to serve on the Board of Directors of the Company at the Effective Time and shall each take such action as may be necessary to cause each director of Delmarva and Atlantic serving as such immediately prior to the Effective Time to have the opportunity to serve as a director of the Company. The directors nominated by the Delmarva Board and directors nominated by the Atlantic Board shall be divided between the classes of directors of the Company so that each class, to the extent possible, has the same proportion of directors nominated by each of the Delmarva Board and the Atlantic Board. At the Effective Time, the Audit Committee of the Board of Directors of the Company shall consist of an equal number of directors nominated by the Delmarva Board and the Atlantic Board.
    Section 7.14 COMPANY OFFICERS. At the Effective Date, Howard E. Cosgrove shall be the Chief Executive Officer and Chairman of the Board of Directors of the Company, Jerrold L. Jacobs shall be the Vice Chairman of the Board of Directors of the Company and Michael J. Chesser shall be the President and Chief Operating Officer of the Company. Jerrold L. Jacobs shall serve as Vice Chairman of the Company until the second anniversary of the Effective Date and, during his term as Vice Chairman, shall be a member of the Executive Committee of the Board of Directors of the Company. The other officers of the Company at the Effective Time shall be such officers as may be designated by the Board of Directors of the Company.
    Section 7.15 LOCATION OF CORPORATE OFFICES AND OPERATIONS; COMPANY NAME. At and after the Effective Time, the corporate headquarters and principal executive offices of the Company shall be located in Wilmington, Delaware, and the Company shall maintain a significant presence in New Jersey. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of Delmarva and Atlantic and each of their respective subsidiaries at levels substantially comparable to the historical levels of charitable contributions and community support provided by Delmarva and Atlantic and their respective subsidiaries within their service areas. The Company's name shall be as agreed upon by the Board of Directors of Delmarva and the Board of Directors of Atlantic following the completion of marketing studies which will give serious consideration to names containing "Atlantic" or variations of the names of Atlantic and its subsidiaries.
    Section 7.16 COMPANY CERTIFICATE OF INCORPORATION AND BYLAWS. Delmarva, Atlantic and the Company shall take all actions necessary so that (i) at or prior to the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that, at the Effective Time, such certificate of incorporation shall read in its entirety substantially in the form attached hereto as Exhibit A (the "Company's Restated Charter") and (ii) at or prior to the Effective Time, the bylaws of the Company shall be amended and restated so that, at the Effective Time, such bylaws shall read in their entirety substantially in the form attached hereto as Exhibit B.
    Section 7.17 EXPENSES. Subject to Section 7.1 and Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/ Registration Statement, as well as the filing fee relating thereto, shall be shared equally by Delmarva and Atlantic.
    Section 7.18 LETTER STOCK DIVIDEND POLICY. Subject to declaration by the Board of Directors of the Company and the obligation of the Board of Directors of the Company to react to the financial condition and regulatory environment of the Company and its results of operations, the dividends declared and paid on the Letter Stock shall be maintained at a level of $3.20 per share per annum until the earlier of July 1, 2001 or the end of the twelfth calendar quarter following the calendar quarter in which the Effective Date occurs. Thereafter, it is the intention of the Company, subject to declaration by the Board of Directors of the Company and the obligation of the Board of Directors of the Company to react to the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Letter Stock (the amount of such dividends to include the amount credited to the Intergroup Interest as provided in the Company's Restated Charter) at a rate equal to 90% of Net Income (Loss) Attributable to the Atlantic Utility Group; provided that if, and to the extent that, the annual dividends on the Letter Stock paid during the period referred to in the preceding sentence exceeds 100% of Net Income (Loss) Attributable to the Atlantic Utility Group during such period, the Board of Directors of the Company may consider such fact in determining the appropriate annual dividend rate on the Letter Stock thereafter. Following the Effective Time, the Audit Committee of the Board of Directors of the Company shall be charged with the responsibility of advising the Board of Directors of the Company with respect to certain intercompany transactions and other fiduciary matters that may relate to the Letter Stock.
    Section 7.19 FURTHER ASSURANCES.

    (a) Each of Atlantic and Delmarva shall, and shall cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by the other in order to consummate the Mergers and the other transactions contemplated by this Agreement, and to use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby (subject to the votes of its shareholders described in Sections 4.13 and 5.13, respectively), including fully cooperating with the other in obtaining the Atlantic Required Statutory Approvals, the Delmarva Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

    (b) Atlantic and Delmarva, respectively, shall be responsible for the taking of any action necessary or advisable to obtain the Atlantic Required Statutory Approvals and to obtain the Delmarva Required Statutory Approvals. Atlantic and Delmarva agree to cooperate in obtaining the necessary approvals from the NRC, the FERC and the SEC under the 1935 Act, the Securities Act and the Exchange Act and from the applicable state authorities under state "blue sky", securities or utility regulatory laws. Atlantic and Delmarva shall each provide the other with copies of any filings made with any Governmental Authorities in connection with the foregoing.

    (c) It may be preferable to effectuate a business combination between Delmarva and Atlantic by means of an alternative structure in light of the conditions set forth in Sections 8.1(e), 8.2(f) and 8.3(f). Accordingly, if the only conditions to the parties' obligations to consummate the Mergers that are not satisfied or waived are receipt of any one or more of the Delmarva Required Consents, Delmarva Statutory Approvals, Atlantic Required Consents and Atlantic Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for Delmarva and Atlantic the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits; provided that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

                                  ARTICLE VIII

                                   CONDITIONS
    Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER TO WHICH IT IS PARTY. The respective obligations of each party to effect the Merger to which it is party shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
Section 9.5:
        (a) SHAREHOLDER APPROVALS. The Atlantic Shareholders' Approval and the Delmarva Shareholders' Approval shall have been obtained.
        (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either or both of the Mergers shall have been issued and continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.
        (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.
        (d) LISTING OF SHARES. The shares of Company Common Stock and the shares of Letter Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.
        (e) STATUTORY APPROVALS. The Delmarva Required Statutory Approvals and the Atlantic Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Delmarva as if it were organized as a separate subsidiary of the Company or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or results of operations of Atlantic as if it were organized as a separate division of the Company, or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).
    Section 8.2 CONDITIONS TO OBLIGATION OF ATLANTIC TO EFFECT THE ATLANTIC MERGER. The obligation of Atlantic to effect the Atlantic Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Atlantic in writing pursuant to
Section 9.5:
        (a) PERFORMANCE OF OBLIGATIONS OF DELMARVA. Delmarva shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.
        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Delmarva set forth in this Agreement qualified as to materiality shall be true in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.
        (c) CLOSING CERTIFICATES. Atlantic shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Delmarva, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.
        (d) DELMARVA MATERIAL ADVERSE EFFECT. No Delmarva Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance that is reasonably likely to have a Delmarva Material Adverse Effect.
        (e) TAX OPINION. Atlantic shall have received an opinion of Simpson Thacher & Bartlett, in form and substance satisfactory to Atlantic, dated the Closing Date, which opinion may be based on appropriate representations of Delmarva, Atlantic and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that the Atlantic Merger will be treated as a reorganization described in Code Section 368(a).
        (f) DELMARVA REQUIRED CONSENTS. The material Delmarva Required Consents shall have been obtained.
        (g) AFFILIATE CERTIFICATES. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Delmarva, substantially in the form of Exhibit C, as provided in Section 7.8.
    Section 8.3 CONDITIONS TO OBLIGATION OF DELMARVA TO EFFECT THE DELMARVA MERGER. The obligation of Delmarva to effect the Delmarva Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Delmarva in writing pursuant to
Section 9.5:
        (a) PERFORMANCE OF OBLIGATIONS OF ATLANTIC. Atlantic shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.
        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Atlantic set forth in this Agreement qualified as to materiality shall be true in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.
        (c) CLOSING CERTIFICATES. Delmarva shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Atlantic, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and
    Section 8.3(b) have been satisfied.
        (d) ATLANTIC MATERIAL ADVERSE EFFECT. No Atlantic Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance that is reasonably likely to have an Atlantic Material Adverse Effect.
        (e) TAX OPINION. Delmarva shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to Delmarva, dated the Closing Date, which opinion may be based on appropriate representations of Delmarva, Atlantic and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that (i) the Delmarva Merger, taken together with the Atlantic Merger, will be treated as a nontaxable exchange described in Code Section 351 and/or (ii) the Delmarva Merger will be treated as a nontaxable reorganization described in Section 368.
        (f) ATLANTIC REQUIRED CONSENTS. The material Atlantic Required Consents shall have been obtained.
        (g) AFFILIATE CERTIFICATES. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Atlantic, substantially in the form of Exhibit C, as provided in Section 7.7.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
    Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties contemplated by this Agreement:

        (a) by mutual written consent of the Boards of Directors of Delmarva and Atlantic;

        (b) by Delmarva or Atlantic, by written notice to the other, if the Effective Time shall not have occurred on or before 18 months from signing; provided, however, that such date shall automatically be extended to 30 months from signing if, on 18 months from signing: (i) the condition set forth in Section 8.1(e) has not been satisfied or waived; (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and (iii) any approvals required by Section 8.1(e) that have not yet been obtained are being pursued with diligence; provided further that the right to terminate this Agreement under this
    Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

        (c) by Delmarva or Atlantic, by written notice to the other, if the Delmarva Shareholders' Approval shall not have been obtained at a duly held Delmarva Special Meeting, including any adjournments thereof, or the Atlantic Shareholders' Approval shall not have been obtained at a duly held Atlantic Special Meeting, including any adjournments thereof;

        (d) by Delmarva or Atlantic, if any state or federal law, order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting either or both of the Mergers, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers and such order, judgment or decree shall have become final and nonappealable;

        (e) by Delmarva, upon five days' prior notice to Atlantic, if, as a result of an Acquisition Proposal by a party other than Atlantic or any of its affiliates, the Board of Directors of Delmarva determines in good faith on the basis of a written opinion of outside counsel that acceptance of such Acquisition Proposal is necessary for the Board of Directors to act consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of Delmarva shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by Atlantic in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal and (ii) prior to any such termination, Delmarva shall, and shall cause its respective financial and legal advisors to, negotiate with Atlantic to make such adjustments in the terms and conditions of this Agreement as would enable Delmarva to proceed with the transactions contemplated herein; provided further that Delmarva and Atlantic acknowledge and affirm that, notwithstanding anything in this Section 9.1(e) to the contrary, Delmarva and Atlantic intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an Acquisition Proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Delmarva and Atlantic expect to derive from the Mergers and the other transactions contemplated hereby;

        (f) by Atlantic, upon five days' prior notice to Delmarva, if, as a result of an Acquisition Proposal by a party other than Delmarva or any of its affiliates, the Board of Directors of Atlantic determines in good faith on the basis of written advice of outside counsel that acceptance of such Acquisition Proposal is necessary for the Board of Directors to act consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of Atlantic shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by Delmarva in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal and (ii) prior to any such termination, Atlantic shall, and shall cause its respective financial and legal advisors to, negotiate with Delmarva to make such adjustments in the terms and conditions of this Agreement as would enable Atlantic to proceed with the transactions contemplated herein; provided further that Delmarva and Atlantic acknowledge and affirm that, notwithstanding anything in this
    Section 9.1(f) to the contrary, Delmarva and Atlantic intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an Acquisition Proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Delmarva and Atlantic expect to derive from the Mergers and the other transactions contemplated hereby;

        (g) by Delmarva, by written notice to Atlantic, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Atlantic hereunder, and such breach shall not have been remedied within 20 days after receipt by Atlantic of notice in writing from Delmarva, specifying the nature of such breach and requesting that it be remedied, or (ii) the Board of Directors of Atlantic or any committee thereof (A) shall withdraw or modify in any manner adverse to Delmarva its approval or recommendation of this Agreement or the Atlantic Merger, (B) shall fail to reaffirm such approval or recommendation upon Delmarva's request, (C) shall approve or recommend any Acquisition Proposal with respect to Atlantic by a party other than Delmarva or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C) above.

        (h) by Atlantic, by written notice to Delmarva, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Delmarva hereunder, and such breach shall not have been remedied within 20 days after receipt by Delmarva of notice in writing from Atlantic, specifying the nature of such breach and requesting that it be remedied, or (ii) the Board of Directors of Delmarva or any committee thereof (A) shall withdraw or modify in any manner adverse to Atlantic its approval or recommendation of this Agreement or the Delmarva Merger, (B) shall fail to reaffirm such approval or recommendation upon Atlantic's request, (C) shall approve or recommend any Acquisition Proposal with respect to Delmarva by a party other than Atlantic or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C) above.

        (i) by either Delmarva or Atlantic, by written notice to the other party, if (i) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Atlantic or Delmarva, as the case may be, or (ii) individuals who as of the date hereof constitute the Board of Directors of Atlantic or Delmarva, as the case may be (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Atlantic or Delmarva, as the case may be, then in office.
    Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Delmarva or Atlantic pursuant to Section 9.1, there shall be no liability hereunder on the part of either Delmarva or Atlantic or their respective officers or directors, except that (i) Section 7.17 (expenses),
Section 9.3 (termination fee) and the agreement contained in the second to the last sentence of Section 7.1 (confidentiality) shall survive any such termination and (ii) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

    Section 9.3 CERTAIN DAMAGES, PAYMENTS AND EXPENSES.
        (a) DAMAGES PAYABLE UPON TERMINATION FOR BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated pursuant to Section 9.1(e) or (f) (fiduciary out), Section 9.1(g)(i) or (ii) or Section 9.1(h)(i) or (ii) (breach or change of recommendation) or Section 9.1(i) (acquisition of voting power or change of board), then the breaching party or party whose board has exercised its fiduciary out or changed its recommendation or whose voting stock has been acquired or whose board has changed, as the case may be, shall promptly (but not later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Mergers and the other transactions contemplated by this Agreement not in excess of $10 million ("Out-of-Pocket Expenses"); provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the nonbreaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such nonbreaching party may be entitled to receive at law or in equity.
        (b) OTHER TERMINATION PAYMENTS. If (i) this Agreement is terminated pursuant to (A) Section 9.1(b) (expiration date), (B) Section 9.1(e) or (f) (fiduciary out), (C) Section 9.1(c) (failure to obtain shareholder approval), (D) as a result of a breach of Section 7.4 (approval of shareholders) or (E) pursuant to Section 9.1(g)(i) or (ii) or 9.1(h)(i) or
    (ii) (breach or change of recommendation); and (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the meeting of such party's shareholders) there shall have been an Acquisition Proposal involving the Delmarva or Atlantic (as the case may be, the "Target Party") or any of its affiliates which, at the time of such termination (or such meeting, as the case may be) shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party; and
    (iii) within two and one-half years of any such termination described in clause (i) above, the Target Party or any of its affiliates becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer or enters into a written agreement to consummate or consummates an Acquisition Proposal with such offeror or an affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Acquisition Proposal, shall pay Atlantic or Delmarva, as the case may be, a termination fee equal to $30 million plus Out-of-Pocket Expenses. If this Agreement is terminated by Delmarva or Atlantic pursuant to Section 9.1(i) (third party acquisition of voting power or change of board), then Atlantic or Delmarva, as the case may be, shall pay the terminating party a termination fee equal to $30 million plus Out-of-Pocket Expenses.
        (c) EXPENSES. Delmarva and Atlantic agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.
        (d) LIMITATION OF FEES. Notwithstanding anything herein to the contrary, the aggregate amount payable by Delmarva and its affiliates pursuant to Sections 9.3(a) and 9.3(b) shall not exceed $40 million and the aggregate amount payable by Atlantic and its affiliates pursuant to Sections 9.3(a) and 9.3(b) shall not exceed $40 million.
    Section 9.4 AMENDMENT. This Agreement may be amended by the parties hereto or thereto pursuant to action of the respective Boards of Directors of each of Delmarva and Atlantic, the Company and DS

Sub at any time before or after approval hereof by the shareholders of Delmarva, Atlantic and prior to the Effective Time, but after such approvals no such amendment shall (a) alter or change the amount or kind of shares, securities or cash to be received or exchanged for or on conversion of any class or series of capital stock of either Delmarva or Atlantic as provided in Article II, (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would adversely affect the rights of holders of any class or series of stock of Delmarva or Atlantic or (c) alter or change any term of the certificate of incorporation of the Company or Delmarva, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto or thereto.
    Section 9.5 WAIVER. At any time prior to the Effective Time, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of each party.

                                   ARTICLE X

                               GENERAL PROVISIONS
    Section 10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements in this Agreement shall not survive the Mergers, except the covenants and agreements contained in this Section 10.1 and in Article II (Treatment of Shares), the second to the last sentence of Section 7.1 (Confidentiality), Section 7.5 (Directors' and Officers' Indemnification), Section 7.9 (Employee Agreements and Workforce Matters), Section 7.10 (Employee Benefit Plans), Section 7.11 (Incentive, Stock and Other Plans), Section 7.13 (Company Board of Directors),
Section 7.14 (Company Officers), Section 7.15 (Location of Corporate Offices and Operations; Company Name), Section 7.17 (Expenses), Section 7.18 (Letter Stock Dividend Policy) and Section 10.7 (Parties in Interest), each of which shall survive in accordance with its terms.
    Section 10.2 BROKERS. Delmarva represents and warrants that, except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Delmarva. Atlantic represents and warrants that, except for Morgan Stanley & Co. Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Atlantic.
    Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

(i)        If to Delmarva, to:

           Delmarva Power & Light Company
           800 King Street
           Wilmington, Delaware 19899
           Attention: Barbara S. Graham

           with a copy to:

           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
           125 West 55th Street
           New York, New York 10019
           Attention: Douglas W. Hawes, Esq.
                    Steven H. Davis, Esq.

           and a copy to:

           Potter Anderson & Corroon
           350 Delaware Trust Building
           P.O. Box 951
           Wilmington, Delaware 19899
           Attention: Robert K. Payson, Esq.
                    Michael B. Tumas, Esq.

(ii)       If to Atlantic, to:

           Atlantic Energy, Inc.
           6801 Black Horse Pike
           Pleasantville, NJ 08232
           Attention: Michael J. Barron

           with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: James M. Cotter
                    Vincent Pagano, Jr.

    Section 10.4 ENTIRE AGREEMENT; ASSIGNMENT; GOVERNING LAW; WAIVER OF JURY TRIAL; ETC. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement shall not be assigned by operation of law or otherwise. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such state, without giving effect to its conflicts of laws statutes, rules or principles. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this Section 10.4. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.
    Section 10.5 INTERPRETATION. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.
    Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
    Section 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5 (Directors' and Officers' Indemnification), nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
    Section 10.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Delmarva, Atlantic, the Company and DS Sub have caused this Agreement, as amended and restated as of December 26, 1996 to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                      DELMARVA POWER & LIGHT COMPANY

By         /s/ HOWARD E. COSGROVE
           -----------------------------------------------
      Name: Howard E. Cosgrove
      Title:
            President and Chairman

ATLANTIC ENERGY, INC.

By         /s/ JERROLD L. JACOBS
           -----------------------------------------------
      Name: Jerrold L. Jacobs
      Title:
            President and Chief Executive Officer

CONECTIV, INC.

By         /s/ BARBARA S. GRAHAM
           -----------------------------------------------
      Name: Barbara S. Graham
      Title:
            President

And By     /s/ MICHAEL J. BARRON
           ------------------------------------------
      Name: Michael J. Barron
      Title:
            Vice President

DS SUB, INC.

By         /s/ BARBARA S. GRAHAM
           -----------------------------------------------
      Name: Barbara S. Graham
      Title:
            President

ABC

                                                                        ANNEX II

                                                              MERRILL LYNCH LOGO
                                                                 212 449 1000

                                                                    December 26,
                                                                1996

Board of Directors
Delmarva Power & Light Company
800 King Street
Wilmington, DE 19899

Directors:

    Delmarva Power & Light Company, a corporation formed under the laws of the State of Delaware and the Commonwealth of Virginia ("Delmarva"), Atlantic Energy, Inc., a corporation formed under the laws of the State of New Jersey ("Atlantic"), Conectiv, Inc., a Delaware corporation whose capital stock is 50% owned by each of Delmarva and Atlantic, respectively (the "Company"), and DS Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("DS Sub"), entered into an Agreement and Plan of Merger, dated as of August 9, 1996, as amended and restated as of December 26, 1996 (the "Agreement"), pursuant to which Atlantic will merge with and into the Company (the "Atlantic Merger") and DS Sub will merge with and into Delmarva (the "Delmarva Merger" and, together with the Atlantic Merger, the "Mergers"). In the Delmarva Merger, each issued and outstanding share (other than shares canceled pursuant to section 2.1(a) of the Agreement) of Delmarva common stock, par value $2.25 per share ("Delmarva Common Stock"), shall be converted into the right to receive one share of Company common stock, par value $0.01 per share ("Company Common Stock"), and in the Atlantic Merger, each issued and outstanding share (other than shares canceled pursuant to section 2.1(a) of the Agreement) of Atlantic common stock, no par value ("Atlantic Common Stock"), shall be converted into the right to receive 0.750 shares of Company Common Stock and 0.125 shares of Company Class A common stock, par value $0.01 per share. The ratio at which Delmarva Common Stock is converted into Company Common Stock, in accordance with the Agreement, is referred to herein as the "Delmarva Conversion Ratio." Consummation of the Mergers is subject to the terms and conditions set forth in the Agreement.

    You have asked us whether, in our opinion, the Delmarva Conversion Ratio contemplated by the Agreement is fair to Delmarva and its shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed Delmarva's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Delmarva's Form 10-Q and the related unaudited financial information for the quarterly periods ended September 30, 1996;

    (2) Reviewed Atlantic's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Atlantic's Form 10-Q and the related unaudited financial information for the quarterly periods ended September 30, 1996;

    (3) Reviewed certain other filings with the Securities and Exchange Commission made by Delmarva and Atlantic, including proxy statements, Forms 8-K and registration statements, during the last three years;

    (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Delmarva and Atlantic, furnished to us by Delmarva and Atlantic, respectively;

    (5) Conducted discussions with members of senior management of Delmarva and Atlantic concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the Company following the Mergers;

    (6) Reviewed the historical market prices and trading activity for the Delmarva Common Stock and the Atlantic Common Stock;

    (7) Compared the results of operations of Delmarva and Atlantic with that of certain companies which we deemed to be reasonably similar to Delmarva and Atlantic, respectively;

    (8) Compared the proposed financial terms of the Mergers with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (9) Considered the pro forma effect of the Mergers, in terms of net income available to common shareholders, dividends per common share, book value per common share and capitalization, on the Delmarva Common Stock;

    (10) Reviewed the Agreement; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary or appropriate.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Delmarva and Atlantic, and we have not independently verified such information, conducted a physical inspection of the properties or facilities of Delmarva or Atlantic, or undertaken an evaluation or independent appraisal of the assets or liabilities (contingent or otherwise) of Delmarva or Atlantic. We have assumed that the financial forecasts and projected synergies furnished by Delmarva and Atlantic have been reasonably prepared and reflect the best currently available estimates and judgment of Delmarva's and Atlantic's management as to the expected future financial performance of Delmarva and Atlantic, respectively, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. We have also assumed that the estimates relating to the impact of Atlantic's non-utility generation contracts, furnished by Delmarva and Atlantic, have been reasonably prepared and reflect the best currently available estimates and judgment of Delmarva's and Atlantic's management as to the expected future projected outcomes relating to such contracts. We have also assumed that the Mergers will be free of Federal tax to Delmarva, the Company, DS Sub, Atlantic and the respective holders of Delmarva Common Stock and Atlantic Common Stock. Our opinion is based upon general economic, market, monetary and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof.

    We have, in the past, provided financial advisory and financing services to Delmarva and Atlantic and have received fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and equity securities of Delmarva and Atlantic for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

    This opinion has been prepared for the confidential use of Delmarva's Board of Directors and may not be reproduced, summarized, described or referred to without Merrill Lynch's prior written consent.

    On the basis of, and subject to the foregoing, we are of the opinion that the Delmarva Conversion Ratio contemplated by the Agreement is fair to Delmarva and its shareholders from a financial point of view.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                 INCORPORATED

                                                                       ANNEX III

MORGAN STANLEY

                                          MORGAN STANLEY & CO.
                                          INCORPORATED
                                          1585 BROADWAY
                                          NEW YORK, NEW YORK 10036
                                          (212) 761-4000

                                          December 26, 1996

Board of Directors
Atlantic Energy, Inc.
6801 Black Horse Pike
Egg Harbor Township, NJ 08232-4130
Members of the Board of Directors:

    We understand that Atlantic Energy, Inc. ("AEI" or the "Company"), Delmarva Power & Light Company ("Delmarva"), Conectiv, Inc., a corporation whose outstanding capital stock is 50% owned by AEI and 50% owned by Delmarva ("Newco"), and Newco Sub, a wholly owned subsidiary of Newco ("Newco Sub") have entered into an Agreement and Plan of Merger, dated as of August 9, 1996, as amended and restated as of December 26, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of AEI with and into Newco (the "AEI Merger") and the merger of Newco Sub with and into Delmarva (the "Delmarva Merger" and together with the AEI Merger, the "Merger"). Pursuant to the AEI Merger, Newco will be the surviving corporation and each issued and outstanding share of common stock, no par value per share, of the Company (the "Company Common Stock"), other than shares held in treasury or held by Delmarva or the subsidiaries of the Company or Delmarva, will be converted into the right to receive (i) .75 shares of common stock, par value $.01 per share, of Newco (the "Newco Common Stock") and (ii) .125 shares of Class A Common Stock, par value $.01 per share (the "Letter Stock"), of Newco (collectively, the "AEI Conversion Ratio"). Pursuant to the Delmarva Merger, Delmarva will be the surviving corporation and will become a wholly owned subsidiary of Newco and each issued and outstanding share of common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock"), other than shares held in treasury or held by the Company or the subsidiaries of Delmarva or the Company will be converted into the right to receive one share (the "Delmarva Conversion Ratio") of Newco Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the AEI Conversion Ratio, taking into account the Delmarva Conversion Ratio, is fair from a financial point of view to the holders of shares of the Company Common Stock.

    For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of the Company and Delmarva, respectively;

                                     III-1

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company and Delmarva prepared by their respective managements;

   (iii) analyzed certain financial projections of the Company and Delmarva prepared by their respective managements;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company and Delmarva with senior executives of the Company and Delmarva, respectively;

    (v) reviewed the reported prices and trading activity of both the Company Common Stock and Delmarva Common Stock;

    (vi) compared the financial performance of the Company and Delmarva and the prices and trading activity of the Company Common Stock and Delmarva Common Stock with that of certain other comparable publicly traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger or acquisition transactions;

  (viii) analyzed the pro forma financial impact of the Merger on the Company;

    (ix) participated in discussions and negotiations among representatives of the Company and Delmarva and their respective financial and legal advisors;

    (x) reviewed the Merger Agreement and certain related documents;

    (xi) reviewed and discussed with the Company and Delmarva an analysis prepared by the Company and Delmarva with the assistance of a third party consultant regarding estimates of the amount and timing of the cost savings estimated to be derived from the Merger; and

   (xii) performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and estimates of the cost savings expected to be derived in the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Newco, the Company and Delmarva, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Delmarva. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things that the Merger will be treated as a tax-free reorganization and/ or exchange, each pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In arriving at our opinion, we have assumed that in connection with the receipt of all the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. In addition, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger with or other business combination transaction involving the Company or any of its assets, nor did we have discussions or negotiations with any parties, other than Delmarva, in connection with the Merger.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Delmarva and have received fees for the rendering of these services.

                                     III-2

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto. In addition, we express no recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the AEI Conversion Ratio, taking into account the Delmarva Conversion Ratio, is fair from a financial point of view to the holders of shares of the Company Common Stock.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ Jeffrey R. Holzschuh
                                             Jeffrey R. Holzschuh
                                             Managing Director

                                     III-3

                                                                        ANNEX IV
                                    FORM OF
               RESTATED CERTIFICATE OF INCORPORATION OF CONECTIV
                    PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    Conectiv, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of the corporation is Conectiv (the "Corporation"). The Corporation was originally incorporated under the name DS, Inc., which name was changed to "Conectiv, Inc." on December 24, 1996 and to "Conectiv" on
                   . The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 8, 1996.

        2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the General Corporation Laws of the State of Delaware.

        3. The text of the Certificate of Incorporation as heretofore amended is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I.

                                      NAME

    The name of the Corporation is Conectiv.

                                  ARTICLE II.

                          REGISTERED OFFICE AND AGENT

    The address of the registered office of the Corporation is 800 King Street, Wilmington, New Castle County, Delaware 19899, and the name of the registered agent at such office is the Corporation itself.

                                  ARTICLE III.

                                    PURPOSE

    The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCLD").

                                  ARTICLE IV.

                                 CAPITAL STOCK

    SECTION I. AUTHORIZATION. The aggregate number of shares of stock which the Corporation shall have authority to issue is one hundred eighty million (180,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be shares of a class of common stock designated as "Common Stock," having a par value of $0.01 per share (the "Company Common Stock"), ten million (10,000,000) shares shall be shares of a class of common stock designated as "Class A Common Stock," having a par value of $0.01 per share (the "Class A Common Stock"), and twenty million (20,000,000) shares shall be shares of a class of preferred stock having a par value of $.01 per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The Company Common Stock and the Class A Common Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. Certain capitalized terms used in this Article IV shall have the meanings set forth in Section II.7 of this Article IV. For purposes of this Article IV, the Class A Common Stock, when issued, shall be considered issued in respect of the Atlantic Utility Group and the Company Common Stock, when issued, shall be considered issued in respect of the Residual Group, in each case upon the terms and subject to the conditions of this Article IV.

    SECTION II. COMMON STOCK. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section II.

    1. DIVIDENDS. Subject to any preferences and relative, participating, optional or special rights of any outstanding series of Preferred Stock and any qualifications or restrictions on the Common Stock or any class thereof created thereby, dividends may be declared and paid upon the Company Common Stock and the Class A Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this subsection 1, as the Board of Directors may determine.

    1.1. LIMITATION ON DIVIDENDS ON COMPANY COMMON STOCK. Dividends on Company Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Residual Group Available Dividend Amount.

    1.2. LIMITATION ON DIVIDENDS ON CLASS A COMMON STOCK. Dividends on Class A Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Atlantic Utility Group Available Dividend Amount.

    1.3. DISCRIMINATION IN DIVIDENDS BETWEEN CLASSES OF COMMON STOCK. The Board of Directors, subject to the provisions of subsections 1.1 and 1.2 of this
Section II, may at any time declare and pay dividends exclusively on Company Common Stock, exclusively on Class A Common Stock or on both such classes in equal or unequal amounts, notwithstanding the relative amounts of the Residual Group Available Dividend Amount and the Atlantic Utility Group Available Dividend Amount, the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

    1.4. SHARE DISTRIBUTIONS. Subject to subsections 1.1 and 1.2, as the case may be, of this Section II, and except as permitted by subsection 4.1 of this
Section II, the Board of Directors may declare and pay dividends or distributions of shares of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Common Stock) on shares of Common Stock or shares of Preferred Stock only as follows:

        (A) dividends or distributions of shares of Company Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Residual Common Stock) on shares of Company Common Stock or shares of Preferred Stock attributed to the Residual Group;

        (B) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) on shares of Class A Common Stock or shares of Preferred Stock attributed to the Atlantic Utility Group; and

        (C) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) on shares of Company Common Stock or shares of Preferred Stock attributed to the Residual Group, but only if the sum of
    (1) the number of shares of Class A Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued, as the case may be) and (2) the number of shares of Class A Common Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed in accordance with this Article IV to the Residual Group is less than or equal to the Number of Shares Issuable with Respect to the Intergroup Interest.

For purposes of this subsection 1.4, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for Company Common Stock or Class A Common Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

    2. VOTING POWERS. Except as otherwise provided by law or by the terms of any outstanding series of Preferred Stock or any provision of the certificate of incorporation of the Corporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the certificate of incorporation or bylaws of the Corporation, be entitled to vote, and each class of Common Stock shall vote thereon together as though one class. On each matter to be voted on by the holders of all classes of Common Stock voting together as one class, (i) each outstanding share of Company Common Stock shall have one vote and (ii) each outstanding share of Class A Common Stock shall have one vote. The number of authorized shares of Company Common Stock or of Class A Common Stock may be increased or decreased by the affirmative vote of a majority of the outstanding shares of Common Stock voting as a single class.

    3. LIQUIDATION RIGHTS. In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributed in accordance with this Article IV), unless otherwise provided in respect of a series of preferred stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of preferred stock, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Group to which such assets are attributed in accordance with this Article IV, divided among the holders of Common Stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each share of Company Common Stock is hereby attributed one "Liquidation Unit" and each share of Class A Common Stock is hereby attributed one "Liquidation Unit," in the case of each such class of Common Stock subject to adjustment as determined by the Board of Directors to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares of such class of Common Stock to holders of shares of such class of Common Stock. None of the merger or consolidation of the Corporation into or with any other company, the merger or consolidation of any other company into or with the Corporation, or the sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this subsection 3.

    4. CONVERSION OR REDEMPTION OF COMMON STOCK. The Class A Common Stock is subject to conversion or redemption upon the terms provided below in this subsection 4.

    4.1. CONVERSION OR REDEMPTION OF CLASS A COMMON STOCK.

        (A) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Atlantic Utility Group to one or more persons or entities (other than (1) the Disposition by the Corporation of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders as referred to in subsection 3 of this Section II, (2) the Disposition of the properties and assets of the Atlantic Utility Group to all holders of shares of Class A Common Stock and to the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a PRO RATA basis in accordance with the number of shares of Class A Common Stock outstanding and the Number of Shares Issuable with Respect to the Intergroup Interest, (3) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (4) pursuant to a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "Atlantic Utility Group Disposition Date"), pay a dividend on the Class A Common Stock or redeem some or all of the Class A Common Stock or convert Class A Common Stock into Company Common Stock

    (or another class or series of common stock of the Corporation), all as provided by the following subparagraphs (1) and (2) of this paragraph (A) and, to the extent applicable, by subsection 4.3 of this Section II, as the Board of Directors shall have selected among such alternatives:

           (1) provided that there are funds of the Corporation legally available therefor:

               (a) pay to the holders of the shares of Class A Common Stock a dividend, as the Board of Directors shall have declared subject to compliance with subsection 1, in cash and/or in securities (other than a dividend of Common Stock) or other property having a Fair Value as of the Atlantic Utility Group Disposition Date in the aggregate equal to the product of the Outstanding Atlantic Utility Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the Fair Value of the Net Proceeds of such Disposition; or

               (b) (i) subject to the last sentence of this paragraph (A), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Atlantic Utility Group, redeem as of the Redemption Date provided by paragraph (C) of subsection 4.3 of this Section II, all outstanding shares of Class A Common Stock in exchange for cash and/or for securities (other than Common Stock) or other property having a Fair Value as of the Atlantic Utility Group Disposition Date in the aggregate equal to the product of the Outstanding Atlantic Utility Fraction as of such Redemption Date multiplied by the Fair Value of the Net Proceeds of such Disposition; or

               (ii) subject to the last sentence of this paragraph (A), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Atlantic Utility Group, redeem as of the Redemption Date provided by paragraph (D) of subsection 4.3 of this Section II such number of whole shares of Class A Common Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the sixteenth Trading Day immediately succeeding the Atlantic Utility Group Disposition Date closest to the product of the Outstanding Atlantic Utility Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the Atlantic Utility Group Disposition Date of the Net Proceeds of such Disposition (but in no event more than all the shares of Class A Common Stock then outstanding), in consideration for cash and/or securities (other than Common Stock) or other property having a Fair Value in the aggregate equal to such product; or

           (2) declare that each outstanding share of Class A Common Stock shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 of this Section II into a number of fully paid and nonassessable shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Class A Common Stock over the period of ten consecutive Trading Days beginning on the sixteenth Trading Day following the Atlantic Utility Group Disposition Date to the average Market Value of one share of Company Common Stock (or such other class or series of common stock) over the same ten Trading Day period.

    Notwithstanding the foregoing provisions of this paragraph (A), the Corporation shall redeem Class A Common Stock as provided by subparagraph
(1)(b)(i) or (1)(b)(ii) of this paragraph (A) only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the Atlantic Utility Group Available Dividend Amount as of the Redemption Date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the Redemption Date.

        (B) For purposes of this subsection 4.1:

           (1) as of any date, "substantially all of the properties and assets" attributed to the Atlantic Utility Group shall mean a portion of such properties and assets (x) that represents at least 80% of the Fair Value of the properties and assets attributed to the Atlantic Utility Group as of such date, or (y) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets of the Atlantic Utility Group as of such date;

           (2) in the case of a Disposition of the properties and assets attributed to the Atlantic Utility Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

           (3) the Board of Directors may pay any dividend or redemption price referred to in paragraph (A) of this subsection 4.1 in cash, securities (other than Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

        (C) After the payment of the dividend or the redemption price with respect to the Class A Common Stock provided for by subparagraph (1) of paragraph (A) of this subsection 4.1, the Board of Directors may declare that each share of Class A Common Stock remaining outstanding shall be converted, but only as of a Conversion Date (determined as provided by paragraph (E) of subsection 4.3 of this Section II) prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E) equal to 110% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by such paragraph (E).

        (D) The Board of Directors may declare that each outstanding share of Class A Common Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 4.3 of this Section II, into the number of fully paid and nonassessable shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by such paragraph (E) of subsection 4.3) equal to the applicable percentage, on the Conversion Date, set forth below of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by such paragraph (E):

12 MONTH PERIOD PRIOR TO
THE APPLICABLE ANNIVERSARY                                                      PERCENTAGE OF
OF THE EFFECTIVE DATE                                                        MARKET VALUE RATIO
--------------------------------------------------------------------------  ---------------------
First.....................................................................              125%
Second....................................................................              120%
Third.....................................................................              115%
Fourth and Thereafter.....................................................              110%

        (E) If the Corporation consummates (i) a tender offer made by the Corporation for all of the outstanding shares of Class A Common Stock at an all cash price of at least 110% of the Time-Weighted Market Price of a share of Class A Common Stock as of the Trading Day immediately preceding the date of such offer or (ii) an exchange offer by the Corporation to exchange each outstanding share of Class A Common Stock into a number of shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) equal to at least 110% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of such offer, which, in either case, is accepted by the holders of greater than 50% of the outstanding shares of Class A Common Stock, then the Board of Directors may either (x) provided that there are funds of the Corporation legally available therefor, redeem as of the Redemption Date provided by paragraph (F) of subsection 4.3 of this Section II each share of Class A Common Stock remaining outstanding in exchange for cash in an amount equal to the highest cash price paid per share by the Corporation pursuant to such tender offer or to the product of the highest number of shares of Company Common Stock (or such other class or series of common stock of the Corporation) per share issued in exchange for any share of Class A Common Stock pursuant to such exchange offer and the Time-Weighted Market Price of a share of Company Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of such exchange offer, as the case may be, or (y) declare that each share of Class A Common Stock remaining outstanding shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 of this Section II into a number of fully paid and nonassessable shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E) equal to the quotient of the highest cash price paid per share by the Corporation pursuant to such tender offer and the Time-Weighted Market Price of a share of Company Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E) or to the highest number of shares of Company Common Stock (or such other class or series of common stock of the Corporation) per share issued in exchange for any share of Class A Common Stock pursuant to such exchange offer, as the case may be.

        (F) If any person (including the Corporation) makes a tender offer to purchase shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) for cash, property or other securities, the holders of shares of Class A Common Stock will be entitled to convert each and any such share of Class A Common Stock into the number of fully paid and nonassessable shares of Company Common Stock (or such other class or series of common stock, as the case may be) equal to 100% of the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of such tender offer; provided, that (x) any election by such holder to make such conversion may be fully revoked by such holder with respect to any such share of Class A Common Stock by giving written notice to the Corporation prior to the consummation of such tender offer and (y) such conversion will only be effective with respect to such shares of Company Common Stock (or such other class or series of common stock of the Corporation) issuable upon such conversion which are actually accepted for purchase pursuant to such tender offer.

        (G) If any person (including the Corporation) consummates a tender offer for all of the outstanding shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) at an all cash price which is accepted by the holders of greater than 50% of the outstanding shares of Company Common Stock (or such other class or series of common stock of the Corporation), then the Board of Directors may either (x) redeem as of the Redemption Date provided by paragraph (F) of subsection 4.3 of this Section II each share of Class A Common Stock outstanding in exchange for cash in an amount equal to the product of the highest cash price paid per share by such person pursuant to such tender offer and the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the fifth Trading Day prior to the date of such tender offer or (y) declare that each share of Class A Common Stock outstanding shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 of this Section II into a number of fully paid and nonassessable shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E) equal to the quotient of the highest cash price paid per share by such person pursuant to such tender offer and the Time-Weighted Market Price of a share of Company Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of the notice of such conversion required by such paragraph (E).

    4.2. TREATMENT OF CONVERTIBLE SECURITIES. After any Conversion Date or Redemption Date on which all outstanding shares of Class A Common Stock were converted or redeemed, any share of Class A Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

        (A) in the event the shares of Class A Common Stock outstanding on such Conversion Date were converted into shares of Company Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C), (D), (E), (F) or (G) of subsection 4.1 of this Section II, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of Class A Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

        (B) in the event the shares of Class A Common Stock outstanding on such Redemption Date were redeemed pursuant to subparagraph (A)(1)(b) of subsection 4.1 of this Section II, be redeemed, to the extent of funds of the Corporation legally available therefor, for $.01 per share in cash for each share of Class A Common Stock that otherwise would be issued upon such conversion, exchange or exercise.

    The provisions of the immediately preceding sentence shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of Class A Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

    4.3. NOTICE AND OTHER PROVISIONS.

        (A) Not later than the tenth Trading Day following the consummation of a Disposition referred to in paragraph (A) of subsection 4.1 of this Section II, the Corporation shall announce publicly by press release (1) the Net Proceeds of such Disposition, (2) the number of shares outstanding of the Class A Common Stock, (3) the number of shares of Class A Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (4) the Outstanding Atlantic Utility Fraction on the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in paragraph (A) of such subsection 4.1 it has irrevocably determined to take in respect of such Disposition.

        (B) If the Corporation determines to pay a dividend on shares of Class A Common Stock pursuant to subparagraph (A)(1)(a) of subsection 4.1 of this
    Section II, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of Class A Common Stock,
    (4) the Net Proceeds of such Disposition, (5) the Outstanding Atlantic Utility Fraction on the date of such notice, (6) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

        (C) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (A)(1)(b)(i) of subsection 4.1 of this Section II, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of Class A Common Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Class A Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding Atlantic Utility Fraction on the date of such notice, (6) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (9) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

        (D) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (A)(1)(b)(ii) of subsection 4.1 of this Section II, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of the Disposition in respect of which such redemption is to be made on which shares of Class A Common Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding Atlantic Utility Fraction, (6) the number of shares of Class A Common Stock outstanding and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that the Corporation will not be required to register a transfer of any shares of Class A Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 Trading Days nor later than 50 Trading Days following the consummation of such Disposition, the Corporation shall cause a notice to be given to each holder of record of shares of Class A Common Stock to be redeemed setting forth (1) the number of shares of Class A Common Stock held by such holder to be redeemed, (2) a statement that Class A Common Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of Class A Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

        (E) If the Corporation determines to convert the Class A Common Stock into Company Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C), (D), (E) or
    (G) of subsection 4.1 of this Section II, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of Class A Common Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition and, in the case of a conversion after a tender or exchange offer pursuant to paragraph (E) or (G) of subsection 4.1 of this Section II, shall not be less than 35 or more than 85 Trading Days following the consummation of such offer), (3) the per share number of shares of Class A Common Stock or another class or series of common stock of the

    Corporation, as the case may be, to be received with respect to each share of Class A Common Stock, including details as to the calculation thereof,
    (4) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Class A Common Stock, (5) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

        (F) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (E) or (G) of subsection 4.1 of this Section II, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of Class A Common Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Class A Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be less than 35 or more than 85 Trading Days following the consummation of the applicable tender or exchange offer), (3) the redemption price for the shares, (4) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash, (5) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

        (G) If less than all of the outstanding shares of Class A Common Stock are to be redeemed pursuant to subparagraph (A)(1) of subsection 4.1 of this
    Section II, the shares to be redeemed by the Corporation shall be selected from among the holders of shares of Class A Common Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

        (H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of Class A Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this subsection 4. If more than one share of Class A Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of Class A Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest).

        (I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class A Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of Class A Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of Class A Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

        (J) Before any holder of Class A Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to Class A Common Stock pursuant to this subsection 4, such holder shall surrender at such place as the Corporation shall specify certificates for Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing shares of Class A Common Stock deliver to the person for whose account such shares were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 4.3, in each case without interest. If less than all of the shares of Class A Common Stock represented by any one certificate are to be redeemed or converted, the Corporation shall issue and deliver a new certificate for the shares of Class A Common Stock not redeemed.

        (K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of Class A Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares as required by paragraph (J) of this subsection 4.3, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 4.3 and rights to dividends as provided in paragraph (I) of this subsection 4.3, in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date represented shares of Class A Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which Class A Common Stock was converted until the surrender as required by this subsection 4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date, the Corporation shall, however, be entitled to treat the certificates for Class A Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of Class A Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

        (L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of Class A Common Stock pursuant to this subsection 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Class A Common Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        (M) Neither the failure to mail any notice required by this subsection
    4.3 to any particular holder of Class A Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Class A Common Stock or of Convertible Securities or the validity of any such conversion or redemption.

        (N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this subsection 4 as the Board of Directors shall determine to be appropriate.

    5. MERGERS AND CONSOLIDATIONS. In the event of a merger or consolidation to which the Corporation is a party and pursuant to which the holders of common stock of the Corporation are entitled to receive securities or other consideration or pursuant to which shares of common stock of the Corporation are converted into securities or other consideration, the holder of each outstanding share of Class A Common Stock shall be entitled to receive, or to have such share converted into, as the case may be, the securities or other consideration attributable pursuant to such merger or consolidation to the number of shares of Company Common Stock (or, if the Company Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the first public announcement of such merger or consolidation) equal to the Market Value Ratio of the Class A Common Stock to the Company Common Stock as of the Trading Day immediately preceding the date of the first public announcement of such merger or consolidation, subject to adjustment as determined by the Board of Directors to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of either class of Common Stock or any dividend or other distribution of shares of such class of Common Stock to holders of shares of such class of Common Stock after such date and prior to the consummation of such merger or consolidation.

    6. BOARD DETERMINATIONS BINDING. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Article IV, and any determinations with respect to any Group or the rights of the holders of any class of Common Stock made pursuant to or in furtherance of this Article IV, shall be final and binding on all stockholders.

    7. CERTAIN DEFINITIONS. As used in this Article IV, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation. As used in this subsection 7, a "contribution" or

"transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

    7.1. ATLANTIC UTILITY GROUP shall mean, as of any date from and after the Effective Date:

        (A) the interest of the Corporation on such date in Atlantic City Electric Company, a New Jersey corporation (the "Atlantic Utility Group Company"), and any successor companies, and solely those lines of business in which the Atlantic Utility Group Company was engaged as of August 9, 1996, and the assets and liabilities attributable to those lines of business, and which meet all of the criteria listed in clause (i) below, as of August 9, 1996, specifically excluding those businesses, lines of business, and products and services listed in clause (ii) below, and specifically including those businesses, lines of business and products and services listed in clause (iii) below:

           (i) only those businesses meeting all of the following criteria as of August 9, 1996 shall be included in the Atlantic Utility Group: (a) price regulated by the New Jersey Board of Public Utilities, including, without limitation, off-tariff agreements; (b) directly related to the supply of electricity (generation and purchase of electricity) or the delivery of electricity (transmission and distribution of electricity); and (c) a line of business for which Atlantic Utility Group Company has a franchise;

           (ii) specifically excluded from the Atlantic Utility Group are the following businesses, lines of business and products and services, which list is not intended to be inclusive: (a) Appliance Shield program, (b) lighting upgrade programs, (c) water heater service business, (d) thermostat sales, (e) telecommunications business and investments, (f) energy services and consulting, (g) utility services and consulting (e.g. plant services and electrical equipment O&M services), (h) Atlantic Energy International, and (i) Atlantic Energy Enterprises and its subsidiaries;

           (iii) specifically included in the Atlantic Utility Group is the Deepwater Operating Company.

        (B) all assets and liabilities of the Corporation and its subsidiaries (other than capital stock of a subsidiary) and liabilities relating to the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group on such date attributed by the Board of Directors to any of the Atlantic Utility Group Company or the businesses thereof, whether or not such assets or liabilities are or were also assets and liabilities of the Atlantic Utility Group Company, including, without limitation, the assets and liabilities as of the Effective Date specified in the schedules filed with the records of the actions of the Board of Directors (a copy of which shall be made available to any stockholder of the Corporation upon written request therefor);

        (C) all properties and assets transferred to the Atlantic Utility Group from the Residual Group (other than a transaction pursuant to paragraph (D) of this subsection 7.1) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Board of Directors may have directed;

        (D) all properties and assets transferred to the Atlantic Utility Group from the Residual Group in connection with an increase in the Number of Shares Issuable with respect to the Intergroup Interest; and

        (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Atlantic Utility Group, as determined by the Board of Directors;

provided that (1) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 7.16, or in securities of the Corporation attributed to the Atlantic Utility Group, for which provision shall be made as set forth in clause (2) of this proviso), the Atlantic Utility Group shall no longer include an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as so paid in such dividend or other distribution with respect of shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared multiplied by (b) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution, (2) if the Corporation shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Corporation that are attributed to the Atlantic Utility Group for purposes of this Article IV (other than Class A Common Stock), there shall be excluded from the Atlantic Utility Group an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock multiplied by the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in the Atlantic Utility Group shall be attributed to the Residual Group) and, to the extent interest is or dividends are paid on the securities so distributed, the Atlantic Utility Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the Atlantic Utility Group deemed held by the Residual Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the Atlantic Utility Group shall be attributed to the Residual Group) and (3) from and after any transfer of any assets or properties from the Atlantic Utility Group to the Residual Group, the Atlantic Utility Group shall no longer include such assets or properties so contributed or transferred. The Corporation may also, to the extent a dividend or distribution on the Class A Common Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for Class A Common Stock, cause such Convertible Securities as are deemed to be held by the Residual Group in accordance with the third to last sentence of subsection 7.21 and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, exchanged or exercised as provided in the penultimate sentence of subsection 7.21, in which case such Convertible Securities shall no longer be deemed to be held by the Residual Group.

    7.2. ATLANTIC UTILITY GROUP AVAILABLE DIVIDEND AMOUNT, on any date, shall mean either:

        (i) (x) the amount equal to the product of (1) the Outstanding Atlantic Utility Fraction as of such date multiplied by (2) an amount equal to the fair market value of the total assets attributed to the Atlantic Utility Group less the total amount of the liabilities attributed to the Atlantic Utility Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group, minus (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Class A Common Stock and shares of each class or series of Preferred Stock attributed to the Atlantic Utility Group, plus (z) the amount, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the mergers (together, the "Mergers") of Atlantic Energy, Inc., a New Jersey corporation, with and into the Corporation, and of DS Sub, Inc., a Delaware corporation, with and into Delmarva Power & Light Company, a Delaware corporation, with respect to the Atlantic Utility Group (determined as set forth in clause (ii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group), or

        (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Atlantic Utility Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this subsection 7.2, and consistent with subsection 7.6, at any time when there are not outstanding both (i) one or more shares of Residual Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Residual Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Residual Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    7.3. COMPANY NET INCOME (LOSS) ATTRIBUTABLE TO THE ATLANTIC UTILITY GROUP, for any period through any date, shall mean (i) the net income or loss of the Atlantic Utility Group for such period (or in respect of the fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of the Atlantic Utility Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Atlantic Utility Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Residual Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased (or, in the case of a loss, reduced) by (ii) the amount of amortization of goodwill arising from the Mergers with respect to the Atlantic Utility Group to the extent but only to the extent such goodwill would otherwise decrease the Company Net Income Attributable to the Atlantic Utility Group or increase the Company Net Loss Attributable to the Atlantic Utility Group (such amount calculated for fiscal periods of the Corporation commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group and reduced (or, in the case of a loss, increased) by (iii) an amount equal to $40 million per fiscal year and by (iv) the amount of dividends paid in such period (or, in respect of fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma amount of dividends paid in such period as if the Effective Date had been the first day of such period) with respect to shares of preferred and preference stock of Atlantic Utility Group Company.

    7.4. COMPANY NET INCOME (LOSS) ATTRIBUTABLE TO THE RESIDUAL GROUP, for any period through any date, shall mean (i) the net income or loss of the Residual Group for such period (or in respect of fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of the Residual Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Residual Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Atlantic Utility Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced (or, in the case of a loss, increased) by (ii) the amount of amortization of goodwill arising from the Mergers with respect to the Atlantic Utility Group to the extent but only to the extent such goodwill results in a decrease (increase) in the Company Net Income (Loss) Attributable to the Atlantic Utility Group pursuant to clause (ii) of subsection 7.3 of this
Article IV (such amount calculated for fiscal periods of the Corporation commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of the Intergroup Interest Fraction) and increased (or, in the case of a loss, decreased) by (iii) the amount described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group.

    7.5. CONVERSION DATE shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Class A Common Stock into shares of Company Common Stock (or another class or series of common stock of the Corporation) as shall be set forth in the notice to holders of shares of Class A Common Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock required pursuant to paragraph (E) of subsection 4.3 of this Section II.

    7.6. CONVERTIBLE SECURITIES at any time shall mean any securities of the Corporation or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

    7.7. DISPOSITION shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

    7.8. EFFECTIVE DATE shall mean the date on which the merger of Atlantic Energy, Inc., a New Jersey corporation, with and into the Corporation, and the merger of DS Sub, Inc., a Delaware corporation, with and into Delmarva Power & Light Company, a Delaware corporation, shall become effective.

    7.9. FAIR VALUE shall mean, in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, shall mean the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

    7.10. GROUP shall mean, as of any date, the Residual Group or the Atlantic Utility Group, as the case may be.

    7.11. INTERGROUP INTEREST FRACTION as of any date shall mean a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Intergroup Interest on such date and the denominator of which shall be the sum of (A) such Number of Shares Issuable with Respect to the Intergroup Interest and (B) the aggregate number of shares of Class A Common Stock outstanding on such date. A statement setting forth the Intergroup Interest Fraction as of the record date for any dividend or distribution on any class of Common Stock, as of the effective date of any conversion, exchange or exercise of Convertible Securities into or for shares of Class A Common Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the Board of Directors of the Corporation not later than ten days after such date.

    7.12. MARKET CAPITALIZATION of any class or series of common stock on any date shall mean the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

    7.13. MARKET VALUE of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

    7.14. MARKET VALUE RATIO OF THE CLASS A COMMON STOCK TO THE COMPANY COMMON STOCK as of any date shall mean the fraction (which may be greater than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Company Common Stock (or another class or series of common stock of the Corporation, if so provided by subsection 4.1 or subsection 5 of this Section II because Company Common Stock is not then Publicly Traded) to be issued in respect of a share of Class A Common Stock upon a conversion of Class A Common Stock into Company Common Stock (or another class or series of common stock of the Corporation) in accordance with subsection 4.1 of this Section II or to determine the consideration attributable to a share of Class A Common Stock in accordance with subsection 5 of this Section II, based on the ratio of the market value of a share of Class A Common Stock to the market value of a share of Company Common Stock (or such other common stock) as of such date, determined by the fraction the numerator of which shall be the sum of (A) four times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date and the denominator of which shall be the sum of (A) four times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of Company Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date.

    7.15. NET PROCEEDS shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the Atlantic Utility Group an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (A) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the Residual Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to subparagraph (A)(1)(a) or
(b) of subsection 4.1 of this Section II, (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (C) any liabilities (contingent or otherwise) of or attributed to the Atlantic Utility Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the Atlantic Utility Group and (D) a capitalized amount (as determined by the Board of Directors) of the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income
(Loss) Attributable to the Atlantic Utility Group. For purposes of this definition, any properties and assets attributed to the Atlantic Utility Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs, liabilities (contingent or otherwise) and capitalized amount as the Board of Directors determines can be expected to be supported by such properties and assets.

    7.16. NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTERGROUP INTEREST shall as of the Effective Date be ______________ (1) provided, however, that such number shall from time to time thereafter be:

        (A) adjusted as determined by the Board of Directors to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Class A Common Stock or any dividend or other distribution of shares of Class A Common Stock to holders of shares of Class A Common Stock or any reclassification of Class A Common Stock;

        (B) decreased (but to not less than zero) by action of the Board of Directors by (1) the number of shares of Class A Common Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included (as determined by the Board of Directors pursuant to paragraph (C) of this subsection 7.16) in the Number of Shares Issuable with Respect to the Intergroup Interest, (2) the number of shares of Class A Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Intergroup Interest, (3) the number of shares of Class A Common Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Company Common Stock, (4) the number of shares of Class A Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Company Common Stock, or (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Atlantic Utility Group to the Residual Group in consideration for a reduction in the Number of Shares Issuable with Respect to the Intergroup Interest divided by (b) the Market Value of one share of Class A Common Stock as of the date of such transfer; and

        (C) increased by (1) the number of outstanding shares of Class A Common Stock repurchased by the Corporation for consideration that is attributed as provided by subsection 7.21 to the Residual Group and (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed as provided by

------------------------

(1) This number equals 7/3 times the number of Class A Common Stock to be issued pursuant to the Mergers.

    subsection 7.21 to the Residual Group that are contributed to the Atlantic Utility Group in consideration of an increase in the Number of Shares Issuable with Respect to the Intergroup Interest, divided by (b) the Market Value of one share of Class A Common Stock as of the date of such contribution and (3) the number of shares of Class A Common Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the penultimate sentence of the definition of "Residual Group" in subsection 7.21 of this Section II.

    7.17. OUTSTANDING ATLANTIC UTILITY FRACTION, as of any date, means the fraction (which may simplify to 1/1) the numerator of which shall be the number of shares of Class A Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class A Common Stock outstanding on such date and the Number of Shares Issuable with Respect to the Intergroup Interest on such date. A statement setting forth the Outstanding Atlantic Utility Fraction as of the record date for the payment of any dividend or distribution on any class of Common Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the actions of the Board of Directors not later than ten days after such date.

    7.18. PUBLICLY TRADED with respect to any security shall mean (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

    7.19. REDEMPTION DATE shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of Class A Common Stock, as set forth in a notice to holders thereof required pursuant to paragraph (C), (D) or
(F) of subsection 4.3 of this Section II.

    7.20. RELATED BUSINESS TRANSACTION means any Disposition of all or substantially all the properties and assets attributed to the Atlantic Utility Group in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of
(1) any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Atlantic Utility Group prior to such Disposition, as determined by the Board of Directors.

    7.21. RESIDUAL GROUP shall mean, as of any date from and as of the Effective
Date:

        (A) the interest of the Corporation or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Corporation or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with this
    Article IV to the Atlantic Utility Group;

        (B) a proportionate undivided interest in each and every business, asset and liability attributed to the Atlantic Utility Group equal to the Intergroup Interest Fraction as of such date;

        (C) all properties and assets transferred to the Residual Group from the Atlantic Utility Group (other than pursuant to paragraph (D) of this subsection 7.19) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Board of Directors may have directed;

        (D) all properties and assets transferred to the Residual Group from the Atlantic Utility Group in connection with a reduction of the Number of Shares Issuable with Respect to the Intergroup Interest;

        (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside the ordinary course of business and attributed to the Residual Group, as determined by the Board of Directors; and

        (F) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 7.16, or in securities of the Corporation attributed to the Atlantic Utility Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as were paid in such dividend or other distribution with respect to shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared multiplied by (2) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution; provided that from and after any transfer of any assets or properties from the Residual Group to the Atlantic Utility Group, the Residual Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the Intergroup Interest Fraction, as provided by paragraph (B) of this subsection 7.21).

    If the Corporation shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Corporation that are attributed to the Atlantic Utility Group for purposes of this Article IV (other than Class A Common Stock), the Residual Group shall be deemed to hold an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock multiplied by the fraction specified in clause (2) of paragraph (F) of this subsection 7.21 (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Residual Group shall include, and there shall be transferred thereto out of the Atlantic Utility Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Residual Group if such securities were outstanding. The Corporation may also, to the extent the securities so paid as a dividend or other distribution to the holders of Class A Common Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of Class A Common Stock, treat such Convertible Securities as are so deemed to be held by the Residual Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the Residual Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Atlantic Utility Group shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Residual Group were so considered converted, exchanged or exercised shall be deemed held by the Residual Group (as provided in clause
(3) of paragraph (C) of subsection 7.16 of this Section II) and such Convertible Securities shall no longer be deemed to be held by the Residual Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the Residual Group and the properties or assets, if any, to be attributed to the Atlantic Utility Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

    7.22. RESIDUAL GROUP AVAILABLE DIVIDEND AMOUNT, on any date, shall mean either:

        (i) (x) the amount equal to the fair market value of the total assets attributed to the Residual Group less the total amount of the liabilities attributed to the Residual Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the Residual Group, minus (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Company Common Stock and shares of each class or series of Preferred Stock attributed to the Residual Group, minus (z) the amount, if any, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the Mergers with respect to the Atlantic Utility Group (determined as set forth in clause (ii) of the definition of Company Net Income (Loss) Attributable to the Residual Group and, as in such clause (ii), excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of the Intergroup Interest Fraction), or

        (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Residual Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this subsection 7.22, at any time when there are not outstanding both (i) one or more shares of Company Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Company Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Company Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

    7.23. TIME-WEIGHTED MARKET PRICE as of any date with respect to any class of Common Stock shall mean an amount equal to (i) the sum of (A) four times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date, divided by (ii) ten
(10).

    7.24. TRADING DAY shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or quoted in the NASDAQ National Market or in the over-the-counter market.

    SECTION III. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to fix the number of shares in each series, the designation thereof, the voting powers, preferences and relative participating, optional or other special rights thereof, and the qualifications or restrictions thereon, of each series and the variations in such voting powers and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this certificate of incorporation or in such resolution or resolutions.

                                   ARTICLE V.

                                 BOARD OF DIRECTORS

    SECTION I. POWERS. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all of the powers of the Corporation except as are by law or by this Certificate of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the stockholders of the Corporation.

    SECTION II. NUMBER, TENURE AND QUALIFICATIONS OF DIRECTORS.

    1. NUMBER OF DIRECTORS. The Board of Directors shall consist of no fewer than 9 and no more than 18 directors, as determined from time to time by resolution of the Board of Directors

    2. TERMS OF DIRECTORS. The directors shall be divided into three classes for the purpose of providing for staggered director terms, to be designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected for a term expiring on the first annual meeting of stockholders following the Effective Date, Class II directors shall be elected for a term expiring on the second annual meeting of stockholders following the Effective Date, and Class III directors shall be elected for a term expiring on the third annual meeting of stockholders following the Effective Date. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as otherwise required by law or in this Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

    3. REMOVAL OF DIRECTORS. Any director, or the entire Board of Directors, may be removed from office only for cause and only by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of capital stock of the Corporation of any class or series entitled to vote in the election of directors generally, voting together as one class at an annual meeting or at a special meeting of the stockholders called for such purpose.

    4. CLASS VOTES FOR DIRECTORS. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, as amended, and such directors so elected shall not be divided into classes pursuant to this Article V, Section II unless expressly provided by such terms.

    SECTION III. ADDITIONAL AUTHORITY OF BOARD. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

    SECTION IV. NOMINATION AND ELECTION OF DIRECTORS. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, nominations for the election of directors shall be made by a nominating committee of the Board of Directors if then constituted pursuant to the Bylaws of the Corporation, or if no nominating committee has been constituted, by the Board of Directors. In addition, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders, but only if written notice of such stockholder's intent to make such nomination or nominations has been received by the Secretary of the Corporation not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that the date of the annual meeting of stockholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Effective Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs. Each such notice by a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at a meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder ( an "Affiliate" of such stockholder) and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Corporation which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder's notice; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the written consent of each nominee to serve as a director of the Corporation if so elected. The stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, with respect to the matters set forth in this
Article V, Section IV.

    In addition, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a special meeting only if written notice of such stockholder's intent to make such nomination or nominations, setting forth the information and complying with the form described in the immediately preceding paragraph, has been received by the Secretary of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Corporation, whichever comes first. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article V, Section IV.

    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article V,
Section IV. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article V, Section IV, and if he or she should so determine, the defective nomination shall be disregarded.

    Elections of directors shall be by written ballot.

                                  ARTICLE VI.

                                  STOCKHOLDERS

    SECTION I. MEETINGS OF STOCKHOLDERS; BOOKS. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such holders. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

    Except as otherwise required by law or by this Certificate of Incorporation, the holders of not less than a majority in voting power of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum, and in all matters other than the election of directors the act of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter shall be deemed the act of the stockholders. Directors shall be elected by a plurality of the vote of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors. If a quorum shall fail to attend any meeting, the presiding officer may adjourn the meeting to another place, date or time.

    SECTION II. PROPOSALS OF STOCKHOLDERS. At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting of stockholders, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be received no less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Effective Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders: (a) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder, and
(d) any material interest of the stockholder or any Affiliate of the stockholder in such business. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article VI, Section II. To be properly brought before a special meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors. No business may be brought before a special meeting by stockholders.

    No business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Article VI, Section II. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article VI, Section II, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision.

    SECTION III. POWER TO AMEND BYLAWS. The stockholders shall have the power and authority to amend the Bylaws of the Corporation only by the affirmative vote of 80% or more of the aggregate number of votes that the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment.

                                  ARTICLE VII.

                                   AMENDMENTS

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that except with respect to the designation of the rights and preferences of series of Preferred Stock pursuant to Article IV, Section III, which is delegated to the Board of Directors, and notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any lawful amendment of this Certificate of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under this Certificate of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 80% in the case of any amendment of the provisions set forth in Section III of
Article IV, Article V and Article VI of this Certificate of Incorporation and this Article VII and shall be a majority in all other cases.

                                 ARTICLE VIII.

                      LIMITATION ON DIRECTOR LIABILITY AND
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    SECTION I. LIMITED LIABILITY. A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the GCLD, or (d) for any transaction from which the director derived an improper personal benefit. If the GCLD is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCLD, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

    SECTION II.  RIGHT TO INDEMNIFICATION.

    1. Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCLD, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII, Section II, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if authorized by the Board of Directors of the Corporation. Any indemnification under this Article VIII, Section II (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard set forth in the GCLD. Such a determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by independent legal counsel (compensated by the Corporation) in a written opinion; (c) by the stockholders; or (d) in any other manner permitted by the GCLD. In addition to the right to indemnification conferred in this Article VIII, Section II, each of the above persons shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCLD requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section II or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right to indemnification and to an advancement of expenses conferred in this Article VIII, Section II, shall be a contract right.

    2. If a claim under paragraph 1 of this Section II is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim (including attorneys' fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the GCLD for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCLD, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

    3. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Article VIII, Section II, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCLD.

    5. The Corporation may enter into an indemnity agreement with any director, officer, employee or agent of the Corporation, or of another corporation, partnership, joint venture, trust or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

    6. Any amendment or repeal of this Article VIII, Section II, shall not be retroactive in effect.

    7. In case any provision in this Article VIII, Section II, shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law.

    8. The Corporation may, by action of the Board of Directors, authorize one or more officers to grant rights to indemnification and advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances.

    IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of
Incorporation to be executed in its corporate name by its       this       day
of       , 199 .

       -------------------------------------------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX V

                                 FORM OF BYLAWS
                                  OF CONECTIV

1. OFFICES.

    1.1 OFFICES. In addition to its registered office in the State of Delaware, the Corporation shall have a corporate office in Wilmington, Delaware and a significant presence in New Jersey, and such other offices, either within or without the State of Delaware, at such locations as the Board of Directors may from time to time determine or the business of the Corporation may require.

2. SEAL.

    2.1 SEAL. The Corporation shall have a seal, which shall have inscribed thereon its name and year of incorporation and the words, "Corporate Seal Delaware."

3. MEETINGS OF STOCKHOLDERS.

    3.1 ANNUAL MEETINGS. The annual meeting of stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as shall be determined by the Board of Directors from time to time.

    3.2 SPECIAL MEETINGS. Special meetings of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors may designate.

    3.3 NOTICE OF MEETINGS. (a) Notices of meetings of stockholders shall be in writing and shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which a meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting.

    (b) Such notice shall either be delivered personally or mailed, postage prepaid, to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If mailed, the notice shall be directed to the stockholder at his or her address as it appears on the records of the Corporation. Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.

    (c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder in writing, whether before or after such meeting is held, or if such stockholder shall sign the minutes or attend the meeting, except that if such stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, such stockholder shall not be deemed to have waived notice of such meeting.

    3.4 ADJOURNED MEETINGS. When a meeting is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business which might have been transacted at the original meeting. If an adjournment is for more than 30 days, or if after an adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

    3.5 QUORUM AND ADJOURNMENT. Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of stockholders. If such majority shall not be present or represented at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

    3.6 VOTE REQUIRED. Except as otherwise provided by law or by the Certificate of Incorporation:

    (a) Directors shall be elected by a plurality of the votes present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors, and

    (b) whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.

    3.7 MANNER OF VOTING. At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting. All elections of Directors by stockholders shall be by written ballot.

    3.8 PROXIES. (a) At any meeting of stockholders, any stockholder may be represented and vote by proxy or proxies appointed by a written form of proxy. In the event that any form of proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by the form of proxy upon all of the persons so designated unless the form of proxy shall otherwise provide.

    (b) The Board of Directors may, in advance of any annual or special meeting of the stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies and the validation of the same, which are intended to be voted at any such meeting.

    3.9 PRESIDING OFFICER AND SECRETARY. The Chairman of the Board shall act as chairman of all meetings of the stockholders. In the absence of the Chairman of the Board, the Vice Chairman of the Board or, in his or her absence, the Chief Executive Officer or, in his or her absence, the President or, in his or her absence, any Vice President designated by the Board of Directors shall act as chairman of the meeting.

    The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 5.11(b) of these Bylaws shall act as secretary of all meetings of the stockholders, but in the absence of a designated Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

    3.10 PROCEDURE. At each meeting of stockholders, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, he or she may:

    (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman;

    (b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

    (c) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

    (d) make rules governing speeches and debate, including time limits and access to microphones.

    The chairman of the meeting acts in his or her absolute discretion and his or her rulings are not subject to appeal.

4. DIRECTORS.

    4.1 POWERS. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, or by the Certificate of Incorporation of this Corporation or by these Bylaws conferred upon or reserved to the stockholders of any class or classes.

    4.2 RESIGNATIONS. Any Director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

    4.3 PRESIDING OFFICER AND SECRETARY. The Chairman of the Board shall act as chairman of all meetings of the Board of Directors. In the absence of the Chairman of the Board, the Vice Chairman of the Board, or in his absence, the Chief Executive Officer or other person designated by the Board of Directors shall act as chairman of the meeting.

    The Secretary of the Corporation shall act as secretary of all meetings of the Board of Directors, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 5.11(b) of these Bylaws shall act as secretary of all meetings of the stockholders, but in the absence of a designated Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

    4.4 ANNUAL MEETINGS. The Board of Directors shall meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

    4.5 REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the state of Delaware, as shall from time to time be determined by the Board of Directors. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than twelve hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail.

    4.6 SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than twelve hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the Directors then in office.

    4.7 QUORUM AND POWERS OF A MAJORITY. At all meetings of the Board of Directors and of each committee thereof, a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of law, of the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

    4.8 WAIVER OF NOTICE. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting, except that if such Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such Director shall not be deemed to have waived notice of such meeting.

    4.9 MANNER OF ACTING. (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

    (b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writings are filed with the minutes of proceedings of the Board of Directors or such committee.

    4.10 COMPENSATION. (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

    (b) Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

    (c) Nothing contained in these Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

    4.11 COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation; provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware (the "GCLD") to be submitted to stockholders for approval or (ii) adopting, amending, or repealing any bylaw of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member of members constitute a quorum, may unanimously appoint another member of the board of directors to act as at the meeting in place of such absent of disqualified director.

    4.12 COMMITTEE PROCEDURE, LIMITATIONS OF COMMITTEE POWERS. (a) Except as otherwise provided by these Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 4.6 of these Bylaws with respect to notices of special meetings of the Board of Directors.

    (b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

    (c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee shall be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

5. OFFICERS.

    5.1 NUMBER. (a) The officers of the Corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), a Secretary and a Treasurer. The Board of Directors shall also elect a Chairman of the Board and may elect a Vice Chairman of the Board. The Board of Directors may also elect such other officers as the Board of Directors may from time to time deem appropriate or necessary. Except for the Chairman of the Board, the Vice Chairman of the Board and the Chief Executive Officer, none of the officers of the Corporation need be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the GCLD.

    (b) The Board of Directors may delegate to the Chief Executive Officer or President the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix the duties of such appointees. However, no such divisional or departmental vice president shall be considered as an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

    5.2 ELECTION OF OFFICERS, QUALIFICATION AND TERM. The officers of the Corporation shall be elected from time to time by the Board of Directors and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Directors or the Merger Agreement, shall hold office at the pleasure of the Board of Directors.

    5.3 REMOVAL. Except as otherwise expressly provided in the Merger Agreement, any officer elected by the Board of Directors may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to the Chairman of the Board or the Chief Executive Officer, by the Chairman of the Board or the Chief Executive Officer.

    5.4 RESIGNATIONS. Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board or to the Chief Executive Officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    5.5 SALARIES. The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

    5.6 THE CHAIRMAN OF THE BOARD. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors.

    5.7 VICE CHAIRMAN OF THE BOARD. The Vice Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairman of the Board.

    5.8 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation usually vested in the chief executive officer of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall have the powers and duties of the Chairman of the Board.

    5.9 THE PRESIDENT. The President shall serve as chief operating officer and shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Board of Directors or the Chief Executive Officer.

    5.10 THE VICE PRESIDENTS. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

    5.11 THE SECRETARY AND THE ASSISTANT SECRETARY. (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

    (b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, the President or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the Chief Executive Officer (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

    5.12 THE TREASURER AND THE ASSISTANT TREASURER. (a) The Treasurer shall have custody of the Corporation's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of Treasurer or as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

    (b) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, the President or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the Chief Executive Officer (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

6. STOCK.

    6.1 CERTIFICATES. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder's name and the number of shares evidenced thereby, and shall be signed by the Chairman of the Board or a Vice Chairman, if any, or the Chief Executive Officer or the President or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

    6.2 TRANSFERS. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, provided such succession, assignment or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract. Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any) and record the transaction upon its books.

    6.3 LOST, STOLEN OR DESTROYED CERTIFICATES. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed.

    6.4 REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights of a stockholder and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the GCLD.

    6.5 ADDITIONAL POWERS OF THE BOARD. (a) In addition to those powers set forth in Section 4.1, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock subject to the provisions of the GCLD.

    (b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

7. MISCELLANEOUS.

    7.1 PLACE AND INSPECTION OF BOOKS. (a) The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in such place or places either within or without the State of Delaware as the Board of Directors may from time to time determine.

    (b) At least ten days before each meeting of stockholders, the officer in charge of the stock ledger of the Corporation shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

    (c) The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders' rights in respect thereof.

    7.2 VOTING SHARES IN OTHER CORPORATIONS. The Chief Executive Officer, the President or any other officer of the Corporation designated by the Board of Directors may vote any and all shares held by the Corporation in any other corporation.

    7.3 FISCAL YEAR. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

    7.4 GENDER/NUMBER. As used in these Bylaws, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

    7.5 PARAGRAPH TITLES. The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

    7.6 AMENDMENT. These Bylaws may be altered, amended or repealed by (a) the affirmative vote of 80% or more of the aggregate number of votes that the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment, or (b) by resolution adopted by the affirmative vote of not less than a majority of the Directors in office, at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment or repeal be contained in written notice of such special meeting. Notwithstanding the foregoing, the amendment of any provision of these Bylaws requiring an affirmative vote in excess of a majority of the Directors in office shall require the affirmative vote of at least the number of directors the affirmative vote of whom is required by such provision.

    7.7 CERTIFICATE OF INCORPORATION. Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

                                                                        ANNEX VI

               ILLUSTRATION OF CERTAIN CLASS A COMMON STOCK TERMS

    The following illustrations demonstrate the method of calculating the Intergroup Interest in the Atlantic Utility Group and certain other items following the issuance of Class A Common Stock to the holders of Atlantic Common Stock pursuant to the Merger Agreement and, subsequent thereto, in a range of transactional contexts. The illustrations use 40 million shares as the number of authorized shares of Class A Common Stock, 6 million shares as the number of shares of Class A Common Stock issued to the holders of Atlantic Common Stock pursuant to the Atlantic Merger, and 14 million shares as the Number of Shares Issuable with Respect to the Intergroup Interest in the Atlantic Utility Group upon consummation of the Mergers. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions illustrated in this Annex VI had occurred. Capitalized terms used herein have the respective meanings assigned to them in the Joint Proxy Statement/Prospectus.

    The following are illustrations only and are not intended to reflect either the results of the Mergers or transactions that are anticipated to occur following the Mergers. Nor do the illustrations indicate all of the consequences of the transactions that are illustrated. The illustrations are qualified in their entirety by the more detailed information contained in the Joint Proxy Statement/Prospectus and the other Annexes thereto, including Annex IV, which sets forth the terms of the Class A Common Stock.

    At any given time, the Outstanding Atlantic Utility Fraction, which is the percentage interest in the equity value of the Company attributable to the Atlantic Utility Group that is represented by the outstanding shares of Class A Common Stock, would equal:

                          OUTSTANDING SHARES OF CLASS A COMMON STOCK
                   -------------------------------------------------------
      OUTSTANDING SHARES             +            NUMBER OF SHARES ISSUABLE WITH RESPECT
    OF CLASS A COMMON STOCK                             TO THE INTERGROUP INTEREST

    The balance of the equity value of the Company attributable to the Atlantic Utility Group is represented by the Residual Group's Intergroup Interest in the Atlantic Utility Group. At any given time, the Intergroup Interest Fraction, which is the percentage interest in the equity value of the Company attributable to the Atlantic Utility Group that is retained by the Residual Group, would equal:

              NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTERGROUP INTEREST
              -----------------------------------------------------------------
      OUTSTANDING SHARES             +            NUMBER OF SHARES ISSUABLE WITH RESPECT
    OF CLASS A COMMON STOCK                             TO THE INTERGROUP INTEREST

    The sum of the Outstanding Atlantic Utility Fraction and the Intergroup Interest Fraction will at all times equal 100%.

CONSUMMATION OF THE MERGERS

    The following illustration shows how the foregoing items are calculated after giving effect to the initial issuance by the Company of Class A Common Stock to the holders of Atlantic Common Stock pursuant to the Merger Agreement.

    - The Number of Shares Issuable with Respect to the Intergroup Interest will be 14 million immediately following the consummation of the Mergers. As a result, the Outstanding Atlantic Utility Fraction will be 30%, calculated as follows:


          6 million
          ---------
   6 million + 14 million

           -------


    - The Intergroup Interest Fraction would accordingly represent an interest of 70% in the Atlantic Utility Group.

    - In the event of a dividend or other distribution on the Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group would be credited, and the Atlantic Utility Group would be charged, with 2 1/3 (representing the ratio of the Intergroup Interest Fraction (70%) to the Outstanding Atlantic Utility Fraction (30%)) times the amount with respect to such distribution. If, for example, a dividend of $1 per share were declared and paid on the 6 million shares of Class A Common Stock outstanding (an aggregate of $6 million), the Residual Group would be credited with $14 million, and the Atlantic Utility Group would be charged with that amount in addition to the $6 million dividend on the outstanding shares of Class A Common Stock (a total of $20 million). An example of the effects of a distribution of Class A Common Stock is set forth below under the caption "Class A Common Stock Dividends."

    - Immediately after the consummation of the Mergers, the Company would have 34 million authorized and unissued shares of Class A Common Stock remaining (40 million minus 6 million issued and outstanding).

REPURCHASES OF CLASS A COMMON STOCK

    The following two illustrations reflect the repurchase by the Company of 2 million issued and outstanding shares of Class A Common Stock, which are then retired or otherwise cease to be outstanding following their purchase.

    REPURCHASE WITH ATLANTIC UTILITY GROUP FUNDS

    Assume all of the repurchased shares are identified by the Company Board were purchased with funds attributed to the Atlantic Utility Group, with the Atlantic Utility Group being charged with the consideration paid for such shares.

    - Shares of Class A Common Stock Outstanding

Shares previously issued and outstanding....................................  6 million
Shares purchased............................................................  2 million
                                                                              ---------
Total shares issued and outstanding after purchase..........................  4 million
                                                                              ---------
                                                                              ---------

    - The Number of Shares Issuable with Respect to the Intergroup Interest would not be changed by the purchase of Class A Common Stock with funds attributed to the Atlantic Utility Group but would continue to be 14 million.

    - The Outstanding Atlantic Utility Fraction would be reduced to approximately 22.2%, calculated as follows:


          4 million
          ---------
   4 million + 14 million


    - The Intergroup Interest Fraction would accordingly represent an interest of approximately 77.8% in the Atlantic Utility Group.

    - In the event of a dividend or other distribution on the Class A Common Stock immediately following the repurchase (other than a dividend or other distribution payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group would be credited, and the Atlantic Utility Group would be charged, with an amount equal to 3.5 (representing the ratio of the Intergroup Interest Fraction (77.8%) to the Outstanding Atlantic Utility Fraction (22.2%)) times the amount of such distribution.

    - The Company would have 36 million authorized and unissued shares of Class A Common Stock (40 million minus 4 million issued and outstanding).

    REPURCHASE WITH RESIDUAL GROUP FUNDS

    Assume all of the repurchased shares identified by the Company Board were purchased with funds attributed to the Residual Group, with the Residual Group being charged with the consideration paid for such shares.

-          Shares previously issued and outstanding..................................  6 million
           Shares purchased..........................................................  2 million
                                                                                       ---------
           Total shares issued and outstanding after purchase........................  4 million
                                                                                       ---------
                                                                                       ---------
-          The Number of Shares Issuable with Respect to the Intergroup Interest would be increased by the number of shares of Class A Common Stock so purchased because the purchase was effected with funds attributed to the Residual Group.

           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
             purchase................................................................    million
           Shares purchased..........................................................  2 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after            16
           purchase..................................................................    million
                                                                                       ---------
                                                                                       ---------

    - The Outstanding Atlantic Utility Fraction would be reduced to 20%, calculated as follows:


          4 million
          ---------
   4 million + 16 million


    - The Intergroup Interest Fraction would accordingly represent an interest of 80% in the Atlantic Utility Group.

    - In the event of a dividend or other distribution on the Class A Common Stock immediately following the repurchase (other than a dividend or other distribution payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group would be credited, and the Atlantic Utility Group would be charged, with an amount equal to 4.0 (representing the ratio of the Intergroup Interest Fraction (80%) to the Outstanding Atlantic Utility Fraction (20%)) times the amount of such distribution.

    - The Company would have 36 million authorized and unissued shares of Class A Common Stock (40 million minus 4 million issued and outstanding).

TRANSFERS OF ASSETS BETWEEN THE RESIDUAL GROUP AND THE ATLANTIC UTILITY GROUP

    CONTRIBUTION OF ASSETS FROM THE RESIDUAL GROUP TO THE ATLANTIC UTILITY GROUP

    The following illustration reflects the contribution, by the Residual Group to the Atlantic Utility Group with respect to the Intergroup Interest, of $20 million of assets previously attributed to the Residual Group, on a date on which the Market Value of the Class A Common Stock is $20 per share.

-          Shares previously issued and outstanding..................................  6 million
           Newly issued shares.......................................................          0
                                                                                       ---------
           Total shares issued and outstanding after contribution....................  6 million
                                                                                       ---------
                                                                                       ---------
-          The Number of Shares Issuable with Respect to the Intergroup Interest would be increased to reflect the contribution to the Atlantic Utility Group of assets theretofore attributed to the Residual Group.
           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
             contribution............................................................    million
           Adjustment to reflect contribution to the Atlantic Utility Group of assets attributed to the Residual Group ($20 million divided by $20)...........  1 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after            15
             contribution............................................................    million
                                                                                       ---------
                                                                                       ---------
-          The Outstanding Atlantic Utility Fraction would be reduced to approximately 28.6%, calculated as follows:



          6 million
          ---------
   6 million + 15 million


    - The Intergroup Interest Fraction would accordingly represent an interest of approximately 71.4% in the Atlantic Utility Group.

    - In the event of a dividend or other distribution on the Class A Common Stock immediately following the contribution (other than a dividend or other distribution payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group would be credited, and the Atlantic Utility Group would be charged, with an amount equal to 2.5 (representing the ratio of the Intergroup Interest Fraction (approximately 71.4%) to the Outstanding Atlantic Utility Fraction (approximately 28.6%)) times the amount of such distribution.

    - The Company would have 34 million authorized and unissued shares of Class A Common Stock (40 million minus 6 million issued and outstanding).

TRANSFER OF ASSETS FROM THE ATLANTIC UTILITY GROUP TO THE RESIDUAL GROUP

    The following illustration reflects the transfer, from the Atlantic Utility Group to the Residual Group in reduction of the Intergroup Interest, of $20 million of assets attributed to the Atlantic Utility Group, on a date on which the Market Value of the Class A Common Stock is $20 per share.

-          Shares previously issued and outstanding..................................  6 million
           Shares repurchased........................................................          0
                                                                                       ---------
           Total shares issued and outstanding after transfer........................  6 million
                                                                                       ---------
                                                                                       ---------
-          The Number of Shares Issuable with Respect to the Intergroup Interest would be decreased to reflect the contribution to the Residual Group of assets theretofore attributed to the Atlantic Utility Group.

           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
           transfer..................................................................    million
           Adjustment to reflect transfer to the Residual Group of assets attributed to the Atlantic Utility Group ($20 million divided by $20)..............  1 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after            13
           transfer..................................................................    million
                                                                                       ---------
                                                                                       ---------
-          The Outstanding Atlantic Utility Fraction would be approximately 31.6%, calculated as follows:


          6 million
          ---------
   6 million + 13 million


    - The Intergroup Interest Fraction would accordingly represent an interest of approximately 68.4% in the Atlantic Utility Group.

    - In the event of a dividend or other distribution on the Class A Common Stock immediately following the transfer (other than a dividend or other distribution payable in shares of Class A Common Stock or in securities of the Company attributed to the Atlantic Utility Group), the Residual Group would be credited, and the Atlantic Utility Group would be charged, with an amount equal to 2 1/6 (representing the ratio of the Intergroup Interest Fraction (approximately 68.4%) to the Outstanding Atlantic Utility Fraction (approximately 31.6%)) times the amount of such distribution.

    - The Company would have 34 million authorized and unissued shares of Class A Common Stock (40 million minus 6 million issued and outstanding).

    - The Atlantic Utility Group may not make transfers of assets to the Residual Group in reduction of the Intergroup Interest if the effect would be to reduce the Number of Shares Issuable with Respect to the Intergroup Interest to less than zero. The Atlantic Utility Group cannot have an interest in the Residual Group corresponding to the Intergroup Interest.

FUTURE OFFERINGS OF CLASS A COMMON STOCK

    The following illustrations reflect the issuance and sale by the Company of 6 million shares of Class A Common Stock on a date on which the Number of Shares Issuable with Respect to the Intergroup Interest is 6 million.

    OFFERING FOR THE ATLANTIC UTILITY GROUP

    Assume all the issued and sold shares are identified as issued and sold for the account of the Atlantic Utility Group, with the net proceeds credited to the Atlantic Utility Group.

           Shares previously issued and outstanding..................................  6 million
           Newly issued shares.......................................................  6 million
                                                                                       ---------
           Total shares issued and outstanding after offering........................         12
                                                                                         million
                                                                                       ---------
                                                                                       ---------

    - The Number of Shares Issuable with Respect to the Intergroup Interest would not be changed by the issuance of any shares of Class A Common Stock for the account of the Atlantic Utility Group and would remain equal to 14 million.

    - The Outstanding Atlantic Utility Fraction would be approximately 46.2%, calculated as follows:


             12 million
             -----------
      12 million + 14 million


    - The Intergroup Interest Fraction would accordingly represent an interest of approximately 53.8% in the Atlantic Utility Group.

    - The Company would have 28 million authorized and unissued shares of Class A Common Stock remaining (40 million minus 12 million issued and outstanding).

    OFFERING FOR THE RESIDUAL GROUP

    Assume all of the shares issued and sold are identified as issued and sold for the account of the Residual Group with respect to the Intergroup Interest, with the net proceeds credited to the Residual Group.

           Shares previously issued and outstanding..................................  6 million
           Newly issued shares.......................................................  6 million
                                                                                       ---------
           Total shares issued and outstanding after offering........................         12
                                                                                         million
                                                                                       ---------
                                                                                       ---------

    - The Number of Shares Issuable with Respect to the Intergroup Interest would decrease by the number of shares of Class A Common Stock issued for the account of the Residual Group.

           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
           offering..................................................................    million
           Shares issued in offering.................................................  6 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after offering..................................................................  8 million
                                                                                       ---------
                                                                                       ---------

    - The Outstanding Atlantic Utility Fraction would be 60%, calculated as follows:


             12 million
             ----------
       12 million + 8 million


    - The Intergroup Interest Fraction would accordingly represent an interest of 40% in the Atlantic Utility Group.

    - The Company would have 28 million authorized and unissued shares of Class A Common Stock remaining (40 million minus 12 million issued and outstanding).

CLASS A COMMON STOCK DIVIDENDS

    The following illustrations reflect dividends of Class A Common Stock on outstanding Class A Common Stock and outstanding Company Common Stock, respectively.

    CLASS A COMMON STOCK DIVIDEND ON CLASS A COMMON STOCK

    Assume the Company declares a dividend of half a share of Class A Common Stock on each outstanding share of Class A Common Stock.

           Shares previously issued and outstanding..................................  6 million
           Newly issued shares.......................................................  3 million
                                                                                       ---------
           Total shares issued and outstanding after dividend........................  9 million
                                                                                       ---------
                                                                                       ---------

    - The Number of Shares Issuable with Respect to the Intergroup Interest would be increased proportionately to reflect the stock dividend payable in shares of Class A Common Stock to holders of Class A Common Stock (I.E., by an amount equal to (i) the ratio of the Intergroup Interest Fraction to the Outstanding Atlantic Utility Fraction times (ii) the number of shares distributed to the Class A Common Stock holders.

           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
             dividend................................................................    million
           Adjustment to reflect dividend of shares on outstanding shares of Class A
           Common Stock (2 1/3 times 3 million shares)...............................  7 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after            21
           dividend..................................................................    million
                                                                                       ---------
                                                                                       ---------

    - The Outstanding Atlantic Utility Fraction would continue to be 30%, calculated as follows:



             9 million
             ---------
       9 million + 21 million


    - The Intergroup Interest Fraction would accordingly continue to represent an interest of 70% in the Atlantic Utility Group.

    - The Company would have 31 million authorized and unissued shares of Class A Common Stock remaining (40 million minus 9 million issued and outstanding).

    CLASS A COMMON STOCK DIVIDEND ON COMPANY COMMON STOCK

    Assume the Company declares a dividend of 0.1 shares of Class A Common Stock on each outstanding share of Company Common Stock, where 30 million shares of Company Common Stock are outstanding.

           Shares previously issued and outstanding..................................  6 million
           Newly issued shares.......................................................  3 million
                                                                                       ---------
           Total shares issued and outstanding after dividend........................  9 million
                                                                                       ---------
                                                                                       ---------

    - Any dividend of shares of Class A Common Stock on the outstanding shares of Company Common Stock will be treated as reducing the Number of Shares Issuable with Respect to the Intergroup Interest on a share-for-share basis.

           Number of Shares Issuable with Respect to the Intergroup Interest prior to         14
             dividend................................................................    million
           Shares distributed on outstanding shares of Company Common Stock..........  3 million
                                                                                       ---------
           Number of Shares Issuable with Respect to the Intergroup Interest after            11
           dividend..................................................................    million
                                                                                       ---------
                                                                                       ---------

    - The Outstanding Atlantic Utility Fraction would be 45%, calculated as follows:



             9 million
             ---------
       9 million + 11 million


    - The Intergroup Interest Fraction would accordingly represent an interest of 55% in the Atlantic Utility Group.

    - The Company would have 31 million authorized and unissued shares of Class A Common Stock remaining (40 million minus 9 million issued and outstanding).

    DIVIDEND, REDEMPTION OR CONVERSION UPON A DISPOSITION OF SUBSTANTIALLY ALL
     ASSETS OF ATLANTIC UTILITY GROUP

    Assume that a Disposition of all or substantially all of the properties and assets of the Atlantic Utility Group occurs and the Net Proceeds (which includes an adjustment for a capitalized amount of the Notional Fixed Charge) from such Disposition equal $500 million.

    - If the Company elected to pay a dividend to the holders of Class A Common Stock, the aggregate amount of such dividend would be $150 million (representing the product of the Outstanding Atlantic Utility Fraction and the Net Proceeds of such Disposition), calculated as follows:

          6 million            X $500 million
  ----------------------
  6 million + 14 million

      In this case, the Residual Group would be credited, and the Atlantic Utility Group would be charged, with $350 million, an amount equal to 2 1/3 (representing the ratio of the Intergroup Interest Fraction (70%) and the Outstanding Atlantic Utility Fraction (30%)), times the amount of such dividend.

    - If such Disposition involved all (not merely substantially all) of the properties and assets of the Atlantic Utility Group and the Company elected to redeem all outstanding shares of Class A Common Stock, the aggregate redemption price would be $150 million (representing the product of the Outstanding Atlantic Utility Fraction and the Net Proceeds of such Disposition), calculated as follows:

          6 million            X $500 million
  -----------------------
   6 million + 14 million

      In this case, each outstanding share of Class A Common Stock would be redeemed in exchange for $25 per share (representing the quotient of the aggregate redemption price ($150 million) and the number of outstanding shares of Class A Common Stock (6 million)).

    - If such Disposition involved substantially all (but not all) of the properties and assets of the Atlantic Utility Group and the Company elected to redeem shares of Class A Common Stock, the aggregate redemption price would be $150 million (representing to the product of the Outstanding Atlantic Utility Fraction and the Net Proceeds of such Disposition), calculated as follows:

          6 million
   ----------------------
   6 million + 14 million      X $500 million

      In this case, assuming that the average Market Value of one share of Class A Common Stock during the 10-Trading Day period following the consummation of such Disposition is $30, an aggregate of 5 million (equal to the quotient of the aggregate redemption price and such average Market Value) shares of Class A Common Stock would be redeemed at a redemption price of $30 per share.

    - If the Company elected to convert the Class A Common Stock into Company Common Stock assuming that the Market Value of one share of Class A Common Stock on each Trading Day during the 10-Trading Day period referred to in the preceding paragraph is $30 and the Market Value of one share of Company Common Stock on each Trading Day during such period is $40, the Class A Common Stock would be converted into Company Common Stock at a ratio of 0.83 (representing 110% of the average daily ratio during such period of the Market Value of one share of Class A Common Stock to the Market Value of one share of Company Common Stock) shares of Company Common Stock for each share of Class A Common Stock.

                                                                       ANNEX VII

                                 CONECTIV, INC.
                          INCENTIVE COMPENSATION PLAN

    1. OBJECTIVE. The objective of the Conectiv, Inc. Incentive Compensation Plan (this "Plan") is to support the financial performance of the Company (as defined below) and thereby increase stockholder value. This Plan provides both annual and long-term incentives to reward those officers, key employees, consultants and advisors of the Company and its subsidiaries who, in the opinion of the Committee (as defined below), are responsible for the continued growth, development and financial success of the Company and its subsidiaries. This Plan also is designed to permit the Company and its subsidiaries to hire and retain talented and motivated executive officers and key employees and to increase their ownership in Company Common Stock.

    2. DEFINITIONS. All singular terms defined in this Plan will include the plural and vice versa. As used herein, the following terms will have the meaning specified below:

        "ANNUAL INCENTIVE" means any Award in cash, Stock or in any other form or type under this Plan, which is based on the performance of the Company and/or the Participant individually or collectively with any other individuals or groups, or any combination thereof, as the Committee, in its sole discretion, deems appropriate, over the prior fiscal year.

        "ATLANTIC"  means Atlantic Energy, Inc., a New Jersey corporation.

        "AWARD" means, individually, collectively or in any combination, Annual Incentives, Restricted Stock, Options, Performance Units, Stock Appreciation Rights, Dividend Equivalents, or such other forms or types of Awards as the Committee, in its sole discretion, deems appropriate.

        "BENEFICIAL OWNER" means "Beneficial Owner" as defined in Rule 13d-3 under the Exchange Act.

        "BOARD"  means the Board of Directors of the Company.

        "CHANGE IN CONTROL" means the occurrence of an event in any one of the following paragraphs:

           (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities; or

           (b) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the initial Board after the Effective Time and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors of the initial Board after the Effective Time, or whose appointment, election or nomination for election was previously so approved; or

           (c) There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the

                                     VII-1
       surviving entity or any parent thereof) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities; or

           (d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        "CODE" means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

        "COMMITTEE" means the committee of the Board which has been designated by the Board to administer this Plan or similar plans, which shall be comprised solely of Non-Employee Directors (as such term is defined in Rule 16b-3(b)(3) of the Section 16 Rules), or which otherwise shall meet any disinterested administration or other requirements of the Section 16 Rules and/or Section 162(m) of the Code, each as in effect at the applicable time.

        "COMPANY" means Conectiv, Inc., whose name formerly was DS, Inc. and whose name will be changed to Conectiv as of the Effective Time.

        "DATE OF GRANT" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

        "DATE OF RETIREMENT" means the date of Retirement or Early Retirement applicable to a Participant.

        "DELMARVA" means Delmarva Power & Light Company, a Delaware and Virginia corporation.

        "DISABILITY" means the determination that a Participant is "disabled" under the Company disability plan in effect at that time.

        "DIVIDEND EQUIVALENT"  means an Award granted under Section 14 hereof.

        "EARLY RETIREMENT"  means retirement prior to the Normal Retirement
    Date.

        "EARNED PERFORMANCE AWARD" means an actual Award of a specific number of Performance Units (or shares of Restricted Stock, as the context requires) which the Committee has determined have been earned and are payable (or, in the case of Restricted Stock, earned and with respect to which restrictions will lapse) for a particular Performance Period.

        "EFFECTIVE TIME" means the Effective Time as defined in the Merger Agreement.

        "ELIGIBLE PERSON" means any person employed by the Company or a subsidiary of the Company on a regular, contract or temporary basis, or any consultant or advisor, who satisfies all of the requirements of Section 7 hereof.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

                                     VII-2

        "EXERCISE PERIOD" means the period or periods during which a Stock Appreciation Right is exercisable as described in Section 13(b) hereof.

        "FAIR MARKET VALUE" means the average of the highest and lowest price at which the Stock was sold in the typical manner on the New York Stock Exchange--Composite Transactions on a specified date, or if such Stock was not traded on the New York Stock Exchange--Composite Transactions on such specified date, on the last date on which such Stock was so traded.

        "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of Section 422 of the Code.

        "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of August 9, 1996, as amended and restated as of December 26, 1996, among the Company, Delmarva Power & Light Company, Atlantic Energy, Inc. and DS Sub, Inc., as it shall be amended from time to time prior to the Effective Time.

        "NORMAL RETIREMENT DATE" means the earliest, as described in the Pension Plan, when a Participant is entitled to an unreduced retirement benefit under such Pension Plan.

        "OPTION" or "STOCK OPTION" means either a nonqualified stock option or an Incentive Stock Option granted under Section 11 hereof.

        "OPTION PERIOD" means the period or periods during which an Option is exercisable as described in Section 11(e) hereof.

        "PARTICIPANT" means any Eligible Person who has been granted an Award under this Plan.

        "PENSION PLAN" means the applicable qualified or nonqualified defined benefit retirement or pension plan of the Company or its subsidiaries, as it may be amended from time to time, which covers the applicable Participant.

        "PERFORMANCE-BASED" means that, in determining the amount of a Restricted Stock Award payout, the Committee will take into account the performance of the Company and/or the Participant individually or collectively with any other individuals or groups, or any combination thereof, as the Committee, in its sole discretion, deems appropriate.

        "PERFORMANCE PERIOD" means a period of time, established by the Committee at the time the Award is granted, during which corporate and/or individual performance is measured.

        "PERFORMANCE UNIT" means a unit of measurement equivalent to such amount or measure as the Committee, in its sole discretion, deems appropriate at the time the Performance Unit is granted, which may include, but is not limited to, dollars or market value shares.

        "PERSON" means "Person" as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company).

        "PLAN ADMINISTRATOR" means the Committee, as set forth in Section 6 hereof.

                                     VII-3

        "POTENTIAL CHANGE IN CONTROL" means the occurrence of an event in any one of the following paragraphs:

           (a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

           (b) The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

           (c) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 15% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities; or

           (d) The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

        "REPORTING PERSON" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

        "RESTRICTED STOCK" means an Award, granted conditionally and subject to forfeiture, under Section 10 hereof.

        "RETIREMENT"  means retirement on or after the Normal Retirement Date.

        "SECTION 16 RULES" means the rules and regulations promulgated by the Securities and Exchange Commission (or any successor) under Section 16 of the Exchange Act. Reference in this Plan to the Section 16 Rules will be deemed to include any amendments or successor provisions thereto.

        "SERVICE-BASED" means that, in determining the amount of a Restricted Stock Award payout, the Committee will take into account only the period of time that the Participant performed services for the Company or its subsidiaries since the Date of Grant.

        "STOCK"  means the Common Stock, $.01 par value, of the Company.

        "STOCK APPRECIATION RIGHT" means an Award granted under Section 13 hereof.

        "TARGET PERFORMANCE AWARD" means a targeted Award of a specified number of Performance Units (or shares of Restricted Stock, as the context requires) which may be earned and payable (or, in the case of Restricted Stock, earned and with respect to which restrictions will lapse) based upon the performance objectives for a particular Performance Period, all as determined by the Committee, in its sole discretion. The Target Performance Award will be a factor in the Committee's ultimate determination of the Earned Performance Award.

        "TERMINATION" means resignation or discharge from employment with the Company or any of its subsidiaries, except in the event of death, Disability, Retirement or Early Retirement.

    3. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. Subject to the approval of this Plan by the affirmative vote of the holders of a majority of Common Stock of Delmarva present in person or by proxy and entitled to vote and a majority of all votes cast by holders of Common Stock of Atlantic entitled to vote at a meeting of its stockholders and conditioned on the consummation of the transactions contemplated by the Merger Agreement, this Plan will be effective at the Effective Time.

    4. PERIOD FOR GRANTS OF AWARDS. Awards may be made as provided herein for a period of 10 years after the Effective Time.

                                     VII-4

    5. TERMINATION. This Plan will continue in effect until all matters relating to the payment of outstanding Awards and administration of this Plan shall have been settled.

    6. PLAN ADMINISTRATION. The Committee is the Plan Administrator and has sole authority (except as otherwise specified herein) to determine all questions of interpretation and application of this Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under Plan provisions, and, in general, to make all determinations advisable for the administration of the Plan to achieve its stated objectives. Such determinations by the Committee shall be final and not subject to further appeal.

    7. ELIGIBILITY. Persons eligible to participate shall be limited to those officers and other key employees of the Company and its subsidiaries, and consultants and advisors who, in the sole discretion of the Committee, are in positions in which their decisions, actions and counsel significantly affect the growth, development and financial success of the Company. The eligibility of persons to be Participants shall be in the sole discretion of the Committee and no officer or employee of the Company or its subsidiaries shall have any right to receive any Award under this Plan.

    8. SHARES OF STOCK SUBJECT TO AWARDS. The Committee may, from time to time, grant Awards to one or more Eligible Persons; provided that: (a) subject to any adjustment pursuant to Section 24 hereof, the aggregate number of shares of Stock subject to Awards under this Plan may not exceed 5,000,000; (b) to the extent that an Award lapses, is forfeited or the rights of the Participant to whom it was granted otherwise terminate, any shares of Stock subject to such Award again shall be available for the grant of an Award under this Plan; and
(c) shares of Stock delivered by the Company under this Plan may be authorized and unissued Stock, Stock held in treasury of the Company or Stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

    9.  SECTION 162(M) COMPLIANCE.

    (a) PERFORMANCE-BASED AWARDS; COVERED EXECUTIVES. Notwithstanding any provisions herein to the contrary, with respect to any Award which is contingent upon the attainment of performance objectives, including, without limitation, Performance-Based Restricted Stock, Performance Units and Annual Incentives (for purposes of this Section 9, "Performance-Based Awards"), granted to an executive of the Company who, in the opinion of the Committee, for a given Performance Period is or is likely to be a "covered employee" within the meaning of Section 162(m) of the Code (for purposes of this Section 9, a "Covered Executive"), the Committee shall establish performance objectives (for purposes of this Section 9, "Performance Goals") with respect to such Awards no later than the earlier of
(i) 90 days after commencement of the Performance Period relating to the Performance-Based Award, or (ii) the date on which 25% of the Performance Period relating to the Performance-Based Award will have elapsed.

    (b) PERFORMANCE CRITERIA. Performance Goals, in the sole discretion of the Committee, may be based on one or more business criteria that relate to the individual, groups of individuals, a product or service line, business unit, division or subsidiary of the Company or the Company as a whole, individually or in any combination (each of which business criteria may be relative to a specified goal, to historical performance of the Company or a product or service line, business unit, division or subsidiary thereof, or to the performance of any other corporation or group of corporations or a product or service line, business unit, division or subsidiary thereof). Performance Goals will be based on one or more of the following criteria: (i) gross, operating or net earnings before or after income taxes; (ii) earnings per share; (iii) book value per share; (iv) cash flow per share; (v) return on equity; (vi) return on investment; (vii) return on assets, employed assets or net assets; (viii) total stockholder return (expressed on a dollar or percentage basis); (ix) return on cash flow; (x) internal rate of return; (xi) cash flow return on investment;
(xii) improvements in capital structure; (xiii) residual income; (xiv) gross income, profitability or net income; (xv) price of any Company security; (xvi) sales to customers (expressed on a dollar or percentage basis); (xvii) retention of customers (expressed on a dollar or percentage basis); (xviii) increase in the Company's or a subsidiary's customer satisfaction ratings (based on a survey conducted by an independent third party);

                                     VII-5

(xix) economic value added (defined to mean net operating profit minus the cost of capital); (xx) market value added (defined to mean the difference between the market value of debt and equity, and economic book value); (xxi) market share;
(xxii) level of expenses; (xxiii) combined ratio; (xxiv) payback period on investment; and (xxv) net present value of investment.

    (c) CERTIFICATION; MAXIMUM AWARD AND COMMITTEE DISCRETION. The Committee shall certify the satisfaction of the foregoing Performance Goals prior to the payment of a Performance-Based Award. No Performance-Based Award with respect to any Covered Executive shall exceed $3,000,000 (either in cash or in Fair Market Value of Stock as determined on the Date of Grant, as appropriate to a given type of Award) for any Performance Period. The Committee, in its sole discretion, may reduce (but not increase) the amount of any Performance-Based Award determined to be payable to a Covered Executive. No Covered Executive may receive more than 5,000,000 in the aggregate of Options, Stock Appreciation Rights and shares of Performance-Based Restricted Stock for the 10-year period during which Awards may be made pursuant to Section 4 hereof.

    (d) DEFERRAL OF PAYMENT. Regardless of whether provided for in or in conjunction with the grant of the Award, the Committee, in its sole discretion, may defer payment of a Participant's benefit under this Plan if and to the extent that the sum of the Participant's Plan benefit, plus all other compensation paid or payable to the Participant for the fiscal year in which the Plan benefit would otherwise be paid exceeds the maximum amount of compensation that the Company may deduct under Section 162(m) of the Code with respect to the Participant for the year. If deferred by the Committee, such Award benefit shall be paid in the first fiscal year of the Company in which the sum of the Participant's Plan benefit and all other compensation paid or payable to the Participant does not exceed the maximum amount of compensation deductible by the Company under Section 162(m).

    10.  RESTRICTED STOCK AWARDS.

    (a) GRANTS OF RESTRICTED STOCK. One or more shares of Restricted Stock may be granted conditionally, subject to forfeiture, as determined by the Committee, in its sole discretion, to any person who is an Eligible Person. Certificates evidencing the conditional grant of the Restricted Stock will be issued to the Participant on the Date of Grant without the payment of consideration by the Participant. Such certificates will be issued in the name of the Participant and will bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period.

    The Committee also may impose such other restrictions and conditions on the Restricted Stock as it, in its sole discretion, deems appropriate, and will designate an Award as Service-Based or Performance-Based.

    Upon the issuance to the Participant of the Restricted Stock, the Participant will have the right to vote the Restricted Stock, and if so determined by the Committee, in its sole discretion, to receive cash dividends distributable with respect to such shares, with such dividends treated as compensation to the Participant. The Committee, in its sole discretion, may direct the accumulation and payment of dividends on the Restricted Stock to the Participant at such times, and in such form and manner, as determined by the Committee.

    (b)  SERVICE-BASED AWARD.

    (i) RESTRICTION PERIOD. At the time a Service-Based Restricted Stock Award is granted, the Committee will establish a restriction period applicable to such Award which will be not less than one year and not more than 10 years. Each Restricted Stock Award may have a different restriction period, as determined in the sole discretion of the Committee.

    (ii) FORFEITURE OR PAYOUT OF AWARD. Unless the Committee, in its sole discretion, specifies otherwise at the time of the grant of the Award, in the event that a Participant ceases employment during a restriction period, a Restricted Stock Award is subject to forfeiture or payout (I.E., removal of restrictions)

                                     VII-6
as follows: (A) Termination--the Restricted Stock Award is forfeited entirely;
(B) Retirement, Disability or death--payout of the Restricted Stock Award is prorated for service during the period; or (C) Early Retirement--if at the Participant's request, the payout or forfeiture of the Restricted Stock Award is determined in the sole discretion of the Committee, or if at the Company's request, payout of the Restricted Stock Award is prorated for service during the period; provided that the Committee may modify the above at the time the Participant ceases employment, if it determines, in its sole discretion, that special circumstances warrant such modification. In the event of forfeiture, the Participant shall not be entitled to any payment or consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such shares.

    Except as set forth above in this Section 10(b)(ii), upon completion of the restriction period, all Award restrictions will lapse and certificates representing full ownership of the Award in Stock will be issued (the payout) to the Participant or his or her legal representative, without the restrictive legend described in Section 10(a) hereof.

    (c)  PERFORMANCE-BASED AWARD.

    (i) RESTRICTION PERIOD. At the time a Performance-Based Restricted Stock Award is granted, the Committee will establish a restriction period applicable to such Award which will be not less than one year and not more than ten years. Each Restricted Stock Award may have a different restriction period, as determined in the sole discretion of the Committee. The Committee also will establish a Performance Period.

    (ii) PERFORMANCE OBJECTIVES. Prior to the Date of Grant, the Committee will determine the number of shares of Restricted Stock for each Target Performance Award that will be issued on the Date of Grant. No later than 90 days after the commencement of each Performance Period, the Committee will determine the performance objectives for each Participant's Target Performance Award. Performance objectives may vary from Participant to Participant and will be based upon such performance criteria or combination of factors as the Committee, in its sole discretion, deems appropriate, which may include, but not be limited to, the performance of the Participant, the Company, one or more subsidiaries or any combination thereof. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance-Based Restricted Stock Awards for which different Performance Periods are prescribed.

    If, during the course of a Performance Period, significant events occur, as determined in the sole discretion of the Committee, which the Committee expects to have a substantial effect on any performance objective during the Performance Period, the Committee may revise such objective.

    (iii) FORFEITURE OR PAYOUT OF AWARD. As soon as practicable after the end of each Performance Period, the Committee will determine whether the performance objectives and other material terms of the Award were satisfied. The Committee's determination of all such matters will be final and conclusive.

    As soon as practicable after the later of (A) the date the Committee makes the above determination, or (B) the completion of the restriction period, the Committee will determine the Earned Performance Award for each Participant. Such determination may result in forfeiture of all or some shares of Restricted Stock (if Target Performance Award performance objectives were not attained) or the issuance of additional shares of Stock (if Target Performance Award performance objectives were exceeded), and will be based upon such factors as the Committee determines, in its sole discretion, but including the Target Performance Award performance objectives.

    Unless the Committee, in its sole discretion, specifies otherwise at the time of the grant of the Award, in the event that a Participant ceases employment during a restriction period, a Restricted Stock Award is subject to forfeiture or payout (I.E., removal of restrictions) as follows: (A) Termination--the Restricted Stock Award is forfeited entirely; (B) Retirement or Disability--the amount of the Earned Performance Award is determined in accordance with the preceding two paragraphs at the end of the Performance

                                     VII-7

Period and a pro rata portion of the resulting Earned Performance Award is received by the Participant based on service during the period; (C) death--payout of the Restricted Stock Award is prorated for service during the period, without regard to the performance objectives; or (D) Early Retirement--if at the Participant's request, the payout or forfeiture of the Restricted Stock Award is determined in the sole discretion of the Committee, or if at the Company's request, the amount of the Earned Performance Award is determined in accordance with the preceding two paragraphs at the end of the Performance Period and a pro rata portion of the resulting Earned Performance Award is received by the Participant based on service during the period; provided that the Committee may modify the above at the time the Participant ceases employment, if it determines, in its sole discretion, that special circumstances warrant such modification. In the event of forfeiture, the Participant shall not be entitled to any payment or consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such shares.

    With respect to shares of Restricted Stock for which restrictions lapse, certificates representing full ownership of the Award in Stock will be issued (the payout) without the restrictive legend described in Section 10(a) hereof. Certificates also will be issued for additional Stock, if any, awarded to the Participant because Target Performance Award performance objectives were exceeded.

    (d) WAIVER OF SECTION 83(B) ELECTION. If directed by the Committee, as a condition of receiving an Award of Restricted Stock, a Participant must waive in writing the right to make an election under Section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

    11. STOCK OPTIONS.

    (a) GRANTS OF OPTIONS. One or more Options may be granted to any person who is an Eligible Person on the Date of Grant (except that Incentive Stock Options may be granted only to persons employed by the Company or a subsidiary of the Company on a regular basis) without the payment of consideration by the Participant.

    (b) STOCK OPTION AGREEMENT. Each Option granted under the Plan will be evidenced by a "Stock Option Agreement" between the Company and the Participant containing provisions determined by the Committee, in its sole discretion, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the Code if directed by the Committee at the Date of Grant; provided that each Incentive Stock Option Agreement must include the following terms and conditions: (i) that the Options are exercisable, either in whole or in part, with a partial exercise not affecting the exerciseability of the balance of the Option; (ii) every share of Stock purchased through the exercise of an Option will be paid for in full at the time of the exercise;
(iii) each Option will cease to be exercisable, as to any share of Stock, at the earliest of (A) the Participant's purchase of the Stock to which the Option relates, (B) the Participant's exercise of a related Stock Appreciation Right, or (C) the lapse of the Option; (iv) Options will not be transferable by the Participant except by will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative; and (v) notwithstanding any other provision, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is approved by the stockholders of the Company, the Committee, in its sole discretion, may declare any previously granted Option to be immediately exercisable.

    (c) OPTION PRICE. The Option price per share of Stock will be set by the grant, but will be not less than 100% of the Fair Market Value at the Date of Grant.

    (d) FORM OF PAYMENT. At the time of the exercise of the Option, the Option price will be payable in cash or in other shares of Stock or in a combination of cash and other shares of Stock, in a form and manner as required by the Committee, in its sole discretion. When Stock is used in full or partial payment of the Option price, it will be valued at the Fair Market Value on the date the Option is exercised.

                                     VII-8

    (e) OTHER TERMS AND CONDITIONS. The Option will become exercisable in such manner and within such Option Period or Periods, not to exceed 10 years from its Date of Grant, as set forth in the Stock Option Agreement upon payment in full. Except as otherwise provided in this Plan or in the Stock Option Agreement, any Option may be exercised in whole or in part at any time, but in no event beyond the Option Period set by the grant.

    (f) LAPSE OF OPTIONS. An option will lapse upon the earlier of: (i) 10 years from the Date of Grant, or (ii) at the expiration of the Option Period set by the grant. Unless the Committee, in its sole discretion, specifies otherwise in the Stock Option Agreement, if the Participant ceases employment for any reason within the Option Period and prior to the lapse of the Option, the Option will lapse as follows: (i) Termination--if Termination occurs prior to the Option being exercisable, the Option will lapse on the effective date of the Termination, or if Termination occurs after the Option becomes exercisable and within the Option Period, the Option will lapse if not exercised within 90 days of the effective date of the Termination; or (ii) Retirement, Early Retirement or Disability--the Option will lapse at the expiration of the Option Period set by the grant; provided that the Committee may modify the above if it determines, in its sole discretion, that special circumstances warrant such modification; and provided further that, notwithstanding the above, for Incentive Stock Options, if not yet exercisable, the Option will become exercisable immediately upon Retirement, Early Retirement or Disability, but will lapse if not exercised within (A) 90 days of the effective date of the Retirement or Early Retirement or (B) one year of the effective date of the Disability. Unless the Committee, in its sole discretion, specifies otherwise in the Stock Option Agreement, if the Participant dies within the Option Period and prior to the lapse of the Option, the Option will lapse at the expiration of the Option Period set by the grant unless it is exercised before such time by the Participant's legal representative(s) or by the person(s) entitled to do so under the Participant's will or, if the Participant fails to make testamentary disposition of the Option or dies intestate, by the person(s) entitled to receive the Option under the applicable laws of descent and distribution; provided that notwithstanding the above, for Incentive Stock Options, the Option, if not yet exercisable, will become exercisable immediately upon death of a Participant who is an employee of the Company at the time of death, but will lapse if not exercised within one year of the date of death by any such person.

    (g) INDIVIDUAL LIMITATION. In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Stock for which Incentive Stock Options (whether under this Plan or another arrangement) in any calendar year are first exercisable will not exceed $100,000 with respect to such calendar year (or such other individual limit as may be in effect on the Code on the Date of Grant).

    12.  PERFORMANCE UNITS.

    (a) PERFORMANCE UNITS. One or more Performance Units may be earned by an Eligible Person based on the achievement of preestablished performance objectives during a Performance Period.

    (b) PERFORMANCE PERIOD AND PERFORMANCE OBJECTIVES. Prior to the Date of Grant, the Committee will determine a Performance Period and the number of Performance Units subject to each Target Performance Award. No later than 90 days after the commencement of each Performance Period, the Committee will determine the performance objectives for each Participant's Target Performance Award. Performance objectives may vary from Participant to Participant and will be based upon such performance criteria or combination of factors as the Committee, in its sole discretion, deems appropriate, which may include, but not be limited to, the performance of the Company and/or the Participant individually or collectively with any other individuals or groups, or any combination thereof. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

                                     VII-9

    If, during the course of a Performance Period, significant events occur, as determined in the sole discretion of the Committee, which the Committee expects to have a substantial effect on a performance objective during the Performance Period, the Committee may revise such objective.

    (c) FORFEITURE OR PAYOUT OF AWARD. As soon as practicable after the end of each Performance Period, the Committee will determine whether the performance objectives and other material terms of the Award were satisfied. The Committee's determination of all such matters will be final and conclusive.

    As soon as practicable after the date the Committee makes the above determination, the Committee will determine the Earned Performance Award for each Participant. Such determination may result in an increase or decrease in the number of Performance Units payable based upon such Participant's Target Performance Award, and will be based upon such factors as the Committee determines, in its sole discretion, but including the Target Performance Award performance objectives.

    In the event a Participant ceases employment during a Performance Period, unless otherwise determined by the Committee, in its sole discretion, all Performance Units granted to a Participant shall terminate and be forfeited by such Participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Performance Units.

    (d) FORM AND TIMING OF PAYMENT. Each Performance Unit is payable in cash or shares of Stock or in a combination of cash and Stock, as determined by the Committee, in its sole discretion. Such payment will be made as soon as practicable after the Earned Performance Award is determined.

    13.  STOCK APPRECIATION RIGHTS.

    (a) GRANTS OF STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted under this Plan in conjunction with an Option either at the Date of Grant or by amendment or may be separately granted. Stock Appreciation Rights will be subject to such terms and conditions not inconsistent with this Plan as the Committee may impose.

    (b) RIGHT TO EXERCISE; EXERCISE PERIOD. A Stock Appreciation Right issued pursuant to an Option will be exercisable to the extent the Option is exercisable; both such Stock Appreciation Right and the Option to which it relates will not be exercisable during the six months following their respective Dates of Grant except in the event of the Participant's Disability or death. A Stock Appreciation Right issued independent of an Option will be exercisable pursuant to such terms and conditions established in the grant. Notwithstanding such terms and conditions, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is approved by the stockholders of the Company, the Committee, in its sole discretion, may declare any previously granted Stock Appreciation Right immediately exercisable.

    (c) FAILURE TO EXERCISE. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Exercise Period, in the case of a Stock Appreciation Right issued independent of an Option, the Participant has not exercised a Stock Appreciation Right, then such Stock Appreciation Right will be deemed to have been exercised by the Participant on the last day of the Option Period or Exercise Period.

    (d) PAYMENT. An exercisable Stock Appreciation Right granted pursuant to an Option will entitle the Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is attached, and to receive in exchange for the Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to the excess of the Fair Market Value of one share of Stock at the date of exercise over the Option price, times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so surrendered. Upon exercise of a Stock Appreciation Right not granted pursuant to an Option, the Participant will receive for each Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to the

                                     VII-10
excess of the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of one share of Stock at the Date of Grant of the Stock Appreciation Right, times the number of shares called for by the Stock Appreciation Right.

    The Committee may direct the payment in settlement of the Stock Appreciation Right to be in cash or Stock or a combination thereof. Alternatively, the Committee may permit the Participant to elect to receive cash in full or partial settlement of the Stock Appreciation Right; provided that (i) the Committee must consent to or disapprove such election and (ii) unless the Committee directs otherwise, the election and the exercise must be made during the period beginning on the third business day following the date of public release of quarterly or year-end earnings and ending on the twelfth business day following the date of public release of quarterly or year-end earnings. The value of the Stock to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value of the Stock on the trading day preceding the date on which the Stock Appreciation Right is exercised. To the extent that a Stock Appreciation Right issued pursuant to an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

    (e) NONTRANSFERABILITY. A Stock Appreciation Right will not be transferable by the Participant except by will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

    (f) LAPSE OF A STOCK APPRECIATION RIGHT. A Stock Appreciation Right will lapse upon the earlier of: (i) 10 years from the Date of Grant; or (ii) at the expiration of the Exercise Period as set by the grant. Unless the Committee, in its sole discretion, specifies otherwise at the time of the grant of the Award, if the Participant ceases employment within the Exercise Period and prior to the lapse of the Stock Appreciation Right, the Stock Appreciation Right will lapse as follows: (i) Termination--if Termination occurs prior to the Stock Appreciation Right being exercisable, the Stock Appreciation Right will lapse on the effective date of the Termination, or if Termination occurs after the Stock Appreciation Right becomes exercisable and within the Exercise Period, the Stock Appreciation Right will lapse if not exercised within 90 days of the effective date of the Termination; or (ii) Retirement, Early Retirement or Disability--the Stock Appreciation Right will lapse at the expiration of the Exercise Period set by the grant; provided that the Committee may modify the above at the time the Participant ceases employment, if it determines, in its sole discretion, that special circumstances warrant such modification. Unless the Committee, in its sole discretion, specifies otherwise at the time of the grant of the Award, if the Participant dies within the Exercise Period and prior to the lapse of the Stock Appreciation Right, the Stock Appreciation Right will lapse at the expiration of the Exercise Period set by the grant unless it is exercised before such time by the Participant's legal representative(s) or by the person(s) entitled to do so under the Participant's will or, if the Participant fails to make testamentary disposition of the Stock Appreciation Right or dies intestate, by the person(s) entitled to receive the Stock Appreciation Right under the applicable laws of descent and distribution.

    14.  DIVIDEND EQUIVALENTS.

    (a) GRANTS OF DIVIDEND EQUIVALENTS. Dividend Equivalents may be granted under this Plan in conjunction with an Award of an Option or a separately-awarded Stock Appreciation Right, at the Date of Grant or by amendment, without consideration by the Participant. Dividend Equivalents also may be granted under this Plan in conjunction with Performance Units, at any time during the Performance Period, without consideration by the Participant.

    (b) PAYMENT. Each Dividend Equivalent will entitle the Participant to receive an amount equal to the dividend actually paid with respect to a share of Stock on each dividend payment date from the Date of Grant to the date the Dividend Equivalent lapses as set forth in Section 14(d) hereof. The Committee, in its sole discretion, may direct the payment of such amount at such times and in such form and manner as determined by the Committee.

                                     VII-11

    (c) NONTRANSFERABILITY. A Dividend Equivalent will not be transferable by the Participant.

    (d) LAPSE OF A DIVIDEND EQUIVALENT. Each Dividend Equivalent will lapse on the earlier of: (i) the date of the lapse of the related Option or Stock Appreciation Right; (ii) the date of the exercise of the related Option or Stock Appreciation Right; (iii) the end of the Performance Period (or, if earlier, the date the Participant ceases employment) of the related Performance Units; or
(iv) the lapse date established by the Committee on the Date of Grant of the Dividend Equivalent.

    15. ANNUAL INCENTIVE AWARDS. Annual Incentive Awards may be granted to any person who is an Eligible Person on the Date of Grant without the payment of consideration by the Participant, in such amounts and on such terms and conditions as the Committee, in its sole discretion, deems appropriate. In the event a Participant ceases employment for any reason prior to receiving an Annual Incentive Award, unless otherwise determined by the Committee, in its sole discretion, such Award shall terminate and be forfeited by such Participant without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Award.

    16. EFFECT OF CHANGE IN CONTROL. Notwithstanding anything in this Plan to the contrary, unless the Committee, in its sole discretion, specifies otherwise at the time of the grant of an Award or at any time thereafter prior to the exercise, vesting, lapse or forfeiture of such Award, as applicable, upon the occurrence of a Change in Control: (a) all Options and Stock Appreciation Rights granted under this Plan that are outstanding at the date of such Change of Control shall become exercisable in full immediately, without regard to the years that have elapsed from the Date of Grant; (b) with respect to Performance Units that are outstanding at the date of such Change in Control, all uncompleted Performance Periods at the date of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective performance objectives shall be deemed to have been achieved and a pro rata portion (based on the number of full and partial months that have elapsed with respect to such Performance Period) of each such outstanding Award shall become payable immediately in cash to each Participant, with the remainder of each such outstanding Award being canceled for no value; (c) any conditions to the vesting of the Restricted Stock (including, but not limited to, attainment of performance objectives, if any, assuming that maximum performance was achieved) shall be deemed to have been satisfied, any uncompleted time periods (whether Service-Based or Performance-Based, or otherwise) at the date of such Change in Control shall be deemed to have been completed and all restrictions with respect to outstanding shares of Restricted Stock shall lapse immediately, and such shares shall be fully vested and nonforfeitable; and (d) Annual Incentive Awards shall be treated in such manner as the Committee, in its sole discretion, shall determine at the time of such Change in Control; provided that, this Section 16 shall not apply with respect to Participants who have retired (whether Early Retirement or Normal Retirement) prior to the occurrence of a Change in Control, whose Awards shall vest, lapse or be forfeited in the same manner as if a Change in Control had not occurred.

    17. GENERAL RESTRICTIONS. This Plan and each Award under this Plan shall be subject to the requirement that, if at any time the Committee shall determine that: (a) the listing, registration or qualification of the shares of Stock subject or related thereto upon any securities exchange or under any state or federal law; or (b) the consent or approval of any governmental regulatory body; or (c) an agreement by the recipient of an Award with respect to the disposition of shares of Stock; is necessary or desirable as a condition of, or in connection with this Plan or the granting of such Award or the issuance or acquisition of shares of Stock thereunder, this Plan will not be effective and the Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement, as the case may be, shall have been effected or obtained free of any conditions not acceptable to the Committee.

    18. AMENDMENT OF PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate this Plan in whole or in part, except: (a) no amendment that requires

                                     VII-12
stockholder approval in order for (i) the shares of Stock subject to this Plan to continue to be eligible for listing under the New York Stock Exchange (or its successor or any other exchange on which the Committee determines the Stock should be listed) rules and guidelines for such listing, or (ii) this Plan to continue to be eligible to satisfy the requirements for exemption of acquisition of securities under this Plan pursuant to the Section 16 Rules, or (iii) this Plan to continue to be eligible to comply with Section 162(m) of the Code, or any amendment of or substitute for any of them, shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company; and (b) during the period commencing on the date of a Potential Change in Control and ending on the earlier of (i) six months after the later of (A) the expiration of six months following the occurrence of such Potential Change in Control, or (B) the Board's adoption of a resolution certifying that a Potential Change in Control ceases to exist, or (ii) the date of the occurrence of a Change in Control, the Plan may not be amended in any manner adverse or detrimental to any person who is a Participant immediately prior to such amendment or to such Participant's beneficiaries (including, but not limited to, any adverse amendment to this sentence) without the consent of at least two-thirds ( 2/3) of Participants who were Participants immediately prior to such amendment. Notwithstanding the foregoing, the Committee may amend this Plan as desirable or in the discretion of the Committee to address any issues concerning Section 162(m) of the Code, maintaining an exemption under the
Section 16 Rules, or maintaining the listing of the Stock subject to the Plan on any stock exchange, to the extent that such amendment does not require stockholder action for the purposes described in clause (a) above.

    19. RIGHTS OF A STOCKHOLDER. The recipient of any Award under this Plan shall have no rights as a stockholder with respect thereto unless and until legended certificates for shares of Stock are issued.

    20. RIGHTS TO TERMINATE EMPLOYMENT. Nothing in this Plan or in any agreement entered into pursuant to this Plan shall constitute a contract or employment or confer upon any Participant the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of such Participant, or be deemed to be consideration for, or a condition of, continued employment of any person.

    21. NONTRANSFERABILITY. No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process, except: (a) to the extent specifically mandated and directed by applicable state or federal statute; and (b) as requested by the Participant (or by any persons entitled to such benefit pursuant to the terms of this Plan), and approved by the Committee, to satisfy tax withholding.

    22. TAX WITHHOLDING. The Company or a subsidiary may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as are required by law or determined by the Company or such subsidiary. Subject to compliance with any requirements of applicable law, the Committee may permit or require a Participant to have any portion of any withholding or other taxes payable in respect to a distribution of Stock satisfied through the payment of cash by the Participant to the Company or a subsidiary, the retention by the Company or such subsidiary of shares of Stock, or delivery of previously-owned shares of the Participant's Stock, having a Fair Market Value equal to the withholding amount. A Reporting Person may elect to have a sufficient number of shares of Stock withheld to fulfill such withholding obligation (the "Withholding Election") only if the Withholding Election is made during any period in which a Withholding Election may be made to ensure an exemption with respect to such transaction pursuant to the Section 16 Rules. Any fractional share of Stock required to satisfy such withholding obligations shall be disregarded and the amount due with respect thereto shall be paid in cash by the Participant.

    23. NON-UNIFORM DETERMINATIONS. The Committee's determinations under this Plan (including, but not limited to, determinations of the persons eligible to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the agreements evidencing Awards, and the establishment

                                     VII-13
of values and performance targets and objectives) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under this Plan, whether or not such persons are similarly situated, except as such determinations may be limited by applicable law.

    24. ADJUSTMENTS. In the event that the Committee shall determine, in its sole discretion, that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, Stock split, reverse Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of Stock that may thereafter be issued in connection with Awards, whether in the aggregate or to any individual, (b) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (c) the exercise price, grant price or purchase price relating to any Award; and in any such event, the Committee may, in its sole discretion, terminate any Award and make equitable cash payment for the value of such Award, as such value shall be determined by the Committee in its sole discretion; provided that, with respect to Incentive Stock Options, such adjustment or termination shall be made in accordance with Section 424 of the Code or any amendment thereof or substitute therefor or regulations thereunder.

    25. FRACTIONAL SHARES. Any fractional shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions of equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

    26. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "Act"), any of the shares of Stock issued, delivered or paid in settlement under this Plan. If Stock awarded under this Plan in certain circumstances may be exempt from registration under the Act, the Company may restrict the transfer of such Stock in such manner as it deems advisable to ensure such exempt status.

    27. INDEMNIFICATION. Each person who is, or at any time serves as, a member of the Committee (and each person to whom the Committee or any member thereof has delegated any of its authority or power under this Plan), to the fullest extent of applicable law, shall be indemnified and held harmless by the Company against and from: (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (b) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan. As a condition to the Company's indemnification obligation hereunder, each person covered by this indemnification shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Restated Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

    28. RELIANCE ON REPORTS. Each member of the Committee (and each person to whom the Committee or any member thereof has delegated any of its authority or power under this Plan) shall be justified fully in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or

                                     VII-14
information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

    29. EFFECT ON OTHER PLANS. Participation in this Plan shall not affect a Participant's eligibility to participate in any other benefit or incentive plan of the Company and any Awards made pursuant to this Plan shall not be considered compensation for purposes of determining benefits under any pension, profit sharing or other retirement or welfare plan, or for any other general employee benefit plan, unless specifically provided otherwise.

    30. FUNDING OF THIS PLAN. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award and payment of Awards shall be subordinate to the claims of the Company's general creditors. In no event shall interest be paid or accrued on any Award, including any unpaid installments of Awards.

    31. EXPENSES. The expenses of administering this Plan shall be borne by the Company and its subsidiaries.

    32. GOVERNING LAW. All matters relating to this Plan or to Awards granted hereunder shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws.

    33. TITLES AND HEADINGS. The titles and headings of the sections in this Plan are for convenience or reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

                                     VII-15

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "GCLD") permits corporations organized under the GCLD to indemnify directors, officers, employees and agents against liability under certain circumstances. The Company Charter provides for indemnification of directors and officers of the Company and any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or otherwise, to the fullest extent provided by the GCLD. The Company Charter states that the indemnification provided therein shall not be deemed exclusive and shall be deemed a contract right. The Company may purchase and maintain insurance on behalf of itself and any director, officer, employee or agent of the Company, of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense liability or loss under the GCLD.

    Under Section 7.5 of the Merger Agreement, the parties have agreed that the Company will (a) indemnify, defend and hold harmless the present and former directors, officers and management employees of each of the parties to the Merger Agreement or any of their respective subsidiaries against certain liabilities (i) arising out of actions or omissions occurring at or prior to the Effective Time that are based on or arise out of such service as an officer, director or management employee or (ii) that are based on, arise from or pertain to the Merger Agreement or the transactions contemplated by the Merger Agreement and (b) maintain policies of directors' officers' liability insurance for a period of six years after the Effective Time. In addition, to the fullest extent permitted by law, all existing rights of indemnification will continue in full force and effect for not less than six years from the Effective Time. See "The Merger Agreement -- Indemnification" in the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement.

ITEM 21. EXHIBITS.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------

      2(a)   Amended and Restated Agreement and Plan of Merger dated as of August 9, 1996 as amended and restated as of December 26, 1996 (attached as Annex I).
      3(a)   Restated Certificate of Incorporation of the Company (attached as Annex IV).
      3(b)   Bylaws of the Company (attached as Annex V).
      5(a)   Opinion re Legality of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      5(b)   Opinion re Legality of Simpson Thacher & Bartlett.
      8(a)   Form of Opinion re Tax Matters of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      8(b)   Form of Opinion re Tax Matters of Simpson Thacher & Bartlett.
     23(a)   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibits 5(a) and 8(a)).
     23(b)   Consent of Simpson Thacher & Bartlett (included in Exhibits 5(b) and 8(b)).
     23(c)   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     23(d)   Consent of Morgan Stanley & Co. Incorporated.
     23(e)   Consent of Coopers & Lybrand L.L.P.
     23(f)   Consent of Deloitte & Touche LLP.
     23(g)   Consent of The NorthBridge Group.
     27(a)   Financial Data Schedule.

     99(a)   Form of Proxy/Direction to be used in connection with the Special Meeting of Stockholders of Delmarva.
     99(b)   Form of Proxy/Direction to be used in connection with the Special Meeting of Stockholders of Atlantic.
     99(c)   Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (attached as Annex II).
     99(d)   Fairness Opinion of Morgan Stanley & Co. Incorporated (attached as Annex III).
     99(e)   Conectiv, Inc. Incentive Compensation Plan (attached as Annex VII).

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on December 26, 1996.

                                CONECTIV, INC.

                                BY:            /S/ BARBARA S. GRAHAM
                                     -----------------------------------------
                                                 Barbara S. Graham
                                              PRESIDENT AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on December 26, 1996.

Signature and Title

/s/ BARBARA S. GRAHAM           /s/ MICHAEL J. BARRON
------------------------------  --------------------------
Barbara S. Graham               Michael J. Barron
PRESIDENT, SECRETARY AND        VICE PRESIDENT, TREASURER
DIRECTOR                        AND DIRECTOR
                                (PRINCIPAL ACCOUNTING AND
(PRINCIPAL EXECUTIVE OFFICER)   FINANCIAL OFFICER)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                         DESCRIPTION OF DOCUMENT
-----------  ------------------------------------------------------------------------------------------------

       2(a)  Amended and Restated Agreement and Plan of Merger dated as of August 9, 1996 as amended and restated as of December 26, 1996 (attached as Annex I).
       3(a)  Restated Certificate of Incorporation of the Company (attached as Annex IV).
       3(b)  Bylaws of the Company (attached as Annex V).
       5(a)  Opinion re Legality of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       5(b)  Opinion re Legality of Simpson Thacher & Bartlett.
       8(a)  Form of Opinion re Tax Matters of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       8(b)  Form of Opinion re Tax Matters of Simpson Thacher & Bartlett.
      23(a)  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibits 5(a) and 8(a)).
      23(b)  Consent of Simpson Thacher & Bartlett (included in Exhibits 5(b) and 8(b)).
      23(c)  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
      23(d)  Consent of Morgan Stanley & Co. Incorporated.
      23(e)  Consent of Coopers & Lybrand L.L.P.
      23(f)  Consent of Deloitte & Touche LLP.
      23(g)  Consent of The NorthBridge Group.
      27(a)  Financial Data Schedule.
      99(a)  Form of Proxy/Direction to be used in connection with the Special Meeting of Stockholders of
               Delmarva.
      99(b)  Form of Proxy/Direction to be used in connection with the Special Meeting of Stockholders of
               Atlantic.
      99(c)  Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (attached as Annex II).
      99(d)  Fairness Opinion of Morgan Stanley & Co. Incorporated (attached as Annex III).
      99(e)  Conectiv, Inc. Incentive Compensation Plan (attached as Annex VII).